 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1996

                                                REGISTRATION NO. 333-06427
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ----------------

                           PARK COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------

        DELAWARE                     2711                    16-0986694
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    OF INCORPORATION)

1700 VINE CENTER OFFICE TOWER, 333 WEST VINE STREET, LEXINGTON, KENTUCKY 40507
                                (606) 252-7275
 (ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                              EXECUTIVE OFFICES)
                               ----------------

                          WRIGHT M. THOMAS, PRESIDENT
                           PARK COMMUNICATIONS, INC.
                         1700 VINE CENTER OFFICE TOWER
                             333 WEST VINE STREET
                           LEXINGTON, KENTUCKY 40507
                                (606) 252-7275
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------

                                with copies to:
                           GREGORY A. WEINGART, ESQ.
                        ECKERT SEAMANS CHERIN & MELLOTT
                         42ND FLOOR, 600 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 566-6000
                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           PARK COMMUNICATIONS, INC.

CROSS-REFERENCE SHEET PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF
                                    FORM S-4

                 ITEMS IN FORM S-4                       LOCATION OR HEADING IN PROSPECTUS
                 -----------------                       ---------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....   Forepart of Registration Statement; Cross-
                                                    Reference Sheet; Outside Front Cover Page
                                                    of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................   Inside Front and Outside Back Cover Pages
                                                    of Prospectus; Table of Contents; Available
                                                    Information
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..............   Prospectus Summary; Risk Factors; The
                                                    Company; Selected Historical and Pro Forma
                                                    Consolidated Financial Data; The Exchange
                                                    Offer
  4.  Terms of the Transaction...................   Prospectus Summary; Description of the
                                                    Notes; The Exchange Offer; Certain Federal
                                                    Income Tax Consequences
  5.  Pro Forma Financial Information............   Unaudited Pro Forma Condensed Consolidated
                                                    Financial Statements
  6.  Material Contracts with the Company Being
      Acquired...................................   Not Applicable
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters............................   Not Applicable
  8.  Interests of Named Experts and Counsel.....   Legal Matters
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................   Not Applicable
 10.  Information with Respect to S-3
      Registrants................................   Not Applicable
 11.  Incorporation of Certain Information by
      Reference..................................   Not Applicable
 12.  Information with Respect to S-2 or S-3
      Registrants................................   Not Applicable
 13.  Incorporation of Certain Information by
      Reference..................................   Not Applicable
 14.  Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants..........   Outside Front Cover Page of Prospectus;
                                                    Prospectus Summary; Risk Factors; The
                                                    Company; Capitalization; Unaudited Pro
                                                    Forma Condensed Consolidated Financial
                                                    Data; Selected Historical and Pro Forma
                                                    Consolidated Financial Data; Management's
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operations;
                                                    Business; Management; Securities Ownership
                                                    of Certain Beneficial Owners; Description
                                                    of Certain Indebtedness; Description of the
                                                    Notes; Financial Statements
 15.  Information with Respect to S-3 Companies..   Not Applicable
 16.  Information with Respect to S-2 or S-3
      Companies..................................   Not Applicable
 17.  Information with Respect to Companies Other
      Than S-2 or S-3 Companies..................   Not Applicable
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited.........   Not Applicable
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited, or    Management; Securities Ownership of Certain
      in an Exchange Offer.......................   Beneficial Owners

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 16, 1996
PROSPECTUS
  OFFER TO EXCHANGE SERIES B 13 3/4% SENIOR PAY-IN-KIND NOTES DUE 2004 FOR ALL OUTSTANDING 13 3/4% SENIOR PAY-IN-KIND NOTES DUE 2004 OF PARK COMMUNICATIONS,
                                      INC.
                                  -----------

The Exchange Offer will expire at 5:00 p.m., New York City time, on        ,
1996, unless extended.

  Park Communications, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Series B Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Series A Notes"), of which $80,000,000 in aggregate principal amount are outstanding on the date hereof. The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes (which they replace) except that the Series B Notes will bear a "Series B" designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, and holders of the Series B Notes will not be entitled to certain rights of holders of Series A Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The Series B Notes will evidence the same debt as the Series A Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of May 13, 1996 governing the Series A Notes and the Series B Notes (the "Indenture"). The Series A Notes and the Series B Notes are sometimes referred to herein collectively as the "Notes." See "Description of the Notes" and "The Exchange Offer."

  The Notes are redeemable at the option of the Company, in whole or in part, on or after May 15, 1999, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. Prior to December 31, 1997, the Company may, at its option, redeem all or any portion of the outstanding Notes with the net proceeds of one or more Public Equity Offerings (as defined) or Strategic Equity Investments (as defined); provided, that the proceeds to the Company of the first such offering or investment or series of substantially concurrent investments are at least $40.0 million, at 112.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (the "First Equity Offering Optional Redemption Price"). In addition, on or after December 31, 1997 and prior to May 15, 1999, the Company may, at its option, redeem with the net proceeds of one or more Public Equity Offerings or Strategic Equity Investments up to 50% of the aggregate principal amount of the Notes then outstanding; provided, that the proceeds to the Company of the first such offering or investment or series of substantially concurrent investments (including any such offering, investment or series of investments the proceeds of which were used to redeem Notes) are at least $40.0 million, at 113.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (the "Second Equity Offering Optional Redemption Price"). In addition, prior to May 15, 1999, the Company may redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined) plus accrued and unpaid interest, if any, to the date of redemption (the "Optional Redemption Price"); provided, however, that (i) if such redemption is to be effected for less than all of the Notes then outstanding, not less than $40.0 million aggregate principal amount of the Notes is outstanding immediately after giving effect to such redemption and (ii) no redemption (or, on or after December 31, 1997, partial redemption) of the Notes then outstanding may be made with the proceeds of any Public Equity Offering or Strategic Equity Investment pursuant to this sentence if, as of the date of the proposed redemption, either the First Equity Offering Optional Redemption Price or the Second Equity Offering Optional Redemption Price (whichever then applicable) would be greater than the Optional Redemption Price as of such date. See "Description of the Notes--Redemption--Optional Redemption."

  Each Series B Note will bear interest from its issuance date. Holders of Series A Notes that are accepted for exchange will receive accrued interest thereon to, but not including, the issuance date of the Series B Notes. Such interest will be paid with the first interest payment on the Series B Notes. Interest on the Series A Notes accepted for exchange will cease to accrue upon issuance of the Series B Notes. Through May 15, 1999, interest is payable at the option of the Company by the issuance of additional Notes (valued at 100% of the face amount thereof) in lieu of cash interest. After May 15, 1999, interest on the Notes is payable solely in cash.

                                                   (Continued on following page)

  SEE "RISK FACTORS," WHICH BEGINS ON PAGE 26 OF THIS PROSPECTUS, FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR SERIES A NOTES IN THE EXCHANGE OFFER.
                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------

                  THE DATE OF THIS PROSPECTUS IS        , 1996

  The Company will be obligated to make an offer to repurchase all or a portion of the Notes then outstanding at a price equal to 112.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net proceeds of any Public Equity Offering or Strategic Equity Investment consummated on or prior to December 31, 1997 to the extent that the proceeds therefrom have not been (or will not be pursuant to a notice of redemption given) utilized to effect a redemption of the Notes and the amount not so utilized exceeds $2.0 million. Upon a Change of Control Triggering Event (as defined), each holder of the Notes will have the right to require the Company to offer to purchase such holder's Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. A Change of Control Triggering Event occurs only when a Change of Control is accompanied by a Rating Decline (as defined). There can be no assurance that the Company will have sufficient cash or other assets to purchase any of the Notes in the event that a Change of Control Triggering Event were to occur. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales. See "Description of the Notes--Change of Control" and "Certain Covenants--Limitation on Asset Sales."

  Upon repayment in full of indebtedness under the Senior Credit Facility (as defined) on June 20, 1996, the Company granted to the holders of the Notes, in accordance with the terms of the Indenture, a first priority security interest in all of the capital stock of Park Broadcasting, Inc. ("Park Broadcasting") and Park Newspapers, Inc. ("Park Newspapers"). The Notes will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company; senior to any other indebtedness to the extent of any assets securing the Notes; and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all existing and future indebtedness and other obligations of the subsidiaries of the Company. As of December 31, 1995, on a pro forma basis after giving effect to the sale of Units (as defined), the other Refinancing Transactions (as defined), the application of the net proceeds therefrom and the repayment in full of the Senior Credit Facility, the Company would have had $80.0 million of face amount of secured indebtedness outstanding and the subsidiaries of the Company would have had $391.4 million of indebtedness outstanding. As of August 15, 1996, the Company had no secured indebtedness outstanding other than the Notes and no other indebtedness for borrowed money. As of that date, the Notes were effectively subordinated to $155.0 million of indebtedness of Park Broadcasting under the Broadcasting Notes (as defined) and $241.0 million of face amount of indebtedness of Park Newspapers under the Newspapers Notes (as defined), and were not senior to any outstanding Company indebtedness for borrowed money.

  The Company will accept for exchange any and all validly tendered Series A
Notes not withdrawn prior to 5:00 p.m., New York City time, on      , 1996,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions." Series A Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Series A Notes, the Company will promptly return all previously tendered Series A Notes to the holders thereof.

  The Series A Notes were sold by the Company, as part of units consisting of the Series A Notes and warrants to purchase shares of common stock of the Company (the "Units"), on May 13, 1996 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently resold the Series A Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to institutional accredited investors in a manner exempt from the registration requirements of the Securities Act. Accordingly, the Series A Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Series B Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. Neither the Units, nor the Series A Notes or warrants that were the components of the Units, are being offered through this Prospectus. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Series B Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Series B Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Resale of the Series B Notes." Each holder of the Series A Notes (other than certain specified holders) who wishes to exchange the Series A Notes for Series B Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company,
(ii) the Series B Notes to be received by it are being acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Series B Notes. Each broker-dealer (a "Participating Broker-Dealer") that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a

                                             (Continued on following page)
prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Series A Notes not tendered and accepted in the Exchange Offer will continue to hold such Series A Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  There has been no previous public market for the Series A Notes or the Series B Notes. The Company does not intend to list the Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Series B Notes will develop. See "Risk Factors--Lack of Established Market for the Securities." Moreover, to the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected.

  The Series B Notes will be available initially only in book-entry form. The Company expects that the Series B Notes issued pursuant to this Exchange Offer will be issued in the form of a "Global Certificate," which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Series B Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Series B Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture.

                     [FOR PENNSYLVANIA RESIDENTS ONLY

  SERIES B NOTES OFFERED IN THIS EXCHANGE OFFER TO PENNSYLVANIA RESIDENTS MAY ONLY BE EXCHANGED FOR SERIES A NOTES HELD BY PENNSYLVANIA RESIDENTS WHO ARE:
(1) "QUALIFIED INSTITUTIONAL BUYERS" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") ("QIB'S")); (2) INSTITUTIONAL "ACCREDITED INVESTORS" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT); AND (3) INSTITUTIONAL INVESTORS AS DEFINED BY SECTION 102(k) OF THE PENNSYLVANIA SECURITIES ACT OF 1972 AND RULE 102.111 OF THE PENNSYLVANIA CODE, AS AMENDED.]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, the term "Park Communications" refers to Park Communications, Inc. and the term "Company" refers to Park Communications and its wholly-owned subsidiaries Park Broadcasting, Inc. ("Park Broadcasting") and Park Newspapers, Inc. ("Park Newspapers") and each of their respective subsidiaries. As of May 6, 1996, the Company had sold its WPAT-AM and FM radio stations and had entered into definitive agreements providing for the divestiture of its remaining ten AM and ten FM radio stations (such remaining stations, collectively, the "Radio Station Assets"). Between May 6, 1996 and August 16, 1996, the Company had sold Radio Station Assets relating to 18 of its radio stations. The operations of WPAT-AM and FM, such 18 radio stations and the remaining Radio Station Assets are classified in the Company's financial statements and treated in this Prospectus as discontinued operations. See "Business--Discontinued Operations." In February 1996, the Company entered into an agreement to acquire a network television station in Montgomery, Alabama (the "Montgomery Acquisition"), which is affiliated with the ABC Television Network ("ABC"). All references to the Company herein, unless otherwise indicated, exclude the Company's radio station operations and the Montgomery Acquisition. Since the Company was acquired by Park Acquisitions, Inc. ("PAI") on May 11, 1995 (the "Acquisition"), the financial information contained herein, with respect to periods prior to the Acquisition, does not reflect any changes in the operation or management of the Company that have been made since the Acquisition or that the Company intends to make in the future; thus, this financial information is not necessarily indicative of the results of operations that would have been achieved had the Company been owned and operated by PAI during all of the periods with respect to which financial information is presented herein or which may be achieved in the future. Unless otherwise indicated, all market rank, rank in market, station audience rating and share, and television household data in this Prospectus are from the Nielsen Station Index Viewers and Profile dated November 1995 as prepared by A.C. Nielsen Company ("Nielsen"). See "Index," which begins on page 165 of this Prospectus, for a listing of terms defined in this Prospectus.

                                  THE COMPANY

  The Company is a holding company which through its subsidiaries owns and operates nine network affiliated television stations and 104 newspapers and related publications in geographically diverse markets throughout the United States. The Company's television stations are located in markets ranging from the 51st to the 177th largest DMA (as defined). Five of these stations are affiliated with CBS, Inc. ("CBS"), two are affiliated with the NBC Television Network ("NBC") and two are affiliated with ABC. The Company's 104 newspaper publications include 28 daily newspapers, 26 non-daily newspapers, and 50 "total market coverage" publications. The Company's newspaper publications serve readers in 43 counties in 12 states. The Company's daily newspaper publications range in circulation from approximately 4,000 to 17,000, with a combined average paid daily circulation of approximately 242,000. For the year ended December 31, 1995, the Company had net revenue of $144.3 million.

  The Company was founded in 1971 by Roy H. Park to consolidate media holdings which Mr. Park began acquiring in 1962. Mr. Park's strategy was to complete at least one acquisition per year and to improve cash flow from operations by managing costs rather than increasing revenue. PAI, which is effectively controlled by Dr. Gary B. Knapp and Donald R. Tomlin, Jr., acquired the Company on May 11, 1995 because Messrs. Knapp and Tomlin believed the Acquisition presented a unique opportunity to acquire a group of media assets, each with strong local franchises in the markets in which they operate and potential revenue enhancement opportunities. Due to the prior owner's operating strategy, the Company's media properties, both television and newspaper, generally have captured a smaller relative share of advertising dollars in their respective markets than their share of viewing audiences or relative positions would indicate. Messrs. Knapp and Tomlin, along with the Company's experienced management team, developed and initiated a strategy to take advantage of this opportunity to increase revenue and cash flow from operations, while maintaining strict control over costs.

Collectively, Messrs. Knapp and Tomlin have significant business, operating and investment experience in media, real estate and turnaround situations and, in particular, in the fields of television and radio broadcasting. The management team at the Company and at each of the two operating subsidiaries have substantial experience in the television and newspaper industries. Each of the Company's executive officers brings between 18 and 34 years of experience in their respective industries.

PARK BROADCASTING

  Park Broadcasting owns and operates nine network affiliated television stations primarily located in mid-sized southeastern markets. The stations cover approximately 2.8 million households, or approximately 3.0% of the total television households in the United States, and are affiliated with three of the four major networks. The Company believes that operating a geographically diverse group of stations with a mix of network affiliations reduces the potential impact on the Company from the performance of any one market or network. For the year ended December 31, 1995, Park Broadcasting had net revenue of $65.4 million.

  The following table sets forth certain information for each of the Company's television stations:

                                                                  NET REVENUE FOR THE YEAR ENDED
                                                                        DECEMBER 31, 1995
                                                                  -----------------------------------
            YEAR      NETWORK                              MARKET     AMOUNT           PERCENTAGE OF
STATION   ACQUIRED  AFFILIATION           MARKET            RANK  (IN THOUSANDS)           TOTAL
- -------  ---------- ----------- -------------------------- ------ ----------------     --------------
WBMG        1973        CBS     Birmingham, Alabama          51               $ 6,389                 9.8%
WTVR        1965        CBS     Richmond, Virginia           54                12,222                18.7
WSLS        1969        NBC     Roanoke, Virginia            67                 9,070                13.9
WTVQ        1992        ABC     Lexington, Kentucky          68                 8,365                12.8
WDEF        1964        CBS     Chattanooga, Tennessee       82                 6,957                10.6
WJHL        1964        CBS     Johnson City, Tennessee      93                 6,641                10.1
WNCT        1962        CBS     Greenville, North Carolina  104                 5,632                 8.6
WUTR        1970        ABC     Utica, New York             166                 2,179                 3.3
KALB        1993        NBC     Alexandria, Louisiana       177                 7,953                12.2
                                                                     ----------------      --------------
                                                                              $65,408               100.0%
                                                                     ================      ==============
WHOA     Pending(a)     ABC     Montgomery, Alabama         113                   --                  --

- --------
(a) To be acquired pursuant to the Montgomery Acquisition. The 1995 net revenue of WHOA was approximately $2.5 million.

  BUSINESS AND OPERATING STRATEGY. Park Broadcasting's objective is to build revenue and increase cash flow from its television stations. Under previous ownership, the stations were operated with a focus on managing costs, not on maximizing revenue and growth in cash flow from operations. The prior owner's strategy resulted in the stations typically capturing a smaller share of advertising revenue in their respective markets compared to their audience share. This ratio of advertising revenue share to audience share is indicated by a station's "power ratio" (as calculated by BIA Publications, Inc.), with a ratio of one (or greater than one) indicating that a station is achieving its share (or more than its share) of advertising dollars relative to its share of viewers. Management believes that the fact that seven of its nine stations have power ratios less than one and that the weighted average power ratio for the nine stations is 0.91 provides Park Broadcasting with a significant opportunity to increase advertising revenue at its stations without a need to increase audience share. Park Broadcasting has initiated a number of programs since the Acquisition that are designed to take advantage of this opportunity. See "Business--Park Broadcasting--Business and Operating Strategy."

  Park Broadcasting's business and operating strategy includes the following key elements:

  Strengthen Local Sales and Marketing Development. The Company believes that each of its television stations has an opportunity to increase its share of advertising revenue in its market through the implementation of a new and aggressive local sales development program. Park Broadcasting's emphasis is to create a more highly trained and knowledgeable sales force. Through extensive sales training programs on both basic and advanced marketing techniques developed in conjunction with outside consultants, Park Broadcasting's sales professionals are beginning to work closely with targeted advertisers to develop successful advertising campaigns. In addition, the Company has recently introduced a variety of improved marketing techniques such as an increased use of live remote broadcasts from advertisers' locations, advertising incentives such as trips and contests for key targeted advertisers, and station-sponsored sales seminars open to community businesses with nationally known motivational speakers. Park Broadcasting has also instituted a successful co-op advertising program. These programs, in conjunction with an increase in promotion of the stations' local news, programming and special events and increased use of sophisticated qualitative market research, are designed to position Park Broadcasting's television stations to gain larger percentages of their respective market advertising revenue.

  Enhance Strong Local Franchises. Since the Acquisition, the Company has been committed to building local franchises at each of its television stations. Management believes that local news leadership is the foundation to building significant audience share in local markets. Due to their high viewership levels, the time periods before, during and after the local news are attractive to advertisers and thus command higher advertising rates. The demographic characteristics of the typical news audience are also appealing to advertisers. Park Broadcasting has invested in expanding and improving many of its news operations, including purchasing additional satellite uplink vehicles, upgrading news studios and technical facilities and improving weather systems and on-air graphics. In addition to committing to additional investment in and emphasis on its local news operations, Park Broadcasting has initiated programs to supplement its inventory of unique and proprietary programming. Such projects include VideoKids 2000 (a proprietary Park Children's Television Production focused on children aged 3-11) and coverage of local sporting events such as high school and college athletics and local specialty events such as NASCAR racing and the Kentucky Derby.

  Provide High Quality Non-Network Programming. Each of Park Broadcasting's television stations is focused on improving its syndicated and locally produced non-network programming to attract audiences with highly valued demographic characteristics. Examples of such programming include Home Improvement, Seinfeld, Frasier and Baywatch. Park Broadcasting emphasizes cost effective programming that has long-term appeal and will be promoted locally by syndicators. As a result of its ownership of a group of nine television stations, Park Broadcasting is able to purchase syndicated programming at a discount (on a per station basis) to the cost that any one of its stations would incur as an individual purchaser of such programming and is able to purchase a variety of programming that might otherwise not be available to a single station.

  Maintain Effective Cost Controls. Park Broadcasting has continued to maintain strict cost controls and disciplined credit and collection procedures at each of its stations to fully exploit the high degree of operating leverage associated with television properties. Through a strategic planning and semi-annual budgeting process, Park Broadcasting continually seeks to identify areas to reduce expenses and improve efficiencies. Park Broadcasting relies on its in-house production capabilities to minimize use of outside firms and consultants and capitalizes on its critical mass and ownership of a group of nine stations to realize cost savings through group purchasing of equipment and services.

PARK NEWSPAPERS

  Park Newspapers owns and operates 104 geographically diverse newspapers and related publications which include 28 daily newspapers (of which 16 publish Sunday editions), 26 non-daily newspapers and 50 "total market coverage" publications across the United States. Park Newspapers' daily and non-daily newspapers generally combine news, sports and features with a special emphasis on local information. These newspaper publications have a total paid daily circulation of approximately 242,000. The markets which the publications serve had a combined household count of approximately 545,000 and aggregate retail sales of approximately $15.2 billion in 1995. The Company believes that operating a geographically diverse group of newspapers reduces the impact of the performance of any one newspaper. For the year ended December 31, 1995, Park Newspapers had revenue of $78.9 million.

  A major component of Park Newspapers' long-term strategy has been to operate newspapers having a dominant position in stable, growing communities. Park Newspapers' dailies have been in existence for an average of 111 years (with none in existence for less than 46 years), are well established and have a strong local brand appeal. In most cases, the dailies typically serve a small or medium population community and are the dominant or only local newspaper in the market. The Company believes that an added benefit of operating in these types of communities is the workforce stability which it has experienced.

  Park Newspapers' newspaper publications serve readers in 43 counties in 12 states. Demographics USA, 1994 has forecasted that 30 of the counties which Park Newspapers serves (or approximately 70% of the total number of counties it serves) will experience retail sales growth during the period from 1994 through 1999 equal to or in excess of the forecast national average of 30.6% over this period; another 11 of these counties (or approximately 26% of the total number of counties it serves) are projected to have retail sales growth during this period of at least 80% of the national average, with most growing at 90% or more of the national average; and only two of these counties (Columbia and Niagara Counties in New York) are projected to be "slow-growth" counties.

  BUSINESS AND OPERATING STRATEGY. Park Newspapers' operating strategy is to increase revenue and cash flow from operations by capitalizing on the strong local brand recognition of its newspapers. Management believes that its strong brand recognition combined with the Company's emphasis on producing a high quality product and improving its sales and marketing efforts will enhance the value of Park Newspapers' publications to its readers and advertisers and result in increased circulation, revenue and cash flow from operations.

  Prior to the Acquisition, Park Newspapers focused on improving cash flow from operations through cost management rather than generation of incremental revenue. Industry standards suggest that revenue performance of a community newspaper equal to 0.70% to 1.25% of total retail sales in a defined market is a reasonable target for share of market revenue. Park Newspapers ended 1995 with advertising revenue equal to 0.52% of total retail sales in the aggregate in the markets served by its publications. The Company believes that through new sales and marketing programs, continued quality editorial and news leadership and increased circulation penetration, along with continued strict cost controls, it can capitalize on the growing markets in which it operates and improve its share of retail advertising dollars.

  Park Newspapers' business and operating strategy includes the following key elements:

  Strengthen Sales and Marketing Development. Since the Acquisition, the Company has instituted a sales force upgrade and implemented a motivation program which includes performance-based compensation plans, daily sales reports to monitor each account executive's development, and on-site training programs. Park Newspapers has purchased a new demographic/advertising research program to provide qualitative data to its sales force to better identify sales opportunities. The Company has also introduced advertising programs to generate revenue from sources new to Park Newspapers.

  Enhance Quality of Editorial Content, Presentation and Local News. Park Newspapers' publications are committed to editorial excellence and providing the best mix of local and national news to effectively serve their markets. The Company's newspapers generally have the largest local news gathering resources in their local markets and, through emphasizing local news, generally have a high degree of reader loyalty among their core circulation base group. The Company has recently completed a review of its daily newspapers' layouts and has instituted a layout redesign program for all of its daily newspapers to ensure that each newspaper offers attractive layout, design and color enhancement.

  Increase Circulation. Prior to the Acquisition, Park Newspapers pursued a circulation strategy aimed at driving circulation revenue through price increases. This strategy ultimately adversely impacted circulation penetration levels. As of December 31, 1995, Park Newspapers had only a 47% penetration of the occupied households in its defined market areas, a level which the Company believes offers significant potential for improvement. Park Newspapers has launched an aggressive direct marketing effort with the goal of improving market penetration (in the aggregate) to 70% of the occupied households in its defined markets.

  Realize Benefits From Clustering. Park Newspapers has clustered its publication operations regionally. With the change in strategy from cost management to revenue maximization and cost containment, the Company has identified and is implementing programs to enhance revenue available as a result of its clustering of operations, such as regional sales promotion programs and other cross-selling techniques. In addition to these revenue opportunities, consolidating the operations of groups of newspapers affords both operating and economic efficiencies. These efficiencies include, but are not limited to, the sharing of management, accounting and production functions. Management will continue to review its newspaper businesses for opportunities to merge operations to both enhance revenue and reduce costs.

  Maintain Effective Cost Controls. Expenses at each of the Company's publications are closely monitored to control costs without sacrificing revenue opportunities. The Company seeks to reduce labor costs through investment in modern production equipment and through the consolidation of operations and administrative activities associated with clustering. Park Newspapers' newsprint costs are approximately 10.4% of its revenue, and it generally enters into long-term supply contracts to reduce newsprint costs during periods of short supply. Management believes that Park Newspapers' newsprint costs as a percentage of revenue are generally lower than many of the other community newspaper groups. The Company's cost control initiatives also include group purchasing of materials and aggressive control of newsprint waste.

  Develop Additional Non-Traditional Revenue Sources. Park Newspapers has recently introduced new informational products and services and advertising programs to generate revenue from sources other than traditional newspaper publishing activities. These products, services and programs include voice personals, audio-text and incentive marketing.

                                 RECENT EVENTS

  Agreement for Sale of PAI. On July 19, 1996, PAI entered into an Agreement and Plan of Merger (the "Merger Agreement") with Media General, Inc. ("Media General") and MG Acquisitions, Inc., a wholly owned subsidiary of Media General ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into PAI, with PAI surviving such merger. As a result of such merger, PAI will become a wholly owned subsidiary of Media General. The merger is expected to be consummated within seven to ten business days after the date on which a final order from the Federal Communications Commission (the "FCC") is issued permitting the change of ownership of the television broadcast licenses owned by PAI's subsidiaries. In addition, the consummation of the merger is subject to certain other conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There can be no assurance, however, that such conditions will be satisfied and that the merger will be consummated.

  The consummation of the merger would constitute a Change of Control under the Indenture. If there were a Rating Decline with respect to such Change of Control, there would be a Change of Control Triggering Event, which would permit each holder of Notes, subject to the terms and conditions of the Indenture, to require the Company to make an offer to purchase all or a portion of such holder's Notes. See "Description of the Notes --

Change of Control." The Company does not believe that the execution and delivery of the Merger Agreement or the consummation of the merger will impact any other provisions of the Indenture.

  Media General, based in Richmond, Virginia, is an independent, publicly owned communications company situated primarily in the Southeast with interests in metropolitan newspapers, broadcast television, cable television, recycled newsprint production and diversified information services.

  On July 30, 1996, applications were filed with the FCC for consent to transfer control of PAI to Media General. Media General owns a daily newspaper and a cable television system within the area served by the Company's WTVR-TV television station, and such television/newspaper and television/cable television interests are generally prohibited by FCC rules. Media General has advised the FCC of Media General's intent to divest itself of WTVR-TV in order to come into compliance with those rules unless the rules are modified in the interim, and has requested a temporary waiver of the rules to allow a period of one year from the consummation of the merger for such divestiture.

  New Affiliation Agreements. Effective as of January 1, 1995, the Company entered into new network affiliation agreements with CBS for each of the Company's five CBS-affiliated stations and new network affiliation agreements with NBC for each of its two NBC-affiliated stations. Under the new affiliation agreements with CBS and NBC, approximately $37.4 million of the $52.2 million in aggregate network compensation payable thereunder will be paid to Park Broadcasting during the first four years of the ten-year terms of such agreements. In addition, effective as of January 1, 1996, the Company entered into new network affiliation agreements with ABC for each of its two ABC-affiliated stations. These new long-term contracts with ABC run for ten-year terms and include an increase in network compensation, as well as certain news-gathering equipment to be provided by ABC. See "Business--Park Broadcasting-- Network Affiliation Agreements."

                          THE REFINANCING TRANSACTIONS

  On May 13, 1996, the Company sold the Series A Notes as part of units (the "Units") consisting of the Series A Notes and Warrants to purchase an aggregate of 800,000 shares of Common Stock of the Company. The sale of Units was one of a series of transactions (the "Refinancing Transactions"), the purpose of which was to refinance the Company's indebtedness under a credit agreement among the Company, PAI and the lenders thereunder (the "Prior Credit Agreement"). The Refinancing Transactions consisted of (i) the sale of the Units, (ii) the establishment of and drawings under the Senior Credit Facility in the amount of $58.0 million, (iii) the sale, which was completed on May 13, 1996, of $241.0 million in principal amount of 11 3/4% Senior Notes due 2004 of Park Broadcasting (the "Broadcasting Notes"), (iv) the sale, which was completed on May 13, 1996, of $155.0 million in principal amount of 11 7/8% Senior Notes due 2004 of Park Newspapers (the "Newspapers Notes") and (v) the sale, which was completed on March 25, 1996, of the Company's WPAT-AM and FM radio stations for aggregate gross proceeds of $103.0 million. The Senior Credit Facility, which was entered into to permit payment in full of the Prior Credit Agreement simultaneously with the consummation of the other Refinancing Transactions, was repaid in full on June 20, 1996.

  The Company is in the process of selling its radio station operations which have been conducted through Park Broadcasting. The Company decided to divest such operations to focus on its core television broadcasting and newspaper publication operations, to raise cash to prepay a portion of its existing indebtedness and to take advantage of attractive prices for which such operations could be sold.

  As of May 6, 1996, Park Broadcasting had entered into definitive agreements providing for the sale of each of the Radio Station Assets. Between May 6, 1996 and August 16, 1996, the Company had sold its KEZX-AM, KWJZ-FM, WNCT-AM and FM, WTVR-AM and FM, WNLS-AM, WTNT-FM, WHEN-AM and FM, WNAX-AM and FM, KWJJ-AM and FM, KSGS-AM, KMJZ-FM, KWLO-AM and KFMW-FM radio stations. Although there can be no assurance that the sale of the remaining Radio Station Assets will occur, Park Broadcasting currently anticipates that the sale of its last two individual radio stations will be completed by August 31, 1996. The proceeds of sales of radio station operations occurring after May 13, 1996 have been used to repay in full the Senior Credit Facility and to pay taxes resulting from the sale of the radio station operations. For additional information concerning the sale of the Radio Station Assets, see "Business--Discontinued Operations."

                          THE SERIES A NOTES OFFERING

Series A Notes................  The Series A Notes were sold by the Company, as part of Units consisting of the Series A Notes and 800,000 Warrants to purchase an aggregate of 800,000 shares of Common Stock of the Company (the "Initial Warrants"), on May 13, 1996 to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the "Initial Purchasers") pursuant to a Purchase Agreement dated May 6, 1996 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Series A Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to institutional accredited investors in a manner exempt from the registration requirements of the Securities Act.

Registration Rights             Pursuant to the Purchase Agreement, the Company
Agreement.....................  and the Initial Purchasers entered into a
                                Registration Rights Agreement dated May 13,
                                1996 (the "Registration Rights Agreement"), which grants the holders of the Series A Notes certain exchange and registration rights. The
                                Exchange Offer is intended to satisfy such exchange rights, which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Notes Offered.................  $80,000,000 aggregate principal amount of
                                Series B 13 3/4% Senior Pay-in-Kind Notes due 2004.

The Exchange Offer............  $1,000 principal amount of Series B Notes in exchange for each $1,000 principal amount of Series A Notes. As of the date hereof, $80,000,000 aggregate principal amount of Series A Notes are outstanding. The Company will issue the Series B Notes to tendering holders on or promptly after the Expiration Date.

                                Based on no-action letters issued by the staff of the Commission to third parties, the Company believes the Series B Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Series B Notes.

                                Each Participating Broker-Dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a

                                Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meeting of the Securities Act. This Prospectus, as it may be amended or supplemented from timeto time, may be used by a Participating Broker-Dealer in connection with resale of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker- Dealer for use in connection with any such resale. See "Plan of Distribution."

                                Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Series B Notes could not rely on the position of the staff of the Commission communicated in no-action letters and, in the absence of an exception therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date...............  5:00 p.m., New York City time, on     , 1996,
                                unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                Offer is extended.

Accrued Interest on the
 Series B Notes and the
 Series A Notes...............
                                Each Series B Note will bear interest from its issuance date. Holders of Series A Notes that are accepted for exchange will receive accrued interest thereon to, but not including, the issuance date of the Series B Notes. Such interest will be paid with the first interest payment on the Series B Notes. Interest on the Series A Notes accepted for exchange will cease to accrue upon issuance of the Series B Notes.

Conditions to the Exchange      The Exchange Offer is subject to certain
 Offer........................  customary conditions, which may be waived by the Company. See "The Exchange Offer--
                                Conditions."

Procedures for Tendering        Each holder of Series A Notes wishing to accept
Series........................  the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Series A Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein.

                                By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Series B Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Series B Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Series B Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer-- Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Series A Notes.....  Following the consummation of the Exchange
                                Offer, holders of Series A Notes eligible to participate in the Exchange Offer but who do not tender their Series A Notes will not have any further exchange rights and such Series A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Series A Notes could be adversely affected.

Consequences of Failure to      The Series A Notes that are not exchanged
 Exchange.....................  pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series
                                A Notes may be resold only (i) to the Company,
                                (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to another exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act or (iv) pursuant to an effective registration statement under the
                                Securities Act. See "The Exchange Offer--
                                Consequences of Failure to Exchange."

Shelf Registration Statement..  If any holder of the Series A Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Series A Notes to the Company for use therein, the Company has agreed to register the Series A Notes with a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of three years, to cover resales of the Series A Notes held by any such holders.

Special Procedures for          Any beneficial owner whose Series A Notes are
 Beneficial Owners............  registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The
                                Company will keep the Exchange Offer open for not less than 30 days in order to provide for the transfer of registered ownership.

Guaranteed Delivery             Holders of Series A Notes who wish to tender
Procedures....................  their Series A Notes and whose Series A Notes are not immediately available or who cannot deliver their Series A Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent
                                (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Series A Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                Procedures."

Withdrawal Rights.............  Tenders may be withdrawn at any time prior to
                                5:00 p.m., New York City time, on the
                                Expiration Date.

Acceptance of Series A Notes
 and Delivery of Series B
 Notes........................
                                The Company will accept for exchange any and all Series A Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Series B Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date. See "The Exchange Offer-- Terms of the Exchange Offer."

Use of Proceeds...............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange
                                Offer.

Exchange Agent................  IBJ Schroder Bank & Trust Company (the
                                "Exchange Agent").

                               THE SERIES B NOTES

General.......................  The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes except that (i) the Series B Notes will bear a "Series B" designation, (ii) the Series B Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and (iii) the holders of Series B Notes will not be entitled to certain rights of holders of Series A Notes under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Series A Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Series B Notes will evidence the same debt as the Series A Notes (which they replace) and will be entitled to the benefits of the Indenture. See "Description of the Notes."

Notes Offered.................  $80,000,000 aggregate principal amount of
                                Series B 13 3/4% Senior Pay-in-Kind Notes due 2004.

Separability..................  The Series B Notes and the Initial Warrants
                                will be separately transferable on the date on which the Registration Statement of which this Prospectus is a part is declared effective under the Securities Act. At such time, the Units will cease to exist.

Maturity Date.................  May 15, 2004.

Interest Payment Dates........
                                Interest on the Notes is payable semi-annually in arrears on each May 15 and November 15, commencing November 15, 1996. Through May 15, 1999, interest is payable at the option of the Company, in whole but not in part, by the issuance of additional Notes (valued at 100% of the face amount thereof) in lieu of cash interest. Notwithstanding the foregoing, interest due and payable upon any redemption or repurchase or in connection with any acceleration will be payable solely in cash. After May 15, 1999, interest on the Notes is payable solely in cash.

Optional Redemption...........  The Notes are redeemable at the option of the
                                Company, in whole or in part, on or after May 15, 1999, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. Prior to December 31, 1997, the Company may, at its option, redeem all or any portion of the outstanding Notes with the net proceeds of one or more Public Equity Offerings or Strategic Equity Investments; provided, however, that the proceeds to the Company of the first such offering or investment or series of substantially concurrent investments are at least $40.0 million, at 112.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (the "First Equity Offering Optional Redemption Price"); provided, further, however, that notice of such redemption is given within 30 days of such offering or investment. In addition, on and after December 31, 1997 and prior to May 15, 1999, the Company may, at its option, redeem with the net proceeds of one or more Public Equity Offerings or Strategic Equity Investments up to 50% of the aggregate principal amount of the Notes then outstanding; provided, however, that the proceeds to the Company of the first such offering or investment or series of substantially concurrent investments (including any such offering, investment or series of investments the proceeds of which were used to redeem the Notes) are at least $40.0 million, at 113.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (the "Second Equity Offering Optional Redemption Price"); provided, further, however, that notice of such redemption is given within 30 days of such offering or investment.

                                In addition, prior to May 15, 1999, the Company may redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined) plus accrued and unpaid interest, if any, to the date of redemption (the "Optional Redemption Price"); provided, however, that (i) if such redemption is to be effected for less than all of the Notes then outstanding, not less than $40.0 million aggregate principal amount of Notes is outstanding immediately after giving effect to such redemption (other than any Notes owned by the Company or any of its affiliates) and (ii) no redemption (or, on or after December 31, 1997, partial redemption) of the Notes then outstanding may be made with the proceeds of any Public Equity Offering or Strategic Equity Investment pursuant to this sentence if, as of the date of the proposed redemption, either the First Equity Offering Optional Redemption Price or the Second Equity Offering Optional Redemption Price (whichever then applicable) would be greater than the Optional Redemption Price as of such date.

                                The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

Repurchase on Public Equity
 Offering or Strategic Equity
 Investment...................  The Company will be obligated to make an offer to repurchase all or a portion of the Notes then outstanding at a price equal to 112.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net proceeds of any Public Equity Offering or Strategic Equity Investment consummated on or prior to December 31, 1997 to the extent that the proceeds therefrom have not been (or will not be pursuant to a notice of redemption given) utilized to effect a redemption of the Notes and the amount not so utilized exceeds $2.0 million.

Change of Control.............
                                Upon the occurrence of a Change of Control
                                Triggering Event, each holder of the Notes will have the right, subject to the terms and conditions of the Indenture, to require the Company to offer to purchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There are no current legal impediments to such Note purchases by the Company, such as outstanding obligations of the Company which pursuant to their terms would be required to be repaid prior to any such Note purchases. However, the Company is a holding company, and as such its ability to pay its obligations will be dependent primarily upon receiving dividends and other payments or advances from its subsidiaries or new equity. Accordingly, there can be no assurance that the Company will have sufficient cash or other assets to purchase any of the Notes in the event that a Change in Control Triggering Event were to occur, and such ability will be dependent upon subsidiary operating results and will be subject to applicable laws and contractual restrictions. See "Description of the Notes--Change of Control" and "Risk Factors--Holding Company Structure; Dependence on Cash Flow from Subsidiaries; Effective Subordination of Notes."

Asset Sales...................  In the event of certain asset sales, the
                                Company will be required to offer to purchase the Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase with the net proceeds of such asset sales.

Security......................
                                Upon repayment in full of indebtedness under the Senior Credit Facility on June 20, 1996, the Company granted to the holders of the Notes, in accordance with the terms of the Indenture, a first priority security interest in and lien on the capital stock of Park Broadcasting and Park Newspapers owned by the Company whether outstanding at such time or thereafter issued; provided, however, that under the Indenture Park Broadcasting and Park Newspapers may issue shares of their common stock in public offerings without being subject to such a lien so long as, after giving effect to any such issuance, the Company retains ownership of at least a majority of the economic interest in and has the power to vote at least a majority of the voting power of the outstanding Voting Stock (as defined) of each such entity.

Ranking.......................
                                The Notes will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company; senior to any other indebtedness to the extent of any assets securing the Notes; and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all existing and future indebtedness and other obligations of the subsidiaries of the Company. As of December 31, 1995, on a pro forma basis after giving effect to the sale of Units, the other Refinancing Transactions, the application of the net proceeds therefrom and the repayment in full of the Senior Credit Facility, the Company would have had $80.0 million of face amount of secured indebtedness outstanding and the subsidiaries of the Company would have had $391.4 million of indebtedness outstanding.

Restrictive Covenants.........  The Indenture imposes certain limitations on the ability of the Company and certain of its subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments or make certain investments,

                                (iii) consummate certain asset sales, (iv) enter into certain transactions with affiliates, (v) incur certain liens, (vi) impose restrictions on the ability of a Restricted Subsidiary (as defined) to pay dividends or make certain payments to the Company, (vii) merge or consolidate with any other person or (viii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The restrictive covenants are subject to certain exceptions and qualifications. See "Description of the Notes--Certain Covenants."

Contingent Warrants...........  In the event that the Company does not effect a
                                Public Equity Offering or one or any series of substantially concurrent Strategic Equity Investments on or prior to December 31, 1997 resulting in net proceeds to the Company of at least $40.0 million, the Company will be required to issue warrants to the holders of the Notes exercisable for 3.0% of the Common Stock of the Company on a fully-diluted basis as of the date of such issuance after giving effect to the issuance of such warrants (the "Contingent Warrants").

                                  THE WARRANTS

Warrants......................  The Initial Warrants entitle the holders thereof to acquire initially an aggregate of 800,000 shares of Common Stock of the Company (the "Initial Warrant Shares") which would collectively represent 7.0% of the outstanding Common Stock of the Company on a fully-diluted basis after giving effect to the issuance of such Initial Warrant Shares. The Contingent Warrants will, if issued, entitle the holders thereof to acquire initially such number of shares of Common Stock of the Company (the "Contingent Warrant Shares") which would collectively represent 3.0% of the outstanding Common Stock of the Company on a fully-diluted basis as of the date of such issuance after giving effect to the issuance of such Contingent Warrant Shares. The Initial Warrant Shares and the Contingent Warrant Shares are collectively referred to herein as the "Warrant Shares." If a Public Equity Offering resulting in net proceeds to the Company of at least $40.0 million shall not have occurred on or prior to May 15, 2001, then, within 60 days after May 15, 2001, the Company shall deliver to the holders of the Warrants a valuation of the Warrants prepared by an independent investment banking or appraisal firm of national standing. Such valuation shall be accompanied by a notice to the holders that they may, by majority vote of the holders so responding, elect to require the Company to either (i) effect the registration of the offering and resale of the Warrants and/or the Warrant Shares by the holders of the Warrants under the Securities Act (including pursuant to an underwritten offering) within the time frame provided in the Warrant Registration Rights Agreement (as defined) (such election, the "Registration Election" and the date of such notice the "Registration Election Date") or (ii) offer to purchase all outstanding Warrants at a price (the "Warrant Purchase Price") equal to the fair market value thereof as determined pursuant to the procedures set forth in the Warrant Agreement (as defined) pursuant to an offer that must remain open for 20 business days (or such longer period as required by law); provided, however that (i) the Company shall only be obligated to offer to purchase Warrants (at the Warrant Purchase Price) to the extent that it is able to do so in accordance with covenants in the agreements evidencing its indebtedness, in which event Warrants shall be purchased from tendering holders pro rata in accordance with the number of Warrants tendered by each holder and (ii) to the extent that tendering holders are not paid the Warrant Purchase Price for all Warrants tendered because of such restrictions, the Company shall repurchase the tendered Warrants by issuing, pursuant to a registration statement declared effective under the Securities Act, Notes (valued at 100% of the face amount thereof), up to a maximum aggregate principal amount of Notes so issued equal to 50% of the aggregate Warrant Purchase Price of all Warrants tendered. If on or prior to each of May 15, 2002 and May 15, 2003 a Public Equity Offering resulting in net proceeds of at least $40.0 million shall not have occurred and the Company shall not have repurchased for cash all Warrants tendered pursuant to the immediately preceding offer to purchase, then the Company shall be obligated to effect offers to purchase the outstanding Warrants subject to the same limitations as set forth above, with the Warrant Purchase Price to be based on a new determination of fair market value pursuant to the procedures set forth in the Warrant Agreement.

Exercise......................  Each Warrant will entitle the holder thereof to purchase initially one share of Common Stock of the Company at an exercise price of $0.01 per share. After the Separability Date, the Warrants will be exercisable at any time on or after the date of the occurrence of the earliest of: (i) immediately prior to the occurrence of a Change of Control, (ii) the 180th day (or such fewer number of days as determined by the Company in its sole discretion) after the consummation of a Public Equity Offering, (iii) the 90th day after the Registration Election Date, (iv) the approval by the holders of the capital stock of the Company of any Plan of Liquidation (as defined) of the Company and (v) the 180th day prior to May 15, 2004. The number of shares of Common Stock of the Company for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement.

Expiration of Warrants........  The Warrants will expire on May 15, 2004 (the
                                "Warrant Expiration Date").

Registration Rights...........  The Company will covenant to effect, to the extent legally possible, immediately prior to exercisability as a result of a Public Equity Offering or the Registration Election Date, the registration under the Securities Act of the issuance and sale of all Warrant Shares upon exercise of the Warrants. In addition, the holders of the Warrants and the Warrant Shares will be entitled (i) on or after the 180th day after a Public Equity Offering or (ii) on or after the 90th day after the Registration Election Date to give notice requiring the Company to effect the registration of the offer and sale of the Warrants and the Warrant Shares on behalf of the holders of the Warrants (including pursuant to an underwritten offering) within the time frames set forth in the Warrant Registration Rights Agreement (as defined); provided, however, that in the case of any such registration due to the occurrence of a Public Equity Offering, the Company may comply therewith at any time within 12 months after notice of such requested registration. In addition, the holders of the Warrants will be entitled to certain piggy-back registration rights in respect of the Warrants and the Warrant Shares. See "Description of the Warrants--Registration Rights of Warrant Holders."


Notice to Investors...........  For additional information regarding the Notes and Warrants, see "Description of the Notes" and "Description of the Warrants."

                                  RISK FACTORS

  Investors should consider all of the information contained in this Prospectus before tendering their Series A Notes in the Exchange Offer. In particular, investors should carefully consider the factors set forth under "Risk Factors" prior to tendering their Series A Notes in the Exchange Offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The summary historical consolidated financial data presented below have been derived from audited financial statements of Park Communications, Park Broadcasting and Park Newspapers as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 (except in the case of the data for the years ended December 31, 1992 and 1991 for Park Broadcasting and Park Newspapers, which have been derived from unaudited financial statements of those entities). The selected consolidated financial data as of June 30, 1996 and for the six months ended June 30, 1996 presented below have been derived from unaudited financial statements of Park Communications, Park Broadcasting and Park Newspapers. The data presented below should be read in conjunction with the Consolidated Financial Statements of Park Communications, Inc. and Subsidiaries, Park Broadcasting, Inc. and Subsidiaries and Park Newspapers, Inc. and Subsidiaries, including the respective notes thereto, "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The unaudited pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been if the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets (as applicable) had, in fact, occurred on the dates indicated or to project the Company's financial position or results of operations at any future date or for any future period.

                                                YEAR ENDED
                                            DECEMBER 31, 1995
                            HISTORICAL          PRO FORMA                  YEAR ENDED DECEMBER 31,
                            SIX MONTHS   -------------------------   --------------------------------------
                               ENDED     TRANSACTIONS  ACQUISITION
                           JUNE 30, 1996   1995 (B)     1995 (A)       1994      1993      1992      1991
PARK COMMUNICATIONS, INC.  ------------- ------------  -----------   --------  --------  --------  --------
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Net revenue (c)..........    $ 71,287      $144,312     $144,312     $142,431  $137,344  $129,800  $121,172
                             --------      --------     --------     --------  --------  --------  --------
Operating expenses:
 Cost of sales (exclusive
  of depreciation and
  amortization)..........      30,258        53,593       53,593       50,380    55,518    53,208    52,895
 Selling, general and
  administrative (d).....      20,416        36,069       36,069       37,051    39,561    37,752    35,717
 Depreciation and
  amortization...........      12,134        24,036       24,036       11,037    11,088    10,607    10,214
                             --------      --------     --------     --------  --------  --------  --------
Total operating expenses
 (c).....................      62,808       113,698      113,698       98,468   106,167   101,567    98,826
                             --------      --------     --------     --------  --------  --------  --------
Operating income.........       8,479        30,614       30,614       43,963    31,177    28,233    22,346
Interest expense.........     (31,778)      (60,962)     (65,689)        (279)     (233)     (337)     (542)
Interest income..........         547         1,355        1,355        5,561     4,952     5,515     6,270
Other....................        (216)         (280)        (280)      (2,352)     (431)     (455)     (464)
                             --------      --------     --------     --------  --------  --------  --------
Income/(loss) from
 continuing operations
 before income tax.......     (22,968)      (29,273)     (34,000)      46,893    35,465    32,956    27,610
Provision/(benefit) for
 income tax..............      (8,180)       (8,174)     (10,880)      19,519    14,849    13,593    14,218
                             --------      --------     --------     --------  --------  --------  --------
Income/(loss) from
 continuing operations...    $(14,788)     $(21,099)    $(23,120)    $ 27,374  $ 20,616  $ 19,363  $ 13,392
                             ========      ========     ========     ========  ========  ========  ========
Ratio of earnings to
 fixed charges (e).......         --            --           --         121.2x     98.4x     72.5x     42.6x
Deficiency of earnings to
 fixed charges (e).......    $(22,968)     $(29,273)    $(34,000)         --        --        --        --
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets.............    $689,498      $667,766     $782,782     $366,786  $342,621  $324,837  $305,891
Total long-term debt,
 excluding current
 maturities..............     467,914       468,173(f)   581,605(f)    49,248    54,367    54,028    54,660
Stockholder's equity
 (deficit)...............      17,268        36,319      (17,428)     285,730   253,606   234,682   217,458
OTHER FINANCIAL DATA AND
 RATIOS:
Capital
 expenditures (g)........       6,853         4,880        4,880        6,661     4,409     5,545     3,556

                                             (footnotes begin on next page)

- --------
(a) Presented on a pro forma basis assuming that the Acquisition had occurred on January 1, 1995. See Note (2) to the Consolidated Financial Statements of Park Communications, Inc. and Subsidiaries.

(b) Presented on a pro forma basis assuming that the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets on the terms described herein occurred on December 31, 1995 for balance sheet data and on January 1, 1995 for all other data. The Warrants have been valued at approximately $2.8 million. Such amounts ascribed to the Warrants serve to reduce long-term debt and increase additional paid in capital. The amounts of debt discount resulting from such ascribed amounts will be amortized to interest expense over the life of the debt using the effective yield method.

(c) On December 31, 1993, the Company sold 33 newspaper publications located in 13 of its smaller markets. The impact of the sale of these publications was not material to net income in 1993. The results of operations of the 33 newspaper publications are included in the 1993, 1992 and 1991 operating results as follows:

                                                       1993     1992    1991
                                                      -------  ------- -------
   Net revenue....................................... $10,385  $10,812 $11,132
   Operating expenses................................  10,551   10,707  11,304
   Operating income (loss) before depreciation and
    amortization.....................................    (166)     105    (172)

(d) Includes certain operating expenses at Park Communications, Inc. ("Central Corporate Overhead") allocated as follows:

                                        SIX
                                       MONTHS
                                        1996   1995   1994   1993   1992   1991
                                       ------ ------ ------ ------ ------ ------
   Park Broadcasting.................  $  926 $1,142 $1,287 $1,280 $1,296 $1,151
   Park Newspapers...................   1,322  2,217  1,988  2,102  2,280  2,191
                                       ------ ------ ------ ------ ------ ------
   Total Central Corporate Overhead..  $2,248 $3,359 $3,275 $3,382 $3,576 $3,342
                                       ====== ====== ====== ====== ====== ======

(e) For purposes of this ratio, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as net income (loss) from continuing operations before income taxes and fixed charges.

(f) Does not include long-term film contract liability totaling $1,835 at June 30, 1996 and $2,481 at December 31, 1995 as such liability is not included as Indebtedness as defined in the Indenture.

(g) Capital expenditures do not include the purchase of the assets of two television stations, WTVQ in 1992 and KALB in 1993. The amounts for such asset purchases were $6,135 in 1992 and $8,804 in 1993. In addition, capital expenditures in 1994 do not include certain operating equipment and facilities purchased from RHP Incorporated for $4,175, which it had been leasing. Also not included are capital expenditures resulting from trade agreements and capital expenditures of the discontinued radio station operations.

                                               YEAR ENDED
                                           DECEMBER 31, 1995
                           HISTORICAL          PRO FORMA                 YEAR ENDED DECEMBER 31,
                           SIX MONTHS   -------------------------   -------------------------------------
                              ENDED     TRANSACTIONS  ACQUISITION
                          JUNE 30, 1996   1995 (B)     1995 (A)       1994      1993      1992     1991
PARK BROADCASTING, INC.   ------------- ------------  -----------   --------  --------  --------  -------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Net revenue.............    $ 32,483      $ 65,408      $ 65,408    $ 65,621  $ 52,593  $ 47,216  $38,972
                            --------      --------     ---------    --------  --------  --------  -------
Operating expenses:
 Cost of sales
  (exclusive of
  depreciation and
  amortization).........      11,053        19,783        19,783      18,016    16,297    15,580   13,451
 Selling, general and
  administrative (c)....       8,971        14,200        14,200      14,835    12,406    11,860    9,933
 Depreciation and
  amortization..........       7,861        16,238        16,238       5,187     4,162     3,337    2,573
                            --------      --------     ---------    --------  --------  --------  -------
Total operating expenses
 .......................      27,885        50,221        50,221      38,038    32,865    30,777   25,957
                            --------      --------     ---------    --------  --------  --------  -------
Operating income........       4,598        15,187        15,187      27,583    19,728    16,439   13,015
Interest expense........     (18,418)      (29,794)      (40,856)       (185)      (37)      (55)      (3)
Interest income.........          73           327           327          --        --         1        1
Other...................         (17)         (341)         (341)       (393)     (225)      (78)    (131)
                            --------      --------     ---------    --------  --------  --------  -------
Income/(loss) from
 continuing operations
 before income tax......     (13,764)      (14,621)      (25,683)     27,005    19,466    16,307   12,882
Provision/(benefit) for
 income tax.............      (4,946)       (3,695)       (8,335)     10,457     7,370     6,320    5,015
                            --------      --------     ---------    --------  --------  --------  -------
Income/(loss) from
 continuing operations..    $ (8,818)     $(10,926)    $ (17,348)   $ 16,548  $ 12,096  $  9,987  $ 7,867
                            ========      ========     =========    ========  ========  ========  =======
Ratio of earnings to
 fixed charges (d)......          --            --            --        85.7x    320.1x    162.5x   349.2x
Deficiency of earnings
 to fixed charges (d)...    $(13,764)     $(14,621)    $ (25,683)         --        --        --       --
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets............    $463,096      $416,390      $550,890    $131,662  $129,741  $106,669  $94,368
Total long-term debt,
 excluding current
 maturities.............     235,568       235,733(e)    413,299(e)    3,537     3,627     2,121    1,873
OTHER FINANCIAL DATA AND
 RATIOS:
Capital
 expenditures (f).......       6,009         2,758         2,758       3,803     2,897     3,293    2,472

                                             (footnotes begin on next page)

- -------
(a) Presented on a pro forma basis assuming that the Acquisition had occurred on January 1, 1995. See Note (2) to the Consolidated Financial Statements of Park Broadcasting, Inc. and Subsidiaries.

(b) Presented on a pro forma basis assuming that the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets on the terms described herein occurred on December 31, 1995 for balance sheet data and on January 1, 1995 for all other data.
(c) Includes an allocation of Central Corporate Overhead from Park Communications to Park Broadcasting as follows:

                                      SIX
                                     MONTHS
                                      1996   1995   1994   1993   1992   1991
                                     ------ ------ ------ ------ ------ ------
   Allocated Central Corporate
   Overhead.........................  $926  $1,142 $1,287 $1,280 $1,296 $1,151

  Cash payments to Park Communications from Park Broadcasting to satisfy future allocations of Central Corporate Overhead will be subject to certain limitations and restrictions under the indenture governing the Broadcasting Notes.

(d) For purposes of this ratio, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as net income (loss) from continuing operations before income taxes and fixed charges.

(e) Does not include long-term film contract liability totaling $1,835 at June 30, 1996 and $2,481 at December 31, 1995 as such liability is not included as Indebtedness as defined in the Indenture.

(f) Capital expenditures do not include the purchase of the assets of two television stations, WTVQ in 1992 and KALB in 1993. Such amounts were $6,135 in 1992 and $8,804 in 1993. In addition, capital expenditures in 1994 do not include the purchase for $3,575 of certain operating equipment and facilities from RHP Incorporated, which the Company had been leasing. Also not included are capital expenditures resulting from trade agreements and capital expenditures of the discontinued radio station operations.

                                               YEAR ENDED
                                           DECEMBER 31, 1995
                           HISTORICAL          PRO FORMA              YEAR ENDED DECEMBER 31,
                           SIX MONTHS   ------------------------ ------------------------------------
                              ENDED     TRANSACTIONS ACQUISITION
                          JUNE 30, 1996   1995 (B)    1995 (A)    1994     1993      1992      1991
PARK NEWSPAPERS, INC.     ------------- ------------ ----------- -------  -------  --------  --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Revenue (c).............    $ 38,804      $ 78,904    $ 78,904   $76,810  $84,751  $ 82,584  $ 82,200
                            --------      --------    --------   -------  -------  --------  --------
Operating expenses:
 Cost of sales
  (exclusive of
  depreciation and
  amortization).........      19,205        33,810      33,810    32,364   39,221    37,628    39,444
 Selling, general and
  administrative (d)....      10,714        21,869      21,869    22,216   27,155    25,892    25,784
 Depreciation and
  amortization..........       4,380         8,167       8,167     5,816    6,895     7,247     7,614
                            --------      --------    --------   -------  -------  --------  --------
Total operating expenses
 (c)....................      34,299        63,846      63,846    60,396   73,271    70,767    72,842
                            --------      --------    --------   -------  -------  --------  --------
Operating income........       4,505        15,058      15,058    16,414   11,480    11,817     9,358
Interest expense........     (10,850)      (19,144)    (24,810)      (76)    (177)     (279)     (512)
Interest income.........         127           291         291        11       45        42        29
Other...................         (24)         (511)       (511)     (832)    (204)     (380)     (304)
                            --------      --------    --------   -------  -------  --------  --------
Income/(loss) before
 income tax.............      (6,242)       (4,306)     (9,972)   15,517   11,144    11,200     8,571
Provision/(benefit) for
 income tax.............      (2,231)         (946)     (2,792)    7,007    5,335     5,370     4,499
                            --------      --------    --------   -------  -------  --------  --------
Net income/(loss) (c)...    $ (4,011)     $ (3,360)   $ (7,180)  $ 8,510  $ 5,809  $  5,830  $  4,072
                            ========      ========    ========   =======  =======  ========  ========
Ratio of earnings to
 fixed charges (e)......         --            --          --      164.3x    56.2x     37.8x     16.9x
Deficiency of earnings
 to fixed charges (e)...    $ (6,242)     $ (4,306)   $ (9,972)      --       --        --        --
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets............    $223,983      $225,058    $219,738   $93,060  $98,075  $115,225  $110,705
Total long-term debt,
 excluding current
 maturities.............     155,120       155,240     168,305       360      746     1,912     2,792
OTHER FINANCIAL DATA
 AND RATIOS:
Capital
 expenditures (f).......         780         2,122       2,122     2,858    1,512     2,252     1,084

                                             (footnotes begin on next page)

- -------
(a) Presented on a pro forma basis assuming that the Acquisition had occurred on January 1, 1995. See Note (2) to the Consolidated Financial Statements of Park Newspapers, Inc. and Subsidiaries.

(b) Presented on a pro forma basis assuming that the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets on the terms described herein occurred on December 31, 1995 for balance sheet data and on January 1, 1995 for all other data.

(c) On December 31, 1993, the Company sold 33 newspaper publications located in 13 of its smaller markets. The impact of the sale of these publications was not material to net income in 1993. The results of operations of the 33 newspaper publications are included in the 1993, 1992 and 1991 operating results as follows:

                                                       1993     1992    1991
                                                      -------  ------- -------
     Revenue......................................... $10,385  $10,812 $11,132
     Operating expenses..............................  10,551   10,707  11,304
     Operating income (loss) before depreciation and
      amortization...................................    (166)     105    (172)

(d) Includes an allocation of Central Corporate Overhead from Park Communications to Park Newspapers as follows:

                                       SIX
                                      MONTHS
                                       1996   1995   1994   1993   1992   1991
                                      ------ ------ ------ ------ ------ ------
   Allocated Central Corporate Over-
    head............................  $1,322 $2,217 $1,988 $2,102 $2,280 $2,191

  Cash payments to Park Communications from Park Newspapers to satisfy future allocations of Central Corporate Overhead will be subject to certain limitations and restrictions under the indenture governing the Newspapers Notes.

(e) For purposes of this ratio, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as net income (loss) before income taxes and fixed charges.

(f) Capital expenditures do not include the purchase in 1994 for $600 of certain operating equipment and facilities from RHP Incorporated, which the Company had been leasing.

                                 RISK FACTORS

  In addition to the other information set forth in this Prospectus, investors should carefully review the following risk factors in evaluating whether to tender their Series A Notes for Series B Notes in the Exchange Offer.

SUBSTANTIAL LEVERAGE

  The Company has, and after giving effect to the sale of Units, the other Refinancing Transactions, the repayment in full of the Senior Credit Facility and the Exchange Offer will continue to have, consolidated indebtedness that is substantial in relation to its total stockholder's equity. The Acquisition was financed entirely by borrowings under the Prior Credit Agreement and existing cash-on-hand at the Company. At December 31, 1995, the Company had outstanding long-term indebtedness of approximately $581.6 million, with a total stockholder's deficit of approximately $17.4 million. On a pro forma basis assuming that the Acquisition had occurred on January 1, 1995, earnings were insufficient to cover fixed charges by $34.0 million during the year ended December 31, 1995. On a pro forma basis after giving effect to the sale of Units, the other Refinancing Transactions, the sale of the Radio Station Assets on the terms described herein, the application of the net proceeds therefrom and the repayment in full of the Senior Credit Facility, the total consolidated long-term indebtedness of the Company outstanding at December 31, 1995 would have been approximately $468.2 million, as compared to a total stockholder's equity of approximately $36.3 million, and earnings would have been insufficient to cover fixed charges by approximately $29.3 million for the year ended December 31, 1995. The Company will have significant cash interest expense relating to its indebtedness, and a significant amount of the Company's consolidated cash flow from operations will be required for debt service.

  The degree to which the Company is leveraged could have important consequences to holders of the Notes including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a substantial portion of the Company's consolidated cash flow from operations will be dedicated to the payment of the principal of, and interest on, its consolidated debt; (iii) the agreements governing the Company's long-term debt contain certain restrictive financial and operating covenants which could limit the Company's ability to compete, as well as its ability to expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. The ability of the Company to pay interest and principal on the Notes and to satisfy its debt obligations will be dependent on the future operating performance of the Company, which could be affected by changes in economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with the covenants and other provisions of its debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. See "Description of Certain Indebtedness" and "Description of the Notes--Events of Default."

  If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion of its long-term debt. However, there can be no assurance that the Company will be able to successfully renegotiate such terms or refinance its indebtedness, or, if the Company were able to do so, that the terms available would be favorable to it. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company likely would have to consider various other options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; DEPENDENCE ON CASH FLOW FROM SUBSIDIARIES; EFFECTIVE SUBORDINATION OF NOTES

  The Company's operations are conducted through its direct and indirect wholly-owned subsidiaries, including Park Broadcasting and Park Newspapers. As a holding company, the Company owns no significant assets other than the capital stock of its subsidiaries. Accordingly, the Company's ability to pay its obligations, including its obligation to pay interest on and principal of the Notes, whether at maturity, upon a Change of Control Triggering Event or otherwise, will be dependent primarily upon receiving dividends and other payments or advances from its subsidiaries or new equity. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available therefor. The ability of the subsidiaries to pay dividends or make other payments or advances to the Company will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures pursuant to which the Broadcasting Notes and the Newspapers Notes were issued impose, and agreements relating to other indebtedness of Park Broadcasting and Park Newspapers may impose, significant restrictions on the payment of dividends and the making of loans by Park Broadcasting or Park Newspapers to the Company. See "Description of Certain Indebtedness."

  The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all existing and future indebtedness and other obligations of subsidiaries of the Company, including the Broadcasting Notes and the Newspapers Notes. The claims of holders of the Notes upon any distribution of assets of any subsidiary of the Company in the event of the liquidation or reorganization of such subsidiary will be subordinated to the prior claims of present and future creditors of such subsidiary. In such an event, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. As of December 31, 1995, on a pro forma basis after giving effect to the sale of Units, the other Refinancing Transactions, the application of the net proceeds therefrom and the repayment in full of the Senior Credit Facility, the Company would have had $80.0 million of face amount of secured indebtedness outstanding and the subsidiaries of the Company would have had $391.4 million of indebtedness outstanding.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture restricts, among other things, the ability of the Company and certain of its subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments or make certain investments, (iii) consummate certain asset sales, (iv) enter into certain transactions with affiliates, (v) incur certain liens, (vi) impose restrictions on the ability of a Restricted Subsidiary to pay dividends or make certain payments to the Company, (vii) merge or consolidate with any other person or (viii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The indentures governing the Broadcasting Notes and the Newspapers Notes contain similar covenants applicable to Park Broadcasting and its subsidiaries and Park Newspapers and its subsidiaries, respectively. The Company's ability to meet those covenants can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Indenture. See "Description of the Notes--Certain Covenants."

FULL IMPLEMENTATION OF BUSINESS AND OPERATING STRATEGY

  There can be no assurance that the Company will be able to fully implement its business and operating strategy or that the anticipated results of its strategy will be realized. In addition, after gaining experience with the Company's operations under its new operating strategy, the Company and the management team may decide to alter or discontinue certain aspects of the operating strategy discussed herein and may adopt alternative or additional strategies. Implementation of the strategy could also be affected by a number of factors beyond its control, such as operating difficulties, increased operating costs, regulatory developments, general economic conditions or increased competition. Any such failure to implement the operating strategy or improve the operating results of the Company could affect the ability of the Company and its subsidiaries to service its indebtedness, including the Notes. See "Business--Park Broadcasting--Business and Operating Strategy" and "--Park Newspapers-- Business and Operating Strategy."

NETWORK AFFILIATION; RELIANCE ON NETWORK PROGRAMMING

  Five of Park Broadcasting's nine television stations are affiliated with the CBS television network, two each are affiliated with the NBC television network and the ABC television network. Park Broadcasting is in the process of acquiring, subject to FCC approval, a tenth television station, the ABC affiliate in Montgomery, Alabama. Park Broadcasting's television viewership levels are materially dependent upon programming provided by these major networks. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future.

  Each of Park Broadcasting's stations is a party to an affiliation agreement with one of the networks giving the station the right to rebroadcast programs transmitted by the network. A network pays an affiliated station a fee for each hour of network programming broadcast by the station in exchange for the network's right to sell the majority of the commercial announcement time during such programming.

  Each of Park Broadcasting's five affiliation agreements with CBS expires in December 2004, each of its two affiliation agreements with NBC expires in October 2005, and each of its two affiliation agreements with ABC expires in January 2006. Each such agreement with CBS and NBC is automatically renewable for successive five-year terms unless prior written notice is provided by either party. Each such agreement with ABC does not contain renewal terms. Under each affiliation agreement, the network possesses, under certain circumstances, the right to terminate the agreement on prior written notice. Although the Company expects that Park Broadcasting will continue to be able to renew its network affiliation agreements, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the network affiliation agreements could have a material adverse effect on Park Broadcasting's and the Company's operations and would be an event of default under the Senior Credit Facility and could lead to an acceleration of the indebtedness thereunder. See "Business--Park Broadcasting--Network Affiliation Agreements."

GOVERNMENT REGULATION

  Park Broadcasting's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal and transfer of station operating licenses. In particular, Park Broadcasting's business will be dependent upon its continuing to hold television broadcasting licenses from the FCC, which generally are issued for terms of five years, although 1996 legislation has extended the license period to eight years. The expiration dates for each of Park Broadcasting's FCC licenses are set forth under the caption "Business--Park Broadcasting--Federal Regulation of Television Broadcasting--License Grant and Renewal." While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that Park Broadcasting's licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for five or more years. The non-renewal or revocation of one or more of Park Broadcasting's primary FCC licenses could have a material adverse effect on Park Broadcasting's and the Company's operations. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without the prior approval of the FCC. The exercise of the Warrants could require such approval and there can be no assurance as to the Company's ability to obtain such approval.

  Congress and the FCC currently have under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of Park Broadcasting's broadcast properties. The Company is unable to predict the impact which any such laws or regulations may have on Park Broadcasting's operations. See "Business--Park Broadcasting--Federal Regulation of Television Broadcasting."

TELEVISION INDUSTRY CHARACTERISTICS

  The television broadcasting industry has become increasingly competitive in recent years with the growth of cable television, the Fox television network, satellite dishes, multichannel multipoint distribution systems, pay-per-view programs and the proliferation of VCRs and VCR movie rentals. These changes have fractionalized television viewing audiences, and this trend is likely to continue in the future. In addition, technological developments such as "direct broadcast satellite," "high definition" and "interactive" television may impose additional costs and competitive pressures on Park Broadcasting. Each of Time Warner, Inc. and Paramount Communications, Inc. (now merged into Viacom, Inc.) has recently launched a new television network. The Company is unable to predict the effect, if any, that such existing and additional future networks and other sources of programming, increased channel capacity, increased channel offerings and access through the Internet will have on the future results of Park Broadcasting's operations.

  In addition to competing with other media outlets for audience share, Park Broadcasting's stations also compete for advertising revenue, which comprise the primary source of revenue for Park Broadcasting's operating subsidiaries. Park Broadcasting's stations compete for such advertising revenue with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems.

  Park Broadcasting's television stations are located in highly competitive markets. Accordingly, the Company's results of operations will be dependent upon the ability of each station to compete successfully in its market, and there can be no assurance that any one of Park Broadcasting's stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of its competitors have, or may in the future obtain, greater resources than Park Broadcasting, Park Broadcasting's ability to compete successfully in its broadcasting markets may be impeded. See "Business--Park Broadcasting--Competition-Television Broadcasting."

NEWSPAPER INDUSTRY CHARACTERISTICS

  Park Newspapers' publishing business is concentrated in newspapers located in cities or towns of small or medium populations in the United States. Revenue in the newspaper industry is dependent primarily upon advertising revenue and paid circulation. Competition for advertising and circulation revenue comes from local and regional newspapers, radio, broadcast and cable television, direct mail, and other communications and advertising media. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives in those markets. In Park Newspapers' case, its paid daily newspapers are the only paid daily newspapers of general circulation published in their respective cities or towns. There are no broadcast television stations licensed to any city or town in which Park Newspapers publishes a daily newspaper, although regional television service is provided by broadcast television stations licensed to larger nearby communities and by cable television systems. Other daily newspapers published in nearby locations are generally circulated in some of Park Newspapers' markets. Some of such competitors are larger and have greater financial resources than Park Newspapers. Competition for advertising revenue also arises from radio stations broadcasting in such markets. See "Business--Park Newspapers-- Competition-Publishing."

  In recent years on-line services and other new technologies have also begun to compete with newspapers. Although it is impossible to predict the extent of such competition, the Company believes that such technologies are less likely to represent significant competition in smaller markets where advertisers are more likely to focus limited budgets on outlets such as local newspapers having more limited coverage areas. The Company also believes that its news collection system in the communities served by Park Newspapers' publications positions Park Newspapers to provide news in future electronic delivery systems.

NEWSPRINT COSTS

  Newsprint represents the single largest raw material expense of Park Newspapers' business and, together with employee costs, is one of the most significant operating costs in the newspaper industry. Newsprint costs increased approximately 40% per metric ton in 1995 on an industry-wide basis and may continue to increase in 1996, although any such increases in 1996 are not anticipated to be as significant as the 1995 increases.

Newsprint expenses represented 12%, 12% and 15% of Park Newspapers' total operating costs and expenses for the years ended December 31, 1993, 1994 and 1995, respectively. Although Park Newspapers has implemented measures in an attempt to offset the rise in newsprint prices, such as affording individual newspapers the ability to purchase newsprint under master supply contracts to avoid reliance on spot purchases, and total operating expenses, including newsprint costs, in 1995 increased by only 2.0% over 1994, newsprint price increases have had and may continue to have an adverse effect on the Company's and Park Newspapers' results of operations.

EFFECT OF NATIONAL AND LOCAL ECONOMIC CONDITIONS

  Each of the Company's businesses is cyclical in nature. Because the Company relies upon sales of advertising at Park Broadcasting's television stations and Park Newspapers' newspapers for substantially all of its revenue, the Company's operating results are particularly susceptible to being affected by prevailing economic conditions. Although the geographic diversity of the Company's operations reduces the likelihood that local economic fluctuations could materially affect the Company, it has exposure to changes in regional and national economic conditions in the United States, particularly as they may affect advertising expenditures and, with respect to newspapers, circulation levels. Because of the substantial portion of the Company's revenue derived from local advertisers, the Company's operating results in individual markets could be adversely affected by local or regional economic downturns.

CONTROL BY STOCKHOLDERS

  Gary B. Knapp and Donald R. Tomlin, Jr. effectively control the Company. Messrs. Knapp and Tomlin are the only directors of the Company, each with 50% of the voting control, and, collectively, are able to control the vote on all matters submitted to a vote of the Company's stockholder. There can be no assurance that the interests of Messrs. Knapp and Tomlin will not conflict with the interests of the holders of the Notes or that a potential "deadlock" will not arise between Messrs. Knapp and Tomlin which could have a material adverse effect on the Company and its operations. See "Securities Ownership of Certain Beneficial Owners."

FRAUDULENT TRANSFER CONSIDERATIONS

  Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer and conveyance laws, if the Company, at the time it issued the Notes, (a) incurred such indebtedness with the actual intent to hinder, delay or defraud creditors or (b)(i) received less than reasonably equivalent value or fair consideration therefor and
(ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Notes or, in the alternative, fashion other equitable relief such as subordinating the Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair-saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. The Company's management believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer and conveyance laws, the Notes were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith; that the Company received reasonably equivalent value or fair consideration therefor and that, after the issuance of the Notes and the application of the net proceeds thereof, the Company is solvent, has sufficient capital for carrying on its business and is able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management.

LACK OF ESTABLISHED MARKET FOR THE SECURITIES

  Prior to the Exchange Offer, there has not been any public market for the Units, Series A Notes or Initial Warrants. The Series A Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Series B Notes by holders who are entitled to participate in the Exchange Offer. The holders of Series A Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Series A Notes. The Series B Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Series B Notes on any securities exchange or to seek their admission to trading in any automated quotation system. The Initial Purchasers have advised the Company that they currently intend to make a market in the Series B Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Series B Notes or as to the liquidity of the trading market for the Series B Notes. If a trading market does not develop or is not maintained, holders of the Series B Notes may experience difficulty in reselling the Series B Notes or may be unable to sell them at all. If a market for the Series B Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the Series B Notes, future trading prices of the Series B Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Series B Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES; CONSEQUENCES OF FAILURE TO
EXCHANGE

  Issuance of the Series B Notes in exchange for the Series A Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Series A Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Series A Notes desiring to tender such Series A Notes in exchange for Series B Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Series A Notes for exchange. Series A Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Series A Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Series B Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each holder of the Series A Notes (other than certain specified holders) who wishes to exchange the Series A Notes for Series B Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) the Series B Notes to be received by it are being acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Series B Notes. Each Participating Broker-Dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. See "Plan of Distribution." To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected. See "The Exchange Offer."

ORIGINAL ISSUE DISCOUNT

  There will be no federal income tax consequences as a result of an exchange pursuant to the Exchange Offer. Therefore, the same federal income tax consequences apply to the Series B Notes as are applicable to the Series A Notes.

  The Series A Notes were issued at a discount from their principal amount at maturity. Original issue discount (the difference between the stated redemption price at maturity of the Notes and the issue price of the Notes) will accrue from the issue date of the Series A Notes and generally will be includable as interest income in the holder's gross income for United States federal income tax purposes in advance of the cash payments to which the income is attributable. For a more detailed discussion of the federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the Notes, see "Certain Federal Income Tax Consequences."

  If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Notes, the claim of a holder of any of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to the Notes and (ii) the portion of original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

NO DIVIDENDS

  The Company does not expect to pay any dividends on the Common Stock in the foreseeable future.

                                  THE COMPANY

  The Company is a holding company which through its subsidiaries owns and operates nine network affiliated television stations and 104 newspapers and related publications in geographically diverse markets throughout the United States. The Company's television stations are located in markets ranging from the 51st to the 177th largest DMA. Five of these stations are affiliated with CBS, two are affiliated with NBC and two are affiliated with ABC. The Company's 104 newspaper publications include 28 daily newspapers, 26 non-daily newspapers, and 50 "total market coverage" publications. The Company's newspaper publications serve readers in 43 counties in 12 states. The Company's daily newspaper publications range in circulation from approximately 4,000 to 17,000, with a combined average paid daily circulation of approximately 242,000. For the year ended December 31, 1995, the Company had net revenue of $144.3 million.

  The Company's principal offices are located at 1700 Vine Center Office Tower, 333 West Vine Street, Lexington, Kentucky 40507, and its telephone number is (606) 252-7275.

  Park Broadcasting. Park Broadcasting owns and operates nine network affiliated television stations primarily located in mid-sized southeastern markets. The stations cover approximately 2.8 million households, or approximately 3.0% of the total television households in the United States, and are affiliated with three of the four major networks. The Company believes that operating a geographically diverse group of stations with a mix of network affiliations reduces the potential impact on the Company from the performance of any one market or network. The networks have recently sought longer terms in their affiliation agreements with local stations and generally have increased the compensation payable to the local stations in return for such longer term agreements. Each of the stations has recently renegotiated its affiliation agreement, all of which provide for ten-year terms at compensation levels substantially above the levels under the prior agreements. See "Business--Park Broadcasting--Network Affiliation Agreements." For the year ended December 31, 1995, Park Broadcasting had net revenue of $65.4 million.

  In February 1996, the Company entered into an agreement to acquire a network affiliated television station in Montgomery, Alabama for $6.0 million, of which $4.8 million has already been paid. The station to be acquired, WHOA, is the ABC affiliate in the market. Consummation of the Montgomery Acquisition is subject to certain customary conditions, including receipt of FCC approval of the transfer of the broadcasting license and a related waiver of common ownership of stations in overlapping markets. While the Company has no reason to believe FCC approval and the related waiver will not be obtained, there can be no assurance that approval will be given or that the transaction will be consummated. An objection to the transfer of the WHOA broadcasting license to the Company was filed with the FCC during the public comment period relating to the application for such transfer. The Company does not believe that the objection states any grounds upon which the FCC could refuse to approve the transfer application, although such objection may cause such approval to be delayed. Other than the Montgomery Acquisition, the Company does not presently have any agreements to acquire or sell any television stations.

  Park Newspapers. Park Newspapers owns and operates 104 geographically diverse newspapers and related publications which include 28 daily newspapers (of which 16 publish Sunday editions), 26 non-daily newspapers and 50 "total market coverage" publications across the United States. Park Newspapers' daily and non-daily newspapers generally combine news, sports and features with a special emphasis on local information. These newspaper publications serve readers in 43 counties in 12 states. Park Newspapers' daily newspaper publications have a total paid daily circulation of approximately 242,000. The markets which the publications serve, which the Company identifies using postal ZIP codes, had a combined household count of approximately 545,000 and aggregate retail sales of approximately $15.2 billion in 1995. The Company believes that operating a geographically diverse group of newspapers reduces the impact of the performance of any one newspaper. For the year ended December 31, 1995, Park Newspapers had revenue of $78.9 million.

  Sale of Radio Station Assets. The Company is in the process of selling the remaining Radio Station Assets, the operations of which have been conducted through Park Broadcasting. The Company decided to divest such operations to focus on its core television broadcasting and newspaper publication operations, to raise cash to prepay a portion of its existing indebtedness and to take advantage of attractive prices for which such operations could be sold.


                                USE OF PROCEEDS


  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Series B Notes in the Exchange Offer. The net proceeds to the Company from the issuance of the Units were approximately $75.6 million. These net proceeds, together with net proceeds from the issuance of the Broadcasting Notes and the Newspapers Notes, borrowings under the Senior Credit Facility and net proceeds from the sale of the Company's WPAT-AM and FM radio stations, were used to repay all outstanding indebtedness under the Prior Credit Agreement (the "Prior Term Loan"). See "Summary--The Refinancing Transactions."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996 and December 31, 1995 and as adjusted to give effect to the sale of Units and the other Refinancing Transactions and the application of the net proceeds therefrom and for the sale of the Radio Station Assets on the terms described herein and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                    JUNE 30 1996         DECEMBER 31, 1995
                                 ------------------- -------------------------
                                   PRO                PRO FORMA
                                 FORMA(E) HISTORICAL ADJUSTED(B) HISTORICAL(A)
                                 -------- ---------- ----------- -------------
                                            (DOLLARS IN THOUSANDS)
Short-term debt:
 Current portion of long-term
debt............................ $    474  $    474   $    465     $    465
                                 --------  --------   --------     --------
  Total short-term debt.........      474       474        465          465
                                 --------  --------   --------     --------
Long-term debt, less current
maturities:
Park Communications
 Prior Credit Agreement (c).....       --        --         --      580,632
 Notes..........................   77,226    77,226     77,200           --
                                 --------  --------   --------     --------
                                   77,226    77,226     77,200      580,632
                                 --------  --------   --------     --------
Park Broadcasting
 Broadcasting Notes (d).........  235,012   235,012    235,000           --
 Promissory notes...............      556       556        733          733
                                 --------  --------   --------     --------
                                  235,568   235,568    235,733          733
                                 --------  --------   --------     --------
Park Newspapers
 Newspapers Notes...............  155,000   155,000    155,000           --
 Subordinated notes.............      120       120        240          240
                                 --------  --------   --------     --------
                                  155,120   155,120    155,240          240
                                 --------  --------   --------     --------
  Total long-term debt..........  467,914   467,914    468,173      581,605
                                 --------  --------   --------     --------
Stockholder's equity:
 Common stock...................        1         1         --           --
 Additional paid in capital.....    2,532     2,532      2,800           --
 Retained earnings (deficit)....   12,802    14,735     33,519      (17,428)
                                 --------  --------   --------     --------
  Total stockholder's equity
(deficit).......................   15,335    17,268     36,319      (17,428)
                                 --------  --------   --------     --------
Total capitalization............ $483,723  $485,656   $504,957     $564,642
                                 ========  ========   ========     ========

- --------
(a) Film contract liability has been excluded from long-term debt as they are not included as Indebtedness as defined in the Indenture.

(b) Reflects the pro forma capitalization of the Company at December 31, 1995 after giving effect to the Refinancing Transactions, the sale of all of the Radio Station Assets on the terms described herein and the application of the net proceeds therefrom, and the payment in full of the Senior Credit Facility. The Warrants have been valued at approximately $2.8 million. Such amounts ascribed to the Warrants serve to reduce long-term debt and increase additional paid in capital.

(c) As of December 31, 1995, due to "push down" accounting, $412,566 and $168,065 were "pushed down" to the historical balance sheets of Park Broadcasting and Park Newspapers, respectively, as a result of the Prior Credit Agreement.

(d) Net of original issue discount of approximately $6.0 million.

(e) Reflects the pro forma capitalization of the Company at June 30, 1996 after giving effect to the sale of all Radio Station Assets on the terms described herein.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The Unaudited Pro Forma Condensed Consolidated Statements of Continuing Operations for the six months ended June 30, 1996 and for the year ended December 31, 1995 present the consolidated results of continuing operations of Park Communications, Inc. and Subsidiaries, Park Broadcasting, Inc. and Subsidiaries and Park Newspapers, Inc. and Subsidiaries assuming that the Acquisition and the application of the purchase method of accounting, the Refinancing Transactions, the sale of the Radio Station Assets on the terms described herein and the application of the net proceeds therefrom had been completed as of January 1, 1996 and January 1, 1995, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheets as of June 30, 1996 and December 31, 1995 are presented assuming the Refinancing Transactions, the sale of the Radio Station Assets on the terms described herein and the application of the net proceeds therefrom had been completed on June 30, 1996 and December 31, 1995, respectively. All material adjustments necessary to reflect the transactions are presented in the pro forma adjustments columns, which are further described in the notes to unaudited pro forma condensed consolidated financial statements.

  The unaudited pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been if the Acquisition, the Refinancing Transactions, the sale of the Radio Station Assets on the terms described herein and the application of the net proceeds therefrom had, in fact, occurred on such date or to project the Company's financial position or results of operations at any future date or for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                     JUNE 30, 1996                        DECEMBER 31, 1995
                          -------------------------------------- ---------------------------------------
                                                     PRO FORMA                               PRO FORMA
                                     TRANSACTION        FOR                 TRANSACTION         FOR
                          HISTORICAL ADJUSTMENTS    TRANSACTIONS HISTORICAL ADJUSTMENTS     TRANSACTIONS
                          ---------- -----------    ------------ ---------- -----------     ------------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
 Cash...................   $ 47,120   $  8,300 (d)    $ 55,420    $ 19,026   $ 164,400 (a)    $ 28,790
                                                                               452,000 (b)
                                                                              (606,636)(c)
 Other current assets...     30,998        (17)         30,981      33,370        (540)(a)      32,830
                           --------   --------        --------    --------  ----------        --------
 Total current assets...     78,118      8,283          86,401      52,396       9,224          61,620
Property, plant and
equipment, net..........     66,616     (2,015)(d)      64,601      84,395     (21,171)(a)      63,224
Intangible assets, net..    517,873    (10,067)(d)     507,806     635,447    (120,101)(a)     515,346
Film contracts..........      1,984                      1,984       2,787                       2,787
Other assets............     24,907                     24,907       7,757      18,000 (b)      24,789
                                                                                  (968)(c)
                           --------   --------        --------    --------  ----------        --------
 Total assets...........   $689,498   $ (3,799)       $685,699    $782,782  $ (115,016)       $667,766
                           ========   ========        ========    ========  ==========        ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Total current
liabilities.............   $ 59,225                   $ 59,225    $ 42,992  $  (26,391)(c)    $ 16,601
Long-term film
contracts...............      1,835                      1,835       2,480                       2,480
Long-term debt--term
loan....................         --                         --     580,632    (580,632)(c)          --
Long-term debt--other...        676                        676         973                         973
Long-term debt--new
debt....................    467,238                    467,238          --     467,200 (b)     467,200
Deferred income.........      6,822                      6,822       4,549                       4,549
Consulting/non-compete
contracts...............      2,446                      2,446       2,851                       2,851
Deferred income taxes...    133,257   $ (1,866)(d)     131,391     165,733     (28,940)(a)     136,793
Other liabilities.......        731                        731          --                          --
                           --------   --------        --------    --------  ----------        --------
 Total liabilities......    672,230     (1,866)        670,364     800,210    (168,763)        631,447
                           --------   --------        --------    --------  ----------        --------
Stockholder's equity:
 Common stock...........          1                          1          --                          --
 Paid in capital........      2,532                      2,532          --       2,800 (b)       2,800
 Retained earnings
  (deficit).............     14,735     (1,933)(d)      12,802     (17,428)     51,528 (a)      33,519
                                                                                  (581)(c)
                           --------   --------        --------    --------  ----------        --------
 Total stockholder's
  equity (deficit)......     17,268     (1,933)         15,335     (17,428)     53,747          36,319
                           --------   --------        --------    --------  ----------        --------
 Total liabilities and
  stockholder's equity..   $689,498   $ (3,799)       $685,699    $782,782  $ (115,016)       $667,766
                           ========   ========        ========    ========  ==========        ========

- --------
(a) Reflects the sale of the radio station operations for aggregate gross proceeds of $233.2 million, the incurrence of related selling expenses of $3.4 million, the recognition of a gain on the sale and the payment of the resulting income taxes of approximately $65.4 million.
(b) Reflects the issuance of the Notes, the Broadcasting Notes and the Newspapers Notes and the incurrence of related fees and expenses of $18.0 million. Does not reflect the incurrence of fees and expenses of $2.1 million relating to the Senior Credit Facility. The Warrants have been valued at approximately $2.8 million. Such amounts ascribed to the Warrants serve to reduce long-term debt and increase additional paid in capital.
(c) Reflects the payoff of the Prior Term Loan, accrued interest and write-off of related debt issue costs.

(d) Reflects the sale of the Radio Station Assets for aggregate gross proceeds of $11.2 million, the incurrence of related selling expenses of $0.2 million, the recognition of loss on the sale and the payment of resulting income taxes of approximately $2.7 million.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

                              HISTORICAL
                          -------------------
                          NEW PARK   OLD PARK
                          ---------  --------                  PRO FORMA                      PRO FORMA
                          5/11/95-   1/01/95-  ACQUISITION        FOR         TRANSACTION        FOR
                          12/31/95   5/10/95   ADJUSTMENTS    ACQUISITION     ADJUSTMENTS    TRANSACTIONS
                          ---------  --------  -----------    -----------     -----------    ------------
                                                (DOLLARS IN THOUSANDS)
Gross revenue...........   $101,756  $ 53,917                  $ 155,673                       $ 155,673
Less: commissions.......      7,360     4,001                     11,361                          11,361
                          ---------  --------                 ----------                      ----------
Net revenue.............     94,396    49,916                    144,312                         144,312
                          ---------  --------                 ----------                      ----------
Operating expenses:
 Cost of sales..........     33,278    20,315                     53,593                          53,593
 Selling, general and
  administrative........     24,561    11,508                     36,069                          36,069
 Depreciation...........      5,164     2,499   $    420 (a)       8,083                           8,083
 Amortization...........      5,594       786      2,376 (a)       8,756                           8,756
 Amortization of excess
 cost...................      4,598       715      1,884 (a)       7,197                           7,197
                          ---------  --------   --------      ----------                      ----------
                             73,195    35,823      4,680         113,698                         113,698
                          ---------  --------   --------      ----------                      ----------
Operating income........     21,201    14,093     (4,680)         30,614                          30,614
Interest expense........    (41,968)      (67)   (23,654)(b)     (65,689)      $ 65,536 (f)      (60,962)
                                                                                (60,809)(g)
Interest income.........        866     3,181     (2,692)(c)       1,355                           1,355
Other expense...........       (179)  (10,693)    10,592 (d)        (280)                           (280)
                          ---------  --------   --------      ----------       --------       ----------
(Loss) income from
 continuing operations
 before income taxes....    (20,080)    6,514    (20,434)        (34,000)         4,727          (29,273)
Provision (benefit) for
 income taxes...........     (6,494)    5,954    (10,340)        (10,880)(e)      2,706 (h)       (8,174)
                          ---------  --------   --------      ----------       --------       ----------
(Loss) income from
 continuing operations..  $ (13,586) $    560   $(10,094)     $  (23,120)      $  2,021       $  (21,099)
                          =========  ========   ========      ==========       ========       ==========
Loss per share..........                                      $    (2.18)                     $    (1.99)
                                                              ==========                      ==========
Average shares..........                                      10,628,571                      10,628,571
                                                              ==========                      ==========

- --------
(a) To adjust depreciation and amortization expense to reflect the application of the purchase method of accounting for the Acquisition as if it occurred on January 1, 1995.
(b) To record the additional interest expense on the Prior Term Loan as if it had been incurred on January 1, 1995.
(c) Interest income has been reduced to give effect to the $138.0 million paid from the Company's existing cash-on-hand to the Company's former stockholders on the date of the Acquisition as a portion of the consideration.
(d) To eliminate one-time expenses incurred in selling the Company.
(e) Pro forma income tax benefit has been computed at an overall effective rate of 32.0%. This rate gives effect to non-deductible goodwill.
(f) To eliminate interest expense incurred on the Prior Term Loan.
(g) To record interest expense attributable to the Notes (principal $80.0 million, stated rate 13.75%), the Broadcasting Notes (principal $241.0 million, stated rate 11.75%) and the Newspapers Notes (principal $155.0 million, stated rate 11.875%), record one year of amortization of the aggregate new debt issuance costs of $18.0 million and record one year of amortization of bond discount on the Notes and the Broadcasting Notes (overall effective rate of approximately 13.6%). Does not reflect the incurrence of fees and expenses of $2.1 million relating to the Senior Credit Facility.
(h) Pro forma income tax benefit has been computed at the marginal rate of 57.2% times the pro forma interest adjustment, as further adjusted for disallowed interest. See "Certain Federal Income Tax Consequences--Tax Treatment of the Notes--Original Issue Discount--Applicable High Yield Discount Obligations."

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING
             OPERATIONSFOR THE SIX MONTHS ENDED JUNE 30, 1996

                                                     PRO FORMA
                                      TRANSACTION       FOR
                          HISTORICAL  ADJUSTMENTS   TRANSACTIONS
                          ----------  -----------   ------------
                                          (DOLLARS IN THOUSANDS)
Gross revenue...........  $   76,878                 $   76,878
Less: commissions.......       5,591                      5,591
                          ----------                 ----------
Net revenue.............      71,287                     71,287
                          ----------                 ----------
Operating expenses:
 Cost of sales..........      30,258                     30,258
 Selling, general and
  administrative........      20,416                     20,416
 Depreciation...........       4,579                      4,579
 Amortization...........       5,384                      5,384
 Amortization of excess
 cost...................       2,171                      2,171
                          ----------                 ----------
                              62,808                     62,808
                          ----------                 ----------
Operating income........       8,479                      8,479
Interest expense........     (31,778)   $31,701 (a)     (30,482)
                                        (30,405)(b)
Interest income.........         547                        547
Other expense...........        (216)                      (216)
                          ----------    -------      ----------
(Loss) income from
 continuing operations
 before income taxes....     (22,968)     1,296         (21,672)
Provision (benefit) for
 income taxes...........      (8,180)       741 (c)      (7,439)
                          ----------    -------      ----------
(Loss) income from
 continuing operations..  $  (14,788)   $   555      $  (14,233)
                          ==========    =======      ==========
Loss per share..........  $    (1.39)                $    (1.34)
                          ==========                 ==========
Average shares..........  10,628,571                 10,628,571
                          ==========                 ==========

- --------

(a) To eliminate interest expense incurred on the Prior Term Loan.

(b) To record interest expense attributable to the Notes (principal $80.0 million, stated rate 13.75%), the Broadcasting Notes (principal $241.0 million, stated rate 11.75%) and the Newspapers Notes (principal $155.0 million, stated rate 11.875%), record six months of amortization of the aggregate new debt issuance costs of $18.0 million and record six months of amortization of bond discount on the Notes and the Broadcasting Notes (overall effective rate of approximately 13.6%). Does not reflect the incurrence of fees and expenses of $2.1 million relating to the Senior Credit Facility.

(c) Pro forma income tax benefit has been computed at the marginal rate of 57.2% times the pro forma interest adjustment, as further adjusted for disallowed interest. See "Certain Federal Income Tax Consequences--Tax Treatment of the Notes--Original Issue Discount--Applicable High Yield Discount Obligations."

                    PARK BROADCASTING, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                     JUNE 30, 1996                       DECEMBER 31, 1995
                          ------------------------------------- ---------------------------------------
                                                    PRO FORMA                               PRO FORMA
                                     TRANSACTION       FOR                 TRANSACTION         FOR
                          HISTORICAL ADJUSTMENTS   TRANSACTIONS HISTORICAL ADJUSTMENTS     TRANSACTIONS
                          ---------- -----------   ------------ ---------- -----------     ------------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
 Cash...................   $ 33,416    $ 8,300 (e)   $ 41,716    $  1,305   $ 162,700 (a)    $  1,305
                                                                              227,000 (b)
                                                                             (431,041)(c)
                                                                               41,341 (d)
 Other current assets...     23,285        (17)(e)     23,268      22,751        (540)(a)      22,211
                           --------    -------       --------    --------  ----------        --------
 Total current assets...     56,701      8,283         64,984      24,056        (540)         23,516
Property, plant and
 equipment, net.........     40,967     (2,015)(e)     38,952      57,956     (21,171)(a)      36,785
Intangible assets, net..    350,515    (10,067)(e)    340,448     465,672    (120,101)(a)     345,571
Film contracts..........      1,984                     1,984       2,787                       2,787
Other assets............     12,929                    12,929         419       8,000 (b)       7,731
                                                                                 (688)(c)
                           --------    -------       --------    --------  ----------        --------
 Total assets...........   $463,096    $(3,799)      $459,297    $550,890  $ (134,500)       $416,390
                           ========    =======       ========    ========  ==========        ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Total current
 liabilities............   $ 45,340                  $ 45,340    $ 25,235  $  (18,750)(c)    $  6,485
Long-term--film
 contracts..............      1,835                     1,835       2,481                       2,481
Long-term debt--term
 loan...................         --                        --     412,566    (412,566)(c)          --
Long-term debt--other...        556                       556         733                         733
Long-term debt--new
 debt...................    235,012                   235,012          --     235,000 (b)     235,000
Deferred income.........      6,822                     6,822       4,549                       4,549
Consulting/non-compete
 contracts..............         43                        43          74                          74
Deferred income taxes...     90,635    $(1,866)(e)     88,769     124,605     (30,640)(a)      93,965
                           --------    -------       --------    --------  ----------        --------
 Total liabilities......    380,243     (1,866)       378,377     570,243    (226,956)        343,287
                           --------    -------       --------    --------  ----------        --------
Stockholder's equity:
 Common stock...........      2,598                     2,598       2,598                       2,598
 Paid in capital........     56,063                    56,063      (2,598)     35,929 (d)      33,331
 Intercompany receivable
  from parent...........         --                        --      (5,412)      5,412 (d)          --
 Retained earnings
  (deficit).............     24,192     (1,933)(e)     22,259     (13,941)     51,528 (a)      37,174
                                                                                 (413)(c)
                           --------    -------       --------    --------  ----------        --------
 Total stockholder's
  equity (deficit)......     82,853     (1,933)        80,920     (19,353)     92,456          73,103
                           --------    -------       --------    --------  ----------        --------
 Total liabilities and
  stockholder's equity..   $463,096    $(3,799)      $459,297    $550,890  $ (134,500)       $416,390
                           ========    =======       ========    ========  ==========        ========

- --------

(a) Reflects the sale of the radio station operations for aggregate gross proceeds of $233.2 million, the incurrence of related selling expenses of $3.4 million, the recognition of a gain on the sale and the payment of the resulting income taxes of approximately $67 million.
(b) Reflects the issuance of the Broadcasting Notes and the incurrence of related fees and expenses of $8.0 million.
(c) Reflects the payoff of the Prior Term Loan, accrued interest and write-off of related debt issue costs.
(d) Reflects the payment of the intercompany receivable and a capital contribution from Park Communications funded substantially with the proceeds of the sale of Units.

(e) Reflects the sale of the Radio Station Assets for aggregate gross proceeds of $11.2 million, the incurrence of related selling expenses of $0.2 million, the recognition of loss on the sale and the payment of resulting income taxes of approximately $2.7 million.

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

                              HISTORICAL
                          -------------------
                          NEW PARK   OLD PARK
                          ---------  --------
                                                               PRO FORMA                  PRO FORMA
                          5/11/95-   1/01/95-  ACQUISITION        FOR     TRANSACTION        FOR
                          12/31/95   5/10/95   ADJUSTMENTS    ACQUISITION ADJUSTMENTS    TRANSACTIONS
                          ---------  --------  -----------    ----------- -----------    ------------
                                                (DOLLARS IN THOUSANDS)
Gross revenue...........   $ 50,034  $26,735                    $ 76,769                   $ 76,769
Less: commissions.......      7,360    4,001                      11,361                     11,361
                          ---------  -------                   ---------                  ---------
Net revenue.............     42,674   22,734                      65,408                     65,408
                          ---------  -------                   ---------                  ---------
Operating expenses:
 Cost of sales..........     12,495    7,288                      19,783                     19,783
 Selling, general and
  administrative........      9,454    4,746                      14,200                     14,200
 Depreciation...........      3,552    1,655     $   353 (a)       5,560                      5,560
 Amortization...........      3,238      245       1,585 (a)       5,068                      5,068
 Amortization of excess
 cost...................      3,584       68       1,958 (a)       5,610                      5,610
                          ---------  -------    --------       ---------                  ---------
                             32,323   14,002       3,896          50,221                     50,221
                          ---------  -------    --------       ---------                  ---------
Operating income........     10,351    8,732      (3,896)         15,187                     15,187
Interest expense........    (26,102)     (34)    (14,720)(b)     (40,856)  $ 40,790 (f)     (29,794)
                                                                            (29,728)(g)
Interest income.........        209      --          118 (c)         327                        327
Other expense...........       (218)  (1,117)        994 (d)        (341)                      (341)
                          ---------  -------    --------       ---------   --------       ---------
(Loss) income from
 continuing operations
 before income taxes....    (15,760)   7,581     (17,504)        (25,683)    11,062         (14,621)
Provision (benefit) for
 income taxes...........     (5,661)   3,176      (5,850)(e)      (8,335)     4,640 (h)      (3,695)
                          ---------  -------    --------       ---------   --------       ---------
(Loss) income from
 continuing operations..  $ (10,099) $ 4,405    $(11,654)      $ (17,348)  $  6,422       $ (10,926)
                          =========  =======    ========       =========   ========       =========
Loss per share..........                                       $ (667.90)                 $ (420.65)
                                                               =========                  =========
Average shares..........                                          25,974                     25,974
                                                               =========                  =========

- --------
(a) To adjust depreciation and amortization expense to reflect the application of the purchase method of accounting for the Acquisition as if it occurred on January 1, 1995.
(b) To record the additional interest expense on the Prior Term Loan as if it had been incurred on January 1, 1995.
(c) To reflect estimated annualized amounts to be earned on intercompany advances.
(d) To eliminate one-time expenses incurred in selling the Company.
(e) Pro forma income tax benefit has been computed at an overall effective rate of 32.0%. This rate gives effect to non-deductible goodwill.
(f) To eliminate interest expense incurred on the Prior Term Loan.
(g) To record interest expense attributable to the Broadcasting Notes: principal $241.0 million, stated rate 11.75%, record one year of amortization of new debt issuance costs of $8.0 million and record one year of amortization of bond discount on the Broadcasting Notes (overall effective rate of approximately 13.1%).
(h) Pro forma income tax benefit has been computed at the marginal rate of 41.9% times the pro forma interest adjustment.

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                  FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                                                    PRO FORMA
                                                     TRANSACTION       FOR
                                          HISTORICAL ADJUSTMENTS   TRANSACTIONS
                                          ---------- -----------   ------------
Gross revenue............................  $ 38,074                  $ 38,074
Less: commissions........................     5,591                     5,591
                                           --------                  --------
Net revenue..............................    32,483                    32,483
                                           --------                  --------
Operating expenses:
 Cost of sales...........................    11,053                    11,053
 Selling, general and administrative.....     8,971                     8,971
 Depreciation............................     2,970                     2,970
 Amortization............................     3,577                     3,577
 Amortization of excess cost.............     1,314                     1,314
                                           --------                  --------
                                             27,885                    27,885
                                           --------                  --------
Operating income.........................     4,598                     4,598
Interest expense.........................   (18,418)   $18,385 (a)    (14,897)
                                                       (14,864)(b)
Interest income..........................        73                        73
Other expense............................       (17)                      (17)
                                           --------    -------       --------
(Loss) income from continuing operations
 before income taxes.....................   (13,764)     3,521        (10,243)
Provision (benefit) for income taxes.....    (4,946)     1,475 (c)     (3,471)
                                           --------    -------       --------
(Loss) income from continuing
 operations..............................  $ (8,818)   $ 2,046       $ (6,772)
                                           ========    =======       ========
Loss per share...........................  $(339.49)                 $(260.72)
                                           ========                  ========
Average shares...........................    25,974                    25,974
                                           ========                  ========

- --------

(a) To eliminate interest expense incurred on the Prior Term Loan.

(b) To record interest expense attributable to the Broadcasting Notes: principal $241.0 million, stated rate 11.75%, record six months of amortization of new debt issuance costs of $8.0 million and record six months of amortization of bond discount on the Broadcasting Notes (overall effective rate of approximately 13.1%).

(c) Pro forma income tax benefit has been computed at the marginal rate of 41.9% times the pro forma interest adjustment.

                     PARK NEWSPAPERS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                     JUNE 30, 1996                     DECEMBER 31, 1995
                          ----------------------------------- --------------------------------------
                                                  PRO FORMA                              PRO FORMA
                                     TRANSACTION     FOR                 TRANSACTION        FOR
                          HISTORICAL ADJUSTMENTS TRANSACTIONS HISTORICAL ADJUSTMENTS    TRANSACTIONS
                          ---------- ----------- ------------ ---------- -----------    ------------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
 Cash...................   $  4,210                $  4,210    $    710   $ 149,400 (a)   $    710
                                                                           (175,595)(b)
                                                                             26,195 (c)
 Other current assets...      8,237                   8,237       9,564                      9,564
                           --------                --------    --------   ---------       --------
 Total current assets...     12,447                  12,447      10,274                     10,274
Property, plant and
equipment, net..........     25,395                  25,395      26,231                     26,231
Intangible assets, net..    180,442                 180,442     183,029                    183,029
Other assets............      5,699                   5,699         204       5,600 (a)      5,524
                                                                               (280)(b)
                           --------                --------    --------   ---------       --------
 Total assets...........   $223,983                $223,983    $219,738   $   5,320       $225,058
                           ========                ========    ========   =========       ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Total current
liabilities.............   $  8,976                $  8,976    $ 13,684   $  (7,642)(b)   $  6,042
Long-term debt-term
loan....................         --                      --     168,065    (168,065)(b)         --
Long-term debt-other....        120                     120         240                        240
Long-term debt-new
debt....................    155,000                 155,000          --     155,000 (a)    155,000
Consulting/non-compete
contracts...............      2,403                   2,403       2,778                      2,778
Deferred income taxes...     39,807                  39,807      41,972                     41,972
                           --------                --------    --------   ---------       --------
 Total liabilities......    206,306                 206,306     226,739     (20,707)       206,032
                           --------                --------    --------   ---------       --------
Stockholder's equity:
 Common stock...........      4,150                   4,150       4,150                      4,150
 Paid in capital........     21,184                  21,184      (4,150)     22,840 (c)     18,690
 Intercompany
  receivables from
  parent................         --                      --      (3,355)      3,355 (c)         --
 Retained earnings
  (deficit).............     (7,657)                 (7,657)     (3,646)       (168)(b)     (3,814)
                           --------                --------    --------   ---------       --------
 Total stockholder's
  equity (deficit)......     17,677                  17,677      (7,001)     26,027         19,026
                           --------                --------    --------   ---------       --------
 Total liabilities and
  stockholder's equity..   $223,983                $223,983    $219,738   $   5,320       $225,058
                           ========                ========    ========   =========       ========

- --------
(a) Reflects the issuance of the Newspapers Notes and the incurrence of related fees and expenses of $5.6 million.
(b) Reflects the payoff of the Prior Term Loan, accrued interest and write-off of related debt issue costs.
(c) Reflects the payment of the intercompany receivable and a capital contribution from Park Communications funded substantially with the proceeds of the sale of Units.

                     PARK NEWSPAPERS, INC. AND SUBSIDIARIES

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             HISTORICAL
                          ------------------
                          NEW PARK  OLD PARK
                          --------  --------                 PRO FORMA                  PRO FORMA
                          5/11/95-  1/01/95-  ACQUISITION       FOR     TRANSACTION        FOR
                          12/31/95  5/10/95   ADJUSTMENTS   ACQUISITION ADJUSTMENTS    TRANSACTIONS
                          --------  --------  -----------   ----------- -----------    ------------
                                                (DOLLARS IN THOUSANDS)
Newspaper revenue.......  $ 51,723  $27,181                  $ 78,904                    $ 78,904
                          --------  -------                  --------                    --------
Operating expenses:
 Cost of sales..........    20,783   13,027                    33,810                      33,810
 Selling, general and
  administrative........    15,107    6,762                    21,869                      21,869
 Depreciation...........     1,621      833     $    83 (a)     2,537                       2,537
 Amortization...........     2,356      524         808 (a)     3,688                       3,688
 Amortization of excess
 cost...................     1,241      664          37 (a)     1,942                       1,942
                          --------  -------     -------      --------                    --------
                            41,108   21,810         928        63,846                      63,846
                          --------  -------     -------      --------                    --------
Operating income........    10,615    5,371        (928)       15,058                      15,058
Interest expense........   (15,851)     (23)     (8,936)(b)   (24,810)   $ 24,723 (e)     (19,144)
                                                                          (19,057)(f)
Interest income.........       186        3         102 (c)       291                         291
Other expense...........       (26)    (485)                     (511)                       (511)
                          --------  -------     -------      --------    --------        --------
(Loss) income from
 continuing operations
 before income taxes....    (5,076)   4,866      (9,762)       (9,972)      5,666          (4,306)
Provision (benefit) for
 income taxes...........    (1,430)   2,222      (3,584)(d)    (2,792)      1,846 (g)        (946)
                          --------  -------     -------      --------    --------        --------
(Loss) income from
 continuing operations..  $ (3,646) $ 2,644     $(6,178)     $ (7,180)   $  3,820        $ (3,360)
                          --------  -------     -------      --------    --------        --------
Loss per share..........                                     $(162.63)                   $ (76.10)
                                                             ========                    ========
Average shares..........                                       44,150                      44,150
                                                             ========                    ========

- --------
(a) To adjust depreciation and amortization expense to reflect the application of the purchase method of accounting for the Acquisition as if it occurred on January 1, 1995.
(b) To record the additional interest expense on the Prior Term Loan as if it had been incurred on January 1, 1995.
(c) To reflect estimated annualized amounts to be earned on intercompany advances.
(d) Pro forma income tax benefit has been computed at an overall effective rate of 28.0%. This rate gives effect to non-deductible goodwill.
(e) To eliminate interest expense incurred on the Prior Term Loan.
(f) To record interest expense attributable to the Newspapers Notes: principal $155.0 million, stated rate 11.875%, and record one year of amortization of new debt issuance costs of $5.6 million (overall effective rate of approximately 12.8%).
(g) Pro forma income tax benefit has been computed at the marginal rate of 32.6% times the pro forma interest adjustment.

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                  FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                                                    PRO FORMA
                                                     TRANSACTION       FOR
                                          HISTORICAL ADJUSTMENTS   TRANSACTIONS
                                          ---------- -----------   ------------
Newspaper revenue........................  $38,804                   $38,804
                                           -------                   -------
Operating expenses:
 Cost of sales...........................   19,205                    19,205
 Selling, general and administrative.....   10,714                    10,714
 Depreciation............................    1,584                     1,584
 Amortization............................    1,807                     1,807
 Amortization of excess cost.............      989                       989
                                           -------                   -------
                                            34,299                    34,299
                                           -------                   -------
Operating income.........................    4,505                     4,505
Interest expense.........................  (10,850)    $10,806 (a)    (9,573)
                                                        (9,529)(b)
Interest income..........................      127                       127
Other expense............................      (24)                      (24)
                                           -------     -------       -------
(Loss) income from continuing operations
 before income taxes.....................   (6,242)      1,277        (4,965)
Provision (benefit) for income taxes.....   (2,231)        416 (c)    (1,815)
                                           -------     -------       -------
(Loss) income from continuing
 operations..............................  $(4,011)    $   861       $(3,150)
                                           =======     =======       =======
Loss per share...........................  $(90.85)                  $(71.35)
                                           =======                   =======
Average shares...........................   44,150                    44,150
                                           =======                   =======

- --------

(a) To eliminate interest expense incurred on the Prior Term Loan.

(b) To record interest expense attributable to the Newspapers Notes: principal $155.0 million, stated rate 11.875%, and record six months of amortization of new debt issuance costs of $5.6 million (overall effective rate of approximately 12.8%).

(c) Pro forma income tax benefit has been computed at the marginal rate of 31.4% times the pro forma interest adjustment.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The selected historical consolidated financial data presented below have been derived from audited financial statements of Park Communications, Park Broadcasting and Park Newspapers as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 (except in the case of the data for the years ended December 31, 1992 and 1991 for Park Broadcasting and Park Newspapers, which have been derived from unaudited financial statements for those entities). The selected consolidated financial data as of June 30, 1996 and for the six months ended June 30, 1996 presented below have been derived from unaudited financial statements of Park Communications, Park Broadcasting and Park Newspapers. The data presented below should be read in conjunction with the Consolidated Financial Statements of Park Communications, Inc. and Subsidiaries, Park Broadcasting, Inc. and Subsidiaries and Park Newspapers, Inc. and Subsidiaries, including the respective notes thereto, "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The unaudited pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been if the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets (as applicable) had, in fact, occurred on the dates indicated or to project the Company's financial position or results of operations at any future date or for any future period.

                                                YEAR ENDED
                                            DECEMBER 31, 1995
                            HISTORICAL          PRO FORMA                  YEAR ENDED DECEMBER 31,
                            SIX MONTHS   -------------------------   --------------------------------------
                               ENDED     TRANSACTIONS  ACQUISITION
                           JUNE 30, 1996   1995 (B)     1995 (A)       1994      1993      1992      1991
PARK COMMUNICATIONS, INC.  ------------- ------------  -----------   --------  --------  --------  --------
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Net revenue (c)..........    $ 71,287      $144,312     $144,312     $142,431  $137,344  $129,800  $121,172
                             --------      --------     --------     --------  --------  --------  --------
Operating expenses:
 Cost of sales (exclusive
  of depreciation and
  amortization)..........      30,258        53,593       53,593       50,380    55,518    53,208    52,895
 Selling, general and
  administrative (d).....      20,416        36,069       36,069       37,051    39,561    37,752    35,717
 Depreciation and
  amortization...........      12,134        24,036       24,036       11,037    11,088    10,607    10,214
                             --------      --------     --------     --------  --------  --------  --------
Total operating expenses
 (c).....................      62,808       113,698      113,698       98,468   106,167   101,567    98,826
                             --------      --------     --------     --------  --------  --------  --------
Operating income.........       8,479        30,614       30,614       43,963    31,177    28,233    22,346
Interest expense.........     (31,778)      (60,962)     (65,689)        (279)     (233)     (337)     (542)
Interest income..........         547         1,355        1,355        5,561     4,952     5,515     6,270
Other....................        (216)         (280)        (280)      (2,352)     (431)     (455)     (464)
                             --------      --------     --------     --------  --------  --------  --------
Income/(loss) from
 continuing operations
 before income tax.......     (22,968)      (29,273)     (34,000)      46,893    35,465    32,956    27,610
Provision/(benefit) for
 income tax..............      (8,180)       (8,174)     (10,880)      19,519    14,849    13,593    14,218
                             --------      --------     --------     --------  --------  --------  --------
Income/(loss) from
 continuing operations...    $(14,788)     $(21,099)    $(23,120)    $ 27,374  $ 20,616  $ 19,363  $ 13,392
                             ========      ========     ========     ========  ========  ========  ========
Ratio of earnings to
 fixed charges (e).......         --            --           --         121.2x     98.4x     72.5x     42.6x
Deficiency of earnings to
 fixed charges (e).......    $(22,968)     $(29,273)    $(34,000)         --        --        --        --
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets.............    $689,498      $667,766     $782,782     $366,786  $342,621  $324,837  $305,891
Total long-term debt,
 excluding current
 maturities..............     467,914       468,173(f)   581,605(f)    49,248    54,367    54,028    54,660
Stockholder's equity
 (deficit)...............      17,268        36,319      (17,428)     285,730   253,606   234,682   217,458
OTHER FINANCIAL DATA AND
 RATIOS:
Capital
 expenditures (g)........       6,853         4,880        4,880        6,661     4,409     5,545     3,556

                                                 (footnotes begin on next page)

- --------
(a) Presented on a pro forma basis assuming that the Acquisition had occurred on January 1, 1995. See Note (2) to the Consolidated Financial Statements of Park Communications, Inc. and Subsidiaries.

(b) Presented on a pro forma basis assuming that the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets on the terms described herein occurred on December 31, 1995 for balance sheet data and on January 1, 1995 for all other data. The Warrants have been valued at approximately $2.8 million. Such amounts ascribed to the Warrants serve to reduce long-term debt and increase additional paid in capital. The amounts of debt discount resulting from such ascribed amounts will be amortized to interest expense over the life of the debt using the effective yield method.

(c) On December 31, 1993, the Company sold 33 newspaper publications located in 13 of its smaller markets. The impact of the sale of these publications was not material to net income in 1993. The results of operations of the 33 newspaper publications are included in the 1993, 1992 and 1991 operating results as follows:

                                                       1993     1992    1991
                                                      -------  ------- -------
   Net revenue....................................... $10,385  $10,812 $11,132
   Operating expenses................................  10,551   10,707  11,304
   Operating income (loss) before depreciation and
    amortization.....................................    (166)     105    (172)

(d) Includes Central Corporate Overhead allocated as follows:

                                       SIX
                                      MONTHS
                                       1996   1995   1994   1993   1992    1991
                                      ------ ------ ------ ------ ------- ------
   Park Broadcasting................  $  926 $1,142 $1,287 $1,280 $ 1,296 $1,151
   Park Newspapers..................   1,322  2,217  1,988  2,102   2,280  2,191
                                      ------ ------ ------ ------ ------- ------
   Total Central Corporate Overhead.  $2,248 $3,359 $3,275 $3,382 $ 3,576 $3,342
                                      ====== ====== ====== ====== ======= ======

(e) For purposes of this ratio, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as net income (loss) from continuing operations before income taxes and fixed charges.

(f) Does not include long-term film contract liability totaling $1,835 at June 30, 1996 and $2,481 at December 31, 1995 as such liability is not included as Indebtedness as defined in the Indenture.

(g) Capital expenditures do not include the purchase of the assets of two television stations, WTVQ in 1992 and KALB in 1993. The amounts for such asset purchases were $6,135 in 1992 and $8,804 in 1993. In addition, capital expenditures in 1994 do not include certain operating equipment and facilities purchased from RHP Incorporated for $4,175, which it had been leasing. Also not included are capital expenditures resulting from trade agreements and capital expenditures of the discontinued radio station operations.

                                               YEAR ENDED
                                           DECEMBER 31, 1995
                           HISTORICAL          PRO FORMA                 YEAR ENDED DECEMBER 31,
                           SIX MONTHS   -------------------------   -------------------------------------
                              ENDED     TRANSACTIONS  ACQUISITION
                          JUNE 30, 1996   1995 (B)     1995 (A)       1994      1993      1992     1991
PARK BROADCASTING, INC.   ------------- ------------  -----------   --------  --------  --------  -------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Net revenue.............    $ 32,483      $ 65,408     $ 65,408     $ 65,621  $ 52,593  $ 47,216  $38,972
                            --------      --------     --------     --------  --------  --------  -------
Operating expenses:
 Cost of sales
  (exclusive of
  depreciation and
  amortization).........      11,053        19,783       19,783       18,016    16,297    15,580   13,451
 Selling, general and
  administrative (c)....       8,971        14,200       14,200       14,835    12,406    11,860    9,933
 Depreciation and
  amortization..........       7,861        16,238       16,238        5,187     4,162     3,337    2,573
                            --------      --------     --------     --------  --------  --------  -------
Total operating expenses
 .......................      27,885        50,221       50,221       38,038    32,865    30,777   25,957
                            --------      --------     --------     --------  --------  --------  -------
Operating income........       4,598        15,187       15,187       27,583    19,728    16,439   13,015
Interest expense........     (18,418)      (29,794)     (40,856)        (185)      (37)      (55)      (3)
Interest income.........          73           327          327           --        --         1        1
Other...................         (17)         (341)        (341)        (393)     (225)      (78)    (131)
                            --------      --------     --------     --------  --------  --------  -------
Income/(loss) from
 continuing operations
 before income tax......     (13,764)      (14,621)     (25,683)      27,005    19,466    16,307   12,882
Provision/(benefit) for
 income tax.............      (4,946)       (3,695)      (8,335)      10,457     7,370     6,320    5,015
                            --------      --------     --------     --------  --------  --------  -------
Income/(loss) from
 continuing operations..    $ (8,818)     $(10,926)    $(17,348)    $ 16,548  $ 12,096  $  9,987  $ 7,867
                            ========      ========     ========     ========  ========  ========  =======
Ratio of earnings to
 fixed charges (d)......          --            --           --         85.7x    320.1x    162.5x   349.2x
Deficiency of earnings
 to fixed charges (d)...    $(13,764)     $(14,621)    $(25,683)          --        --        --       --
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets............    $463,096      $416,390     $550,890     $131,662  $129,741  $106,669  $94,368
Total long-term debt,
 excluding current
 maturities.............     235,568       235,733(e)   413,299(e)     3,537     3,627     2,121    1,873
OTHER FINANCIAL DATA AND
 RATIOS:
Capital expenditures(f).       6,009         2,758        2,758        3,803     2,897     3,293    2,472


                                                  (footnotes begin on next page)

- --------
(a) Presented on a pro forma basis assuming that the Acquisition had occurred on January 1, 1995. See Note (2) to the Consolidated Financial Statements of Park Broadcasting, Inc. and Subsidiaries.

(b) Presented on a pro forma basis assuming that the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets on the terms described herein occurred on December 31, 1995 for balance sheet data and on January 1, 1995 for all other data.
(c) Includes an allocation of Central Corporate Overhead from Park Communications to Park Broadcasting as follows:

                                      SIX
                                     MONTHS
                                      1996   1995   1994   1993   1992   1991
                                     ------ ------ ------ ------ ------ ------
   Allocated Central Corporate
   Overhead.........................  $926  $1,142 $1,287 $1,280 $1,296 $1,151

  Cash payments to Park Communications from Park Broadcasting to satisfy future allocations of Central Corporate Overhead will be subject to certain limitations and restrictions under the indenture governing the Broadcasting Notes.

(d) For purposes of this ratio, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as net income (loss) from continuing operations before income taxes and fixed charges.

(e) Does not include long-term film contract liability totaling $1,835 at June 30, 1996 and $2,481 at December 31, 1995 as such liability is not included as Indebtedness as defined in the Indenture.

(f) Capital expenditures do not include the purchase of the assets of two television stations, WTVQ in 1992 and KALB in 1993. Such amounts were $6,135 in 1992 and $8,804 in 1993. In addition, capital expenditures in 1994 do not include the purchase for $3,575 of certain operating equipment and facilities from RHP Incorporated, which the Company had been leasing. Also not included are capital expenditures resulting from trade agreements and capital expenditures of the discontinued radio station operations.

                                               YEAR ENDED
                                           DECEMBER 31, 1995
                           HISTORICAL          PRO FORMA              YEAR ENDED DECEMBER 31,
                           SIX MONTHS   ------------------------ ------------------------------------
                              ENDED     TRANSACTIONS ACQUISITION
                          JUNE 30, 1996   1995 (B)    1995 (A)    1994     1993      1992      1991
PARK NEWSPAPERS, INC.     ------------- ------------ ----------- -------  -------  --------  --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Revenue (c).............    $ 38,804      $ 78,904    $ 78,904   $76,810  $84,751  $ 82,584  $ 82,200
                            --------      --------    --------   -------  -------  --------  --------
Operating expenses:
 Cost of sales
  (exclusive of
  depreciation and
  amortization).........      19,205        33,810      33,810    32,364   39,221    37,628    39,444
 Selling, general and
  administrative (d)....      10,714        21,869      21,869    22,216   27,155    25,892    25,784
 Depreciation and
  amortization..........       4,380         8,167       8,167     5,816    6,895     7,247     7,614
                            --------      --------    --------   -------  -------  --------  --------
Total operating expenses
 (c)....................      34,299        63,846      63,846    60,396   73,271    70,767    72,842
                            --------      --------    --------   -------  -------  --------  --------
Operating income........       4,505        15,058      15,058    16,414   11,480    11,817     9,358
Interest expense........     (10,850)      (19,144)    (24,810)      (76)    (177)     (279)     (512)
Interest income.........         127           291         291        11       45        42        29
Other...................         (24)         (511)       (511)     (832)    (204)     (380)     (304)
                            --------      --------    --------   -------  -------  --------  --------
Income/(loss) before
 income tax.............      (6,242)       (4,306)     (9,972)   15,517   11,144    11,200     8,571
Provision/(benefit) for
 income tax.............      (2,231)         (946)     (2,792)    7,007    5,335     5,370     4,499
                            --------      --------    --------   -------  -------  --------  --------
Net income/(loss) (c)...    $ (4,011)     $ (3,360)   $ (7,180)  $ 8,510  $ 5,809  $  5,830  $  4,072
                            ========      ========    ========   =======  =======  ========  ========
Ratio of earnings to
 fixed charges (e)......         --            --          --      164.3x    56.2x     37.8x     16.9x
Deficiency of earnings
 to fixed charges (e)...    $ (6,242)     $ (4,306)   $ (9,972)      --       --        --        --
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets............    $223,983      $225,058    $219,738   $93,060  $98,075  $115,225  $110,705
Total long-term debt,
 excluding current
 maturities.............     155,120       155,240     168,305       360      746     1,912     2,792
OTHER FINANCIAL DATA
 AND RATIOS:
Capital
 expenditures (f).......         780         2,122       2,122     2,858    1,512     2,252     1,084


                                                  (footnotes begin on next page)

- --------
(a) Presented on a pro forma basis assuming that the Acquisition had occurred on January 1, 1995. See Note (2) to the Consolidated Financial Statements of Park Newspapers, Inc. and Subsidiaries.

(b) Presented on a pro forma basis assuming that the Acquisition, the Refinancing Transactions and the sale of the Radio Station Assets on the terms described herein occurred on December 31, 1995 for balance sheet data and on January 1, 1995 for all other data.

(c) On December 31, 1993, the Company sold 33 newspaper publications located in 13 of its smaller markets. The impact of the sale of these publications was not material to net income in 1993. The results of operations of the 33 newspaper publications are included in the 1993, 1992 and 1991 operating results as follows:

                                                       1993     1992    1991
                                                      -------  ------- -------
     Revenue......................................... $10,385  $10,812 $11,132
     Operating expenses..............................  10,551   10,707  11,304
     Operating income (loss) before depreciation and
      amortization...................................    (166)     105    (172)

(d) Includes an allocation of Central Corporate Overhead from Park Communications to Park Newspapers as follows:

                                     SIX
                                    MONTHS
                                     1996   1995   1994   1993   1992   1991
                                    ------ ------ ------ ------ ------ -------
   Allocated Central Corporate
    Overhead....................... $1,322 $2,217 $1,988 $2,102 $2,280 $ 2,191

   Cash payments to Park Communications from Park Newspapers to satisfy future allocations of Central Corporate Overhead will be subject to certain limitations and restrictions under the indenture governing the Newspapers Notes.

(e) For purposes of this ratio, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as net income (loss) before income taxes and fixed charges.

(f) Capital expenditures do not include the purchase in 1994 for $600 of certain operating equipment and facilities from RHP Incorporated, which the Company had been leasing.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

INTRODUCTION

  The Company's results of operations have been affected by: (i) the acquisition of the Company from the estate of Roy H. Park, its original owner, by PAI on May 11, 1995, (ii) the development and implementation of new operating strategies and initiatives by PAI, (iii) the entry during 1995 into new long-term network affiliation agreements with CBS and NBC covering seven of the nine television stations, (iv) the decision to divest the radio station operations, (v) the sale of 33 publications in December 1993 for $6.3 million and (vi) the acquisition of KALB-TV in November 1993 for $22.7 million. In addition, the Company has agreed to acquire an additional television station for $6.0 million (of which $4.8 million has been paid). As a result, period-to-period historical and future comparisons may be difficult without the following overview.

  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 presents the consolidated results of operations of the Company assuming the Acquisition and the application of the purchase method of accounting had been completed as of January 1, 1995. All material adjustments necessary to reflect the Acquisition as if it had occurred on such date are included in the 1995 pro forma column. Such adjustments are described further in the notes to unaudited pro forma condensed consolidated financial statements. The unaudited pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been if the Acquisition had, in fact, occurred on such date or to project the Company's financial position or results of operations at any future date or for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein.

  PAI acquired the Company from the estate of Roy H. Park on May 11, 1995 for $711.4 million. PAI financed the Acquisition with borrowings under the Prior Credit Agreement and existing cash-on-hand at the Company. The Acquisition was accounted for under purchase accounting and involved, among other things, the write-up of certain assets. As a result of the Acquisition, interest income was reduced and interest expense and depreciation and amortization expense increased substantially. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  Mr. Park had operated the businesses with a primary focus on improving cash flow from operations by managing costs rather than on increasing revenue. The Company's management believes the television stations and newspaper publications, under ownership by Mr. Park, had underperformed relative to industry standards. Under new ownership, the Company has focused on revenue and cash flow generation. In particular, the Company (i) hired new senior management for Park Newspapers, (ii) is substantially upgrading its sales force at both Park Broadcasting and Park Newspapers, (iii) invested in information systems to better equip its sales force and (iv) enhanced its marketing and promotional efforts. Certain of these strategies have been implemented gradually since the Acquisition. In many cases, the costs of these strategies have been incurred without sufficient time for the revenue benefits to be recognized. The Company has designed these strategies in an effort to increase revenue and cash flow from operations to levels more comparable to industry standards.

  Effective as of January 1, 1995, the Company entered into long-term affiliation agreements with each of CBS and NBC, which run for terms expiring December 2004 (in the case of each CBS agreement) and October 2005 (in the case of each NBC agreement). The affiliation agreements are automatically renewable for successive five-year terms unless prior written notice of termination is given by Park Broadcasting or the network. Pursuant to the terms of the long-term affiliation agreements, CBS and NBC agreed to an accelerated payment schedule of the network compensation due Park Broadcasting under such agreements. Under the new affiliation agreements with CBS and NBC, approximately $37.4 million of the $52.2 million in aggregate network compensation payable thereunder will be paid to Park Broadcasting during the first four years of the ten-year terms of such agreements. In accordance with generally accepted accounting principles ("GAAP"), the Company is accounting for payments received from the networks on a straight-line basis. As a result, in 1995, the cash received from the networks pursuant to the affiliation agreements exceeded the revenue recognized in the results of operations pursuant to GAAP by approximately $4.5 million. Cash payments to be received from the networks will also exceed the revenue recognized pursuant to GAAP by approximately $4.5 million in 1996, approximately $4.5 million in 1997 and approximately $2.8 million in 1998. Thereafter, revenue recognized under GAAP will exceed cash payments received from the networks by approximately $2.7 million annually from 1999 through 2004.

  The Company is in the process of divesting all of its remaining Radio Station Assets. The radio station operations had net revenue of $33.1 million for the fiscal year ended December 31, 1995. As of May 6, 1996, the Company had entered into definitive agreements for the sale of all of its radio station operations for aggregate gross proceeds of $233.2 million, of which $103.0 million of gross proceeds had been received pursuant to the sale of its WPAT-AM and FM radio stations. Between May 6, 1996 and August 16, 1996, the Company had sold its KEZX-AM, KWJZ-FM, WNCT-AM and FM, WTVR-AM and FM, WNLS-AM, WTNT-FM, WHEN-AM and FM, WNAX-AM and FM, KWJJ-AM and FM, KSGS-AM, KMJZ-FM, KWLO-AM and KFMW-FM radio stations for aggregate gross proceeds of $122.5 million. Income taxes due as a result of the above mentioned sales are estimated to be $62.8 million. Although there can be no assurance that the sale of the remaining Radio Station Assets will occur, Park Broadcasting currently anticipates that the sale of its last two individual radio stations will be completed by August 31, 1996. The financial information with respect to the Company's radio broadcasting operations are presented herein as discontinued operations. See "Business--Discontinued Operations." Proceeds from the sale of the Radio Station Assets occurring after May 13, 1996 have been used to repay in full the Senior Credit Facility and to pay taxes resulting from the sale of the radio station operations. The Senior Credit Facility was repaid in full on June 20, 1996. The Company decided to divest the radio broadcasting operations to focus on its core television broadcasting and newspaper publication operations, to raise cash to prepay a portion of its existing indebtedness, and to take advantage of attractive prices for which such operations could be sold.

  In December 1993, the Company sold 33 publications for gross proceeds of $6.3 million. The 33 publications contributed $10.4 million to revenue for the year ended December 31, 1993. In November 1993, the Company purchased KALB-TV, an NBC affiliate, in Alexandria, Louisiana for $22.7 million. KALB contributed $1.3 million to net revenue for the year ended December 31, 1993. As a result, comparisons between periods prior to and after the divestiture and the acquisition may be difficult.

OVERVIEW OF OPERATIONS

  The Company is a holding company that owns 100% of the common stock of its two subsidiaries, Park Broadcasting and Park Newspapers. Park Broadcasting owns and operates nine network affiliated television stations: five CBS affiliates, two NBC affiliates and two ABC affiliates. The Company has entered into a definitive purchase agreement to acquire an additional ABC affiliate in Montgomery, Alabama for $6.0 million; $4.8 million of such amount has been paid. Park Newspapers owns and operates 104 community newspapers and related publications.

  Park Communications. Park Communications incurs certain expenses associated with providing management supervisory functions, internal auditing, consolidated financial statement and tax preparation, centralized cash management services, benefits administration and other corporate services to Park Broadcasting and Park Newspapers. Historically, Park Broadcasting and Park Newspapers have made payments to Park Communications for their respective allocation of the costs associated with providing such services. Park Broadcasting and Park Newspapers intend to continue to make such payments to Park Communications for the provision of such services, subject to certain limitations and restrictions, including those pursuant to the terms of the indentures governing the Broadcasting Notes and the Newspapers Notes.

  Park Broadcasting. The net revenue of Park Broadcasting is derived primarily from local and national advertising revenue, and to a much lesser extent, from compensation paid by the networks to the stations for broadcasting network programs. The primary operating expenses involved in owning and operating television stations are employee compensation, programming, news gathering, production, promotion and the solicitation of advertising.

  In general, television stations receive revenue for advertising sold for placement within and adjoining their locally originated programming and adjoining national programming. Advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured principally by quarterly audience surveys. In addition, advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the markets served and the availability of alternative advertising media in the market area. Rates are highest during the most desirable viewing hours (generally during local news programming and prime time) with corresponding reductions during other hours.

  Most advertising contracts are short-term and generally run for only a few weeks. In the year ended December 31, 1995, no one contract or advertiser accounted for 5% or more of Park Broadcasting's advertising revenue. Over 52% of Park Broadcasting's revenue is generated from local and regional advertising, which is sold primarily by Park Broadcasting sales personnel, who receive a commission. The remainder of the advertising revenue represents national advertising, which is sold by independent national advertising sales representatives who also receive a commission. In addition, Park Broadcasting generally pays commissions to advertising agencies for local, regional and national advertising for placing the advertising with its stations.

  Park Newspapers. The revenue of Park Newspapers is derived primarily from advertising revenue and, to a lesser extent, from paid circulation and commercial print jobs. The primary operating expenses involved in owning and operating newspaper publications are employee compensation, newsprint, circulation delivery costs, news gathering and the solicitation of advertising.

  Newspaper advertising rates and rate structures are generally based on circulation and type of advertising, such as classified or display and national or retail. Substantially all of Park Newspapers' total publication advertising revenue is derived from local retailers and classified advertisers. Advertisements in community newspapers such as Park Newspapers' publications are generally less expensive to advertisers than larger, non-local publications or electronic media. Local and regional advertising is sold by regional sales representatives who receive a commission.

  Circulation revenue is primarily derived from home delivery sales of paid daily and non-daily newspapers to subscribers and through single-copy sales made through retailers and vending racks. Over 80% of Park Newspapers' circulation revenue is derived from subscription sales.

  The Company's newsprint costs are approximately 10.4% of revenue, which the Company believes compares favorably to other community newspaper groups. The Company believes that its group purchasing of newsprint and attention to efficiency and waste control are responsible for this favorable comparison.

  Seasonality/Cyclicality of the Business. The Company's advertising revenue is generally the highest in the second and fourth quarters of each year. The increase is due to increased advertising in the spring and in the periods leading up to and including the Christmas holiday season. In addition, political advertising increases the Company's revenue during election years and is typically heaviest during the fourth quarters of those years. However, management believes that fluctuations in its political advertising revenue are tempered by the levels of political activity in the areas in which it operates.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial items and percentage relationships:

                                                 SIX MONTHS ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                               -------------------------------  --------------------------------------------------
                                                                 1995             1995
                                                1996      %    PRO FORMA   %    PRO FORMA    %      1994      %      1993      %
                                               -------  -----  --------- -----  ---------  -----  --------  -----  --------  -----
                                                                         (DOLLARS IN THOUSANDS)
PARK COMMUNICATIONS
Revenue:
 Broadcasting.........................         $38,074   49.5%  $38,045   49.7% $ 76,769    49.3% $ 77,749   50.3% $ 62,460   42.4%
 Newspapers...........................          38,804   50.5    38,490   50.3    78,904    50.7    76,810   49.7    84,751   57.6
 Less: Agency and national
  representative commissions..........          (5,591)          (5,708)         (11,361)          (12,128)          (9,867)
                                               -------          -------         --------          --------         --------
 Net revenue..........................         $71,287  100.0%  $70,827  100.0% $144,312   100.0% $142,431  100.0% $137,344  100.0%
                                               =======          =======         ========          ========         ========
Operating income:
 Broadcasting.........................         $ 4,598   54.2%  $ 7,546   51.8% $ 15,187    49.6% $ 27,583   62.7% $ 19,728   63.3%
 Newspapers...........................           4,505   53.1     6,832   46.9    15,058    49.2    16,414   37.3    11,480   36.7
 Other................................            (624)  (7.4)      179    1.2       369     1.2       (34)    --       (31)    --
                                               -------          -------         --------          --------         --------
 Total................................         $ 8,479  100.0%  $14,557  100.0% $ 30,614   100.0% $ 43,963  100.0% $ 31,177  100.0%
                                               =======          =======         ========          ========         ========
PARK BROADCASTING
Revenue:
 Local................................         $19,889   52.2%  $20,007   52.6% $ 40,548    52.8% $ 41,165   52.9% $ 34,163   54.7%
 National.............................          13,599   35.7    14,085   37.0    27,180    35.4    27,353   35.2    23,807   38.1
 Network compensation.................           2,890    7.6     2,849    7.5     5,671     7.4     3,035    3.9     2,741    4.4
 Political............................             831    2.2       353    0.9     1,812     2.4     4,685    6.0       787    1.3
 Production and other.................             865    2.3       751    2.0     1,558     2.0     1,511    2.0       962    1.5
                                               -------          -------         --------          --------         --------
 Total................................          38,074  100.0%   38,045  100.0%   76,769   100.0%   77,749  100.0%   62,460  100.0%
 Agency and national representative
  commissions.........................          (5,591)  14.7%   (5,708)  15.0%  (11,361)   14.8%  (12,128)  15.6%   (9,867)  15.8%
                                               -------          -------         --------          --------         --------
 Net revenue..........................          32,483           32,337           65,408            65,621           52,593
                                               -------          -------         --------          --------         --------
Operating expenses:
 Costs of sales.......................          11,053   29.0%   10,286   27.0%   19,783    25.8%   18,016   23.2%   16,297   26.1%
 Selling, general and administrative..           8,971   23.6     6,701   17.6    14,200    18.5    14,835   19.1    12,406   19.9
 Depreciation and amortization........           7,861   20.6     7,804   20.5    16,238    21.1     5,187    6.7     4,162    6.7
                                               -------          -------         --------          --------         --------
 Total................................          27,885           24,791           50,221            38,038           32,865
                                               -------          -------         --------          --------         --------
 Operating income.....................         $ 4,598   12.1%  $ 7,546   19.8% $ 15,187    19.8% $ 27,583   35.4% $ 19,728   31.5%
                                               =======          =======         ========          ========         ========
PARK NEWSPAPERS
Revenue:
 Local................................         $12,200   31.4%  $12,162   31.6% $ 25,394    32.2% $ 24,890   32.4% $ 26,846   31.7%
 Circulation..........................           9,336   24.1     9,207   23.9    18,726    23.7    17,281   22.5    19,373   22.9
 Classified...........................           6,335   16.3     6,229   16.2    12,455    15.8    11,978   15.6    11,832   14.0
 Preprint.............................           2,619    6.7     2,772    7.2     5,838     7.4     5,743    7.5     5,817    6.9
 National.............................             253    0.7       235    0.6       523     0.7       575    0.7       799    0.9
 Political............................             154    0.4        60    0.2       215     0.3       577    0.8       222    0.3
 Other (includes nondailies and
  shoppers)...........................           7,907   20.4     7,825   20.3    15,753    19.9    15,766   20.5    19,862   23.3
                                               -------          -------         --------          --------         --------
 Total................................          38,804  100.0%   38,490  100.0%   78,904   100.0%   76,810  100.0%   84,751  100.0%
                                               -------          -------         --------          --------         --------
Operating expenses:
 Costs of sales.......................          19,205   49.5%   19,348   50.3%   33,810    42.8%   32,364   42.1%   39,221   46.3%
 Selling, general and administrative..          10,714   27.6     8,228   21.4    21,869    27.7    22,216   28.9    27,155   32.0
 Depreciation and amortization........           4,380   11.3     4,082   10.6     8,167    10.4     5,816    7.6     6,895    8.1
                                               -------          -------         --------          --------         --------
 Total................................          34,299           31,658           63,846            60,396           73,271
                                               -------          -------         --------          --------         --------
 Operating income.....................         $ 4,505   11.6%  $ 6,832   17.8% $ 15,058    19.1% $ 16,414   21.4% $ 11,480   13.6%
                                               =======          =======         ========          ========         ========

SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995 (PRO FORMA UNAUDITED)

REVENUE

  Broadcasting. Gross revenue for the six months ended June 30, 1996 was $38.1 million compared to $38.0 million for the six months ended June 30, 1995, an increase of $0.1 million, or 0.3%. Revenue for the first six months of 1996 was adversely affected in the first quarter by severe winter weather in many of the markets the Company serves. Major snow and ice storms in January and February caused many advertisers to close their businesses and cancel scheduled advertising.

  Newspapers. Gross revenue for the six months ended June 30, 1996 was $38.8 million compared to $38.5 million for the six months ended June 30, 1995, an increase of $0.3 million, or 0.8%. Revenue for the first six months of 1996 increased primarily due to increased advertising revenue. However, revenue for the first six months of 1996 was adversely affected in the first quarter by severe winter weather in many of the markets the Company serves. Major snow and ice storms in January and February caused many advertisers to close their businesses and cancel scheduled advertising.

OPERATING EXPENSES

  Broadcasting. Operating expenses (excluding depreciation and amortization) for the six months ended June 30, 1996 were $20.0 million compared to $17.0 million for the six months ended June 30, 1995, an increase of $3.0 million, or 17.6%. This expense increase resulted from a number of factors that were a result of the implementation of the Company's business and operating strategy, including approximately $0.9 million from the cost of upgrading the news staff and operations of WBMG-TV in Birmingham, Alabama and approximately $1.0 million in increased television station promotion and programming costs.

  Depreciation and amortization for the six months ended June 30, 1996 was $7.9 million compared to $7.8 million for the six months ended June 30, 1995, an increase of $0.1 million, or 1.3%. As a percentage of gross broadcast revenue, depreciation and amortization was 20.6% for the six months ended June 30, 1996 compared to 20.5% for the six months ended June 30, 1995.

  Newspapers. Operating expenses (excluding depreciation and amortization) for the six months ended June 30, 1996 were $29.9 million compared to $27.6 million for the six months ended June 30, 1995, an increase of $2.3 million, or 8.3%. The dollar increase was primarily due to increased newsprint costs and increased costs related to upgrading the sales staff compensation plans.

  Newsprint expenses for the six months ended June 30, 1996 were $4.8 million compared to $3.7 million for the six months ended June 30, 1995, an increase of $1.1 million or 29.7%. The increase was primarily a result of industry-wide higher newsprint prices. Newsprint prices have decreased significantly in July 1996.

  Depreciation and amortization for the six months ended June 30, 1996 was $4.4 million compared to $4.1 million for the six months ended June 30, 1995, an increase of $0.3 million, or 7.3%. As a percentage of newspaper revenue, depreciation and amortization was 11.3% for the six months ended June 30, 1996 compared to 10.6% for the six months ended June 30, 1995.

OPERATING INCOME

  Broadcasting. Operating income for the six months ended June 30, 1996 was $4.6 million compared to $7.5 million for the six months ended June 30, 1995, a decrease of $2.9 million, or 38.7%. The decrease was a result of the increase in expenses discussed above more than offsetting the increase in revenues. Operating income includes $0.9 million and $0.6 million of allocated Central Corporate Overhead for the six months ended June 30, 1996 and June 30, 1995, respectively. Operating income for the six months ended June 30, 1996 and June 30, 1995 does not include $2.3 million of cash network compensation received pursuant to the Company's affiliation agreements, but not recognized as revenue.

  Newspapers. Operating income for the six months ended June 30, 1996 was $4.5 million compared to $6.8 million for the six months ended June 30, 1995, a decrease of $2.3 million, or 33.8%. The decrease was a result of expenses increasing more than operating revenue as described above. Operating income includes $1.3 million and $1.0 million of allocated Central Corporate Overhead for the six months ended June 30, 1996 and June 30, 1995, respectively.

INTEREST EXPENSE

  Broadcasting. Interest expense for the six months ended June 30, 1996 was $18.4 million compared to $21.8 million for the six months ended June 30, 1995. The decrease was due to the decrease in total debt and interest rates as a result of the recently completed refinancing.

  Newspapers. Interest expense for the six months ended June 30, 1996 was $10.9 million compared to $11.5 million for the six months ended June 30, 1995. The decrease was due to the decrease in total debt and interest rates as a result of the recently completed refinancing.

INCOME TAXES

  Broadcasting. Income taxes (benefit) for the six months ended June 30, 1996 were ($4.9) million compared to ($5.2) million for the six months ended June 30, 1995, a decrease in the benefit of $0.3 million or 5.8%. The decrease in the benefit was due to the decrease in the taxable loss, the result of the decrease in interest expense, partially offset by the decrease in operating income. The effective tax benefit rate for each of the six-month periods ended June 30, 1996 and June 30, 1995 was 36%.

  Newspapers. Income taxes (benefit) for the six months ended June 30, 1996 were ($2.2) million compared to ($1.5) million for the six months ended June 30, 1995, an increase in the benefit of $0.7 million. The increase in the benefit was due to the increase in the taxable loss primarily the result of the decrease in operating income. The effective tax benefit rate for the six months ended June 30, 1996 was 35%, compared to an effective tax benefit rate of 31% for the six months ended June 30, 1995. The change in the effective rate is due to amortization of nondeductible goodwill being a larger component of the loss before income taxes in the six month period ended June 30, 1995 than in the same period in 1996.

INCOME (LOSS) FROM CONTINUING OPERATIONS

  Broadcasting. Income (loss) from continuing operations for the six months ended June 30, 1996 was ($8.8) million compared to ($9.1) million for the six months ended June 30, 1995, a decrease in the loss of $0.3 million.

  Newspapers. Income (loss) from continuing operations for the six months ended June 30, 1996 was ($4.0) million compared to ($3.3) million for the six months ended June 30, 1995, an increase in the loss of $0.7 million.

DISCONTINUED OPERATIONS

  The discontinued operations consist of the Company's radio station operations. Net (loss) income for the radio station operations for the six months ended June 30, 1996 was ($6.7) million compared to ($2.8) million for the six months ended June 30, 1995. On December 26, 1995, the Company announced its intention to divest all of its radio station operations on an individual basis. The results of operations of the radio station operations are included in the single line of the income statement labeled "(loss) income from discontinued operations." During the first six months of 1996, the Company sold 18 of its radio stations resulting in a gain, net of taxes, of $53.7 million. This amount is included in the single line of income statement labeled "gain from sale of discontinued operations."

YEAR ENDED DECEMBER 31, 1995 (PRO FORMA UNAUDITED) COMPARED WITH YEAR ENDED DECEMBER 31, 1994

REVENUE

  Broadcasting. Gross revenue for the year ended December 31, 1995 was $76.8 million compared to $77.7 million for the year ended December 31, 1994, a decrease of $0.9 million, or 1.2%. The decrease was primarily due to a reduction in political advertising revenue of $2.9 million in 1995, partially offset by an increase in network revenue of $2.6 million. The increase in network compensation revenue was due to long-term affiliation agreements entered into between Park Broadcasting and each of CBS and NBC.

  Local advertising revenue for the year ended December 31, 1995 was $40.5 million compared to $41.2 million for the year ended December 31, 1994, a decrease of $0.7 million, or 1.7%. The decrease was primarily due to a $1.4 million reduction in local advertising at WTVR in Richmond, Virginia, which management believes was attributable to a management change in December 1994. This reduction was offset by increases at other stations.

  National revenue for the year ended December 31, 1995 was $27.2 million compared to $27.4 million for the year ended December 31, 1994, a decrease of $0.2 million, or 0.7%.

  Newspapers. Gross revenue for the year ended December 31, 1995 was $78.9 million compared to $76.8 million for the year ended December 31, 1994, an increase of $2.1 million, or 2.7%. The increase was primarily due to an increase in circulation revenue of $1.4 million resulting from price increases, partially offset by a reduction in political advertising revenue of $0.4 million.

  Local advertising revenue for the year ended December 31, 1995 was $25.4 million compared to $24.9 million for the year ended December 31, 1994, an increase of $0.5 million, or 2.0%.

  Classified revenue for the year ended December 31, 1995 was $12.5 million compared to $12.0 million for the year ended December 31, 1994, an increase of $0.5 million, or 4.1%. The increase was the result of several initiatives by the Company to increase classified revenue.

OPERATING EXPENSES

  Broadcasting. Operating expenses (excluding depreciation and amortization) for the year ended December 31, 1995 were $34.0 million compared to $32.9 million for the year ended December 31, 1994, an increase of $1.1 million, or 3.3%. As a percentage of gross broadcast revenue, operating expenses (excluding depreciation and amortization) were 44.3% in 1995 compared to 42.3% in 1994. The dollar increase was primarily due to increased compensation expense of $0.8 million and increased advertising/promotional expenditures of $0.4 million. The compensation expense increase was a result of the Company's strategy to upgrade its sales force. The advertising/promotional expense increase was the result of enhanced marketing techniques.

  Depreciation and amortization for the year ended December 31, 1995 was $16.2 million compared to $5.2 million for the year ended December 31, 1994, an increase of $11.0 million, or 211.5%. As a percentage of gross broadcast revenue, depreciation and amortization was 21.1% in 1995 compared to 6.7% in 1994. The increase was primarily due to the write-up of assets as a result of the Acquisition.

  Newspapers. Operating expenses (excluding depreciation and amortization) for the year ended December 31, 1995 were $55.7 million compared to $54.6 million for the year ended December 31, 1994, an increase of $1.1 million, or 2.0%. As a percentage of newspaper revenue, operating expenses (excluding depreciation and amortization) were 70.5% in 1995 compared to 71.0% in 1994. The dollar increase was primarily due to increased newsprint costs, partially offset by reductions in other operating expenses of $0.8 million which were primarily due to a decrease in consulting/non-compete expense, since no value was assigned to these contracts after the Acquisition, and the effect of the consolidation of five production facilities.

  Newsprint expenses for the year ended December 31, 1995 were $8.2 million compared to $6.3 million for the year ended December 31, 1994, an increase of $1.9 million or 29.4%. As a percentage of newspaper revenue, newsprint expenses were 10.4% in 1995 compared to 8.3% in 1994. The increase was primarily a result of industry-wide higher newsprint prices.

  Depreciation and amortization for the year ended December 31, 1995 was $8.2 million compared to $5.8 million for the year ended December 31, 1994, an increase of $2.4 million, or 41.4%. As a percentage of newspaper revenue, depreciation and amortization was 10.4% in 1995 compared to 7.6% in 1994. The increase was primarily due to the write-up of assets as a result of the Acquisition.

OPERATING INCOME

  Broadcasting. Operating income for the year ended December 31, 1995 was $15.2 million compared to $27.6 million for the year ended December 31, 1994, a decrease of $12.4 million, or 44.9%. As a percentage of gross broadcast revenue, operating income was 19.8% in 1995 compared to 35.5% in 1994. The decrease was a result of the decrease in revenue and increase in operating expenses described above. Operating income includes $1.1 million and $1.3 million of allocated Central Corporate Overhead for 1995 and 1994, respectively. Operating income for 1995 does not include $4.5 million of cash network compensation received pursuant to Park Broadcasting's affiliation agreements, but not recognized as revenue.

  Newspapers. Operating income for the year ended December 31, 1995 was $15.1 million compared to $16.4 million for the year ended December 31, 1994, a decrease of $1.3 million, or 7.9%. As a percentage of newspaper revenue, operating income was 19.1% in 1995 compared to 21.4% in 1994. The decrease was a result of operating expenses increasing more than revenue as described above. Operating income includes $2.2 million and $2.0 million of allocated Central Corporate Overhead for 1995 and 1994, respectively.



INTEREST EXPENSE

  Broadcasting. Interest expense for the year ended December 31, 1995 was $40.9 million compared to $0.2 million for the year ended December 31, 1994, an increase of $40.7 million. The increase was primarily due to the increase in total debt as a result of the financing for the Acquisition.

  Newspapers. Interest expense for the year ended December 31, 1995 was $24.8 million compared to $0.1 million for the year ended December 31, 1994, an increase of $24.7 million. The increase was primarily due to the increase in total debt as a result of the financing for the Acquisition.

INCOME TAXES

  Broadcasting. Income taxes for the year ended December 31, 1995 was ($8.3) million compared to $10.5 million for the year ended December 31, 1994, a decrease of $18.8 million. The decrease was due to the decrease in taxable income as a result of the increase in depreciation and amortization and interest expense resulting from the Acquisition. The effective tax rate for 1995 reflects a tax benefit rate of 32%, compared to an effective tax expense rate of 39% for 1994. The change in the effective rate is due to the increase in the amortization of nondeductible goodwill resulting from purchase accounting adjustments.

  Newspapers. Income taxes for the year ended December 31, 1995 was ($2.8) million compared to $7.0 million for the year ended December 31, 1994, a decrease of $9.8 million. The decrease was due to the decrease in taxable income as a result of the increase in depreciation and amortization and interest expense resulting from the Acquisition. The effective tax rate for 1995 reflects a tax benefit rate of 28%, compared to an effective tax expense rate of 45% in 1994. The change in the effective rate is due to the increase in the amortization of nondeductible goodwill resulting from purchase accounting adjustments.

INCOME (LOSS) FROM CONTINUING OPERATIONS

  Broadcasting. Income (loss) from continuing operations for the year ended December 31, 1995 was ($17.3) million compared to $16.5 million for the year ended December 31, 1994, a decrease of $33.8 million. The decrease was primarily due to the increase in depreciation and amortization and interest expense as a result of the Acquisition.

  Newspapers. Income (loss) from continuing operations for the year ended December 31, 1995 was ($7.2) million compared to $8.5 million for the year ended December 31, 1994, a decrease of $15.7 million. The decrease was primarily due to the increase in depreciation and amortization and interest expense as a result of the Acquisition.

DISCONTINUED OPERATIONS

  The discontinued operations consist of the Company's radio station operations. Net loss for the radio station operations for the year ended December 31, 1995 was ($6.0) million compared to ($0.1) million for the year ended December 31, 1994. On December 26, 1995, the Company announced its intention to divest all of its radio station operations on an individual basis. The segment has produced operating profits before interest expense, depreciation and amortization, and the Company believes that each of its radio station operations will generate operating profit before interest expense, depreciation and amortization through its date of disposition. The results of operations of the radio station operations are included in the single line of the income statement labeled "(loss) income from discontinued operations."

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

REVENUE

  Broadcasting. Gross revenue for the year ended December 31, 1994 was $77.7 million compared to $62.5 million for the year ended December 31, 1993, an increase of $15.2 million, or 24.3%. The increase was primarily due to the acquisition in November of 1993 of KALB-TV in Alexandria, Louisiana, which added $6.6 million in revenue, and an increase in political advertising revenue of $3.9 million.

  Local advertising revenue for the year ended December 31, 1994 was $41.1 million compared to $34.2 million for the year ended December 31, 1993, an increase of $6.9 million, or 20.2%. The increase was primarily due to the acquisition of KALB-TV which added $4.0 million in local advertising revenue.

  National revenue for the year ended December 31, 1994 was $27.4 million compared to $23.8 million for the year ended December 31, 1993, an increase of $3.6 million, or 15.1%. The increase was primarily due to the acquisition of KALB-TV which added $2.1 million in national advertising revenue.

  Newspapers. Gross revenue for the year ended December 31, 1994 was $76.8 million compared to $84.8 million for the year ended December 31, 1993, a decrease of $8.0 million, or 9.4%. The decrease was primarily due to the sale of 33 publications in December 1993 which was responsible for $10.4 million in decreased revenue, partially offset by an increase in political advertising revenue of $0.4 million.

  Local advertising revenue for the year ended December 31, 1994 was $24.9 million compared to $26.8 million for the year ended December 31, 1993, a decrease of $1.9 million, or 7.1%, primarily because of the sale of 33 publications in December 1993.

  Classified revenue for the year ended December 31, 1994 was $12.0 million compared to $11.8 million for the year ended December 31, 1993, an increase of $0.2 million, or 1.7%.

OPERATING EXPENSES

  Broadcasting. Operating expenses (excluding depreciation and amortization) for the year ended December 31, 1994 were $32.9 million compared to $28.7 million for the year ended December 31, 1993, an increase of $4.2 million, or 14.6%. As a percentage of gross broadcast revenue, operating expenses (excluding depreciation and amortization) were 42.3% in 1994 compared to 46.0% in 1993. The dollar increase in operating expenses (excluding depreciation and amortization) was primarily due to the purchase of KALB-TV in November 1993 which contributed $3.0 million of the increase. The remainder of the increase was due to an increase in compensation and local sales commissions of $0.8 million.

  Depreciation and amortization for the year ended December 31, 1994 was $5.2 million compared to $4.2 million for the year ended December 31, 1993, an increase of $1.0 million, or 23.8%, as a result of the acquisition of KALB-TV. As a percentage of gross broadcast revenue, depreciation and amortization was 6.7% in each of 1994 and 1993.

  Newspapers. Operating expenses (excluding depreciation and amortization) for the year ended December 31, 1994 were $54.6 million compared to $66.4 million for the year ended December 31, 1993, a decrease of $11.8 million, or 17.8%. As a percentage of newspaper revenue, operating expenses (excluding depreciation and amortization) were 71.0% in 1994 compared to 78.3% in 1993. Of the decrease, $10.6 million resulted from the sale of 33 publications. The remainder was principally a result of the effectiveness of the Company's cost control programs and decreases in newsprint expense of $0.3 million and in insurance expense of $0.3 million.

  Newsprint expenses for the year ended December 31, 1994 were $6.3 million compared to $7.6 million for the year ended December 31, 1993, a decrease of $1.3 million, or 17.1%. As a percentage of newspaper revenue, newsprint expenses were 8.3% in 1994 compared to 9.0% in 1993. The decrease was primarily due to the sale of 33 publications in December 1993.

  Depreciation and amortization for the year ended December 31, 1994 was $5.8 million compared to $6.9 million for the year ended December 31, 1993, a decrease of $1.1 million, or 15.9%. As a percentage of newspaper revenue, depreciation and amortization was 7.6% in 1994 compared to 8.1% in 1993, a decrease caused, in part, by the sale of 33 publications in December 1993.

OPERATING INCOME

  Broadcasting. Operating income for the year ended December 31, 1994 was $27.6 million compared to $19.7 million for the year ended December 31, 1993, an increase of $7.9 million, or 40.1%. As a percentage of gross broadcast revenue, operating income was 35.5% in 1994 compared to 31.5% in 1993. The increase was a result of the increase in revenue partially offset by the increase in operating expenses as described above. Operating income includes $1.3 million of allocated Central Corporate Overhead for each of 1994 and 1993.

  Newspapers. Operating income for the year ended December 31, 1994 was $16.4 million compared to $11.5 million for the year ended December 31, 1993, an increase of $4.9 million, or 42.6%. As a percentage of newspaper revenue, operating income was 21.4% in 1994 compared to 13.6% in 1993. The increase was a result of operating expenses decreasing more than revenue as described above. Operating income includes $2.0 million and $2.1 million of allocated Central Corporate Overhead for 1994 and 1993, respectively.

INTEREST EXPENSE

  Broadcasting. Interest expense for the year ended December 31, 1994 was $0.2 million. There was no interest expense for the year ended December 31, 1993.

  Newspapers. Interest expense for the year ended December 31, 1994 was $0.1 million compared to $0.2 million for the year ended December 31, 1993.

INCOME TAXES

  Broadcasting. Income taxes for the year ended December 31, 1994 were $10.5 million compared to $7.4 million for the year ended December 31, 1993, an increase of $3.1 million, or 41.9%.

  Newspapers. Income taxes for the year ended December 31, 1994 were $7.0 million compared to $5.3 million for the year ended December 31, 1993, an increase of $1.7 million, or 32.1%.

INCOME FROM CONTINUING OPERATIONS

  Broadcasting. Income from continuing operations for the year ended December 31, 1994 was $16.5 million compared to $12.1 million for the year ended December 31, 1993, an increase of $4.4 million, or 36.4%.

  Newspapers. Income from continuing operations for the year ended December 31, 1994 was $8.5 million compared to $5.8 million for the year ended December 31, 1993, an increase of $2.7 million, or 46.6%.

DISCONTINUED OPERATIONS

  The discontinued operations consist of the Company's radio station operations. Net loss for the radio station operations for the year ended December 31, 1994 was ($0.1) million compared to ($1.8) million for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

  The Company is a holding company and therefore derives substantially all of its cash flow from its subsidiaries. The Company's primary sources of liquidity in the future will be dividends from its subsidiaries and tax sharing payments pursuant to a tax sharing agreement among the Company and its subsidiaries. The Company's subsidiaries' principal source of liquidity is net cash provided by operating activities. Net cash provided by operating activities of Park Broadcasting decreased from $20.0 million for the year ended December 31, 1994 to $18.7 million for the year ended December 31, 1995. For the period May 11, 1995 through December 31, 1995, the cash provided by the operating activities of the radio stations approximated 13% of Park Broadcasting's cash from operating activities. Net cash provided by operating activities of Park Newspapers decreased from $9.8 million for the year ended December 31, 1994 to $9.3 million for the year ended December 31, 1995. The Company believes that it will have sufficient liquidity during the next 12 months to meet its future capital expenditure and working capital requirements, debt service and other obligations. The amount of cash required during the next 12 months to service the debt resulting from the Refinancing Transactions is approximately $57.7 million.

  Capital expenditures of Park Broadcasting decreased from $9.0 million for the year ended December 31, 1994 to $6.0 million for the year ended December 31, 1995. Capital expenditures in 1994 included the purchase of property from RHP Incorporated, a company owned and operated by the estate of Mr. Park, for $3.6 million. Capital expenditures for Park Broadcasting in 1996 are expected to be approximately $6.7 million, of which approximately $2.5 million is expected to be principally for capital replacement purposes and approximately $4.2 million is expected to be for expansion of the WBMG facility. Capital expenditures of Park Newspapers decreased from $3.5 million for the year ended December 31, 1994 to $2.1 million for the year ended December 31, 1995. Capital expenditures in 1994 included the purchase of color printing equipment totaling $1.7 million and the purchase of property from RHP Incorporated for $0.6 million. Capital expenditures for Park Newspapers in 1996 are expected to be approximately $1.5 million, including $1.0 million principally for capital replacement purposes and $0.5 million for consolidation of the Concord and Kannapolis, North Carolina facilities. Historically, the Company has financed capital expenditures through internally generated cash flow. The Company expects to finance capital expenditures in the future through cash flow from operations.

  On May 13, 1996, the Company sold the Series A Notes as part of the Units consisting of the Series A Notes and the Warrants. The sale of Units was one of the Refinancing Transactions, the purpose of which was to refinance the Company's indebtedness under the Prior Credit Agreement. The Refinancing Transactions consisted of (i) the sale of the Units, (ii) the establishment of and drawings under the Senior Credit Facility in the amount of $58.0 million,
(iii) the sale, which was completed on May 13, 1996, of $241.0 million in principal amount of 11 3/4% Senior Notes due 2004 of Park Broadcasting, (iv) the sale, which was completed on May 13, 1996, of $155.0 million in principal amount of 11 7/8% Senior Notes due 2004 of Park Newspapers and (v) the sale, which was completed on March 25, 1996, of the Company's WPAT-AM and FM radio stations for aggregate gross proceeds of $103.0 million. The terms of the Broadcasting Notes and the Newspapers Notes impose upon Park Broadcasting and Park Newspapers certain covenants that restrict the amount of cash that can be dividended to the Company and limit, among other things, the respective subsidiaries' ability to incur additional indebtedness and redeploy the proceeds from the sale of assets. See "Description of Certain Indebtedness" and "Risk Factors--Substantial Leverage."

  In February 1996, the Company entered into a definitive agreement to make the Montgomery Acquisition. The total purchase price of the acquisition is $6.0 million, of which $4.8 million has been paid. The Company expects to complete the acquisition by the third quarter of 1996. The remaining financing for the Montgomery Acquisition will be from net cash provided by operating activities.

  The Company sold two of its radio stations in March 1996. Proceeds of approximately $66.0 million were utilized to reduce long-term debt. The net gain on the sale of these stations was $29.9 million. The sale of the Company's radio station operations will result in the Company and its consolidated subsidiaries being obligated to pay income taxes of approximately $65.4 million in connection therewith assuming the sales of all Radio Station Assets are completed on the terms in effect on the date hereof. The Senior Credit Facility (which was repaid in full on June 20, 1996) required that the loans outstanding thereunder be repaid from the proceeds of the sale of each of the Radio Station Assets (other than the KEZX-AM and KWJZ-FM radio stations in Seattle, Washington, the assets of which were not subject to the lien of the Senior Credit Facility) regardless of the taxes owed with respect to such sale until such loan is repaid in full.

  For a further discussion relating to the Company's liquidity, see "Risk Factors-- Substantial Leverage."

INCOME TAXES

  PAI and its subsidiaries (including the Company) file a consolidated federal income tax return and separate state or local tax returns as required. See "Business--Tax Sharing Agreement." On June 17, 1996, the Company made its required federal estimated tax payment.

                                   BUSINESS

  The Company is a holding company which through its subsidiaries owns and operates nine network affiliated television stations and 104 newspapers and related publications in geographically diverse markets throughout the United States. The Company's television stations are located in markets ranging from the 51st to the 177th largest DMA. Five of these stations are affiliated with CBS, two are affiliated with NBC and two are affiliated with ABC. The Company's 104 newspaper publications include 28 daily newspapers, 26 non-daily newspapers and 50 "total market coverage" publications. The Company's newspaper publications serve readers in 43 counties in 12 states and range in circulation from approximately 4,000 to 17,000, with a combined average paid daily circulation of approximately 242,000. For the year ended December 31, 1995, the Company had net revenue of $144.3 million.

  The Company was founded in 1971 by Roy H. Park to consolidate media holdings which Mr. Park began acquiring in 1962. Mr. Park's strategy was to complete at least one acquisition per year and to improve cash flow from operations by managing costs rather than increasing revenue. PAI, which is effectively controlled by Gary B. Knapp and Donald R. Tomlin, Jr., acquired the Company on May 11, 1995. Messrs. Knapp and Tomlin believed the Acquisition presented a unique opportunity to acquire a group of media assets, each with strong local franchises in the markets in which they operate and potential revenue enhancement opportunities. Due to the prior owner's operating strategy, the Company's media properties, both television and newspaper, generally have captured a smaller relative share of advertising dollars in their respective markets than their share of viewing audiences or relative positions would indicate. Messrs. Knapp and Tomlin, along with the Company's experienced management team, developed and initiated a strategy to take advantage of this opportunity to increase revenue and cash flow from operations, while maintaining strict control over costs. Collectively, Messrs. Knapp and Tomlin have significant business, operating and investment experience in media, real estate and turnaround situations and, in particular, in the field of television and radio broadcasting. The management team at the Company and at each of the two operating subsidiaries have substantial experience in the television and newspaper industries. Each of the Company's executive officers brings between 18 and 34 years of experience in their respective industries.

                               PARK BROADCASTING

  Park Broadcasting owns and operates nine network affiliated television stations primarily located in mid-sized southeastern markets. The stations cover approximately 2.8 million households, or approximately 3.0% of the total television households in the United States, and are affiliated with three of the four major networks. The Company believes that operating a geographically diverse group of stations with a mix of network affiliations reduces the potential impact on the Company from the performance of any one market or network. The networks have recently sought longer term affiliation agreements with local stations and generally have increased the compensation payable to the local stations in return for such longer term agreements. Each of the stations has recently renegotiated its affiliation agreement, all of which provide for ten-year terms at compensation levels substantially above the levels under the prior agreements. See "Network Affiliation Agreements" below. For the year ended December 31, 1995, Park Broadcasting had revenue of $65.4 million.

  The following table sets forth certain information for each of the Company's television stations.

                                                                   NET REVENUE FOR THE YEAR ENDED
                                                                         DECEMBER 31, 1995
                                                                   -----------------------------------
            YEAR      NETWORK                               MARKET     AMOUNT           PERCENTAGE OF
STATION   ACQUIRED  AFFILIATION            MARKET            RANK  (IN THOUSANDS)           TOTAL
- -------  ---------- ------------ -------------------------- ------ ----------------     --------------
WBMG-TV     1973        CBS      Birmingham, Alabama          51               $ 6,389                 9.8%
WTVR-TV     1965        CBS      Richmond, Virginia           54                12,222                18.7
WSLS-TV     1969        NBC      Roanoke, Virginia            67                 9,070                13.9
WTVQ-TV     1992        ABC      Lexington, Kentucky          68                 8,365                12.8
WDEF-TV     1964        CBS      Chattanooga, Tennessee       82                 6,957                10.6
WJHL-TV     1964        CBS      Johnson City, Tennessee      93                 6,641                10.1
WNCT-TV     1962        CBS      Greenville, North Carolina  104                 5,632                 8.6
WUTR-TV     1970        ABC      Utica, New York             166                 2,179                 3.3
KALB-TV     1993        NBC      Alexandria, Louisiana       177                 7,953                12.2
                                                                      ----------------      --------------
                                                                               $65,408               100.0%
                                                                      ================      ==============
WHOA-TV  Pending(a)     ABC      Montgomery, Alabama         113                   --                  --

- --------
(a) To be acquired pursuant to the Montgomery Acquisition. The 1995 net revenue of WHOA-TV was approximately $2.5 million.

BUSINESS AND OPERATING STRATEGY

  Park Broadcasting's objective is to build revenue and increase cash flow from its television stations. Under previous management, the stations were operated with a focus on managing costs, not on maximizing revenue and growth in cash flow from operations. The prior owner's strategy resulted in the stations typically capturing a smaller share of advertising revenue in their respective markets compared to their audience share. This ratio of advertising revenue share to audience share is indicated by a station's "power ratio," with a ratio of one (or greater than one) indicating that a station is achieving its share (or more than its share) of advertising dollars relative to its share of viewers. The following table, derived from Investing in Television, 1996 Market Report, published by BIA Publications, Inc. ("BIA"), illustrates the opportunity for almost all of Park Broadcasting's stations to increase advertising revenue without the need to achieve ratings growth.

                                      ADVERTISING   LOCAL
                                        REVENUE   COMMERCIAL
 STATION           MARKET              SHARE (A)   SHARE (B) POWER RATIO (C)
 ------- --------------------------   ----------- ---------- ---------------
 WBMG-TV Birmingham, Alabama               11%        13%         0.82
 WTVR-TV Richmond, Virginia                26         32          0.80
 WSLS-TV Roanoke, Virginia                 24         24          1.01
 WTVQ-TV Lexington, Kentucky               22         23          0.95
 WDEF-TV Chattanooga, Tennessee            24         26          0.91
 WJHL-TV Johnson City, Tennessee           30         34          0.90
 WNCT-TV Greenville, North Carolina        29         35          0.84
 WUTR-TV Utica, New York                   29         30          0.96
 KALB-TV Alexandria, Louisiana             75         70          1.07

- --------
(a) Represents station gross advertising revenue (including total time sales, network compensation, national/regional advertising, local advertising and political advertising), as estimated by BIA, as a percentage of the gross advertising revenue for the entire market, as estimated by BIA.
(b) Represents the average share for the four rating periods, November 1994 through July 1995, adjusted for lost viewing to out-of-market and non-commercial stations.
(c) Advertising revenue share divided by local commercial share.

  The Company's business and operating strategy of achieving both increased revenue and cash flow from operations at each of its television stations includes the following key elements:

    Strengthen Local Sales and Marketing Development. The Company believes that each of its television stations has an opportunity to increase its share of advertising revenue in its market through the implementation of a new and aggressive local sales development program. Park Broadcasting's emphasis is to create a more highly trained and knowledgeable sales force. Through extensive sales training programs on both basic and advanced marketing techniques developed in conjunction with outside consultants, Park Broadcasting's sales professionals are beginning to work closely with targeted advertisers to develop successful advertising campaigns. Park Broadcasting has also recently equipped its sales force with laptop computers capable of linking with Park Broadcasting's sophisticated pricing, inventory, traffic and research programs to respond to advertisers' needs with real-time information and thereby maximize sales opportunities. These systems also assist sales professionals in creating unique sales presentations that more effectively demonstrate advertising opportunities at Park Broadcasting's television stations. In addition, the Company has recently introduced a variety of improved marketing techniques such as an increased use of live remote broadcasts from advertisers' locations, advertising incentives such as trips and contests for key targeted advertisers, and station-sponsored sales seminars open to community businesses with nationally known motivational speakers. Park Broadcasting has also instituted a successful co-op advertising program. One of the primary reasons for local advertisers declining to participate in co-op programs is the complicated administrative and collection procedures generally associated with obtaining such co-op dollars. Park Broadcasting has established co-op directors at most of its stations to eliminate this administrative burden for the local advertisers. These programs, in conjunction with an increase in promotion of the stations' local news, programming and special events and increased use of sophisticated qualitative market research, are designed to position Park Broadcasting's television stations to gain larger percentages of their respective market advertising revenue.

    Enhance Strong Local Franchises. Since the Acquisition, the Company has been committed to building local franchises at each of its television stations. Management believes that local news leadership is the foundation to building significant audience share in local markets. Due to their high viewership levels, the time periods before, during and after the local news are attractive to advertisers and thus command higher advertising rates. The demographic characteristics of the typical news audience are also appealing to advertisers. Park Broadcasting has invested in expanding and improving many of its news operations, including purchasing additional satellite uplink vehicles, upgrading news studios and technical facilities and improving weather systems and on-air graphics. In one market (CBS affiliated WNCT-TV, Greenville, North Carolina), Park Broadcasting is utilizing its news production capabilities to generate additional revenue by providing local news programming to a Fox affiliated station which did not previously air local news programming. Park Broadcasting will seek additional such opportunities to generate incremental revenue from the Company's core strengths in the area of news production. In addition to committing to additional investment in and emphasis on its local news operations, Park Broadcasting has initiated programs to supplement its inventory of unique and proprietary programming. Such projects include VideoKids 2000 (a proprietary Park Children's Television Production focused on children aged 3-11) and coverage of local sporting events such as high school and college athletics and local specialty events such as NASCAR racing and the Kentucky Derby.

    Provide High Quality Non-Network Programming. Each of Park Broadcasting's television stations is focused on improving its syndicated and locally produced non-network programming to attract audiences with highly valued demographic characteristics during dayparts which are not programmed by a station's network. An important element in determining advertising rates is the station's share among a particular demographic group which an advertiser may be targeting. The Company believes that through an interactive approach to programming, the Company can generate incremental revenue by adjusting programming to capture viewers of certain targeted demographics that meet the needs of valued advertisers. Park Broadcasting focuses on purchasing cost-effective programming that will have long-term audience appeal and will be supported by syndicators with local promotion of the shows. Examples of such programming include Home Improvement, Seinfeld, Frasier and Baywatch. As a result of its ownership of a group of nine television stations, Park Broadcasting is able to purchase syndicated programming at a discount (on a per station basis) to the cost that any one of its stations would incur as an individual purchaser of such programming and is able to purchase a variety of programming that might otherwise not be available to a single station.

    Maintain Effective Cost Controls. Park Broadcasting has continued to maintain strict cost controls and disciplined credit and collection procedures at each of its stations to fully exploit the high degree of operating leverage associated with television properties. Through a strategic planning and semi-annual budgeting process, Park Broadcasting continually seeks to identify areas to reduce expenses and improve efficiencies. Park Broadcasting relies on its in-house production capabilities to minimize use of outside firms and consultants and capitalizes on its critical mass and ownership of a group of nine stations to realize cost savings through group purchasing of equipment and services.

TELEVISION INDUSTRY BACKGROUND

  Commercial television broadcasting began in the United States on a regular basis in the 1940s. Currently, there are a limited number of channels available for broadcasting in any one geographic area, and the license to operate a television station is granted by the FCC. Television stations which broadcast over the very high frequency ("VHF") band (channels 2-13) of the spectrum generally have a competitive advantage over television stations which broadcast over the ultra-high frequency ("UHF") band (channels above 13) of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. However, specific market characteristics such as population density, geographic features or other factors may reduce the VHF signal advantage, in addition to the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems.

  All television stations in the country are grouped by Nielsen into approximately 210 generally recognized television markets that are ranked in size according to various formulas based upon actual or potential audience. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of the percentage of the total potential audience in the market viewing a station (the station's "rating") and of the percentage of the audience actually watching television (the station's "share"). Nielsen provides such data on the basis of total television households and selected demographic groupings in the market. Nielsen uses two methods of determining a station's ability to attract viewers. In larger geographic markets, ratings are determined by a combination of meters connected directly to selected television sets and weekly diaries of television viewing, while in smaller markets only weekly diaries are completed. None of Park Broadcasting's markets is metered at this time.

  As used herein, "designated market area" ("DMA") is defined as a geographic market designated by Nielsen for the sale of national "spot" and local advertising time sales. As used herein, (1) "Market revenue" data are based on the unaudited total broadcast television revenue, net of agency commissions, in a DMA, unless otherwise indicated, as compiled by independent accounting firms in each market based upon data provided to such firms by each television broadcast station in such market, or from BIA; (2) "Market rank (DMA)" is based on the Nielsen Station Index for November of the years indicated; (3) "Total commercial competitors in market" is the total number of commercial broadcast television stations in the DMA with an audience rating of at least 1% in the 7:00 a.m. to 1:00 a.m., Sunday through Saturday time period; (4) "Station rank in market" is the station's rank in the market based on its share of total viewing of commercial broadcast television stations in the market for the time periods referenced or, if no time period is indicated, such rank is based on 7:00 a.m. to 1:00 a.m., Sunday through Saturday; and (5) "station's audience share" is a station's share of total viewing of commercial broadcast television stations in the market for the time periods referenced or, if no time period is indicated, such share is based on 7:00 a.m. to 1:00 a.m., Sunday through Saturday.

  Historically, three major broadcast networks--ABC, NBC and CBS--dominated broadcast television. In recent years, Fox has effectively evolved into the fourth major network, although fewer hours of network programming are produced by Fox for its affiliates than are produced by the other three major networks. In addition, each of Time Warner, Inc. ("Time Warner") and Paramount Communications, Inc. (now merged into Viacom, Inc.) ("Paramount") has recently launched a new television network, WB and UPN, respectively.

  The affiliation of a station with one of the four major networks has a significant impact on the composition of the station's revenue, expenses and operations. A typical network affiliate receives approximately nine to ten hours of each day's programming from the network. This programming, along with cash payments ("network compensation"), is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenue. The affiliate retains the revenue from time sold during breaks in and between network programs and programs the affiliate produces or purchases from non-network sources. In addition, a television station may acquire programming through barter arrangements. Under barter arrangements, which are becoming increasingly popular with both network affiliates and independents, a national program distributor may receive advertising time in exchange for the programming it supplies with the station paying no fee or a reduced fee for such programming. Each of Park Broadcasting's stations participates in barter arrangements on a dollar-for-dollar basis with maximum terms generally of one year.

  An affiliate of WB or UPN receives a smaller portion of each day's programming from its network compared to an affiliate of ABC, CBS, NBC or Fox. Currently, WB and UPN provide eight and six hours of programming per week, respectively, to their affiliates. As a result of the smaller amount of programming provided by their network, affiliates of WB or UPN must purchase or produce a greater amount of their programming, resulting in generally higher programming costs. These stations, however, retain a larger portion of the inventory of advertising time and the revenue obtained therefrom compared to stations affiliated with the major networks, which may partially offset their higher programming costs.

  A fully independent station purchases or produces all of the programming which it broadcasts, resulting in generally higher programming costs. The independent station is, in theory, able to retain its entire inventory of advertising and all of the revenue obtained therefrom. However, barter arrangements are increasingly popular with independents, as well as network affiliates.

  Park Broadcasting's television station revenue is primarily derived from local, regional and national advertising and, to a lesser extent, from network compensation and revenue from tower rental and commercial production activities. Advertising rates are based upon a variety of factors, including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station, and the availability of alternative advertising media in the market area. Rates are also determined by a station's overall ratings and share in its market, as well as the station's ratings and share among particular demographic groups which an advertiser may be targeting. Because broadcast television stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.

  Advertising is sold in time increments. A time sale may involve all or part of a program, or spot announcements within or between programs. Local news programming accounts for a significant portion of each station's advertising revenue.

  Approximately 53% of the gross revenue of Park Broadcasting's stations in 1995 came from local and regional advertisers. Local and regional advertising is sold primarily by each station's professional sales staff. Typical local and regional advertisers include automobile dealerships, retailers, local grocery chains, soft drink bottlers, state lotteries and restaurants.

  Approximately 35% of the gross revenue of Park Broadcasting's stations in 1995 came from national advertisers. Typical national advertisers include automobile manufacturers, communications companies, fast food franchisors and direct marketers. National advertising time is sold through representative agencies retained by Park Broadcasting. The stations' national sales coordinators actively assist their national sales representatives to induce national advertisers to increase their national spot expenditures designated to Park Broadcasting's markets.

  For a discussion of additional factors which affect the television broadcasting industry, see "Competition--Television Broadcasting" and "Federal Regulation of Television Broadcasting" below.

THE STATIONS

  The following table sets forth general information for each of Park Broadcasting's television stations and their respective markets:

                                                                         TELEVISION COMMERCIAL  STATION
                           NETWORK   CHANNEL/                   MARKET   HOUSEHOLDS  STATIONS   RANK IN    DMA
                         AFFILIATION FREQUENCY      MARKET      RANK(A)  IN DMA(B)  IN DMA(C)  MARKET(D) SHARE(E)
          STATION        ----------- --------- ---------------- -------  ---------- ---------- --------- --------
- ------------------------
WBMG-TV.................     CBS      42/UHF   Birmingham, AL      51(f)  525,000        5          4        8%
WTVR-TV.................     CBS       6/VHF   Richmond, VA        54     509,000        5          2       20
WSLS-TV.................     NBC      10/VHF   Roanoke, VA         67     396,000        4          2       14
WTVQ-TV.................     ABC      36/UHF   Lexington, KY       68     387,000        5          2       13
WDEF-TV.................     CBS      12/VHF   Chattanooga, TN     82     328,000        4          3       14
WJHL-TV.................     CBS      11/VHF   Johnson City, TN    93     284,000        4          2       16
WNCT-TV.................     CBS       9/VHF   Greenville, NC     104     236,000        4          1       20
WUTR-TV.................     ABC      20/UHF   Utica, NY          166      98,000        3          2       12
KALB-TV.................     NBC       5/VHF   Alexandria, LA     177      85,000        3          1       36
WHOA-TV(g)..............     ABC      32/UHF   Montgomery, AL     113     216,000        4          3        9

- --------
(a) Refers to the size of the television market or Designated Market Area ("DMA") as used by Nielsen.
(b) Refers to the approximate number of television households in the DMA as estimated by Nielsen.
(c) Represents the number of television stations ("reportable stations") designated by Nielsen as "local" to the DMA, excluding public television stations and stations which do not meet minimum Nielsen reporting standards (weekly cumulative audience of less than 2.5%) for reporting in the Sunday through Saturday, 7:00 a.m. to 1:00 a.m. period ("sign-on to sign-off"). Does not include national cable channels. The number of reportable stations may change for each reporting period. "Weekly cumulative audience" measures the total number of different households tuned to a station at a particular time during the week. "Share" references used elsewhere herein measure the total daily households tuned to a station at a particular time during the week.
(d) Station's rank relative to other reportable stations, based upon the DMA rating as reported by Nielsen sign-on to sign-off during November, 1995.
(e) Represents estimated television households in the DMA tuned to a specific station or cable service as a percent of the DMA television households with a set turned on during November 1995, as determined by Nielsen.
(f) The Company believes that Nielsen will redefine the Birmingham DMA to include Tuscaloosa and Anniston. According to BIA, if such markets were combined, the resulting market would rank as the nation's 39th largest on the basis of television households.
(g) Refers to the station to be acquired by Park Broadcasting pursuant to the Montgomery Acquisition. See "The Company--Park Broadcasting."

  The following is a description of each of Park Broadcasting's television stations and the station to be acquired pursuant to the Montgomery Acquisition. Market revenue and market revenue growth data are derived from BIA.

WBMG: BIRMINGHAM, ALABAMA

                                             MARKET/STATION DATA
                                   --------------------------------------------
                                    1995     1994     1993     1992      1991
                                   -------  -------  -------  -------   -------
                                           (DOLLARS IN THOUSANDS)
Market revenue.................... $80,000  $76,000  $64,300  $60,000   $60,100
Market revenue growth over prior
period............................     6.0%    14.0%     7.2%    (0.2)%     --
Market rank (DMA).................      51       51       51       50        49
Television homes (in thousands)...     525      530      522      515       511

  Market Overview. Birmingham, Alabama is the 51st largest DMA in the nation, with approximately 525,000 television households covering four counties:
Blount, Jefferson, Shelby and St. Clair. Birmingham is Alabama's most populous city, and according to a March 1994 The Wall Street Journal, Shelby County ranks as the sixth fastest growing, wealthiest and most educated county in the nation. Historically dependent on iron and steel production, the Birmingham area economic base is now comprised of a diverse group of approximately

20,000 businesses. Additionally, the University of Alabama at Birmingham ("UAB"), a world-renowned leader in medical research, recently became the top employer in the four-county area during the 1980s and is the largest single employer in the state. In 1994, the average Birmingham metropolitan household EBI (defined by Sales & Marketing Management as "combined after-tax or disposable personal income") was approximately $39,000 and is projected by Sales & Marketing Management to grow by a total of 25.0% by 1999. From 1985 to 1994, according to Sales & Marketing Management, Birmingham outperformed the national average for metropolitan retail sales growth by 16.5%. Sales & Marketing Management also projects Birmingham EBI growth to continue to outperform the national average by approximately 3.5% through 1999.

  It is anticipated that the Birmingham market will experience major change in 1996. The current market overall ratings and news leader has announced that it will switch affiliation from ABC to Fox in September, and the current Fox affiliate has announced that it will become independent. ABC service will be provided to the market by stations (currently CBS affiliates) licensed to the adjacent Tuscaloosa and Anniston markets. The addition of Tuscaloosa and Anniston to the Birmingham market will provide an additional 75,000 cable households and an additional 25,000 broadcast households that currently have an allegiance to the local CBS stations. The 100,000 total additional households will move Birmingham to a market size of approximately 625,000 television households which, based on the National Association of Broadcasters' market-by-market review and 1993 reported television households, would make the Birmingham-Tuscaloosa-Anniston market the 39th largest DMA in the nation. The Company anticipates that Nielsen will redefine the Birmingham DMA to include Tuscaloosa and Anniston.

  Station Performance and Strategy. WBMG, acquired by Park Broadcasting in 1973, began operations in 1965 and is affiliated with CBS. There are currently five stations in the Birmingham DMA, two of which are VHF and three of which, including WBMG, are UHF. WBMG's current syndicated programming includes Designing Women, Jenny Jones, Married with Children and Extra-Entertainment.

  The Company believes that WBMG will benefit from the network affiliation changes that the Birmingham market will experience in 1996. Specifically, the Company believes WBMG will benefit from the fact that it will be the sole CBS affiliate in an expanded market and from its planned increase to five million watts of effective radiated power later this year, making WBMG the market's most powerful station. The Company believes that WBMG will also benefit from the move upward in market size from an increase in national advertising dollars allocated to the market. In addition to the planned increase to five million watts effective radiated power, the Company intends to take other steps to prepare for the changes to the Birmingham market in 1996. Park Broadcasting has begun to hire additional news staff and to upgrade the information systems at WBMG. In addition, Park Broadcasting expects to expand WBMG's facility by approximately 4,000 square feet and to make additional investments in research, consulting, signal delivery and news expansion.

  In January 1996, WBMG was selected by CBS for its national "Excellence In Community Service" award in recognition of the station's series entitled Black And White In Birmingham. In addition, WBMG has received the "Best Editorial" award from the Alabama Associated Press in each of the past three years and has also been named by the Alabama Kidney Foundation for "Best Reporting On Health Issues."

WTVR: RICHMOND, VIRGINIA

                                               MARKET/STATION DATA
                                     -------------------------------------------
                                      1995     1994     1993     1992     1991
                                     -------  -------  -------  -------  -------
                                             (DOLLARS IN THOUSANDS)
 Market revenue..................... $64,100  $62,100  $58,600  $53,000  $51,700
 Market revenue growth over prior
 period.............................     5.5%     6.5%    12.8%     2.5%     --
 Market rank (DMA)..................      54       55       54       60       63
 Television homes (in thousands)....     509      502      492      484      480

  Market Overview. The Richmond, Virginia market, which includes Petersburg, Virginia, is the 54th largest DMA in the nation, with approximately 509,000 television households. Richmond is the capital of Virginia and home to numerous colleges and universities, including the University of Richmond. Richmond has a significant cultural and arts community including a symphony, major museums for science and the arts and two major garden venues. Richmond's economy is based primarily on large manufacturing businesses. Major employers include Philip Morris Incorporated, Ethyl Corporation, James River Corporation of Virginia and Allied Signal Inc. In addition, a new Motorola chip plant is expected to employ over 5,000. As the state capital, Richmond receives special attention as the state strives to develop a high tech corridor from Northern Virginia to the Tidewater region, with Richmond at the center. Estimated 1995 average household income is $49,445, with EBI expected to grow at an annual rate of 4% through 1999. Richmond's expanding suburbs, especially in the surrounding counties, have resulted in major retail expansion in the area, and annual retail sales growth is projected to average 6% through 1999.

  Station Performance and Strategy. WTVR, acquired by Park Broadcasting in 1965, began operations in 1948 and is affiliated with CBS. It is the oldest television station south of Washington, D.C. There are five stations in the DMA, three of which (including WTVR) are VHF stations. For the November 1995 ratings period, WTVR was tied with the NBC affiliate for first place, sign-on to sign-off, with a 31% in-market share. WTVR's noon newscast and prime-time programming perform especially well, capturing 35% and 22%, respectively, of the viewing audience. The station's syndicated programming includes Home Improvement, Entertainment Tonight, Jenny Jones, Rolonda and, the recent addition, Frasier.

  In 1995, the station won the Virginia Association of Broadcasters award for "Best Event Promotion" with its "Chili Cookoff" spot. The WTVR news department also was recognized by the Associated Press for "Best News Feature" and for "Spot News Photography." The station's news department has recently expanded staff and promotional efforts. In addition, WTVR has a wide range of community affairs programs, including the WTVR-developed "For Kids Sake," which the Company believes is the market's most recognized promotion and community support function. The Company intends to capitalize on the return of college football to CBS in 1996 and to continue investment in its news product in order to maintain and improve upon its current position.

WSLS: ROANOKE, VIRGINIA

                                              MARKET/STATION DATA
                                    -------------------------------------------
                                     1995     1994     1993     1992     1991
                                    -------  -------  -------  -------  -------
                                            (DOLLARS IN THOUSANDS)
Market revenue..................... $44,000  $42,000  $37,000  $36,500  $35,100
Market revenue growth over prior
period.............................     5.0%     9.7%     1.4%     4.0%     --
Market rank (DMA)..................      67       66       65       65       68
Television homes (in thousands)....     396      390      386      384      377

  Market Overview. The hyphenated central Virginia market comprised of Roanoke, Lynchburg and Danville is the 67th largest DMA in the nation, with approximately 396,000 television households. Roanoke is the commerce and retail hub of western Virginia, at the center of a dynamic, prosperous 24-county region. Roanoke is best known as a center for banking, transportation and medical care and is rapidly becoming a major center for high tech research in the fields of robotics, communication and transportation. Carillon Health System, the area's largest employer, has over 5,300 employees in the market. Roanoke also serves as home to various companies engaged in high tech research and development. Nearby Virginia Polytechnic Institute and State University (Virginia Tech) is recognized for its leadership in computer and transportation technology. This DMA had an average household EBI of approximately $35,000 in 1994 and experienced a 22.4% growth in the number of households from 1985 to 1994. Retail sales for the metropolitan area grew by approximately 115.1% from 1985 to 1994 according to Sales and Marketing Management and are projected to grow by 28.7% from 1994 to 1999.

  Station Performance and Strategy. WSLS, acquired by Park Broadcasting in 1969, began operations in 1952 and is affiliated with NBC. There are four stations in the market, three of which are VHF, including WSLS. The station focuses on the 18-54 year old audiences which the Company believes many advertisers prefer and generates the highest revenue. In this demographic category, WSLS is tied for the lead in the market. The station's syndicated programming includes Live with Regis & Kathy Lee, Day & Date, Roseanne, Hard Copy, Real TV, Entertainment Tonight and Dr. Quinn, Medicine Woman.

  The importance and priority of local news at WSLS is evidenced by the recognition given to the station. In 1994, WSLS was named "News Operation of the Year" by the Virginia Association of Broadcasters along with an award for "Outstanding Sports Coverage" and the "Douglas Freeman Award" for spot news coverage. In 1995, WSLS won "Best Feature Photography" and "Best Spot News Photography" awards from the Associated Press and was named "Best TV News" by readers of the Roanoker magazine. In community events and community service, WSLS is the flagship station for coverage of the prestigious Tour DuPont bicycle race which airs in more than 100 countries around the world. WSLS is also the owner and originator of the live broadcast of the Miss Virginia Pageant which is networked throughout all Virginia markets and Washington, D.C. In addition, WSLS associates were honored in 1994 by the American Red Cross for raising funds for flood relief, and in 1995, WSLS received the "Chairman's Award" from the United Way of the Roanoke Valley.

WTVQ: LEXINGTON, KENTUCKY

                                              MARKET/STATION DATA
                                    -------------------------------------------
                                     1995     1994     1993     1992     1991
                                    -------  -------  -------  -------  -------
                                            (DOLLARS IN THOUSANDS)
Market revenue..................... $47,500  $43,500  $38,300  $34,900  $33,800
Market revenue growth over prior
period.............................     6.0%    10.1%     9.7%     3.3%     --
Market rank (DMA)..................      68       69       71       74       73
Television homes (in thousands)....     387      384      379      360      355

  Market Overview. The Lexington, Kentucky market is the 68th largest DMA in the nation, with approximately 387,000 television households. Lexington is located in the Bluegrass region of Kentucky, 81 miles south of Cincinnati, Ohio and 74 miles east of Louisville, Kentucky. Lexington is the state's second largest city with a metropolitan area population of over 353,000, which is expected to grow at a rate of 1.1% through the year 2000. This DMA had an average household EBI of approximately $37,000 in 1994. Lexington is home to the University of Kentucky which along with Toyota and Lexmark International are major employers. The Kentucky state capital of Frankfort is part of the overall Lexington market in which retail sales grew by approximately 7% from 1985 to 1994 and are projected by Sales & Marketing Management to grow by 6% through 1999.

  Station Performance and Strategy. WTVQ was acquired by Park Broadcasting in 1992. The station began operations in 1968 and is one of five stations (all
UHF) serving the Lexington market, which is the third largest all-UHF market in the country. WTVQ is ranked either first or second in the DMA in all broad dayparts (Monday-Friday, noon-11:30 p.m.). In afternoon daytime (Monday-Friday, noon-4:00 p.m.), WTVQ ranks first in the DMA with a 31% in-market household share and a 3-to-1 ratings advantage in the key demographics of women ages 18-49 and women ages 25-54. In the revenue critical 4:00 p.m.-8:00 p.m. daypart, a primarily non-network time period from which the station realizes a substantial portion of its revenue, WTVQ is ranked second in in-market household viewing with a 25% audience share. In prime time, WTVQ is tied for second place and trails the NBC affiliate by only 1 share point with a 29% share of household in-market viewing. WTVQ is tied for the top ranking in prime-time in the key demographics of persons 18-49 and 25-54 years old. In Monday-Friday late news, WTVQ ranks second, averaging a 24% in-market share of household viewing. The station's syndicated programming includes Live with Regis & Kathy Lee, Maury Povich, Seinfeld, Baywatch, Entertainment Tonight and Inside Edition.

  A centerpiece of WTVQ's annual programming is market-exclusive coverage of the Kentucky Derby. WTVQ broadcasts over 30 hours of Derby-related programming, including all of the races live from Churchill Downs on the day of the Derby. WTVQ is also the "home" station for Park Children's Television, producer of VideoKids 2000, a monthly television magazine show "by kids and for kids" which includes features from child reporters in all of Park Broadcasting's markets. WTVQ has won numerous local and national news awards, including the "Gold Medal Award" for coverage of the 1995 Bluegrass Games. The station was also named by AT&T Satellite Operations as the "Satellite Uplink Facility of the Year" for 1995.

  In 1992 and 1993, Park Broadcasting made approximately $2.0 million in capital improvements at WTVQ for the purpose of upgrading the quality of its news programming and increasing its advertising revenue. Such improvements include the purchase and installation of news gathering, news editing and weather equipment as well as studio cameras and the purchase of a live news mobile van and laptop computers for the sales staff.

WDEF: CHATTANOOGA, TENNESSEE

                                              MARKET/STATION DATA
                                    -------------------------------------------
                                     1995     1994     1993     1992     1991
                                    -------  -------  -------  -------  -------
                                            (DOLLARS IN THOUSANDS)
Market revenue..................... $38,500  $37,600  $31,000  $29,800  $27,100
Market revenue growth over prior
period.............................     2.4%    17.8%     4.0%    10.0%     --
Market rank (DMA)..................      82       82       82       81       81
Television homes (in thousands)....     328      318      311      310      304

  Market Overview. The Chattanooga, Tennessee market is the 82nd largest DMA in the nation, with approximately 328,000 television households. Stations in the Chattanooga television market provide service to residents in four states:
Tennessee, Georgia, Alabama and North Carolina. Major Chattanooga employers include the Tennessee Valley Authority, Erlanger Medical Center and Provident Life & Accident Insurance Company. Nearby Dalton, Georgia is considered the "carpet capital of the world." A number of colleges and universities are located in the area.

  In recent years, tourism has been, and is expected to continue to be, a major positive economic factor for the region. In the summer of 1996, the Chattanooga area will host the white water rafting portion of the 1996 Summer Olympics. The 1995 Chattanooga Area Chamber of Commerce Databook shows the area with a stable and steady growing economy. The 1995 estimated household income is $44,756.

  Station Performance and Strategy. WDEF, the VHF CBS affiliate, was acquired by Park Broadcasting in 1964. The station began operations in 1954 and is one of four stations (three VHF, one UHF) in this market. WDEF's noon newscast is ranked first in the market with a 30% share. In prime time, WDEF is a very strong third, with a 17% share. WDEF also performs well in the Monday-Friday, 9:00 a.m.-noon time period (ranked second with a 19% share) and in the Monday-Friday, noon-3:00 p.m. time period (ranked second with a 22% share). Syndicated programming includes Heat of The Night, Martin, Roseanne, Married With Children, Grace Under Fire and Access Hollywood.

  The Company believes that the return of college football to CBS presents significant ratings, revenue and promotional opportunities for WDEF. In 1996, WDEF intends to produce and air three University of Tennessee football pre-game shows. The station also has scheduled in 1996 five NASCAR pre-race shows and a preview show that will air immediately preceding the CBS network coverage of the annual country music awards show from the Grande Ole Opry in Nashville.

  Recently the station's news department was recognized by the Tennessee chapter of the Associated Press as "Best News Operation," "Best Spot News," "Best Continuing News," "Best Series," "Best Investigative Series," "Best Public Affairs," "Best Sports Story," "Best Sportscast" and "Best Sports Video." In addition, in 1994 and 1995 the news department won the prestigious Scripps Howard national journalism award.

WJHL: JOHNSON CITY, TENNESSEE

                                             MARKET/STATION DATA
                                   --------------------------------------------
                                    1995     1994     1993     1992      1991
                                   -------  -------  -------  -------   -------
                                           (DOLLARS IN THOUSANDS)
Market revenue.................... $30,000  $29,000  $25,000  $21,000   $21,600
Market revenue growth over prior
period............................     3.4%    16.0%    19.0%    (3.0)%     --
Market rank (DMA).................      93       93       92       85        84
Television homes (in thousands)...     284      281      279      281       280

  Market Overview. Johnson City, Tennessee, along with Kingsport, Tennessee and Bristol, Virginia/Tennessee, are part of the Tri-Cities, Tennessee-Virginia market, which is the 93rd largest DMA in the nation, with approximately 284,000 television households. The market spans eight counties in southwest Virginia, two counties in southeast Kentucky and seven counties in northeast Tennessee. The Tri-Cities area was ranked 27th of 343 metropolitan areas in the Places Rated Almanac 1993 in terms of quality of life criteria. Tennessee Eastman in Kingsport is the area's largest employer with over 11,000 employees. East Tennessee State University with 12,000 students is the largest of the 11 colleges and universities in the market. According to the September 1995 edition of American Demographics, the Tri-Cities area is one of the fastest growing retail markets in the nation over the past five years. The Tri-Cities region's total employment is projected to increase by 5.2% by July 1998 which should have a positive impact on the current $33,543 median household income. Retail sales in the market grew by approximately 9% from 1985 to 1994 and are projected by Sales & Marketing Management to grow by an average of 4% annually through 1999.

  Station Performance and Strategy. WJHL, acquired by Park Broadcasting in 1964, began operations in 1953 and is affiliated with CBS. WJHL was the first station in the market. WJHL is one of two VHF network affiliates in the market which compete with two UHF stations. During the November 1995 ratings, WJHL ranked second overall with a 30% share of viewing in the market. WJHL's award winning newscasts are well received in the market and currently the station programs three hours of news Monday through Friday and one hour of news daily on Saturday and Sunday. WJHL has the fastest growing morning news in the market and the station's most recent news expansion at 5:30 p.m. is also gaining acceptance. Due to the strength of its morning programming, from 9:00 a.m.-noon, Monday-Friday, WJHL ranks first in the market with a 31% share. The station's syndicated programming includes Live with Regis & Kathy Lee, Baywatch, Crook and Chase, Andy Griffith, Married with Children, Roseanne and Coach.

  One of WJHL's principal strengths is the station's involvement with the community. WJHL has taken a leadership role in helping to promote and develop the Johnson City Senior Citizens Center, the local chapter of the Girl Scouts of America, the Boys and Girls Club of Johnson City/Washington County, Tennessee, the Better Hearing Institute and the Childrens Miracle Network, and the station was a major sponsor of the Black History Scholarship Award given by the St. Paul A.M.E. Zion Church of Johnson City. In addition, WJHL dominated the 1995 Tennessee Associated Press awards with a total of 10 separate awards including "Best Feature" and "Best Spot Photo." The station also was named "Best in the State" by the American Cancer Society and received special recognition from the United States Air Force Recruiting, the United States Marine Corps Reserve Toys for Tots, Paralyzed Veterans of America and the March of Dimes.

WNCT: GREENVILLE, NORTH CAROLINA

                                              MARKET/STATION DATA
                                    -------------------------------------------
                                     1995     1994     1993     1992     1991
                                    -------  -------  -------  -------  -------
                                            (DOLLARS IN THOUSANDS)
Market revenue..................... $24,900  $23,900  $20,900  $20,200  $17,600
Market revenue growth over prior
period.............................     4.2%    14.4%     3.5%    15.0%      --
Market rank (DMA)..................     104      106      105      104       95
Television homes (in thousands)....     236      246      229      231      228

  Market Overview. The Greenville-New Bern-Washington, North Carolina market is the 104th largest DMA in the nation, with approximately 236,000 television households. Eastern North Carolina is a vital part of North Carolina, the nation's tenth most populous state. The area's economy is diversified into manufacturing, retail, government, finance, agriculture, military, medical and service areas. The area has the distinction of being the home of the world's first Global Transpark, an integrated multi-model manufacturing and transportation center. Major manufacturing employers include Glaxo-Wellcome Pharmaceuticals and Proctor and Gamble. Greenville is the largest city within this market and the home of East Carolina University and the University School of Medicine. In April 1995, American Demographics Magazine ranked Greenville the eighth fastest growing metropolitan area in the United States. In June 1995, World Trade Magazine rated Greenville second on its list of most livable cities in the United States. In 1994, the average household EBI in the market was approximately $37,000, and is projected by Sales & Marketing Management to grow by an average of 4% annually by 1999.

  Station Performance and Strategy. WNCT was Park Broadcasting's first television station. Acquired in 1962, the station began operations in 1953. WNCT is a VHF CBS affiliate competing against three other VHF stations in the market. In the November 1995 ratings, WNCT led the market with an overall 35% share of the market. WNCT's newscasts also dominate the competition. The station's syndicated programming includes Live with Regis & Kathy Lee, Baywatch, Rolonda, Seinfeld and America's Funniest Home Videos.

  WNCT is the home of one of the longest running talk shows in the United States, Carolina Today, a live information and news program which airs from 5:30 to 7:00 a.m. weekdays. WNCT's commitment to news is demonstrated by its partnership with the Fox station in Morehead City, North Carolina, for which WNCT produces and retains rights to the first 10:00 p.m. newscast in the area.

  To further enhance WNCT's position in the DMA, Nielsen research indicates that Edgecombe County, with 20,260 households, will move to the Greenville-New Bern-Washington market from the Raleigh-Durham market effective in 1996. The addition of Edgecombe County to the DMA would move the market rankings into the top 100 in the nation. In addition, WNCT is the designated CBS station in the adjacent Wilmington, North Carolina DMA, which is the 143rd largest in the nation. WNCT was honored in 1995, with awards from the Associated Press for "Best Newscast," "Outstanding News Operation" and "Best Sportscast." Additionally, the station was given the "Outstanding News Media Outlet for Drunk and Drugged Driving Prevention Award" by the Governor's Safe Highway Committee.

WUTR: UTICA, NEW YORK

                                                 MARKET/STATION DATA
                                          --------------------------------------
                                           1995    1994    1993    1992    1991
                                          ------  ------  ------  ------  ------
                                                (DOLLARS IN THOUSANDS)
Market revenue..........................  $9,700  $9,600  $9,000  $8,100  $7,300
Market revenue growth over prior period.     1.0%    6.7%   11.1%   11.0%     --
Market rank (DMA).......................     166     164     163     161     161
Television homes (in thousands).........      98      98      97      97      99

  Market Overview. Utica, New York is part of the Utica-Rome market, which is the 166th largest DMA in the nation, with approximately 98,000 television households. Utica, the geographic center of New York, is located in the heart of the Mohawk Valley and is home to 65,000 residents. Located 45 miles from Syracuse, 90 minutes from the state capital at Albany and close to the Adirondack Mountains and the Finger Lake region, Utica is home to several colleges and universities including Hamilton and Utica Colleges. Among the largest employers are Oneida Silversmiths and the Oneida Indian Nation Casino which together employ more than 5,000 people. Other important employers with corporate offices in the Utica-Rome area are the Utica National Insurance Group, Revere Copper Products and Harden Furniture. Total population of the Utica-Rome metropolitan area is 316,000 and is expected to grow at a rate of 5.8% through the year 2000. Estimated average household EBI for the area was approximately $39,500 in 1994.

  Station Performance and Strategy. Park Broadcasting built WUTR and placed the station into service in 1970. WUTR is affiliated with ABC and competes directly against two VHF stations (an NBC and a CBS affiliate) and one UHF station (a Fox affiliate) in the DMA. In the November 1995 ratings, WUTR was second with an overall share of 28%. WUTR's newscasts have grown in popularity over the past year, particularly among the demographics the Company believes generate the highest level of advertising revenue. The station's syndicated programming includes Live with Regis & Kathy Lee, Cops, Hard Copy, Home Improvement and Married With Children.

  WUTR is host to the Children's Miracle Network Telethon which has raised more than $300,000 to date to benefit children in the Mohawk Valley. WUTR is also an active partner with ABC in conjunction with the

"Children First Campaign" and has received recognition from the network for its efforts. WUTR has the distinction of being the first station in the market to offer closed captioning to its hearing impaired viewers, as well as the first to offer both a morning and noon news broadcast. WUTR is the only station in the market to offer newsbriefs at the top of every hour throughout the day. WUTR is the official "lottery" station in the market; an agreement with the State of New York provides that WUTR receives daily numbers first for dissemination to its viewers. WUTR was recognized in 1995 for its "Outstanding Local Series Designed For Children" by the New York State Broadcasters Association and received the Associated Press award for "Best Spot News."

KALB: ALEXANDRIA, LOUISIANA

                                                    MARKET/STATION DATA
                                              ----------------------------------
                                               1995     1994     1993  1992 1991
                                              -------  -------  ------ ---- ----
                                                   (DOLLARS IN THOUSANDS)
Market revenue............................... $12,000  $10,300  $9,000  --   --
Market revenue growth over prior period......    16.5%    14.4%     --  --   --
Market rank (DMA)............................     177      171     170 173  166
Television homes (in thousands)..............      85       87      83  83   86

  Market Overview. Alexandria, Louisiana is the 177th largest DMA in the nation, with approximately 85,000 television households. The Alexandria DMA consists of four parishes, Rapides, Avoyelles, Grant and Vernon, and is located in the center of a 17-parish region of Louisiana, 180 miles northwest of New Orleans, 120 miles southeast of Shreveport and 95 miles northeast of Lake Charles. With an abundant supply of lakes, rivers and bayous, the Alexandria area is referred to as the "Sportsman's Paradise." Agriculture is the area's top economic contributor followed by federal and state government as a result of Alexandria's central location within Louisiana. The largest employer for the four-parish area is Rapides Regional Medical Center which employs 1,750 people. In addition, with the expansion of the Regional Medical Center and five major hospitals, Alexandria is quickly becoming Louisiana's focal point for health care. The average household EBI in the DMA was approximately $36,000 in 1994, and retail sales totaled $1,726,000 in 1994. Retail sales are expected to grow at an average annual rate of 5% through 1999. These figures are expected to increase because of actions being taken toward "re-use" of a former air force base, the development of the Port of Alexandria and the completion of Interstate 49, the only north-south interstate highway in Louisiana.

  Station Performance and Strategy. KALB, affiliated with the NBC network, was acquired by Park Broadcasting in November 1993. Since its inception in 1954, KALB has been the only VHF commercial television station serving the Alexandria market. The station dominates the DMA, attaining a 68% share in its number one time period (6:00-7:00 a.m., Monday-Friday). KALB averages a 35% share from sign-on to sign-off. In the revenue critical area of news, KALB ranks first in all demographic categories, with over 85% of the in-market homes relying on KALB as their main source for local news. With KALB programming 16 hours of news per week, newscasts are the station's top revenue producing category of programming. ABC and Fox also serve the market, along with two VHF competitors (CBS affiliates) from adjacent markets. Syndicated programming includes Heat of the Night, Ricki Lake, The Oprah Winfrey Show, Jeopardy, Wheel of Fortune, Roseanne and Real Stories of the Highway Patrol.

  In 1994 and 1995, KALB was named "Central Louisiana's Best" television station in a market-wide survey by the local newspaper ahead of five other local stations and more than 30 cable channels. The station also received the "Outstanding Television Media Award" from the Blood Center of Louisiana and Southeast Texas for its coverage and support. Three employees of the station were elected as officers of the Central Louisiana Press Club to serve in 1996.

WHOA: MONTGOMERY, ALABAMA

                                              MARKET/STATION DATA
                                    -------------------------------------------
                                     1995     1994     1993     1992     1991
                                    -------  -------  -------  -------  -------
                                            (DOLLARS IN THOUSANDS)
Market revenue..................... $25,100  $25,000  $21,500  $20,800  $19,800
Market revenue growth over prior
period.............................     0.4%    16.3%     3.4%     5.1%      --
Market rank (DMA)..................     113      113      110      110      105
Television homes (in thousands)....     216      214      210      209      208

  Market Overview. Montgomery, Alabama is the nation's 113th largest DMA, with approximately 216,000 television households. The Montgomery area had an average household income of approximately $53,500 in 1994. Montgomery is the capital of Alabama and benefits from the stability of government and related employment associated with state government centers. The largest employer in the market is the state government followed by Maxwell Air Force Base/Gunter Annex, which is also home of the Air Force War College. Three of the ten largest employers are medical facilities. Montgomery is also a major distribution center for Winn-Dixie, Rheem Manufacturing and Augat Wiring Systems. The market is home to several universities, including Alabama State University and Auburn University at Montgomery. Retail sales for the Montgomery metropolitan area grew by approximately 6% from 1985 to 1994 and are projected by Sales and Marketing Management to grow by 5% through 1999.

  Station Performance and Strategy. WHOA, which is a UHF station, began operation in 1964, and competes against two VHF and one other UHF station. In the November 1995 ratings, WHOA ranked third overall with a 9% share. Syndicated programming includes Baywatch, Live with Regis & Kathie Lee, Home Improvement, Jenny Jones and Roseanne.

  WHOA participates in a broad spectrum of civic and charitable activities. The station's promotional efforts include Alabama's Best Citizen, Sunshine Children's Camp, South Alabama State Fair, Kids Stuff educational series, CityFest, Phoenix Charity Ball (against drug abuse) and the American Red Cross I.D. Kids Campaign. The station produces the Easter Seals Telethon and is also negotiating to produce and air the National Arthritis Foundation Telethon.


COMPETITION--TELEVISION BROADCASTING

  Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station's competitive position include signal coverage and assigned frequency. The broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on Park Broadcasting's operations.

  Audience. Stations compete for audience on the basis of program popularity, which has a direct effect on advertising rates. A majority of the daily programming on Park Broadcasting's stations is supplied by the network with which each station is affiliated. In those periods, the stations are totally dependent upon the performance of the network programs in attracting viewers. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Non-network time periods are programmed by the station with a combination of self-produced local news, public affairs and other entertainment programming, including syndicated programs purchased for cash, cash and barter, or barter only. Local news has been most important to Park Broadcasting's stations' success, and Park Broadcasting places a growing emphasis on other forms of local programming, as well as continuing involvement in the local community.

  Independent stations, whose number has increased significantly over the past decade, have also emerged as viable competitors for television viewership share. Each of Time Warner and Paramount has recently launched a new television network. The Company is unable to predict the effect, if any, that such networks and any future networks will have on the future results of Park Broadcasting's operations. Public broadcasting outlets in most communities also compete with commercial broadcasters for viewers.

  In addition, the development of methods of television transmission of video programming other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for non-broadcast programming originated on the cable system.

  Through the 1970s, television broadcasting enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. Beginning in the 1980s, however, this level of dominance began to change as more local stations were authorized by the FCC and marketplace choices expanded with the growth of independent stations and cable television services. Although cable television systems were initially used to retransmit broadcast television programming to paid subscribers in areas with poor broadcast signal reception, significant increases in cable television penetration occurred throughout the 1970s and 1980s in areas that did not have signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming, although no single cable programming network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. Over-the-air broadcasting remains the dominant distribution system for mass market television advertising. Basic cable penetration (the percentage of television households which are connected to a cable system) in Park Broadcasting's television markets ranges from 58% to 76%.

  Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. Recently, however, certain cable operators have elected to compete for such audiences, and the increased competition could have an adverse effect on Park Broadcasting's audience for local news, as well as Park Broadcasting's advertising revenue.

  Other sources of present and potential competition include pay cable, home entertainment systems (including video cassette recorder and playback systems, videodiscs and television game devices), Multichannel Multipoint Distribution Service ("MMDS" or "Wireless Cable"), satellite master antenna television systems, low power television ("LPTV"), television translator stations, Local Multipoint Distribution Service ("LMDS"), direct broadcast satellite ("DBS") video distribution services which transmit programming directly to homes equipped with special receiving antennas, and the participation of telephone companies in the provision of "video dialtone" transmission service for the delivery of video programming by wire. Some of these competing services have the potential of providing improved signal reception or increased home entertainment selection, and they are continuing to develop and expand.

  Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques, now under development for use with current cable channels or DBSs, are expected to reduce the bandwidth required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for attracting an audience and for advertising expenditures. The Company is unable to predict the effect that these or other technological changes will have on the broadcast television industry or the future results of Park Broadcasting's operations.


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

  Programming. Competition for programming involves negotiating with national program distributors or syndicators which sell first-run and rerun packages of programming. In acquiring programming to supplement network programming, Park Broadcasting's stations compete primarily with in-market broadcast stations for exclusive access to off-network reruns (such as Roseanne and Home Improvement) and first-run product (such as The Oprah Winfrey Show and Live with Regis & Kathy Lee) in their respective markets. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired from producers programs that would have otherwise been placed in local syndication. Competition for exclusive news stories and features is also endemic in the television industry.

  Time Warner and Paramount, each of which has recently launched a new television network, also own or control major production studios. Outside production studios are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be moved to the new networks.

  Advertising. Advertising rates are based upon the size of the market in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the market served by the station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces, and development of projects, features and programs that tie advertiser messages to programming. In addition to competing with other media outlets for audience share, Park Broadcasting's stations also compete with such media outlets for advertising revenue. Park Broadcasting's stations compete for such advertising revenue with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Generally, a television broadcasting station in the market does not compete with stations in other market areas. Park Broadcasting's television stations are located in highly competitive markets. As discussed under "Audience" above, further advances in technology may increase competition for advertising.

NETWORK AFFILIATION AGREEMENTS

  Each of Park Broadcasting's stations is affiliated with a national television network under standard affiliation agreements and each has been affiliated with the same network continuously since its acquisition by the Company. Each affiliation agreement with CBS and NBC currently runs for a ten-year term expiring in December 2004 (in the case of each CBS agreement) and October 2005 (in the case of each NBC agreement), and is renewable for successive five-year terms unless prior written notice of termination is given by Park Broadcasting or the network. Each affiliation agreement with ABC currently runs for a ten-year term expiring in January 2006, and does not contain renewal terms. Under each affiliation agreement, the network possesses, under certain circumstances, the right to terminate the agreement on prior written notice. Such circumstances include a transfer of the broadcasting license or ownership or control of the station or a change in the station's transmitter location, power, frequency or hours of operation. The Company believes Park Broadcasting's relationships with the networks to be good, and the networks have routinely renewed their affiliation agreements with Park Broadcasting's stations; however, there can be no assurance that these affiliation agreements will be renewed in the future. See "Risk Factors--Network Affiliation; Reliance on Network Programming."

  Pursuant to the terms of the long-term affiliation agreements entered into with CBS and NBC, such networks agreed to an accelerated payment schedule of the network compensation due to Park Broadcasting under such agreements. Under the new affiliation agreements with CBS and NBC, approximately $37.4 million of the $52.2 million in aggregate network compensation payable thereunder will be paid to Park Broadcasting during the first four years of the ten-year terms of such agreements. In accordance with GAAP, the Company is accounting for payments received from the networks on a straight-line basis. The new long-term affiliation agreements entered into with ABC include an increase in network compensation, as well as certain news-gathering equipment to be provided by ABC. However, such agreements with ABC do not provide for accelerated payments from ABC.


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

  Generally, each affiliation agreement provides the station with the right to rebroadcast all programs transmitted by the network. In exchange, the network has the right to sell a substantial majority of the advertising time associated with the network programs and to retain such revenue. For every hour that the station elects to broadcast network programming, the network pays the station compensation, as specified in each affiliation agreement, which varies with the time of day. Typically, "prime time" programming (Monday through Saturday from 8:00 p.m.-11:00 p.m. and Sunday from 7:00 p.m.-11:00 p.m.) generates the highest hourly rates. Rates are subject to increase or decrease by the network during the term of each affiliation agreement, with provisions for advance notice and right of termination on behalf of the station in the event of a reduction in rates of network compensation. See "Risk Factors--Network Affiliation; Reliance on Network Programming." Management believes that programming costs are generally lower for network affiliates than for independent television stations and that prime-time network programs generally achieve higher ratings than non-network programs.

  Under the affiliation agreements, the networks offer Park Broadcasting a variety of sponsored and unsponsored programs which Park Broadcasting must refuse before they can be offered to any other television station in the same market. Each of Park Broadcasting's stations broadcasts approximately 85 hours of network programs per week between the hours of 7:00 a.m. and 1:30 a.m.

  When not carrying network programs, Park Broadcasting's stations broadcast programs produced by the stations (most of which are news and public affair programs) and programs such as movies or syndicated programs acquired from independent sources. The costs of locally produced and purchased syndicated programming are a significant portion of Park Broadcasting's operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and network affiliated stations within the market and in some cases from cable operations.

FEDERAL REGULATION OF TELEVISION BROADCASTING

  Park Broadcasting's television broadcasting operations are subject to the jurisdiction of the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other things, to issue, revoke and modify broadcast licenses, determine the locations of stations, regulate the equipment used by stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for violation of such regulations. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC. The exercise of the Warrants offered hereby could require such approval, and there can be no assurance as to the Company's ability to obtain such approval. The Telecommunications Act of 1996 ("Telecom Act"), which amends major provisions of the Communications Act, was enacted on February 8, 1996. The FCC has not yet implemented certain of the provisions of the Telecom Act.

  License Grant and Renewal. Television broadcasting licenses are generally granted or renewed for a maximum period of five years, but may be renewed for a shorter period upon a finding by the FCC that the "public interest, convenience and necessity" would be served thereby. The Telecom Act extends the license period for television stations to a maximum of eight years, and the FCC has initiated a rulemaking proceeding looking toward amendment of its rules to provide for such a maximum term. At the time an application is filed for renewal of a television license, parties in interest, as well as members of the public, may apprise the FCC of the service the station has provided during the preceding license term and urge the grant or denial of the application. Under the Telecom Act, a competing application for authority to operate a station and replace the incumbent licensee may not be filed against a renewal application and considered by the FCC in deciding whether to grant a renewal application. The statute modified the license renewal process to provide for the grant of a renewal application upon a finding by the FCC that the licensee (i) has served the public interest, convenience and necessity;
(ii) has committed no serious violations of the Communications Act or the FCC's rules; and (iii) has committed no other violations of the Communications Act or the FCC's rules which would constitute a pattern of abuse. If the FCC cannot make such a finding, it may deny a renewal application, and only then may the FCC accept other applications to operate the station of the former licensee. In a vast majority

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

of cases, broadcast licenses are renewed by the FCC even when petitions to deny or competing applications are filed against broadcast license renewal applications. The main station licenses for Park Broadcasting's stations expire on the following dates: WBMG, April 1, 1997; WTVQ, August 1, 1997; KALB, June 1, 1997; WUTR, June 1, 1999; WNCT, December 1, 1996; WDEF, August 1, 1997; WJHL, August 1, 1997; WTVR, October 1, 1996; and WSLS, October 1, 1996. In an order released February 9, 1995, by the FCC Mass Media Bureau, the application for renewal of the license of Park Broadcasting's television station in Birmingham, WBMG, was granted on the condition that the station submit annual reports to the FCC describing the station's affirmative action efforts. Although there can be no assurance that Park Broadcasting's licenses will be renewed, the Company is not aware of any facts or circumstances that would prevent the renewal of the licenses for Park Broadcasting's stations at the end of their respective license terms. The main station license for the station to be acquired pursuant to the Montgomery Acquisition expires on April 1, 1997.

  Multiple Ownership Restrictions. FCC regulations govern the multiple ownership of radio and television broadcast stations and certain other media on a national and local level. The Telecom Act directs the FCC to eliminate or modify certain rules regarding the multiple ownership of broadcast stations and other media. The statute eliminates the limit on the number of television stations that an individual or entity may own or control, provided that the audience reach of all television stations owned does not exceed 35% of all U.S. households. The FCC revised its rules consistent with the foregoing provision on March 8, 1996. The statute also directs the FCC to conduct a rulemaking proceeding to determine whether to retain, eliminate or modify its limitations on the number of television stations that an individual or entity may own within the same geographic market. Though no rulemaking notices have yet been issued by the FCC pursuant to that direction, a pending rulemaking addresses substantially the same issues.

  FCC rules currently allow an entity to have an attributable interest (as defined below) in only one television station in a market. In addition, FCC rules and/or the Communications Act generally prohibit an individual or entity from having an attributable interest in a television station and a radio station or daily newspaper that is located in the same local market area served by the television station. The Telecom Act does not eliminate the FCC's rules restricting the common ownership of a radio station and a television station in the same geographic market ("one-to-a-market rule") and the common ownership of a daily newspaper and a broadcast station located in the same geographic market. The statute, however, does relax the FCC's one-to-a-market rule by directing the FCC to extend its waiver policy to stations located in the 50 largest television markets. The statute eliminates the FCC's restriction on the common ownership of a cable system and a television network. The Telecom Act also eliminates the statutory prohibition on the common ownership of a cable television system and a television station located in the same geographic market, though an FCC rule restricting such ownership remains in effect. Furthermore, the Telecom Act authorizes the FCC to permit the common ownership of multiple television networks under certain circumstances, and the FCC on March 7, 1996, adopted rules implementing that provision. The statute also directs the FCC to review all of its ownership rules to determine whether they continue to serve the public interest.

  Under current rules, none of the Company, Park Broadcasting or Park Newspapers may be permitted to acquire any daily newspapers or broadcast properties (other than low power television (LPTV) or television translator (repeater) stations) in a market in which any now own one or more FCC regulated properties or daily newspapers. Except as discussed below, these rules do not require any change in Park Broadcasting's or Park Newspapers' present ownership of broadcast stations and newspapers. At the time of PAI's acquisition of the Company, PAI, the Company, Park Broadcasting and Park Newspapers, through attribution rules, owned three radio-television- station combinations (AM-FM-TV) that had been "grandfathered"--i.e., allowed to continue notwithstanding the one-to-a-market rule--because their acquisition by the Company or Park Broadcasting predated the promulgation of the rule. These stations are located in Greenville, North Carolina, Richmond, Virginia, and Chattanooga, Tennessee. Grandfathering rights are not ordinarily transferrable, absent a waiver. In approving PAI's acquisition of the Company, the FCC granted a temporary waiver of the one-to-a-market rule and ordered PAI to divest itself of the six affected radio stations. At the time of PAI's acquisition of the Company, it was not PAI's intention to sell the six affected radio stations, but rather to seek a permanent waiver

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


from the FCC requirement. Management believed it was probable that a permanent waiver would be granted. In December 1995, the Company decided, due to favorable market conditions at such time, to divest the entire radio station operations. Due to the Company's decision to sell the entire radio station operations, it did not further pursue the permanent waiver from the FCC. Sale of the Greenville and Richmond stations has been completed. Approval of sale of the two Chattanooga stations has been granted by the FCC, subject to grant of the stations' license renewal applications. The renewal application for one of the stations has been granted, and it is anticipated that the renewal application for the other station will be granted in the near future, clearing the way for closing of the sale.

  Expansion of Park Broadcasting's broadcast operations in particular areas and nationwide will continue to be subject to the FCC's ownership rules and any changes the agency or Congress may adopt. At the same time, relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which Park Broadcasting's stations are located, particularly to the extent that Park Broadcasting's competitors may have greater resources and thereby be in a better position to capitalize on any such changes.

  Under the FCC's ownership rules, if a purchaser of the common stock of the Company acquires an "attributable" interest in the Company and has an attributable interest in other broadcast stations or a daily newspaper, a violation of the Communications Act or FCC regulations could result depending on the number and location of the other broadcasting stations or daily newspapers attributable to such purchaser. In the case of corporations, ownership of television licenses generally is "attributed" to all officers and directors of a licensee, as well as to stockholders who own 5% or more of the outstanding voting stock of a licensee, except that certain institutional investors who exert no control or influence over a licensee may own up to 10% of such outstanding voting stock before attribution results. Under current FCC regulations, debt instruments, non-voting stock and certain limited partnership interests (provided the licensee certifies that the limited partners are not "materially involved" in the management or operation of the subject media property) and voting stock held by minority stockholders where there is a single majority stockholder generally will not result in attribution. Though the beneficiary of a trust can avoid an attributable interest under certain circumstances, where, as in the case of the trust that is a stockholder of PAI, there is a familial relationship between the trustee and the beneficiary, FCC policy is to deem the beneficiary's interest attributable. In addition, the FCC's cross-interest policy, which precludes an individual or entity from having an attributable interest in one media property and a "meaningful" (but not attributable) interest in a broadcast or newspaper property in the same area, may be invoked in certain circumstances to reach interests not expressly covered by the multiple ownership rules.

  Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, collectively, may directly or indirectly own up to 20% of the capital stock of a licensee and up to 25% of the capital stock of a United States corporation that, in turn, owns a controlling interest in a licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation of which more than one-fourth of the capital stock is owned or voted by non-citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. Under the Telecom Act, non-citizens may serve as officers and directors of a broadcast licensee and any corporation controlling, directly or indirectly, such licensee. The Company, which serves as a holding company for operating broadcast subsidiaries, therefore may be restricted from having more than one-fourth of its capital stock owned directly or indirectly by non-citizens, foreign governments or foreign corporations.

  Children's Programming. Pursuant to the Children's Television Act of 1990 (the "CTA") and regulations adopted by the FCC pursuant thereto, television stations are subject to specific limitations on the amount of commercial matter that may be presented within programming directed primarily to children 12 years of age and under. Television stations are also required through their programming to serve the educational and informational

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


needs of children 16 years of age and under. On August 8, 1996, pursuant to the CTA, the FCC adopted rules including the following:

  (a)A definition of programming ("core programming") that will meet a station's obligations under the CTA. Core programming must be a regularly scheduled, weekly program of at least 30 minutes, and aired between 7 a.m. and 10 p.m.;

  (b)Requiring that programs specifically intended to educate and inform children be so identified at the beginning of the program, and that information identifying such programming, as well as the age group for which the programming is intended, be submitted to publishers of program guides;

  (c)A "processing guideline" whereby a television station will receive routine license renewal if it airs three hours per week of core programming or if, while providing somewhat less than three hours of such programming, it airs a package of programming that demonstrates a level of commitment to educating and informing children that is at least equivalent to airing three hours per week of core programming. Television stations not meeting this guideline will have their renewal applications referred to the FCC en banc, where they will have the opportunity to demonstrate compliance with the CTA. Stations found to not have complied would be subject to sanctions; and

  (d)Television stations must prepare, on a quarterly basis, a Children's Television Programming Report reflecting efforts during the preceding quarter, and efforts planned for the next quarter, to serve the educational and informational needs of children. These Reports must identify programs aired to meet the educational and informational needs of children, and must explain how the programs identified meet the definition of children's programming. These Reports must be available at the station for public inspection and, for an "experimental period" of three years, must be filed with the FCC on an annual basis.

  Other Recent Developments, Proposed Legislation and Regulation. The FCC recently decided to eliminate the prime time access rule ("PTAR"), effective August 30, 1996. PTAR currently limits a station's ability to broadcast network programming (including syndicated programming previously broadcast over a network) during prime time hours. The elimination of PTAR could increase the amount of network programming broadcast over a station affiliated with ABC, NBC or CBS. Such elimination also could result in (i) an increase in the compensation paid by the network to a station (due to the additional prime time during which network programming could be aired by a network-affiliated station) and (ii) increased competition for syndicated network programming that previously was unavailable for broadcast by network affiliates during prime time.

  The FCC also recently rescinded its remaining financial interest and syndication ("fin-syn") rules. The fin-syn rules restricted the ability of ABC, CBS and NBC to obtain financial interests in, or participate in syndication of, prime-time entertainment programming created by independent producers for airing during the networks' evening schedules. (The FCC previously had lifted the financial interest rules and restraints on foreign syndication.)

  The FCC has under consideration and the Congress and the FCC in the future may consider and adopt new or modify existing laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of Park Broadcasting's stations, result in the loss of audience share and advertising revenue for Park Broadcasting's stations and affect the ability of the Company or Park Broadcasting to acquire additional stations or finance such acquisitions. Such matters include: (i) spectrum use or other fees on FCC licensees; (ii) the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; (iii) rules relating to political broadcasting, including a proposal for provision of free air time to Presidential candidates; (iv) technical and frequency allocation matters; (v) changes in the FCC's cross-interest, multiple ownership and cross-ownership rules and policies; (vi) changes to broadcast technical requirements; (vii) limitations on the tax deductibility of advertising expenses by advertisers; and (viii) changes to the standards governing the evaluation and regulation of television programming directed towards children, and violent and indecent programming.


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

  Specifically, and as an example of the above proposed changes, the FCC, consistent with the Telecom Act, has initiated rulemaking proceedings to solicit comments on its multiple ownership, attribution and minority ownership rules, as well as other rules with respect to television broadcasting generally. More particularly, on January 17, 1995, the FCC released a Further Notice of Proposed Rulemaking which proposed, among other things, the following changes regarding television broadcasting: (i) narrowing the geographic area where common ownership restrictions would be triggered by limiting it to overlapping "Grade A" contours rather than larger "Grade B" contours and by permitting (or granting waivers in particular cases or markets) certain UHF/UHF or UHF/VHF overlaps; (ii) relaxing the rules prohibiting cross-ownership of radio and television stations in the same market to allow certain combinations where there remain alternative outlets and suppliers to ensure diversity; and (iii) treating television Local Marketing Agreements ("LMAs") the same as radio LMAs, which would currently preclude certain television LMAs where the programmer owns or has an attributable interest in another television station in the same market. The Company cannot predict the outcome of the FCC's rulemaking proceedings or how FCC changes in its multiple and cross-ownership rules, made in accordance with the Telecom Act, will affect Park Broadcasting's business.

  On January 12, 1995, the FCC released two additional Notices of Proposed Rulemaking. The first seeks comment on whether the FCC should relax attribution and other rules to facilitate greater minority and female ownership. The second seeks comment on whether the FCC should modify its attribution rules by, among other things, (i) restricting the availability of the single majority shareholder exemption and (ii) attributing certain non-equity interests such as non-voting stock, debt and certain holdings by limited liability corporations. In the context of this latter rulemaking, the FCC is further examining its cross interest policy and seeking comment on the appropriate treatment of nonequity financial interests and multiple business interrelationships between licensees. The Company cannot predict the outcome of those proceedings or how they will affect Park Broadcasting's business.

  On February 16, 1996, the FCC issued an Order vacating its EEO Policy Statement which imposed non-binding guidelines for assessing forfeitures based upon violations of the FCC's equal employment opportunity ("EEO") broadcast policies. The Policy Statement was developed to encourage the promotion of programming which reflects the interests of women and minorities. The FCC maintains its goal of increasing opportunities for minorities and women and is seeking comments on the establishment of new forfeiture guidelines and the specific activities broadcasters must engage in to effectuate that goal.

  The FCC also has initiated a notice of inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will impose any limits on commercials at the conclusion of its deliberation. The imposition of limits on the commercial matter broadcast by television stations may have an adverse effect on the Company's and Park Broadcasting's revenue.

  The FCC is currently examining or has recently completed review of a number of rules that govern the relationship between broadcast television networks and their affiliates and that are applicable to all broadcast television networks. In particular, the FCC has eliminated the network station ownership rule prohibiting network ownership of television stations in markets where the existing television stations are so few or of such unequal desirability that competition would be substantially restrained. On June 15, 1995, the FCC initiated a review and update of certain long-standing rules governing the programming practices of broadcast television networks and their affiliates. Specifically, the FCC will consider whether to modify, repeal or retain the following programming-related rules: (1) the right to reject rule which ensures that a network affiliate retains the right to reject network programming; (2) the time option rule that currently prohibits a network from holding an option to use specified amounts of an affiliate's broadcast time;
(3) the exclusive affiliation rule that forbids a network from preventing an affiliate from broadcasting the programming of another network; and (4) the network territorial exclusivity rule that prohibits an agreement between a network and an affiliate that would prevent another station in the same community from broadcasting a network program not taken by the affiliate and that prohibits an agreement that would prevent another station located in a different community from broadcasting any of the network's programs. Moreover, in a separate but related proceeding initiated on June 14, 1995, the

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FCC is considering whether to modify or repeal rules that currently forbid a network from influencing an affiliate's advertising rates during non-network broadcast time, and whether to modify or repeal a rule forbidding a network from acting as an advertising representative for the sale of non-network time.

  Other matters which could affect Park Broadcasting's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as the recent initiation and future expansion of direct broadcast satellite service, the continued establishment of wireless cable systems and low power television stations.

  Distribution of Video Services by Telephone Companies. Prior to the enactment of the Telecom Act, local telephone companies were prohibited from providing video programming directly to subscribers in their telephone service areas. This prohibition was successfully challenged in several Federal courts before the prohibition was eliminated by the Telecom Act. The Telecom Act provides that telephone companies may now choose to provide video services as a cable system, multichannel video programming distributor or through a newly created "open video" system. An open video system will allow users access to video programming and interactive services utilizing their existing telephone service connections. The FCC recently adopted rules implementing the "open video" system and establishing the qualifications necessary to become an "Open Video System Operator." In addition, competition in the video services market is growing. For example, Bell Atlantic's request for permission to transmit video programming was recently approved by the Federal judge overseeing the regional Bell companies' entry into new businesses. Bell Atlantic, Nynex and Pacific Telesis, jointly, are planning to offer movies and television programs to their telephone customers and hope to ultimately offer more interactive services. The Company cannot predict how the provision of video services and other interactive services by local and regional telephone companies could affect Park Broadcasting's properties, and cannot predict the outcome of the regulatory proceedings ongoing at the FCC.

  Even prior to the court rulings described in the preceeding paragraph, the FCC had authorized a broadened role for telephone companies in the video marketplace in its "video dialtone" ("VDT") decision. VDT is defined by the FCC as the provision of a basic video platform to multiple video programmers on a non-discriminatory, common carrier basis. If a local telephone company provides such a basic platform, it also may provide enhanced and unregulated services related to the provision of video programming. The FCC has already approved several applications to construct and operate VDT systems and has begun processing tariffs filed to govern the rates and terms of VDT offerings although, most recently, some telephone companies have indicated that they are reassessing their timetable and possible approach in developing VDT. The Telecom Act repealed the video dialtone rules; however, video dialtone systems approved as of the effective date of the Telecom Act will not need to be terminated.

  The 1992 Cable Act. On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). Some of its provisions such as signal carriage, retransmission consent and equal employment opportunity requirements, have a direct effect on television broadcasting. Other provisions are focused exclusively on the regulation of cable television but can still be expected to have an indirect effect on Park Broadcasting because of the competition between over-the-air television stations and cable systems.

  The signal carriage, or "must carry," provisions of the 1992 Cable Act and FCC rules require cable operators to carry the signals of local commercial and non-commercial television stations and certain low power television stations. Systems with twelve or fewer useable activated channels and more than 300 subscribers must carry the signals of at least three local commercial television stations. A cable system with more than 12 useable activated channels, regardless of the number of subscribers, must carry the signals of all local commercial television stations, up to one-third of the aggregate number of useable activated channels of such system. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming providers from carrying broadcast stations without obtaining their consent in certain circumstances. The must carry and retransmission consent provisions are related in that television broadcasters, on a cable system-by-cable system basis, must make a choice once every three years whether or not to proceed under the must carry rules or to waive that right to mandatory but uncompensated carriage and negotiate a grant of retransmission consent to permit the cable system to carry the stations' signal, in most cases in exchange for some form of consideration from the cable operator.

  Under rules adopted to implement these must carry and retransmission provisions, local television stations were required to make their initial elections of must carry or retransmission consent by June 17, 1993. Stations that failed to elect were deemed to have their signals carried under the must carry provisions. Other issues addressed in the FCC rules were market designations, the scope of retransmission consent, and procedural standards for implementing the signal carriage provisions. In 1993, Park Broadcasting's stations entered into retransmission consent agreements with the cable systems under which the cable systems have agreed to purchase advertising time on the stations. These agreements continue through the end of 1996. All television stations are required to again make elections of must carry or retransmission consent by October 1, 1996. The Company currently anticipates that Park Broadcasting's stations will again enter into retransmission consent agreements, similar to the current agreements, which would expire in 1999.

  On April 8, 1993, a special three-judge panel of the U.S. District Court for the District of Columbia upheld the constitutionality of the must carry provisions of the 1992 Act. However, on June 27, 1994, the U.S. Supreme Court, in a 5-4 decision, vacated the lower court's judgment and remanded the case to the District Court for further proceedings. Although the Supreme Court found the must carry rules to be content-neutral and supported by legitimate governmental interests under appropriate constitutional tests, it also found that genuine issues of material fact still remained that must be resolved on a more detailed evidentiary record. On December 12, 1995, the same three-judge panel of the District Court, in a 2-1 decision, again upheld the constitutionality of the must carry rules. Another Supreme Court appeal is underway. In the meantime, however, the FCC's new must carry regulations implementing the 1992 Cable Act remain in effect. The Company cannot predict the outcome of such challenges or the effect on the Company's business if the must carry or retransmission consent provisions of the Cable Act are found to be unconstitutional or otherwise unlawful.

  The 1992 Cable Act also codified the FCC's basic EEO rule and the use of certain EEO reporting forms currently filed by television broadcast stations. In addition, pursuant to the 1992 Cable Act's requirements, the FCC has adopted new rules providing for a review of the EEO performance of each television station at the mid-point in its license term (in addition to renewal time). Such a review gives the FCC an opportunity to evaluate whether the licensee is in compliance with the FCC's processing criteria and to notify the licensee of any deficiencies in its employment profile. Among the other rulemaking proceedings conducted by the FCC to implement provisions of the 1992 Cable Act have been those concerning cable rate regulation, cable technical standards, cable multiple ownership limits and competitive access to programming.

  Cross Ownership. Although the FCC's rules had limited the extent to which cross ownership was permitted between cable television systems and television broadcast networks, the Telecom Act eliminated the restrictions on cross ownership. The FCC amended its rules on March 15, 1996 to permit a person or entity to own or control a television network and a cable system. In such cases, the FCC retains the authority to revise any of the cable regulations, including such items as carriage, channel positioning and non-discriminatory treatment of nonaffiliated broadcast stations, as necessary. In addition, the FCC has amended its rules to conform to the Telecom Act by providing that cable operators subject to effective competition, as determined by the Telecom Act, will be allowed to hold licenses for multichannel multipoint distribution service and may provide satellite master antenna television service, separate and apart from its franchised cable service, in any portion of the franchise area served by the operator's system.

  Advanced Television Service. The Telecom Act authorizes the FCC to issue additional licenses for advanced television ("ATV") services only to individuals or entities that hold an authorization to operate or construct a television station ("Existing Broadcasters"). ATV is a technology that will improve the technical quality of television signals receivable by viewers and will enable broadcasters the flexibility to provide new services, including high-definition television, simultaneous multiple programs of standard definition television and data broadcasting. The Telecom Act directs the FCC to adopt rules to permit Existing Broadcasters to use their ATV channels for various purposes, including foreign language, niche or other specialized programming. The statute also authorizes the FCC to collect fees from Existing Broadcasters who use their ATV channels to provide services for which payment is received. Prior to the enactment of the Telecom Act, members of Congress sought assurance from the FCC that it would not implement any plan to award spectrum for ATV service until additional legislation is enacted to resolve spectrum issues such as whether broadcasters should be required to pay for ATV licenses. In response to this request, the FCC stated that it would not award licenses or construction permits for ATV service until such additional legislation is enacted to address ATV spectrum issues. Such legislation, if adopted, may require Existing Broadcasters to pay for ATV licenses. Consistent with the Telecom Act, the FCC has begun a rulemaking asking for public comment on proposals to allow licensees to provide ancillary digital services within the video portion of their broadcast signals. The Company cannot predict whether these proposals will be enacted and if enacted the effect these proposal would have on Park Broadcasting.

  The FCC has already adopted certain rules and has proposed others to implement ATV. The FCC has "set aside" channels within the existing television system for ATV and has limited initial ATV. Existing Broadcasters will have the exclusive right for three years to apply for ATV channels. The FCC proposed to allow Existing Broadcasters six months in which to decide whether to apply for an ATV channel and an additional 2 years to supply the FCC with the information necessary for the FCC to issue an authorization for the ATV channel. Existing Broadcasters who file timely applications for ATV channels will have three years from the expiration of the three-year application filing period to construct their ATV facilities. The FCC has determined that ATV will be a digital system incompatible with current television transmitters and receivers. The rules for phasing in ATV service permit each television station to provide conventional television service on its regular channel until ATV service has become the prevalent medium. The FCC is seeking comments on a timetable for requiring broadcasters to convert to ATV. Broadcasters will have to convert to ATV by the conversion deadline and surrender one channel back to the FCC. The FCC also proposed phased in simulcasting requirements during the transition period under which a broadcaster must simulcast on its ATV channel the programming that is broadcast on its existing conventional channel. The FCC also adopted a timetable for periodic review of the simulcasting and conversion deadlines. The FCC also proposed licensing the ATV and conventional broadcast channels under a single license. In addition, the FCC is seeking comments on whether broadcasters should provide a minimum amount of free over-the-air television broadcasting on the ATV channel and to what extent to allow the use of ATV spectrum for services other than free over-the-air broadcasting. The FCC also is seeking comments on whether to allow an extension of the six-year application and construction period under certain circumstances, including circumstances involving financial hardship and stations serving small or economically disadvantaged areas. The FCC has further proposed several broad objectives to govern the ATV channel allotment and has proposed a number of procedures and specific technical criteria to be used in allotting ATV channels. In addition, the FCC has proposed the adoption of a digital broadcast standard recommended by committees formed for the purpose of developing, building and testing a single ATV technology. The proposed standard will purportedly accommodate a broad range of potential ways to deliver digital data through packetized transport means. If the FCC adopts a standard for ATV service that is inferior to the signal quality alternative video technologies provide, such action could have a negative impact on the audience and revenue for television stations. Implementation of ATV service will impose substantial additional costs on television stations to provide the new service, due to increased equipment costs. It is also possible that advances in technology may permit Existing Broadcasters to enhance the picture quality of existing systems without the need to implement ATV service.

  On July 25, 1996, the FCC voted to put out for comment a group of proposals relating to development of ATV and procedures for assigning ATV frequencies to broadcasters. The FCC's proposals have not yet been released in official form; however, based on news reports, they include the following:

    (a) A system of channel allotments that accommodates all eligible broadcasters, i.e., provide a second channel for ATV service to all existing television operators;

    (b) Replicating, as nearly as possible, the service areas of existing television broadcasters;

    (c) Minimizing unavoidable interference without preference to either conventional or ATV television service; and

    (d) A plan whereby television service would eventually be located at existing channels 7-51, which are the channels deemed technically best suited to ATV service, or alternatively, a plan advanced by industry groups that would distribute ATV allotments over the entire existing television broadcast spectrum.

  The FCC also imposed certain limitations on the filing of applications for new television licenses and for modification of existing licenses.

  There is currently substantial debate regarding whether the spectrum necessary to provide ATV services should be awarded through an auction process. Some Congressional lawmakers view the availability of the spectrum necessary to provide ATV services as an opportunity to raise revenue for the Federal treasury. The television industry, the Clinton Administration, and many Congressional leaders have opposed that approach, arguing that the ATV spectrum should be given to existing television operators without charge to facilitate "free" ATV service to the public.

  In the event that an auction process is adopted, there can be no assurance that the Company will have sufficient resources to be the successful bidder in any or all of its television markets. Although the Company believes the FCC will authorize ATV service, the Company cannot predict when or at what cost such authorization might be given, or the effect such authorization might have on Park Broadcasting's business or capital expenditures requirements.

  Direct Broadcast Satellite Systems. The FCC has authorized the provision of video programming directly to home subscribers through direct broadcast satellites ("DBS"). Local broadcast stations are not carried on DBS systems. In June 1994, Hughes Communications Galaxy ("Hughes"), an affiliate of the General Motors Company, and United States Satellite Broadcasting Company ("USSB") initiated DBS service. In December 1994, two DBS permittees, EchoStar Satellite Corporation and Directsat Corporation, merged their DBS authorizations. Service from these permittees is expected to commence in 1996. MCI and News Corp., the parent of Fox Video and the 20th Century Fox film studio, have also formed an alliance to provide information and entertainment services to businesses and consumers through MCI's newly acquired direct-broadcast satellite spectrum. Other proposals recently advanced in Congress include a prohibition on restrictions that inhibit a viewer's ability to receive video programming through DBS services. Proposed legislation may also affect state and local taxation of direct-to-home satellite services. The Company is unable to predict the impact of this new service upon Park Broadcasting's operations.

                                PARK NEWSPAPERS

  Park Newspapers owns and operates 104 publications which include paid circulation newspapers, both daily and non-daily, as well as controlled distribution and other "total market coverage" publications ("shoppers"). Park Newspapers' daily and non-daily newspapers generally combine news, sports and features with a special emphasis on local information. The markets which the publications serve, which Park Newspapers identifies using postal ZIP codes, had a combined household count of approximately 545,000 and aggregate retail sales of approximately $15.2 billion in 1995. Park Newspapers has enjoyed a history of journalistic excellence and effective community relations. For the year ended December 31, 1995, Park Newspapers had revenue of $78.9 million.

  Park Newspapers' newspaper publications serve readers in 43 counties in 12 states. Demographics USA, 1994 has forecasted that 30 of the counties which Park Newspapers serves (or approximately 70% of the total number of counties it serves) will experience retail sales growth during the period from 1994 through 1999 equal to or in excess of the forecast national average of 30.6% over this period; another 11 of these counties (or approximately 26% of the total number of counties it serves) are projected to have retail sales growth during this period of at least 80% of the national average, with most growing at 90% or more of the national average; and only two of these counties (Columbia and Niagara Counties in New York) are projected to be "slow-growth" counties.

  Park Newspapers publishes 28 daily newspapers in 12 states which range in circulation from approximately 4,000 to 17,000, with a combined average paid daily circulation of approximately 242,000 as of March 1, 1996. Of Park Newspapers' daily newspapers, 16 publish Sunday newspapers. Park Newspapers' dailies have been in existence for an average of 111 years (with none in existence for less than 46 years) and are the only paid dailies of general circulation published in each of their respective cities or towns, which are generally areas of small or medium populations. The Company believes that an added benefit of operating in these types of communities is the workforce stability which it has experienced.

  Park Newspapers publishes 26 paid non-daily newspapers one or more times per week in 12 states. The markets where Park Newspapers publishes non-dailies are too small to support a daily newspaper. In most cases, such markets are close to cities or towns where Park Newspapers publishes daily newspapers, and the non-dailies are printed at Park Newspapers' daily newspaper facilities. In five locations, several non-dailies share production facilities. Park Newspapers' paid non-daily newspapers range in circulation from 1,300 to 18,000 and have a total weekly circulation of approximately 77,000.

  The newspapers generally provide community news, commentary, sports and local features and information, such as information about town meetings and school and social activities. Park Newspapers' daily newspapers also use Associated Press wire service materials which provide regional, national and international news and information. Park Newspapers' long-term policy has been to emphasize local news and to develop strong local news staffs. High levels of local news content have been emphasized throughout Park Newspapers' history. Park Newspapers' daily newspapers average 17 pages and are produced by full-time staffs, including news reporting and editorial staffs, averaging 35 people. Park Newspapers' non-daily newspapers average 23 pages, have small news reporting and editorial staffs and generally share production and business staffs with one or more of Park Newspapers' other newspapers. Park Newspapers believes that its newspapers benefit from good community relations and strong reader and advertiser loyalty.

  In addition to reaching the local population through paid daily and non-daily community newspapers, Park Newspapers also prints 50 shoppers in 12 states which range in distribution from approximately 13,000 to 45,000. Shoppers contain certain local and classified advertising with little originally produced news or editorial comment. Park Newspapers currently publishes shoppers only in the markets where it also publishes paid circulation newspapers, and the shoppers are printed at Park Newspapers' newspaper facilities. Shoppers typically are distributed to both subscribers and non-subscribers of a Park Newspapers' paid circulation newspaper, allowing Park Newspapers to cover a significant portion of a market with advertising contained in its publications. Advertisements in shoppers are generally sold in combination with parallel advertising in the paid circulation community paper to afford advertisers the ability to reach the general market area.

  Park Newspapers' strategy has been to acquire and operate newspapers having a dominant position in stable, growing communities, each of which is the only such publication in the community. In December 1993, Park Newspapers sold 33 of its smaller publications in 13 communities in nine states. The sale of these publications was designed to allow Park Newspapers to focus its resources on its larger publications. Park Newspapers may, from time to time, make strategic targeted newspaper acquisitions, dispositions or tax-free exchanges. Acquisitions may be made in circumstances in which management believes that such acquisitions would contribute to Park Newspapers' overall growth strategy, whether through revenue growth and/or cost-reduction opportunities. Management's criteria for acquisitions include the ability to cluster with existing publications, markets with good transportation systems, specifically, interstate highway access, local institutions of higher education, state and federal operations and a diverse economic base with no one industry dominating the market.

BUSINESS AND OPERATING STRATEGY

  Park Newspapers' operating strategy is to increase revenue and cash flow from operations by capitalizing on the strong local brand recognition of its newspapers. Management believes that its strong brand recognition combined with the Company's emphasis on producing a high quality product and improving its sales and marketing efforts will enhance the value of Park Newspapers' publications to its readers and advertisers and result in increased circulation and cash flow from operations.

  Prior to the Acquisition, Park Newspapers focused on improving cash flow from operations through cost management rather than generation of incremental revenue. Industry standards suggest that revenue performance of a community newspaper equal to 0.70% to 1.25% of total retail sales in a defined market is a reasonable target for share of market revenue. Park Newspapers ended 1995 with advertising revenue equal to a 0.52% of total retail sales in the aggregate in the markets served by its publications. Attainment of 0.70% of retail sales in its markets would have resulted in a significant increase in Park Newspapers' 1995 revenue. The Company believes that through new sales and marketing programs, continued quality editorial and news leadership, increased circulation penetration, along with continued strict cost controls, it can capitalize on the growing markets in which it operates and improve its share of retail advertising dollars.

  Park Newspapers' business and operating strategy includes the following key elements:

    Strengthen Sales and Marketing Development. Since the Acquisition, the Company has instituted a sales force upgrade and implemented a motivation program which includes performance-based compensation plans, daily sales reports to monitor each account executive's development, and on-site training programs. Park Newspapers has purchased a new demographic/advertising research program to provide qualitative data to its sales force to better identify sales opportunities. The Company has also introduced advertising programs to generate revenue from sources new to Park Newspapers, including category selling, targeted marketing, single sheet and other free standing insert advertising, along with a top of mind awareness (TOMA) program. TOMA is a program whereby an advertiser can develop a cost effective long-term frequency-based advertising program designed to get the advertiser's name and product or service out in the market and create top of mind awareness of the advertiser's product or service.

    Enhance Quality of Editorial Content, Presentation and Local News. Park Newspapers' publications are committed to editorial excellence and providing the best mix of local and national news to effectively serve their markets. The Company's newspapers generally have the largest local news gathering resources in their local markets and, through emphasizing local news, generally have a high degree of reader loyalty among their core circulation base group. Park Newspapers' publications are produced on offset presses, all of which have color capability. The Company has recently completed a review of its daily newspapers' layouts and has instituted a layout redesign program for all of its daily newspapers to ensure that each newspaper offers attractive layout, design and color enhancement.

    Increase Circulation. Prior to the Acquisition, Park Newspapers pursued a circulation strategy aimed at driving circulation revenue through price increases. This strategy ultimately adversely impacted circulation penetration levels. As of December 31, 1995, Park Newspapers had only a 47% penetration of the occupied households in its defined market areas, a level which the Company believes offers significant potential for improvement. Park Newspapers has launched an aggressive direct marketing effort, through door-to-door marketing, telemarketing, sampling and direct response marketing programs, with the goal of improving market penetration (in the aggregate) to 70% of the occupied households in its defined markets.

    Realize Benefits From Clustering. Park Newspapers has clustered its publication operations regionally. With the change in strategy from cost management to revenue maximization and cost containment, the Company has identified and is implementing programs to enhance revenue available as a result of its clustering of operations, such as regional sales promotion programs and other cross-selling techniques. In addition to the revenue opportunities, consolidating the operations of groups of newspapers affords both operating and economic efficiencies. These efficiencies include, but are not limited to, the sharing of management, accounting and production functions. In addition to regional clustering, the Company will also seek to merge operations where possible, as in progress at Concord/Kannapolis, North Carolina. Management will continue to review its newspaper businesses for opportunities to merge operations to both enhance revenue and reduce costs.

    Maintain Effective Cost Controls. Expenses at each of the Company's publications are closely monitored to control costs without sacrificing revenue opportunities. The Company seeks to reduce labor costs through investment in modern production equipment and through the consolidation of operations and administrative activities associated with clustering. Park Newspapers' newsprint costs are approximately 10.4% of its revenue, and it generally enters into long-term supply contracts to reduce newsprint costs during short supply. Management believes that Park Newspapers' newsprint costs as a percentage of revenue are generally lower than many of the other community newspaper groups. The Company's cost control initiatives also include group purchasing of materials and aggressive control of newsprint waste.

    Develop Additional Non-Traditional Revenue Sources. Park Newspapers has recently introduced new informational products and services and advertising programs to generate revenue from sources other than traditional newspaper publishing activities. These products, services and programs include voice personals, audio-text and incentive marketing.

  As a result of the implementation of these operating strategies, management believes Park Newspapers is well positioned to achieve internal growth. By being the leading, and in certain instances the sole, provider of local news in most of its markets, management believes that Park Newspapers' established franchises should enable it to respond to and benefit from any changes in the manner in which information is delivered.

NEWSPAPER INDUSTRY BACKGROUND

  Newspaper publishing is the oldest and largest segment of the media industry, with total advertising expenditures on daily and weekly newspapers reported at $36.0 billion in 1995 according to Newspaper Association of America (the "NAA"). Due to a focus on local news, newspapers remain the dominant medium for local advertising and account for more than 48.1% of all local media advertising expenditures according to the NAA. Additionally, newspapers continue to be the preferred medium for retail advertising which emphasizes the price of goods, in contrast to television which is generally used for image advertising.

  The number of adult readers of daily and Sunday newspapers is reported to have increased from 115.3 million and 125.9 million, respectively, in 1992 to
115.4 million and 132.2 million, respectively, in 1994. Readers of newspapers tend to be more highly educated and have higher incomes than non-newspaper readers. For instance, in 1994, 74% of college graduates and 71% of households with income of $40,000 or more are reported to read a daily newspaper, compared to 61% for non-college graduates and 54% of households with income less than $40,000. Management believes that newspapers continue to be the most cost-effective means for advertisers to reach this highly targeted demographic group.

  Total morning daily national circulation has increased from 42.4 million in 1992 to 43.1 million in 1995, representing a compounded annual growth rate of 0.6%. Total Sunday national circulation, however, declined from 62.2 million in 1992 to 61.8 million in 1995. Total reported daily national circulation, including evening editions, declined from 60.2 million in 1992 to 58.2 million in 1995, or 0.5% annually. This decrease can be directly attributable to the declining national circulation of evening newspapers, which is reported to have decreased from 17.8 million in 1992 to 15.1 million in 1995, or 5.3% annually, as a result of an inability to compete with existing morning newspapers and from increased competition by evening broadcast news programming and specialized cable programming such as CNN and Headline News.

  Advertising and, to a lesser extent, circulation revenues are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenues have corresponded with economic recoveries while decreases, as well as changes in the mix of advertising, have corresponded with general economic downturns and regional and local economic recessions.

PUBLICATIONS

  Park Newspapers has organized its operations into 31 newspaper centers. Generally each daily newspaper constitutes a separate newspaper center, but in some cases one or more non-daily newspapers in the same geographic area are consolidated with a daily newspaper in a single newspaper center. The rest of Park Newspapers' newspaper centers consist of a group of non-daily newspapers distributed in the same geographic area. The table below shows the organization of the publications into newspaper centers.

  Park Newspapers has a significant presence in North Carolina which is forecasted as a high growth area by Demographics USA, 1994, and the revenue and associated cash flows originate in ten different newspaper centers dispersed across the state. The ten of Park Newspapers' 31 newspaper centers which are located in North Carolina generated 38.3% of Park Newspapers' revenue in 1995. The Concord/Kannapolis, North Carolina newspaper center was the greatest revenue producer of the newspaper centers, but only provided 10.2% of Park Newspapers' total revenue, while the average newspaper center accounted for 3.1% of total revenue from all newspaper centers.

  The following table identifies the states and communities in which Park Newspapers publishes its paid newspapers and shoppers, the names of Park Newspapers' publications and the circulation (paid or free) as of March 1, 1996. Each community shown in boldface type in this table is the location of a newspaper center. Communities in standard type and indented under a community shown in boldface type are part of that newspaper center.

STATE AND COMMUNITY           PUBLICATION               FREQUENCY       CIRCULATION
- -------------------  ----------------------------- -------------------- -----------
GEORGIA
WARNER ROBINS        The Daily Sun                 Daily (M-F)           7,791 paid
                     Sunday Sun                    Sunday                8,525 paid
                     Daily Sun Extra               1x week               6,967 free
                     Robins Rev-up                 1x week              25,013 free
IDAHO
BURLEY               South Idaho Press             Daily (M-F & Sunday)  4,797 paid
                     The News Review               1x week              11,055 free
                     The Sunrise Shopper           1x week               4,632 free
  Hailey             The Wood River Journal        1x week               1,697 paid
                                                                         9,400 free
                     Sun Valley Dining Guide       1x year              40,000 free
  Minidoka           Minidoka County News          1x week               1,146 paid
ILLINOIS
EFFINGHAM            Effingham Daily News          Daily (M-Sat.)       12,771 paid
                     The Weekly Advertiser         1x week               9,832 free
MACOMB               Macomb Daily Journal          Daily (M-F & Sunday)  6,658 paid
                     Business News                 1x week               8,106 free
INDIANA
JEFFERSONVILLE       The Evening News              Daily (M-Sat.)       10,828 paid
                     Clark County Journal          1x week              11,341 free
                     Golden Opportunities          1x week              20,000 free
PLYMOUTH             The Pilot-News                Daily (M-Sat.)        6,449 paid
  Bremen             Bremen Enquirer               1x week               1,554 paid
  Bourbon            Bourbon News-Mirror           1x week               1,245 paid
  Nappanee           Nappanee Advance News         1x week               1,939 paid
                     Farm and Home News            1x week              18,500 free
KENTUCKY
RUSSELLVILLE         News-Democrat & Leader        2x week               6,486 paid
                     The Logan Advertiser          1x week               7,177 free
                     The Peddler                   1x week              26,000 free
  Leitchfield        Grayson County News-Gazette   2x week               5,157 paid
                     The Grayson County Advertiser 1x week               3,069 free

STATE AND COMMUNITY          PUBLICATION               FREQUENCY       CIRCULATION
- -------------------  ---------------------------- -------------------- -----------
LONDON               Sentinel Echo                3x week               5,288 paid
                     The Laurel Neighbor          1x week               8,097 free
MOREHEAD             The Morehead News            2x week               5,048 paid
  Carlisle           The Carlisle Mercury         1x week               1,503 paid
                     Mercury Plus                 1x week               1,380 free
  Frenchburg         Menifee County News          3x week                 734 paid
  Grayson            The Grayson Journal-Enquirer 1x week               4,849 paid
  Greenup            The Greenup County News      1x week               2,748 paid
  Olive Hill         Shopping News                1x week              19,027 free
SOMERSET             Commonwealth Journal         Daily (M-F & Sunday)  8,651 paid
                     McCreary County Record       1x week               4,895 paid
                     Lake Cumberland Shopper      1x week              31,603 free
MICHIGAN
COLDWATER            Coldwater Daily Reporter     Daily (M-Sat.)        6,166 paid
                     The Reporter Extra           1x week              11,500 free
MINNESOTA
BEMIDJI              The Pioneer                  Daily (M-F)           8,296 paid
                     The Pioneer                  Sunday                8,797 paid
                     The Advertiser               1x week              13,073 free
                     The Mid-Week Advertiser      1x week               8,608 free
  Blackduck          The American                 1x week               1,122 paid
NEW YORK
HUDSON               Register-Star                Daily (M-F & Sunday)  6,767 paid
                     Northeast                    1x month             13,000 free
                     Columbia Views               1x week               1,409 free
                     The Courier                  1x week                 800 free
  Chatham            The Chatham Courier          1x week               2,837 paid
LOCKPORT             Union-Sun & Journal          Daily (M-Sat.)       17,009 paid
                     Tri-County News              1x week               8,000 free
MEDINA               The Journal Register         Daily (M-F)           4,554 paid
                     Eastern Niagra Edition       1x week               6,968 free
                     Pennysaver                   1x week               3,000 free
                     TV Signals                   1x week               9,400 free
  Albion             Albion Advertiser            1x week               1,792 paid
Ogdensburg           The Journal                  Daily (M-F)           4,744 paid
                     Rural News                   1x week               5,785 free
                     The Advance News             Sunday               10,606 paid
  Canton             St. Lawrence Plaindealer     1x week               2,195 paid
  Massena            The Courier-Observer         Daily (T-Sat.)        5,225 paid
NORTH CAROLINA
AHOSKIE              Advantage                    1x week              12,293 free
                     Scotland Enfield News Review 1x week               1,492 paid
                     Gates County News Review     1x week               2,052 paid
                     Jackson News Review          1x week               2,196 paid
                     News-Herald                  3x week               6,494 paid
CLINTON              The Sampson Independent      Daily (M-F & Sunday)  7,861 paid
                     Sampson County Shopping
                      Guide and TV Schedule       1x week              12,826 free

STATE AND COMMUNITY         PUBLICATION              FREQUENCY       CIRCULATION
- -------------------  -------------------------- -------------------- -----------
CONCORD/KANNAPOLIS   The Concord Tribune        Daily (M-F & Sunday) 13,527 paid
                     The Daily Independent      Daily (M-F & Sunday)  8,943 paid
                     The Cabarrus Observer
                      Nugget                    1x week               3,361 free
                     The Edge                   1x week              19,014 free
  Aberdeen           Sandhills Living           2x week              15,000 free
                     The Golf Outlook           1x month             15,000 free
EDEN                 Daily News                 Daily (M-F)           5,976 paid
                     The Virginia Carolina
                      Beacon                    1x week               3,570 free
LUMBERTON            The Robesonian             Daily                14,125 paid
                     The Robesonian Sunday      Sunday               16,160 paid
                     The Robesonian Mid-Weekly  1x week              23,595 free
  Elizabethtown      Bladen Daily Journal       3x week               3,889 paid
                     The Southeastern Times     1x week               3,850 free
MARION               The McDowell News          Daily (M-F)           4,206 paid
                     McDowell Express           1x week               8,250 free
                     The Old Fort Post          1x week               2,450 free
MOORESVILLE          Mooresville Tribune        1x week               6,130 paid
                     Shoppers Guide             1x week              11,500 free
  Davidson           Mecklenburg Gazette        1x week               2,195 paid
MORGANTON            The News Herald            Daily (M-F & Sunday) 11,757 paid
                     The Burke County Observer  1x week               8,423 free
                     Valdese News               1x week              15,528 free
ROCKINGHAM           The Richmond County Daily
                      Journal                   Daily (M-F & Sunday)  8,460 paid
                     The Journal Advantage      1x week               7,200 free
STATESVILLE          Statesville Record &
                      Landmark                  Daily (M-F & Sunday) 16,907 paid
                     Landmark Extra             1x week               9,500 free
NORTH DAKOTA
DEVILS LAKE          Devil's Lake Daily Journal Daily (M-F)           4,450 paid
                     The Country Peddler        1x week              22,500 free
OKLAHOMA
MCALESTER            News Capital & Democrat    Daily (M-F & Sunday) 12,282 paid
                     Southeast Oklahoma
                      Shopping News             1x week               6,045 free
  Hartshorne         Hartshorne Sun             1x week               1,178 paid
SAPULPA              Sapulpa Daily Herald       Daily (M-F & Sunday)  6,411 paid
                     Herald Extra               1x week              13,754 free
VIRGINIA
MANASSAS             The Journal Messenger      Daily (M-Sat.)        7,348 paid
                     The Journal Reach          1x week              45,000 free
WAYNESBORO           The News-Virginian         Daily (M-Sat.)        9,391 paid
                     Shenandoah Shopper         1x week              10,179 free
                                                TOTAL PAID DAILY         242,350
                                                TOTAL PAID NON-DAILY      77,861
                                                TOTAL SHOPPERS           549,087

  The Company believes that the geographic diversity of Park Newspapers' publications mitigates the effect of regional economic cycles on its business. No one publication accounted for more than 6.0% of Park Newspapers' revenue in 1995. The following table shows the relative proportion by state of Park Newspapers' 1995 revenue.

                                                                  PERCENTAGE OF
   STATE                                                          1995 REVENUE
   -----                                                          -------------
Georgia..........................................................       3.2%
Idaho............................................................       3.5
Illinois.........................................................       6.5
Indiana..........................................................       5.7
Kentucky.........................................................       9.7
Michigan.........................................................       1.8
Minnesota........................................................       3.4
New York.........................................................      13.9
North Carolina...................................................      38.3
North Dakota.....................................................       2.1
Oklahoma.........................................................       5.4
Virginia.........................................................       6.5
                                                                      -----
                                                                      100.0%
                                                                      =====

SOURCES OF REVENUE

  Substantially all of Park Newspapers' publishing revenue is derived from advertising and circulation, with lesser amounts derived from commercial print jobs and other sources. The following table sets forth the sources and amounts of Park Newspapers' revenue for the years ended December 31, 1995, 1994 and 1993:

           REVENUE BY SOURCE--YEAR ENDED DECEMBER 31 (IN THOUSANDS)

                                              1995         1994       1993(A)
                                          ------------ ------------ ------------
   SOURCE OF REVENUE                       %   AMOUNT   %   AMOUNT   %   AMOUNT
- --------------------                      ---- ------- ---- ------- ---- -------
Advertising:
  Daily Newspapers....................... 56.3 $44,424 57.0 $43,763 55.0 $40,907
  Non-daily Newspapers...................  9.1   7,226  9.2   7,094  9.2   6,826
  Shoppers...............................  6.9   5,411  7.2   5,509  7.2   5,387
                                               -------      -------      -------
    Total Advertising.................... 72.3  57,061 73.4  56,366 71.4  53,120
                                               -------      -------      -------
Circulation:
  Daily Newspapers....................... 21.5  16,967 20.3  15,624 21.0  15,541
  Non-daily Newspapers...................  2.2   1,759  2.2   1,657  2.2   1,665
                                               -------      -------      -------
    Total Circulation.................... 23.7  18,726 22.5  17,281 23.2  17,206
                                               -------      -------      -------
Other....................................  4.0   3,117  4.1   3,163  5.4   4,040
                                               -------      -------      -------
Total....................................      $78,904      $76,810      $74,366
                                               =======      =======      =======

- --------
(a) Excludes revenue from 33 publications sold in November 1993.

  Advertising. Advertising rates and rate structures vary among Park Newspapers' publications and are based, among other things, on circulation and type of advertising (classified or display, and national or local). Historically, substantially all of Park Newspapers' total publication advertising revenue has been derived from local retail and classified advertising, which management believes are less subject to fluctuation than national advertising. Many local retailers in the small communities served by Park Newspapers' publications are unable to advertise in larger non-local publications or electronic media because of their generally higher advertising rates. During the year ended December 31, 1995, local and regional advertising accounted for 67% of advertising revenue, classified advertising accounted for 22% and pre-printed inserts and national advertising accounted for 10% and 1%, respectively.

  Park Newspapers has recently increased its focus on national advertising programs in an effort to generate increased volume and revenue from pre-printed inserts and shoppers, although the revenue from such programs is relatively small, amounting to approximately $523,000, or 0.7% of Park Newspapers' total revenue, in 1995. Park Newspapers has also recently begun to offer new regional advertising programs to chain stores. Management believes that the regional clustering of Park Newspapers' publications parallels an emerging trend of larger retailers to advertise on a regional basis and positions Park Newspapers to benefit from this trend.

  Park Newspapers has also introduced category selling, single sheet and other free standing advertising and a top of mind awareness program (TOMA) whereby an advertiser can develop a cost effective long-term frequency advertising program designed to get the advertiser's name and product or service out in the market and create top of mind awareness of the product or service. Management intends to continue to develop additional advertising revenue sources such as co-op advertising, national classified advertising and other targeted advertising.

  Shoppers are generally growing faster and have higher margins than daily newspapers. Management believes there are opportunities to increase Park Newspapers' revenue through shoppers and has focused on training its sales force to sell a combination of newspaper and shopper advertising space.

  Circulation. Circulation revenue is derived from home delivery sales of Park Newspapers' paid dailies and non-dailies to subscribers and single copy sales made through retailers and vending racks. Of circulation revenue for 1995, over 80% was derived from subscription sales and the balance was derived from single copy sales. Single copy rates for paid daily and non-daily publications currently range from 25c to 50c per copy and from 50c to $1.00 for Sunday newspapers. Subscriptions are generally offered at a discount from single copy rates. Park Newspapers periodically reviews the subscription and single copy rates for potential increases.

  Park Newspapers' newspapers ended 1995 with an aggregate 47% penetration of the occupied households in its defined market areas. Park Newspapers has begun to pursue a strategy targeted at increasing circulation revenue by increasing aggregate market penetration to 70% of the occupied households in its newspapers' defined markets, rather than relying on increases in subscription and single copy rates. Park Newspapers has launched an aggressive marketing effort to improve market penetration which includes door-to-door marketing, telemarketing, sampling and direct response marketing programs. The mechanical mailroom and distribution aspects of circulation have now been separated from sales and marketing activities to enhance and afford focus to the circulation sales effort. Mailroom activity will become a function of production, and management believes that distribution has the capacity to evolve into a separate source of revenue. See "Production and Distribution" below.

  Other Revenue Sources. Commercial printing job revenue is derived from utilizing available press capacity for printing customers' order for newspapers, fliers, retail store advertisements and similar products.

  Park Newspapers has introduced new informational products and services, including an audiotext service whereby a customer can call an audiotext line to access various kinds of information, generally from newspaper databases (such as weather), but also from other sources (such as the ability to hear a message from a child's teacher about the day's homework assignments); voice personals, which generate revenue from a portion of the cost of telephone calls made in response to free personal ads placed in newspapers; and incentive marketing such as the printing and distribution of fishing maps. The Company believes that voice personals will contribute new revenue beginning in 1996, while audiotext and incentive marketing will fully develop as sources of revenue in 1997 and beyond.

PRODUCTION AND DISTRIBUTION

  All of Park Newspapers' publications are produced using photocomposition technology and printed using an offset method. Automated text editing and classified advertising systems are in operation at all of the newspapers. As part of a program to improve operating efficiency and to enhance product quality, Park Newspapers engages in a continuing process of updating its printing facilities. Four such upgrades are scheduled to be completed in 1996. Additionally, the geographic proximity of groups of Park Newspapers' publications has enabled Park Newspapers to consolidate certain operations in centralized production plants thereby facilitating quality improvements that would otherwise be prohibitively expensive for a single publication. For example, in 1994, Park Newspapers implemented greater process color capabilities at 17 of its 33 plants where a total of 22 of Park Newspapers' daily newspapers are printed. These improvements enable Park Newspapers to offer color ads and editorial materials to advertisers and subscribers. Additionally, Park Newspapers has recently completed a review of its daily newspapers' layouts and has instituted a layout redesign program for all of its daily newspapers to ensure that each newspaper offers attractive layout, design and color enhancement, while remaining easily readable. The Company believes that Park Newspapers will be able to continue to improve the quality of its publications as technological improvements continue to become economically viable for small publications.

  Park Newspapers' daily and non-daily newspapers are published primarily for home delivery and are generally sold by independent carriers and circulation dealers. Adults comprise approximately 70% of Park Newspapers' home delivery network, which management believes enables Park Newspapers to engage in other home distribution activities on behalf of unaffiliated parties and generate additional revenue for Park Newspapers. Shoppers are generally distributed free, on a weekly basis, by various delivery methods, including third-class mail.

RAW MATERIALS

  The basic raw material of newspaper publishing operations is newsprint. The Company believes that effective management of newsprint costs is an important factor in the success of Park Newspapers' business. Newsprint costs increased approximately 40% per metric ton in 1995 on an industry-wide basis and may continue to increase in 1996, although any such increases in 1996 are not anticipated to be as significant as the 1995 increases. Newsprint expenses represented 12%, 12% and 15% of Park Newspapers' total operating costs and expenses for the years ended December 31, 1993, 1994 and 1995, respectively. The Company believes that this compares favorably with cost of newsprint to other publishers throughout the country.

  Park Newspapers currently purchases newsprint from various suppliers in the United States and Canada. As of May 6, 1996, Park Newspapers was a party to long-term supply contracts with several such suppliers, the largest of which will provide approximately 50% of the tonnage used by Park Newspapers in 1996. In accordance with industry practice, Park Newspapers' newsprint supply contracts provide for tonnage at prices determined from time to time by the suppliers. The Company believes that sources of newsprint supply are adequate for the anticipated needs of Park Newspapers and that there are adequate alternative sources of supply. See "Regulation of Newspaper Operations" below for a discussion of state laws which regulate the recycled content of newsprint.

COMPETITION--PUBLISHING

  While Park Newspapers' daily newspapers are the only daily newspapers of general circulation published in their respective cities or towns, each of these publications and each of Park Newspapers' non-daily newspapers and shoppers competes in varying degrees with other newspapers having a regional or national circulation, as well as with magazines, radio, television, direct marketing and other advertising media. In addition, certain of Park Newspapers' daily newspapers compete within their own markets with other daily newspapers of general circulation published in adjacent or nearby cities and towns. There are no local television stations in any of Park Newspapers' 28 daily newspaper markets, although each community receives television service through cable or regional broadcast signals. The Company believes that Park Newspapers' significant presence in the towns served by its community publications has enabled it to compete effectively.

  Although published in a different location, a competitor has recently begun publication of a daily newspaper serving the Warner Robins, Georgia market. The Company is unable to predict the effect that this publication will have on Park Newspapers' Warner Robins daily newspaper. However, management does not believe that this competing daily will have a material effect on Park Newspapers' operations.

  Although there can be no assurance that a competitor will not enter one or more of Park Newspapers' markets and become successful, the Company believes that entry by a direct competitor in most of Park Newspapers' daily newspaper markets is likely to be cost prohibitive. Additionally, the prevailing trend in newspaper publishing has been for consolidation down to one dominant daily newspaper in a particular community or city. The Company believes that distribution of Park Newspapers' shoppers in conjunction with community daily newspapers enhances Park Newspapers' competitive position in such market areas.

REGULATION OF NEWSPAPER OPERATIONS

  Certain rules of the FCC and/or the Communications Act affect Park Newspapers' publication operations as well as Park Broadcasting's operations by placing certain limitations on common ownership, operation and other interests in, among other things, broadcast stations and newspapers serving the same area. This may affect the number, type and location of newspapers that Park Newspapers may acquire in the future. See "Federal Regulation of Television Broadcasting" above. These rules do not currently require any change in Park Newspapers' present ownership of newspapers.

  Additionally, Park Newspapers is required to obtain a permit from, and to file an annual statement of ownership and circulation with, the U.S. Postal Service for paid circulation newspapers that are delivered by second class mail. Certain of Park Newspapers' paid publications are currently delivered by second class mail. Free circulation publications such as shoppers are delivered to subscribers and nonsubscribers by mail or in other ways.

  Certain states in which Park Newspapers publishes its newspapers have enacted legislation concerning the percentage of recycled content of newsprint. Certain of these states mandate that newsprint contain a minimum amount of recycled material, while others have developed voluntary recycled content guidelines for newsprint. Newsprint suppliers are not currently able to deliver the requisite recycled-content newsprint, and there can be no assurance that the suppliers will be able to supply such newsprint upon implementation of the various state laws. Park Newspapers, like other newspaper publishers, is exploring alternative compliance methods permitted under certain of these laws, including recycling and other programs intended to divert newspapers from being disposed of in landfills. The Company is unable to predict the impact that these laws will have on Park Newspapers' business.

                            DISCONTINUED OPERATIONS

  The Company is in the process of selling the Radio Station Assets, the operations of which have been conducted through Park Broadcasting. The Company decided to divest such operations to focus on its core television broadcasting and newspaper publication operations, to raise cash to prepay a portion of its existing indebtedness and to take advantage of attractive prices for which such operations could be sold.

  Park Broadcasting currently owns and operates one set of AM/FM combination radio stations in one state, which stations employ various programming formats adapted to the characteristics of each market. Park Broadcasting creates its own formats and purchases formats and programming from various outside sources. In March 1996, Park Broadcasting sold its WPAT-AM and FM radio stations serving the greater New York City area for aggregate gross proceeds of $103.0 million. In May 1996, Park Broadcasting sold its KEZX-AM and KWJZ-FM radio stations serving the Seattle, Washington market for aggregate gross proceeds of $26.0 million, its WTVR-AM and FM radio stations serving the Richmond, Virginia market for aggregate gross proceeds of $18.0 million and its WNLS-AM and WTNT-FM radio stations serving the Tallahassee, Florida market for aggregate gross proceeds of $3.5 million. In June 1996, Park Broadcasting sold its WHEN-AM and FM radio stations serving the Syracuse, New York market for aggregate gross proceeds of $4.5 million, its WNCT-AM and FM radio stations serving the Greenville, North Carolina market for aggregate gross proceeds of $3.0 million, its WNAX-AM and FM radio stations serving the Yankton, South Dakota market for aggregate gross proceeds of $7.0 million, its KWJJ-AM and FM radio stations serving the Portland, Oregon market for aggregate gross proceeds of $35.0 million and its KSGS-AM and KMJZ-FM radio stations serving the St. Louis Park, Minnesota market for aggregate gross proceeds of $22.0 million. In August 1996, Park Broadcasting sold its KWLO-AM and KFMW-FM radio stations serving the Waterloo, Iowa market for aggregate gross proceeds of $3.5 million. Income taxes due as a result of the above mentioned sales are estimated to be $62.8 million. The Senior Credit Facility, which required mandatory prepayments with the proceeds of the sale of Radio Station Assets (other than the Radio Station Assets relating to stations KEZX-AM and KWJZ-FM in Seattle, Washington), was repaid in full on June 20, 1996.

  As of May 6, 1996, Park Broadcasting had entered into definitive agreements with prospective purchasers for the sale of all of its remaining radio stations. The Company is selling its remaining radio stations, WDEF-AM/FM radio stations serving the Chattanooga, Tennessee market, in a single transaction for aggregate gross sale proceeds of $7.7 million (before deducting related expenses estimated to be $0.1 million and income taxes resulting from such sale estimated to be $2.4 million). Jackson Telecasters, Inc., the prospective purchaser of such radio stations, has assigned its rights and delegated its obligations under the purchase agreement to its subsidiary. The Company anticipates that the closing of such sale will occur on or prior to August 31, 1996. However, as consummation of such sale is subject to the satisfaction of certain conditions, including the receipt of FCC approval of the transfer of the broadcasting licenses (which approval has been received, subject to grant of the radio stations' license renewal applications), there can be no assurance that such sale will be concluded by such date.

  The subsidiaries of Park Broadcasting which own and operate the Radio Station Assets are the sellers under the definitive agreements, and neither the Company, Park Broadcasting or any other party is a party to any such agreement, making any guarantees of the sellers' obligations or providing any indemnification in connection with such sales. Each of the definitive agreements relating to the sale of the Radio Station Assets contains representations and warranties, covenants (including indemnification obligations), conditions and other material terms. Certain of such definitive agreements provide that a portion (ranging from $50,000 to $250,000 per transaction) of the purchase price will be held in escrow for a period of time (ranging from six to 24 months per transaction) after the closing for use in satisfying the seller's indemnification obligation. With certain exceptions, the indemnification obligations of the selling subsidiary under such definitive agreements survive the closings thereunder for periods of time ranging from 12 to 24 months. In addition, in certain of the definitive agreements, the seller's indemnification obligations are capped at amounts ranging from $100,000 to $4.5 million.

                           ENVIRONMENTAL REGULATION

  The Company, like other companies engaged in similar operations, is subject to a wide variety of federal, state and local laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. As such, the nature of the Company's operations exposes it to the risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental laws and regulations, and liability for known environmental claims, will not have a material adverse effect on the Company's business or financial position. However, future events, such as changes in existing laws and regulations or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures that could be material.

                                  SEASONALITY

  The Company's advertising revenue is generally the highest in the second and fourth quarters of each year. The increase is due to increased advertising in the spring and in the period leading up to and including the Christmas holiday season. In addition, political advertising increases the Company's revenue during election years and is typically heaviest during the fourth quarters of those years. However, management believes that fluctuations in its political advertising revenues are tempered by the levels of political activity in the areas in which it operates.

                                   EMPLOYEES

  As of March 1, 1996, the Company had approximately 2,670 employees, 2,048 of whom were full-time employees. Of such full-time employees, 608 were in Park Broadcasting's television operations, 1,175 were in Park Newspapers' newspaper operations and 265 were in Park Broadcasting's radio operations. Six of the Company's employees at WBMG-TV in Birmingham, Alabama are represented by Radio Broadcast Technicians and Engineers Local No. 253 of the International Brotherhood of Electrical Workers, and six of the Company's employees at KWJJ-AM/FM in Portland, Oregon are represented by Local Union No. 48 of the International Brotherhood of Electrical Workers, Radio Broadcast Division. No other employees of the Company are represented by unions. The Company has never experienced a strike or work stoppage and believes its relationship with its employees to be good.

                             TAX SHARING AGREEMENT

  PAI, through its ownership of 100% of the Company, currently beneficially owns 100% of the stock of Park Broadcasting, Park Newspapers and their respective subsidiaries. Each such corporation is, for federal income tax purposes, part of the affiliated group of which PAI is the common parent, and the results of operations of that affiliated group are reported in PAI's consolidated federal income tax return. Each member of the affiliated group that joined in the consolidated return is severally liable for the consolidated tax of the affiliated group. PAI and each member of its affiliated group are parties to a tax sharing agreement pursuant to which, respectively, Park Broadcasting and its subsidiaries and Park Newspapers and its subsidiaries are obligated to make tax sharing payments to the Company in amounts equal to the federal income taxes which Park Broadcasting and Park Newspapers would have paid for such taxable year if each of Park Broadcasting and Park Newspapers were the highest-tier common parent of a group of includible corporations and filed separate consolidated tax returns for itself and its subsidiaries. (Each group of companies composed of (i) Park Broadcasting and its subsidiaries or (ii) Park Newspapers and its subsidiaries is hereinafter called a "Subgroup," and each of Park Broadcasting and Park Newspapers is called a "Subparent.") The tax sharing agreement also provides that if any consolidated or combined state income tax return is filed by PAI or the Company which includes income of the Park Broadcasting Subgroup or Park Newspapers Subgroup, then Park Broadcasting and Park Newspapers each will be obligated to make tax sharing payments to the Company in an amount equal to the state income taxes which its respective Subgroup would have paid if it as Subparent filed a consolidated or combined state income tax return for the Subgroup with the respective state. The Company is permitted and obligated to pay to PAI, or directly to the relevant taxing authority, the consolidated or combined income tax liabilities of PAI's affiliated group for the taxable year. Subject to certain exceptions, the Company may waive the requirement that payments be made to it under the tax sharing agreement.

  Tax sharing payments, to the extent owed and not waived, are required to be made not later than the tenth day of April, June, September and December, as well as not later than the fifth day prior to: PAI's filing of any consolidated or combined income tax return (including an amended return) or PAI's payment of additional income tax pursuant to (i) an administrative adjustment agreed with the Internal Revenue Service or applicable state taxing authority or (ii) an unappealable final determination of a court of competent jurisdiction.

  The Indenture restricts the ability of the Company to amend the tax sharing agreement. The tax sharing agreement is not binding on the Internal Revenue Service.

  While the tax sharing agreement will not increase the taxes payable by the Company, to the extent that the Company receives tax sharing payments from Park Broadcasting or Park Newspapers in excess of the amount it will be required to pay to PAI, the Company may be better able to meet its non-tax obligations, including those in respect of the Notes.

                                  PROPERTIES

  The Company's principal executive offices are located in leased premises in Lexington, Kentucky. The Company owns certain other properties which are not used in its business operations. These properties are generally leased to unaffiliated third parties. The Company believes that its properties are generally adequate for its operations, although opportunities to upgrade facilities are continuously reviewed.

PARK BROADCASTING OPERATING PROPERTIES

  The types of properties required to support each of Park Broadcasting's television stations include offices, studios and tower and transmitter sites. The stations transmit from antennas located on towers ranging from 801 feet to 2,320 feet above average terrain. In general, all of the buildings and tower and transmitter sites are owned by Park Broadcasting.

  The following table contains certain information describing the general character of the properties used in Park Broadcasting's television operations, including properties to be acquired pursuant to the Montgomery Acquisition:

STATION       LOCATION AND USE            OWNED OR LEASED           APPROXIMATE SIZE(A)
- -------       -----------------           ---------------           -------------------
WBMG-TV       Office and Studio                Owned                  22,258 sq. ft.
              Transmission Site                Owned                 22,258 sq. ft.(b)
              Tower                            Owned                     1,381 ft.
WTVR-TV       Office and Studio                Owned                  31,000 sq. ft.
              Transmission Site                Owned                   1,900 sq. ft.
              Tower                            Owned                      840 ft.
WSLS-TV       Office and Studio                Owned                  30,000 sq. ft.
              Transmission Site                Owned                   1,800 sq. ft.
              Tower                            Owned                     2,001 ft.
WTVQ-TV       Office and Studio                Owned(c)               20,000 sq. ft.
              Transmission Site                Owned(c)              20,000 sq. ft.(b)
              Tower                            Owned                     1,001 ft.
WDEF-TV       Office and Studio                Owned                  26,812 sq. ft.
              Transmission Site                Owned                   2,646 sq. ft.
              Tower                            Owned                     1,260 ft.
WJHL-TV       Office and Studio                Owned                  20,000 sq. ft.
              Transmission Site                Owned(c)                1,400 sq. ft.
              Tower                            Owned                     2,320 ft.
WNCT-TV       Office and Studio                Owned                  14,000 sq. ft.
              Transmission Site                Owned(c)                2,860 sq. ft.
              Tower                            Owned(d)                  1,880 ft.
WUTR-TV       Office and Studio                Owned                   4,000 sq. ft.
              Transmission Site                Owned                 4,000 sq. ft.(b)
              Tower                            Owned                      801 ft.

STATION       LOCATION AND USE            OWNED OR LEASED           APPROXIMATE SIZE(A)
- -------       -----------------           ---------------           -------------------
KALB-TV       Office and Studio                Owned                  15,984 sq. ft.
              Transmission Site                Owned(c)                2,700 sq. ft.
              Tower                            Owned(c)                  1,591 ft.
WHOA-TV       Office and Studio               Leased                  17,500 sq. ft.
              Transmission Site               Leased                   1,960 sq. ft.
              Tower                            Owned                     1,788 ft.

- --------
(a) Size of office and studio and transmission site refers to square footage of property. Size of tower refers to its height in feet above average terrain.
(b) Transmission site is located on same property as office and studio.
(c) Land at property is leased.
(d) Tower is owned jointly by Park Broadcasting and another entity in equal proportions.

PARK NEWSPAPERS OPERATING PROPERTIES

  Park Newspapers' daily newspaper operations, both production and administration, are typically housed in one-story buildings in which the Company uses from 8,200 to 35,860 square feet. Of the 28 daily newspaper buildings, 27 are owned and one is leased under a lease expiring in 1998. All of Park Newspapers' daily newspapers are printed on printing presses owned by Park Newspapers. Park Newspapers owns and leases various other properties in connection with its non-daily newspaper and shopper operations.

                               LEGAL PROCEEDINGS

  The Company currently and from time to time is involved in litigation incidental to the conduct of its business. There are no pending legal proceedings to which the Company or any of its subsidiaries is a party, or to which any of their respective properties is subject, which, in the opinion of Company management, are likely to have a material adverse effect on the Company's business or financial condition.

                                  MANAGEMENT

  The following table sets forth, as of March 28, 1996, the names of the directors and executive officers of the Company, their ages and their positions with the Company:

                                                                POSITION WITH
              NAME                   AGE                         THE COMPANY
      ---------------------          ---                 ----------------------------
      Ralph J. Martin                 42                 Vice President--
                                                         Newspaper Operations
      W. Randall Odil                 53                 Vice President--
                                                         Television Operations
      Rick A. Prusator (a)            43                 Vice President--Radio
                                                         Operations
      Randel N. Stair                 45                 Vice President, Chief
                                                         Financial Officer, Treasurer
      Wright M. Thomas                60                 President and Chief
                                                         Operating Officer
      Dr. Gary B. Knapp               52                 Director
      Donald R. Tomlin, Jr.           48                 Director

- --------

(a) The Company has entered into a compensation arrangement with Mr. Prusator in connection with the sale of the Radio Station Assets. See "Employment and Severance Arrangements" below.

  Each director of the Company holds office until the next annual meeting of stockholders and until his successor has been elected and qualified. Officers are elected by the Board of Directors and serve at its discretion.

  Ralph J. Martin joined the Company in September 1995 as Vice President-- Newspaper Operations. Prior to joining the Company, Mr. Martin was employed for 19 years by Thomson Newspapers, Inc., where he held various senior management positions, including, most recently, President of Thomson Newspapers/Eastern Group from 1993 to 1995 and Vice President of the Metro Division from 1990 to 1993.

  W. Randall Odil has been Vice President--Television Operations of the Company since October 1986. From February 1982 to October 1986, he was Vice President and General Manager of the Company's WSLS-TV station in Roanoke, Virginia. Prior to February 1982, he was employed by WBKO-TV in Bowling Green, Kentucky for 20 years in various positions, including Vice President-- Sales/Station Manager from 1978 to February 1982.

  Rick A. Prusator has been Vice President--Radio Operations of the Company since August 1991. From August 1989 to August 1991, he was Vice President of Park Broadcasting--Western Radio Division. He was Vice President and General Manager of the Company's WNAX-AM radio station in Yankton, South Dakota, from February 1985 to August 1991. He was General Manager of KYNT/KKYA in Yankton, South Dakota, from 1984 to February 1985. Prior to February 1984, he was employed by Leighton Enterprises, Inc. from 1978 to December 1983, and was its Vice President of Iowa operations from 1981 to December 1983.

  Randel N. Stair has been Chief Financial Officer and Treasurer of the Company since May 1994, Vice President since 1980. Mr. Stair served as Controller of the Company from 1980 to 1995. Mr. Stair also serves as Treasurer of Park Broadcasting and Park Newspapers. Prior to joining Park Newspapers in 1979, Mr. Stair was employed by Multimedia, Inc. as Assistant Corporate Controller.

  Wright M. Thomas has been President and Chief Operating Officer of the Company since July 1987. Mr. Thomas also serves as President of Park Broadcasting and Park Newspapers. Mr. Thomas served as a director of the Company from 1983 to 1995, Assistant Secretary from 1974 to 1995, Treasurer from 1983 to 1994, Executive Vice President from 1986 to 1987, Senior Vice President--Finance from 1979 to 1986, and Vice President--Finance from 1974 to 1979. Prior to joining the Company, he was employed by INA Corporation and Coopers & Lybrand.

  Dr. Gary B. Knapp became a director of each of the Company, Park Broadcasting and Park Newspapers in May 1995. Dr. Knapp has been a principal of Knapp Securities, Inc., a firm offering investment advisory and consulting services, since 1982.

  Donald R. Tomlin, Jr. became a director of each of the Company, Park Broadcasting and Park Newspapers in May 1995. Mr. Tomlin has been president of Tomlin and Company, Inc., a financial services and asset management firm, since December 1986.

  Messrs. Knapp and Tomlin receive no compensation for serving as directors of the Company. However, they are reimbursed for expenses incurred in acting in such capacities.

SIGNIFICANT EMPLOYEES

  The following table sets forth, as of March 28, 1996, the name and age of the General Manager for each of Park Broadcasting's television stations:

                                YEARS OF EMPLOYMENT       POSITION WITH
              NAME          AGE     WITH COMPANY        PARK BROADCASTING
      --------------------  --- ------------------- --------------------------
      Hoyle S. Broome, Jr.   50          26         Vice President--General
                                                    Manager of WBMG-TV,
                                                    Birmingham, Alabama
      D. Christopher         38           7         Vice President--General
      Aldridge                                      Manager of WTVQ-TV,
                                                    Lexington, Kentucky
      Lesley E. Golmon       53           3         Vice President--General
                                                    Manager of KALB-TV,
                                                    Alexandria, Louisiana
      Paul R. Kennedy        42          12         Vice President--General
                                                    Manager of WUTR-TV,
                                                    Utica, New York
      Edward J. Adams        55          11         Vice President--General
                                                    Manager of WNCT-TV,
                                                    Greenville, North Carolina
      Gary M. Andrich        43           8         Vice President--General
                                                    Manager of WDEF-TV,
                                                    Chattanooga, Tennessee
      Jack D. Dempsey        45          11         Vice President--General
                                                    Manager of WJHL-TV,
                                                    Johnson City, Tennessee
      Marcus G. Keown        55           9         Vice President--General
                                                    Manager of WTVR-TV,
                                                    Richmond, Virginia
      Randall J. Smith       42           4         Vice President--General
                                                    Manager of WSLS-TV,
                                                    Roanoke, Virginia

  Hoyle S. Broome, Jr. has been Vice President--General Manager of Park Broadcasting's WBMG-TV station in Birmingham, Alabama since 1981 and was an Account Executive from 1976 until 1981. He was employed by Park Broadcasting's WUTR-TV station from 1970 to 1976 in various positions, including Vice President--Operations and Business Manager.

  D. Christopher Aldridge has been Vice President--General Manager of Park Broadcasting's WTVQ-TV station in Lexington, Kentucky since January 1992 when the Company purchased the station. From December 1989 to January 1992, he was General Sales Manager at Park Broadcasting's WDEF-TV station in Chattanooga, Tennessee. Prior to joining Park Broadcasting, he was General Sales Manager at WTXL-TV in Tallahassee, Florida from April 1984 to December 1989. Prior to 1989, he was Local Sales Manager at WGGT-TV in Greensboro, North Carolina.

  Lesley E. Golmon has been Vice President--General Manager of Park Broadcasting's KALB-TV station in Alexandria, Louisiana since 1988. He has been employed at the station since 1961 in various positions, including Account Executive and Controller.

  Paul R. Kennedy has been Vice President--General Manager of Park Broadcasting's WUTR-TV station in Utica, New York since 1988 and was its General Sales Manager from 1986 to 1988. He also was an Account Executive at WUTR-TV from 1984 to 1986.

  Edward J. Adams has been Vice President--General Manager of Park Broadcasting's WNCT-TV station in Greenville, North Carolina since January, 1988. Mr. Adams was Vice President--General Manager of Park Broadcasting's WUTR-TV station in Utica, New York from 1985 through 1987. Prior to September 1985, he was employed by WFMJ-TV in Youngstown, Ohio for 16 years in various positions including General Manager from 1981 to 1985.

  Gary M. Andrich has been Vice President--General Manager of Park Broadcasting's WDEF-TV station in Chattanooga, Tennessee since November 1994. From March 1988 until November 1994, he was General Sales Manager of Park Broadcasting's WBMG-TV station in Birmingham, Alabama. Prior to joining Park Broadcasting, he was associated with other television stations, in various positions.

  Jack D. Dempsey has been Vice President--General Manager of Park Broadcasting's WJHL-TV station in Johnson City, Tennessee, since May 1989 and was its General Sales Manager from August 1985 to May 1989. Prior to 1985, he was General Sales Manager at WOWK-TV in Huntington, West Virginia.

  Marcus G. Keown has been Vice President--General Manager of Park Broadcasting's WTVR-TV station in Richmond, Virginia since December 1994. From April 1987 to November 1994, he was Vice President--General Manager of Park Broadcasting's WDEF-TV station in Chattanooga, Tennessee. From 1984 to 1987, he was General Manager of WTXL-TV in Tallahassee, Florida, and from 1980 to 1984 he was the Local Sales Manager and National Sales Manager at WSOC-TV in Charlotte, North Carolina.

  Randall J. Smith has been Vice President--General Manager of Park Broadcasting's WSLS-TV station in Roanoke, Virginia since October 1994. He also served as General Sales Manager of WSLS-TV from December 1992 to October 1994. From 1991 to 1992, he was Local Sales Manager at WEAR-TV in Pensacola, Florida. Prior to such time, he held various positions in the broadcasting industry since 1980.

  The following table sets forth, as of March 28, 1996, the names and ages of the Regional Managers of Park Newspapers' operations:

                              YEARS OF EMPLOYMENT        POSITION WITH
             NAME         AGE     WITH COMPANY          PARK NEWSPAPERS
      ------------------- --- ------------------- --------------------------
      Tim Dearman          43          33         Mid-Atlantic West Region
                                                  Manager
      John Kennedy         59          40         Mid-Atlantic East Region
                                                  Manager
      David E. Thornberry  30           1         Ohio Valley Region Manager
      Paul E. Semple       38          17         Mid-Western Region Manager
      Thomas N. Ceravolo   64          40         Eastern Region Manager
      Charles S. Lake      61          40         Western Region Manager

  Tim Dearman has been General Manager of the Statesville Record & Landmark since 1985. He started with the newspaper as a paperboy at age 10, and has since worked in every department. He has been the Mid-Atlantic Western Regional Manager of Park Newspapers since 1986.

  John Kennedy has been General Manager of The Concord Tribune since 1987 and The Daily Independent of Kannapolis since January 1996. He joined The Concord Tribune in 1956 and has served in various positions. He has been Mid-Atlantic Eastern Regional Manager of Park Newspapers since 1986.

  David E. Thornberry has been General Manager of The Morehead News and Regional Manager of the Ohio Valley Group since January 1996. Prior to joining Park Newspapers, he was Division Publisher of Wyoming Newspapers, Inc. from 1989 to 1995, and also served various management roles for the its parent company, News Media Corporation from 1985 to 1995.

  Paul E. Semple has been General Manager of the Effingham Daily News since 1993 and Mid-Western Regional Manager of Park Newspapers since 1995. He has been with the paper since 1979, serving as Business Manager from 1979 to 1985 and Controller from 1986 to 1992.

  Thomas N. Ceravolo has been with the Lockport Union-Sun & Journal since 1956. He served as General Manager of WUSJ Radio until 1970, and became Assistant to the Publisher of the paper in 1970. He became General Manager of Park Newspapers' Lockport paper and Eastern Regional Manager in 1986.

  Charles S. Lake has been General Manager of the Sapulpa Daily Herald since 1979. He has been Western Division Manager of Park Newspapers since 1995. Mr. Lake has been associated with the Sapulpa Daily Herald for 40 years in various positions.

EXECUTIVE COMPENSATION

  Set forth below is information concerning the annual and long-term compensation for services in all capacities rendered to the Company for the fiscal years ended December 31, 1995, 1994 and 1993 of (i) Wright M. Thomas, President and Chief Operating Officer of the Company, (ii) the other three most highly compensated executive officers of the Company at December 31, 1995 whose aggregate 1995 salary and bonus exceeded $100,000 and (iii) Robert J. Rossi, who served as Vice President--Newspaper Operations of the Company until July 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                                    ------------------------------------
                NAME AND
           PRINCIPAL POSITION        YEAR            SALARY(A)                BONUS
      -----------------------        ----           -----------             ---------
      Wright M. Thomas               1995           $ 252,226(b)            $ 140,125
      President and Chief            1994             241,384(b)                   --
      Operating Officer              1993             184,440(b)                   --
      W. Randall Odil                1995           $ 177,492               $ 306,250(c)
      Vice President--               1994             165,972                  58,911
      Television Operations          1993             162,150                  25,799
      Rick A. Prusator               1995           $ 134,898               $ 157,254(c)
      Vice President--               1994             126,074                  21,071
      Radio Operations               1993             110,212                   3,609
      Randel N. Stair                1995           $ 131,306               $ 157,450(c)
      Vice President and             1994             126,621                  10,000
      Chief Financial Officer        1993             122,258                      --
      Robert J. Rossi                1995           $ 110,296               $ 170,000(c)
      Former Vice President--        1994             162,589                  36,999
      Newspaper Operations           1993             162,630                      --

- --------
(a) The amounts shown are after voluntary salary reductions associated with the election to treat health insurance premiums on a pre-tax basis.
(b) Pursuant to a deferred compensation arrangement with the Company, Mr. Thomas may elect to defer a portion of his annual salary, not to exceed the greater of $30,000 or 25% of his salary. Such deferred compensation is payable with interest in installments upon retirement or termination of employment. Such deferred compensation is included in the amount shown.
(c) The amount shown includes $175,000, $135,000, $134,000 and $170,000 paid to Messrs. Odil, Prusator, Stair and Rossi, respectively, under the Company's Retention Incentive Plan following the acquisition of the Company by PAI in May 1995. See "Employment and Severance Arrangements" below.

PENSION PLAN

  W. Randall Odil was a participant in a pension plan during 1993, 1994 and 1995 of one of the Company's subsidiaries, Roy H. Park Broadcasting of Roanoke, Inc., where he was formerly employed. The Pension Plan Table below shows his estimated annual benefits payable under the plan at retirement, based on estimated levels of the average final salary and years of service.

                              PENSION PLAN TABLE

                                           YEARS OF SERVICE
                           -------------------------------------------------------------------
        AVERAGE
      FINAL SALARY         10 YRS              15 YRS              20 YRS              25 YRS
     -----------------------------------------------------------------------------------------
      $ 20,000             $ 4,000             $ 6,000             $ 8,000             $10,000
        40,000               8,000              12,000              16,000              20,000
        60,000              12,000              18,000              24,000              30,000
        80,000              16,000              24,000              32,000              40,000
       100,000              20,000              30,000              40,000              50,000
       120,000              24,000              36,000              48,000              60,000

  The annual pension benefits to be awarded to Mr. Odil under the plan will be based on Mr. Odil's average annual salary during his employment with the Company. For purposes of determining Mr. Odil's benefits under the plan, the average annual salary computation assumes that Mr. Odil would be compensated as if he were still an employee of Roy H. Park Broadcasting of Roanoke, Inc., and is not based upon his compensation as set forth in the Summary Compensation Table. Based upon the foregoing assumption, his salary would be $115,209 as of December 31, 1995, and he has 13 years of credited service. The benefits in the Pension Plan Table are computed based on straight-life annuity amounts and are not subject to any deductions for Social Security or any other offset amounts.

  The Company is obligated to pay a supplemental retirement benefit to Mr. Odil in the event of premature termination of his employment before earning a full retirement benefit. The benefit would be paid in one of three ways, as elected by Mr. Odil. The cost of the benefit under each method of payment would be the same and would be approximately $190,000 if Mr. Odil's employment terminated in 1996.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

  Effective July 1, 1994, the Company entered into an employment agreement with Wright M. Thomas which provides for (i) an annual salary of $250,000 for three years and (ii) a non-competition/consulting period commencing on the earlier of July 1, 1997 or termination of Mr. Thomas' employment for specified reasons, and ending on June 30, 2000, with a fee of $100,000 per year payable in monthly increments commencing on the earlier of July 1, 1997 or, following termination of Mr. Thomas' employment for specified reasons, on the date Mr. Thomas obtains other employment. In the event of termination of Mr. Thomas' employment for specified reasons, Mr. Thomas will be paid an amount equal to his salary under the agreement for the period ending on the earlier June 30, 1997 or the date Mr. Thomas obtains other employment. The specified reasons for termination of employment include termination by the Company other than for cause and resignation following a change in circumstances that significantly diminish Mr. Thomas' position with the Company.

  Pursuant to a contingent retirement agreement, Wright M. Thomas is entitled to receive certain payments in the event of retirement at age 65 if he is then employed by, or providing consulting services under his employment contract to, the Company. The annual amount of such payments will be 50% of his average net salary during the five-year period immediately preceding retirement (not including any consulting period), less the annual amount of retirement income payable to him under the federal Social Security Act or any other similar plan which is a substitute for that Act that may be established under federal law. Net salary, for this purpose, means Mr. Thomas' annual gross salary less amounts withheld from such salary for the payment of Social Security and other federal or state taxes (other than income taxes). Although his future salary cannot be predicted with certainty, if the payments under this plan would have been based on his salary during the previous five years, such payments would be approximately $84,000 per year during his lifetime.

  Pursuant to PCI's Retention Incentive Plan, Messrs. Odil, Prusator, Stair and Rossi received a bonus of $175,000, $135,000, $134,000 and $170,000, respectively, as a result of their being employed by the Company on the date PAI acquired the Company. Under this plan, Messrs. Odil and Stair are also entitled to severance benefits if, prior to May 11, 1997, (i) the officer's employment is involuntarily terminated other than for cause or (ii) the officer refuses a position that is not comparable to the officer's current position. The severance benefit would be the greater of the officer's annual salary or one-twelfth of his annual salary for each year of service.

  In June 1995, the Company and Robert J. Rossi, a former executive officer of the Company, entered into a consulting and non-competition agreement, under which Mr. Rossi has agreed to provide up to 50 days of consulting services to the Company during the 12-month period ending in June 1996, for which the Company has agreed to pay to Mr. Rossi an aggregate of $50,000, with payments commencing in January 1996. Under the agreement, the Company has also agreed to compensate Mr. Rossi at the rate of $1,000 per day for each day worked in excess of 50 days during the 12-month period.

  In December 1995, in connection with the sale of the Radio Station Assets, the Company entered into a compensation arrangement with Rick A. Prusator, Vice President--Radio Operations, which provides that, through December 1997, the Company will continue to (i) pay Mr. Prusator his base salary of $139,000 per year regardless of whether Mr. Prusator remains employed by the Company or secures other employment and (ii) provide health insurance coverage until Mr. Prusator secures other employment. The Company has also agreed to purchase Mr. Prusator's home in Kentucky should Mr. Prusator so elect. Additionally, pursuant to such compensation arrangement, the Company has paid a $250,000 bonus to Mr. Prusator in July 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1995, the following former directors served as members of the Compensation Committee of the Board of Directors of the Company: John F. McNair III, former President of Wachovia Bank and Trust Company of North Carolina, N.A., and the Honorable Senator Harry F. Byrd, Jr. of Virginia. In addition, Dorothy D. Park, a former director, served as an ex-officio member of the Compensation Committee. The Board of Directors currently has no Compensation Committee and compensation matters are decided by the two current directors. There were no interlocking relationships between members of the Compensation Committee and directors or officers of the Company.

  During the fiscal years ended December 31, 1995, 1994 and 1993, the Company leased certain operating facilities and equipment from RHP Incorporated ("RHP"), which was wholly owned by the estate of Roy H. Park, by Mr. Park's widow, Dorothy D. Park, and by a marital trust for the benefit of Mrs. Park. Until his death in October 1993, Mr. Park was Chairman of the Board, Chief Executive Officer and the majority stockholder of the Company. In November 1993, Mrs. Park became Chairman of the Board of the Company and, in her capacity as personal representative of the Estate of Roy H. Park, controlled the shares of common stock of the Company formerly owned by Mr. Park until May 1995. Each of Mrs. Park, Roy H. Park, Jr. and Wright M. Thomas was a director and officer of RHP. Such lease payments to RHP were $207,000, $977,000 and $1,265,000 in 1995, 1994 and 1993, respectively. On November 30, 1994, the
Company purchased ten previously leased properties and one tower from RHP for $4,415,000. The price paid for these properties was based on independent appraisals.

  In addition, in 1994 and 1993, the Company placed promotional advertising through Agricultural Advertising and Research, Inc. ("AAR"), which is a division of RHP. For such placements AAR received the standard advertising discount given by the media on advertising placed, and refunded up to two-thirds of the discount to the Company. Such net advertising discounts retained by RHP were $46,515 and $42,933 in 1994 and 1993, respectively. During 1994, the Company's radio stations in Syracuse, New York paid $85,298 for advertising to Park Outdoor Advertising of New York, Inc., a company controlled by Roy H. Park, Jr.

CERTAIN TRANSACTIONS

  On June 11, 1996, the Company loaned $300,000 to each of Gary B. Knapp and the Tomlin Family Trust II, the Company's stockholders. Dr. Knapp and Donald
R. Tomlin, Jr., a trustee of the Tomlin Family Trust II, are directors of the Company. Such loans are payable in full on demand by the Company and bear interest at 7.75% per annum.

  In connection with the relocation of the Company's headquarters in 1995 from New York to Kentucky, the Company purchased the homes of Messrs. Thomas, Odil, Prusator and Stair in New York for $176,950, $325,425, $126,667 and $175,667,
respectively, and reimbursed such individuals for certain moving expenses incurred. The purchase price for each of the homes was based on the average of three independent appraisals of each house. Each of Messrs. Thomas, Odil, Prusator and Stair also received $5,000 from the Company to assist in locating and purchasing a new home in Kentucky. Such payments and the reimbursement of relocation expenses were made available to all Company employees who relocated to Kentucky and who purchased a home.

  PAI and each of its direct subsidiaries (including the Company) are parties to a management services agreement pursuant to which the Company will pay to PAI for management advisory services $250,000 (of which $125,000 will be contributed by each of Park Broadcasting and Park Newspapers and their respective subsidiaries) on the business day after each semiannual interest payment date on the Notes; provided that such payments will not be due or made unless all accrued interest on the Notes, the Broadcasting Notes and the Newspapers Notes due on such semiannual interest payment date has been paid in cash and no default or event of default has occurred and is continuing on any such Notes at the time of such payment.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  PAI owns all of the outstanding Common Stock of the Company. Neither the Company nor PAI has a class of equity or voting securities other than common stock. PAI has an authorized class of non-voting common stock. The address of PAI is 1700 Vine Center Office Tower, 333 West Vine Street, Lexington, Kentucky 40507. Except as set forth below, no director or executive officer of the Company beneficially owns or is deemed to beneficially own any shares of common stock (voting or non-voting) of any of the Company, any subsidiary of the Company (including Park Broadcasting and Park Newspapers) or PAI.

  The following table sets forth information as of August 16, 1996 concerning the beneficial ownership of the outstanding shares of common stock of PAI:

                                       NUMBER OF SHARES
            BENEFICIAL OWNER           BENEFICIALLY OWNED      PERCENT OF CLASS
       ----------------------------    -------------------     ----------------
       Gary B. Knapp(a)                        100                    50%
        333 West Vine Street,
       #300
        Lexington, KY 40507
       Tomlin Family Trust II(b)               100                    50%
        1401 Main Street, Suite 825
        Columbia, SC 29201

- --------
(a) Mr. Knapp is a director of the Company and a director and officer of PAI.
(b) Donald R. Tomlin, Jr., 1401 Main Street, Suite 825, Columbia, SC 29201, a director of the Company and a director and officer of PAI, is a trustee of the Tomlin Family Trust II.

  All of the outstanding shares of common stock of each of Park Newspapers and Park Broadcasting are pledged to secure indebtedness under the Notes.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES OF PARK BROADCASTING

  Simultaneously with the sale of Units, Park Broadcasting offered and sold the Broadcasting Notes. The Broadcasting Notes were issued pursuant to an Indenture dated as of May 13, 1996 between Park Broadcasting and IBJ Schroder Bank & Trust Company, as Trustee (the "Broadcasting Indenture"). Interest on the Broadcasting Notes is payable semi-annually at a rate of 11.75% per annum, and the Broadcasting Notes mature on May 15, 2004. The Broadcasting Notes were issued at a discount to result in an effective yield to maturity of 12.25%.

  The Broadcasting Notes are redeemable on or after May 15, 2001 at a redemption premium of 6.0% in excess of par, declining ratably to par at maturity, plus, in each case, accrued and unpaid interest to the date of redemption. In addition, at any time prior to May 15, 1999, Park Broadcasting has the right to redeem up to 35% of the original principal amount of the Broadcasting Notes with the net proceeds of certain public equity offerings or strategic equity investments at 111.75% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of redemption; provided that not less than $155.0 million in principal amount of Broadcasting Notes is outstanding immediately after giving effect to such redemption (other than Broadcasting Notes held by Park Broadcasting or any of its affiliates).

  The Broadcasting Indenture contains change of control provisions similar to those applicable to the Notes requiring Park Broadcasting to offer to repurchase the Broadcasting Notes upon a change of control triggering event, which includes both a change of control and a rating decline.

  Park Broadcasting also is required to offer to repurchase Broadcasting Notes at 100% of their principal amount plus accrued and unpaid interest to the date of redemption in the event that the net proceeds of certain asset sales of Park Broadcasting or its restricted subsidiaries are not used within 360 days after the occurrence of such sales to permanently reduce senior debt of Park Broadcasting and/or to make an investment in or acquire assets directly related to, the same lines of business being conducted by Park Broadcasting or such restricted subsidiary.

  The Broadcasting Indenture imposes certain limitations on the ability of Park Broadcasting and its restricted subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) restrict the ability of a restricted subsidiary to pay dividends or make certain payments to Park Broadcasting, (iv) consummate certain asset sales, (v) enter into certain transactions with affiliates, (vi) incur liens securing certain indebtedness, (vii) merge or consolidate with any other person or (viii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Park Broadcasting. In particular, with respect to restricted payments, the Broadcasting Indenture provides that, subject to certain exceptions, unless certain conditions are satisfied, Park Broadcasting and its restricted subsidiaries are not permitted to pay any dividend or other distribution on any capital stock (other than dividends or distributions payable solely in capital stock which is not disqualified stock); make any payment to acquire or retire for value any capital stock of Park Broadcasting or any of its affiliates (other than capital stock owned by Park Broadcasting or any wholly-owned restricted subsidiary); make any payment to acquire or retire for value any indebtedness which is subordinated in right of payment to the Broadcasting Notes (other than certain permitted refinancings); or make certain investments. Such restricted payments (which would include dividends and distributions to the Company) are permitted, subject to certain exceptions, only if (i) no default or event of default has occurred and is continuing under the Broadcasting Indenture, (ii) Park Broadcasting (x) prior to December 31, 1997 has a debt to operating cash flow ratio of not more than 6.25:1 and (y) thereafter could incur at least $1.00 of additional indebtedness in accordance with the leverage ratio debt incurrence covenant of the Broadcasting Indenture and
(iii) the aggregate amount of all restricted payments made since the date of original issuance of the Broadcasting Notes does not exceed the sum of (a) Park Broadcasting's Cumulative Operating Cash Flow less 1.4 times its Cumulative Consolidated Interest Expense (each as defined in the Broadcasting

Indenture) plus (b) the aggregate net proceeds received by Park Broadcasting after such date of original issuance from certain issuances of capital stock. See "Risk Factors--Holding Company Structure; Dependence on Cash Flow from Subsidiaries; Effective Subordination of Notes."

  Events of default under the Broadcasting Indenture include, among other things, payment defaults, covenant defaults, cross-defaults to certain other indebtedness, judgment defaults and certain events of bankruptcy and insolvency.

SENIOR NOTES OF PARK NEWSPAPERS

  Simultaneously with the sale of Units, Park Newspapers offered and sold the Newspapers Notes. The Newspapers Notes were issued pursuant to an Indenture dated as of May 13, 1996 between Park Newspapers and IBJ Schroder Bank & Trust Company, as Trustee (the "Newspapers Indenture"). Interest on the Newspapers Notes is payable semi-annually at a rate of 11.875% per annum, and the Newspapers Notes mature on May 15, 2004.

  The Newspapers Notes are redeemable on or after May 15, 2001 at a redemption premium of 5.938% in excess of par, declining ratably to par at maturity, plus, in each case accrued and unpaid interest to the date of redemption. In addition, at any time prior to May 15, 1999, Park Newspapers has the right to redeem up to $50.0 million of the aggregate principal amount of the Newspapers Notes with the net proceeds of certain public equity offerings or strategic equity investments at 111.875% of the aggregate principal amount plus accrued but unpaid interest to the date of redemption; provided that not less than $100.0 million in principal amount of Newspapers Notes is outstanding immediately after giving effect to such redemption (other than Newspapers Notes held by Park Newspapers or any of its affiliates).

  The Newspapers Indenture contains change of control provisions similar to those applicable to the Notes requiring Park Newspapers to offer to repurchase the Newspapers Notes upon a change of control triggering event, which includes both a change of control and a ratings decline.

  Park Newspapers also is required to offer to repurchase Newspapers Notes at 100% of their principal amount plus accrued and unpaid interest to the date of redemption in the event that the net proceeds of certain asset sales of Park Newspapers or its restricted subsidiaries are not used within 360 days after the occurrence of such sales to permanently reduce senior debt of Park Newspapers and/or to make an investment in or acquire assets directly related to, the same lines of business being conducted by Park Newspapers or such restricted subsidiary.

  The Newspapers Indenture imposes certain limitations on the ability of Park Newspapers and its restricted subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) restrict the ability of a restricted subsidiary to pay dividends or make certain payments to Park Newspapers, (iv) consummate certain asset sales, (v) enter into certain transactions with affiliates, (vi) incur liens securing certain indebtedness, (vii) merge or consolidate with any other person or (viii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Park Newspapers. In particular, with respect to restricted payments, the Newspapers Indenture provides that, subject to certain exceptions, unless certain conditions are satisfied, Park Newspapers and its restricted subsidiaries are not permitted to pay any dividend or other distribution on any capital stock (other than dividends or distributions payable solely in capital stock which is not disqualified stock); make any payment to acquire or retire for value any capital stock of Park Newspapers or any of its affiliates (other than capital stock owned by Park Newspapers or any wholly-owned restricted subsidiary); make any payment to acquire or retire for value any indebtedness which is subordinated in right of payment to the Newspapers Notes (other than certain permitted refinancings); or make certain investments. Such restricted payments (which would include dividends and distributions to the Company) are permitted, subject to certain exceptions, only if (i) no default or event of default has occurred and is continuing under the Newspapers Indenture, (ii) Park Newspapers could incur at least $1.00 of additional indebtedness in accordance with the leverage ratio debt incurrence covenant of the Newspapers Indenture and

(iii) the aggregate amount of all restricted payments made since the date of original issuance of the Newspapers Notes does not exceed the sum of (a) 50% of Park Newspapers' aggregate cumulative Consolidated Net Income (as defined in the Newspapers Indenture) plus (b) the aggregate net proceeds received by Park Newspapers after such date of original issuance from certain issuances of capital stock. See "Risk Factors--Holding Company Structure; Dependence on Cash Flow from Subsidiaries; Effective Subordination of Notes."

  Events of default under the Newspapers Indenture include, among other things, payment defaults, covenant defaults, cross-defaults to certain other indebtedness, judgment defaults and certain events of bankruptcy and insolvency.

                           DESCRIPTION OF THE UNITS

  The Units were issued under a Unit Agreement dated as of May 13, 1996 (the "Unit Agreement") by and between the Company and IBJ Schroder Bank & Trust Company, as Unit Agent (the "Unit Agent"). Each Unit consists of $1,000 principal amount of Notes and ten Initial Warrants, each Initial Warrant entitling the holder thereof to purchase initially one share of Common Stock of the Company. The Notes and Initial Warrants will not be separately transferable until the Separability Date, which shall be the earliest of (i) November 15, 1996, (ii) the date on which the Registration Statement of which this Prospectus is a part is declared effective under the Securities Act,
(iii) the occurrence of an Exercise Event, (iv) the occurrence of an Event of Default under the Indenture, or (v) such earlier date as determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated in its discretion. At such time, the Units will cease to exist.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Series A Notes were, and the Series B Notes will be, issued under an Indenture (the "Indenture"), dated as of May 13, 1996, by and between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). Upon the issuance of the Series B Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). As used in this "Description of the Notes" section, references to the "Company" means Park Communications, Inc., but not any of its subsidiaries (unless the context otherwise requires).

  The following is a summary of the material provisions of the Notes and the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Trust Indenture Act, the Notes and the Indenture, including the definitions of certain terms contained therein and including those terms made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture may be obtained from the Company. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  The Indenture contains various provisions which relate to the Senior Credit Facility and Radio Station Notes and which are involved in the following summary of the terms of the Indenture. These provisions are no longer applicable since the Senior Credit Facility has been repaid in full and no Radio Station Notes were issued.

MATURITY AND INTEREST

  The Notes are general unsubordinated obligations of the Company limited in aggregate principal amount to $80,000,000 (other than (i) Notes issued in lieu of cash interest on the Notes in accordance with the Indenture and (ii) Notes issued on repurchase of the Warrants as provided in the Indenture and the Warrant Agreement) and mature on May 15, 2004. Interest on the Notes accrues at the rate of 13.75% per annum and is payable semi-annually in arrears on May 15 and November 15 in each year, commencing on November 15, 1996, to holders of record on the immediately preceding May 1 and November 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes (the "Issue Date"). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Through May 15, 1999, interest is payable at the option of the Company, in whole but not in part, by the issuance of additional Notes (valued at 100% of the face amount thereof) in lieu of cash interest; provided, however, that in connection with any redemption or repurchase of the Notes as permitted or required by the Indenture and upon the acceleration of the Notes, all accrued interest shall be payable solely in cash. After May 15, 1999, interest is payable solely in cash.

  Principal of, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purpose. The Series A Notes were, and the Series B Notes will be, issued in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof (other than (i) Notes issued in lieu of cash interest on the Notes in accordance with the Indenture, (ii) Notes issued on repurchase of the Warrants as provided in the Indenture and the Warrant Agreement and (iii) Notes issued on transfer or exchange of other Notes to the extent in excess of an integral multiple of $1,000).

RANKING

  The payment of principal of, premium, if any, and interest on the Notes rank pari passu with all other unsecured and unsubordinated indebtedness of the Company; senior to any other indebtedness to the extent of any assets securing the Notes; and senior in right of payment with respect to all subordinated indebtedness of the Company. In addition, the Notes are effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all indebtedness and preferred stock of subsidiaries of the Company, including the Newspapers Notes and the Broadcasting Notes. As of December 31, 1995, on a pro forma basis after giving effect to the sale of Units, the other Refinancing Transactions, the application of the proceeds therefrom and the repayment in full of the Senior Credit Facility, the Company would have had $80.0 million of face amount of secured indebtedness outstanding and subsidiaries of the Company would have had $391.4 million of indebtedness outstanding.

SECURITY

  Upon repayment in full of indebtedness under the Senior Credit Facility, the Company was obligated to grant to the holders of the Notes a first priority lien on and security interest in all of the Capital Stock of Park Broadcasting and Park Newspapers owned by the Company whether outstanding on the Issue Date or thereafter issued; provided, however, that Park Broadcasting and Park Newspapers may issue Common Stock in public offerings free and clear of such lien so long as the Company retains, in each case, ownership of at least a majority of the economic interest in and has the power to vote at least a majority of the voting power of the outstanding Voting Stock of each such entity. Such lien was granted on June 20, 1996, the date on which the Senior Credit Facility was repaid in full.

REDEMPTION

  Mandatory Redemption. The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

  Optional Redemption. The Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus accrued interest to the date of redemption, if redeemed during the twelve-month period beginning on May 15 of the years indicated below.

        YEAR                                                          PERCENTAGE
        ----                                                          ----------
        1999.........................................................   107.00%
        2000.........................................................   105.25
        2001.........................................................   103.50
        2002.........................................................   101.75
        2003 and thereafter..........................................   100.00

  In addition, at any time prior to December 31, 1997, the Company may, at its option, redeem all or any portion of the outstanding Notes with the net proceeds of one or more Public Equity Offerings or Strategic Equity Investments; provided, however, that the proceeds to the Company of the first such Public Equity Offering or

Strategic Equity Investment or any series of substantially concurrent Strategic Equity Investments are at least $40.0 million, at 112.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (the "First Equity Offering Optional Redemption Price"); provided, further, however, that notice of such redemption is given within 30 days of such offering or investment. In addition, on and after December 31, 1997 and prior to May 15, 1999, the Company may, at its option, redeem with the net proceeds of one or more Public Equity Offerings or Strategic Equity Investments up to 50% of the aggregate principal amount of the Notes then outstanding; provided, however, that the proceeds to the Company of the first such Public Equity Offering or Strategic Equity Investment or series of substantially concurrent Strategic Equity Investments (including any such offering, investment or series of investments the proceeds of which were used to redeem Notes) are at least $40.0 million, at 113.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (the "Second Equity Offering Optional Redemption Price"); provided, further, however, that notice of such redemption is given within 30 days of such offering or investment.

  In addition, the Company may at any time prior to May 15, 1999 redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption (the "Optional Redemption Price"); provided, however, that (i) if such redemption is to be effected for less than all of the Notes then outstanding, not less than $40.0 million of Notes is outstanding immediately after giving effect to such redemption (other than any Notes owned by the Company or any of its Affiliates) and (ii) no redemption (or, on or after December 31, 1997, partial redemption) of the Notes then outstanding may be made with the proceeds of any Public Equity Offering or Strategic Equity Investment pursuant to this sentence if, as of the date of the proposed redemption, either the First Equity Offering Optional Redemption Price or the Second Equity Offering Optional Redemption Price (whichever then applicable) would be greater than the Optional Redemption Price as of such date.

  Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Company in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis or by lot; provided, however, that Notes redeemed in part shall only be redeemed in integral multiples of $1,000. Notices of any optional or mandatory redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and mail to the holder of the original Note a new Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been canceled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

OFFER TO PURCHASE ON PUBLIC EQUITY OFFERING

  In the event that the Company or PAI shall consummate on or prior to December 31, 1997 any Public Equity Offering or Strategic Equity Investment, then the Company shall promptly make an offer to purchase from all Holders (an "Equity Proceeds Offer") on a date (the "Equity Offer Purchase Date") not later than the 90th day after the date of consummation (such consummation date, the "Equity Offer Trigger Date") of such Public Equity Offering or Strategic Equity Investment (such consummation date to be determined without regard to the date of the consummation of any over-allotment option granted by the Company or PAI, as the case may be, to the underwriters, if any) at a purchase price equal to 112.0% of the aggregate principal amount of Notes to be repurchased, plus accrued and unpaid interest, if any, to the Equity Offer Purchase Date, an aggregate principal amount of outstanding Notes equal to the aggregate net proceeds (after deducting any underwriting discounts and commissions and any expenses directly related to such Public Equity Offering or Strategic Equity Investment, but including any aggregate net proceeds (with the foregoing deductions) received or receivable by the Company or PAI, as the case may be, from any actual exercise of any over-allotment option granted to the underwriters, if any) received or receivable by the Company or PAI, as the case may be, from each such Public Equity Offering or Strategic Equity Investment to the extent such proceeds shall not have been applied to the redemption of the Notes pursuant to any redemption pursuant to the second paragraph under "--Redemption-- Optional Redemption" and the amount not so applied exceeds $2.0 million. For purposes of this covenant, proceeds of any Public Equity Offering or Strategic Equity Investment shall be deemed to have been applied to the extent that a notice of redemption for the Notes has been given with respect to such proceeds pursuant to the second paragraph under "-- Redemption--Optional Redemption" (unless and to the extent that on the date fixed for redemption such proceeds are not applied to redeem the Notes).

  Notice of an Equity Proceeds Offer shall be mailed by the Company not later than the 30th day after the related Equity Offer Trigger Date to each holder of Notes at such holder's registered address, stating: (i) that an Equity Offer Trigger Date has occurred and that the Company is offering to purchase an aggregate principal amount of Notes equal to the aggregate net proceeds of the applicable Public Equity Offering or Strategic Equity Investment, as the case may be, to be applied to an Equity Proceeds Offer to the extent to be applied to an offer to purchase Notes (as provided in the immediately preceding paragraph), at an offer price in cash equal to 112.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Equity Offer Purchase Date, which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Equity Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Equity Proceeds Offer, any Notes accepted for payment pursuant to the Equity Proceeds Offer shall cease to accrue interest after the Equity Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Equity Proceeds Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

  On the Equity Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Equity Proceeds Offer that can be purchased out of net proceeds from such Public Equity Offering or Strategic Equity Investment, as the case may be, that are to be applied to an Equity Proceeds Offer (to the extent provided in the second preceding paragraph), (ii) deposit with the Paying Agent an amount in cash equal to the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest, if any, on such Notes as of the Equity Offer Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Equity Proceeds Offer. If less than all Notes tendered pursuant to the Equity Proceeds Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis or by lot; provided, however, that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount in cash equal to the purchase price for such Notes plus any accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Equity Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Equity Proceeds Offer to holders of the Notes on or as soon as practicable after the Equity Offer Purchase Date.

  The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Equity Proceeds Offer and will be deemed not to be in violation of any of its covenants under the Indenture to the extent such compliance is in conflict with such covenants.

CHANGE OF CONTROL

  In the event of a Change of Control Triggering Event, each holder of Notes will have the right, subject to the terms and conditions of the Indenture, to require the Company to offer to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms set forth below (a "Change of Control Offer").

  The indentures governing the Broadcasting Notes and the Newspapers Notes each contain change of control provisions similar to those applicable to the Notes each requiring Park Broadcasting and Park Newspapers to offer to repurchase the Broadcasting Notes and the Newspapers Notes, respectively, upon the occurrence of a change of control triggering event. Such indentures also contain limitations on the ability of Park Broadcasting and Park Newspapers to pay dividends to the Company. Such required offers to purchase and dividend restrictions may limit the amount of funds available to the Company to make a Change of Control Offer. If a Change of Control Triggering Event were to occur, there can be no assurance that the Company will have sufficient cash or other assets to purchase any of the Notes. Any credit agreements or other agreements relating to unsubordinated indebtedness to which the Company becomes a party may contain similar restrictions and provisions.

  If the Company is unable to obtain the requisite consents and/or repay all indebtedness which prohibits the repurchase of the Notes upon the occurrence of a Change of Control Triggering Event, the Company would remain prohibited by such indebtedness from purchasing any Notes and, as a result, the Company could not commence a Change of Control Offer to purchase the Notes within 30 days of the occurrence of the Change of Control Triggering Event, which would constitute an Event of Default under the Indenture. If a Change of Control Triggering Event were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under agreements relating to indebtedness, if accelerated, and then to purchase all of the Notes that might be delivered by holders seeking to accept a Change of Control Offer. Except as described above, there are no current legal impediments to Note purchases by the Company in the event of a Change of Control Triggering Event. See "Risk Factors--Holding Structure; Dependence on Cash Flow from Subsidiaries; Effective Subordination of Notes."

  On or before the 30th day following the occurrence of any Change of Control Triggering Event, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that a Change of Control Triggering Event has occurred and that such holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Change of Control Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

  On the Change of Control Purchase Date, the Company will (i) accept for payment all Notes or portions thereof validly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount in cash equal to the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued interest on such Notes as of the Change of Control Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount in cash equal to the purchase price for such Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to each holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Change of Control Offer to holders of the Notes on or as soon as practicable after the Change of Control Purchase Date.

  The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer and will be deemed not to be in violation of any of its covenants under the Indenture to the extent such compliance is in conflict with such covenants.

CERTAIN COVENANTS

  Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired Debt), except that the Company may incur Indebtedness if, at the time of, and immediately after giving pro forma effect to, such incurrence of Indebtedness, the Debt to Operating Cash Flow Ratio is not more than 7.0:1.

  The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

     (i)Indebtedness incurred by the Company under the Senior Credit Facility, not to exceed $58.0 million in aggregate principal amount outstanding at any time, less any mandatory or optional prepayments thereof actually made in respect of the Senior Credit Facility, and Indebtedness of Park Broadcasting or any of its Subsidiaries (other than the Subsidiary which owns radio stations KEZX-AM and KWJZ-FM) consisting of a guarantee of the Company's Indebtedness under the Senior Credit Facility, less any mandatory or optional prepayments thereof actually made in respect of the Senior Credit Facility;

     (ii)Indebtedness of the Company represented by the Notes (including any Notes issued in accordance with the Indenture in lieu of cash interest on the Notes);

     (iii)Indebtedness owed by any Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, or owed by the Company to any Wholly Owned Restricted Subsidiary; provided, however, that any such Indebtedness shall be at all times held by a Person which is either the Company or a Wholly Owned Restricted Subsidiary of the Company; provided, further, however, that upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Company or another Wholly Owned Restricted Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Wholly Owned Restricted Subsidiary to a Person other than the Company or another Wholly Owned Restricted Subsidiary, the incurrence of such Indebtedness shall be deemed to be an incurrence that is not permitted by this clause (iii);

     (iv)Indebtedness permitted to be incurred by (i) Park Broadcasting and its Subsidiaries under the indenture governing the Broadcasting Notes and
   (ii) Park Newspapers and its Subsidiaries under the indenture governing the Newspapers Notes, in each case as such indentures are in effect on the Issue Date;

     (v)Indebtedness arising with respect to Interest Rate Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

     (vi)any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement (a "refinancing") of any Indebtedness described in clauses (ii) and (iv) above and (vii) below or incurred under the first paragraph of this covenant

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

   ("Refinancing Indebtedness"); provided, however, that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accrued amount, if less) of the Indebtedness so refinanced (plus the premiums paid in connection therewith (which shall not exceed the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced) and the reasonable expenses incurred in connection therewith); (b) such Refinancing Indebtedness shall not require any scheduled payment of principal or mandatory redemption prior to the earlier of the final maturity of the Notes or the final maturity of the Indebtedness being refinanced; (c) such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Indebtedness being refinanced; and (d) the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced or the Company; and

     (vii) Indebtedness of the Company represented by Notes issued for the repurchase of the Warrants pursuant to the Warrant Agreement to the extent complying with the terms thereof as in effect on the Issue Date.

  Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, and Indebtedness which is assumed at the time of the acquisition of any asset shall be deemed to have been incurred at the time of such acquisition.

  Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined reasonably and in good faith by the Board of Directors of the Company, whose determination shall be conclusive, and evidenced by (A) a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee and
(B) if the value of any such Restricted Payment is greater than $5.0 million, an opinion issued by an investment banking or appraisal firm of national standing), (i) no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an "event of default" under the terms of any Indebtedness of the Company or the Restricted Subsidiaries) shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "--Limitation on Incurrence of Indebtedness" and (iii) the aggregate amount of all Restricted Payments since the Issue Date shall not exceed the sum of (a) 50% of the Restricted Payment Basket (or if such Restricted Payment Basket shall be negative, minus 100% of such negative amount), plus (b) the aggregate amount of all net cash proceeds received after the Issue Date by the Company from the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary pursuant to clause (ii) of the next paragraph. Notwithstanding the foregoing, no Restricted Payments shall be made unless the Company has paid all accrued interest due on the Notes on the immediately preceding interest payment date in cash and prior to making any Restricted Payment (other than any Permitted Payment set forth in clause (ii), (iii) or (iv) of the following paragraph), the Company shall first make an offer to purchase an aggregate principal amount of Notes equal to the amount of such proposed Restricted Payment at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures set forth in the Indenture. After the consummation of such offer to purchase, the Company may make a Restricted Payment in an amount equal to the excess of the aggregate amount of Notes offered to be purchased over the aggregate amount tendered for purchase pursuant to such offer; provided, however, that all other conditions set forth in this covenant for making such Restricted Payment are complied with at such time. For the purposes of clause (iii) of this paragraph only, any payment made pursuant to clause (v) under "--Limitation on Transactions with Affiliates" shall be included as if it were a Restricted Payment in the calculation of the aggregate amount of all Restricted Payments made since the Issue Date.


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

  The foregoing provisions will not prohibit, so long as (other than with respect to clause (i) below) there is no Default or Event of Default continuing, the following actions (collectively, "Permitted Payments"):

     (i)the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture;

     (ii)the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of Capital Stock of the Company (other than any Disqualified Stock);

     (iii)the repurchase of the Warrants pursuant to the terms of the Warrant Agreement (as in effect on the Issue Date) through the issuance of Notes; and

     (iv) the payment of cash in lieu of the issuance of fractional shares of Common Stock upon exercise of the Warrants pursuant to the terms of the Warrant Agreement as in effect on the Issue Date.

  For purposes of clause (iii) of the first paragraph of this covenant, Permitted Payments made pursuant to clauses (i), (iii) and (iv) of the immediately preceding paragraph shall be included (as of the date of declaration in the case of such clause (i)) as Restricted Payments made since the Issue Date, and Permitted Payments made pursuant to clause (ii) of the immediately preceding paragraph shall not be included as Restricted Payments.

  Limitation on Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless
(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by (A) a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee and (B) if the fair market value is greater than $5.0 million, an opinion issued by an investment banking or appraisal firm of national standing) of the assets or other property sold or disposed of in the Asset Sale, and (ii) at least 85% of such consideration consists of either (a) cash or Cash Equivalents; provided, however, that for purposes of this covenant "cash" shall include the amount of any Indebtedness (other than any Indebtedness that is by its terms subordinated to the Notes) of the Company or such Restricted Subsidiary that are assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities or (b) properties and capital assets (including franchises and licenses required to own or operate such properties) to be used in the same lines of business being conducted by the Company or such Restricted Subsidiary on the Issue Date; provided, further, however, that Park Broadcasting, Park Newspapers and their respective Subsidiaries may receive such consideration in assets and properties as and to the extent permitted pursuant to the indenture governing the Broadcasting Notes and the Newspapers Notes, respectively, as in effect on the Issue Date.

  Within 360 days after any Asset Sale, the Company may elect to apply the Net Proceeds from such Asset Sale to (a) permanently repay any Indebtedness of Park Broadcasting, Park Newspapers or their respective Restricted Subsidiaries and/or (b) make an investment in, or acquire capital assets or property directly related to, the television broadcasting or newspaper publishing business. Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any Investments described under clauses (i) through (iv) of the definition of Permitted Investments. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within 360 days of such Asset Sale will be deemed to constitute "Excess Proceeds." If the Net Proceeds from any Asset Sale of Park Broadcasting, Park Newspapers or any of their respective Restricted Subsidiaries would otherwise constitute Excess Proceeds and cannot at such time be paid as a dividend to the Company by virtue of the indentures governing the Broadcasting Notes or the Newspapers Notes, as the case may be, such Net Proceeds shall not be deemed to constitute Excess Proceeds until such time as and to the extent that such Net Proceeds are permitted to be paid as a dividend thereunder. If the Net Proceeds of any Asset Sale are applied to repay the indebtedness outstanding under the Senior Credit Facility, the Company shall cause all of its Unrestricted Subsidiaries which at such time own the Radio Station

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

Assets (other than KEZX-AM or KWJZ-FM) to execute and deliver a senior unsecured note evidencing their joint and several obligation to Park Broadcasting in the amount of such Net Proceeds applied to the Senior Credit Facility (the "Radio Station Note") and bearing interest (not payable until the Senior Credit Facility has been repaid in full) at the rate then borne by the Broadcasting Notes. Each Radio Station Note shall provide by its terms that it shall become immediately due and payable after the Senior Credit Facility has been repaid in full in an amount equal to such Radio Station Note's pro rata portion (relative to all Radio Station Notes) of the net proceeds (after taxes and reasonable expenses) of each sale of Radio Station Assets (other than KEZX-AM and KWJZ-FM) occurring after the repayment in full of the Senior Credit Facility. Prior to such time as the Senior Credit Facility has been repaid in full, the Company will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of the Radio Station Assets (other than KEZX-AM or KWJZ-FM) unless at least the net proceeds (after taxes and reasonable expenses) are applied to the repayment of the Senior Credit Facility. The Company will not permit any Unrestricted Subsidiary which owns Radio Station Assets to enter into any agreement other than the Senior Credit Facility which would restrict in any manner the payment when due of any Radio Station Note.

  Each date on which the aggregate amount of Excess Proceeds in respect of which an Asset Sale Offer has not been made exceeds $5.0 million shall be deemed an "Asset Sale Offer Trigger Date." Within 30 days of each Asset Sale Offer Trigger Date, the Company shall commence an offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and other Indebtedness of the Company that ranks pari passu in right of payment with the Notes (to the extent required by the instrument governing such other Indebtedness) that may be purchased out of the Excess Proceeds. Any Notes to be purchased pursuant to an Asset Sale Offer shall be purchased pro rata based on the aggregate principal amount of Notes and all such other Indebtedness outstanding, and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes otherwise permitted by the Indenture. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds from the Asset Sale in question to be the subject of future Asset Sale Offers shall be deemed to be zero.

  Notice of an Asset Sale Offer shall be mailed by the Company not later than the 30th day after the related Asset Sale Offer Trigger Date to each holder of Notes at such holder's registered address, stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds to the extent to be applied to an offer to purchase Notes (as provided in the immediately preceding paragraph), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase (the "Asset Sale Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

  On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale that are to be applied to an Asset Sale Offer (to the extent provided in the second preceding paragraph), (ii) deposit with the Paying Agent an amount in cash equal to the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest, if any, on such Notes as of the Asset Sale Offer Purchase Date, and
(iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the

Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis or by lot; provided, however, that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount in cash equal to the purchase price for such Notes plus any accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to holders of the Notes on or as soon as practicable after the Asset Sale Offer Purchase Date.

  The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

  Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist (i) any Lien on the Capital Stock of Park Broadcasting or Park Newspapers (whether outstanding on the date of the Indenture or thereafter) required to be owned by the Company under the Indenture other than Liens securing the Senior Credit Facility and (ii) any Lien (other than Permitted Liens) on any other property or assets of the Company or any Restricted Subsidiary (other than the Capital Stock of Unrestricted Subsidiaries) now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any Indebtedness, unless with respect to this clause (ii) the Notes are equally and ratably secured thereby.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (ii) make loans or advances to the Company or any other Restricted Subsidiary or guarantee any Indebtedness of the Company or any other Restricted Subsidiary or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) the Senior Credit Facility and the indentures governing the Broadcasting Notes and the Newspapers Notes, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that such amendments, restatements, renewals, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility or such indentures, as the case may be (or, if more restrictive, than those contained in the Indenture), immediately prior to any such amendment, restatement, renewal, replacement or refinancing, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that (1) such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, and
(2) the consolidated net income of such Acquired Person for any period prior to such acquisition shall not be taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (d) by reason of customary non-assignment provisions in leases entered into the ordinary course of business, (e) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired, (f) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided, however, that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under "-- Limitation on Assets Sales" above; provided, further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 270 days after such execution and delivery, (g) Refinancing Indebtedness permitted under the Indenture; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing, (h) the Indenture or (i) any credit facility of the Restricted Subsidiaries, and any amendments, restatements, renewals, replacements or refinancings thereof.

  Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless (1) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, and (2)(a) with respect to any transaction or series of transactions involving aggregate payments in excess of $1.0 million, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director), and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $5.0 million or any transaction or series of related transactions referred to in clause (2)(a) above where there are no Independent Directors, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking or appraisal firm of national standing. Notwithstanding the foregoing, this covenant will not apply to (i) employment agreements or compensation or employee benefit arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder (it being understood that benefits of the nature in place as of the Issue Date shall be deemed permissible hereunder)), (ii) any transaction entered into by or among the Company or one of its Wholly Owned Restricted Subsidiaries with one or more Wholly Owned Restricted Subsidiaries of the Company, (iii) any Restricted Payment made in compliance with "--Limitation on Restricted Payments," (iv) any Permitted Investments other than Investments permitted by clause (vii) of the definition of Permitted Investments, (v) payments to PAI on the business day after each semi-annual interest payment date for the Notes for the payment of management advisory fees in an amount not to exceed $250,000 on each such date; provided, however, that no such payment shall be made unless (A) the Company has paid in cash all accrued interest on the Notes due on such semi-annual interest payment date and (B) no Default or Event of Default shall have occurred and be continuing at the time of such payment, (vi) payments to PAI pursuant to the Tax Sharing Agreement, (vii) the pledge of Capital Stock of Unrestricted Subsidiaries by the Company or any Restricted Subsidiary to support such Unrestricted Subsidiaries' Indebtedness and (viii) transactions involving the Company or any of the Restricted Subsidiaries on the one hand and any Unrestricted Subsidiary owning Radio Station Assets on the other relating to general administrative, corporate, legal and accounting services and similar intercompany relationships to the extent entered into in the ordinary course of business and consistent with such transactions and relationships existing on the Issue Date.

  Issuance of Contingent Warrants. The Indenture provides that the Company will be obligated to issue to holders of the Notes the Contingent Warrants, exercisable for 3.0% of the Common Stock of the Company on a fully-diluted basis as of the date of such issuance after giving effect to the issuance of such warrants in the event that the Company does not effect a Public Equity Offering or a Strategic Equity Investment (or a series of substantially concurrent Strategic Equity Investments) on or prior to December 31, 1997 resulting in net proceeds to the Company of at least $40.0 million. Such warrants will be issued pursuant to the Warrant Agreement and holders will have the benefits of the Warrant Registration Rights Agreement.

  Any Contingent Warrants issued shall be issued to the Holders of the outstanding Notes as of December 31, 1997 (including any Notes issued in lieu of cash interest pursuant to the Indenture) pro rata, based upon the aggregate principal amount of the Notes held by such Holder as of December 31, 1997. For purposes of the foregoing, Notes held by the Company or any of its Affiliates as of December 31, 1997 shall not be deemed to be outstanding.

  Limitation on Subsidiary Capital Stock. The Indenture provides that the Company will not permit any Restricted Subsidiary to issue any Capital Stock, except for (i) Capital Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary, (ii) Capital Stock issued by a Person prior to the time (a) such Person becomes a Restricted Subsidiary, (b) such Person merges with or into a Restricted Subsidiary or (c) a Restricted Subsidiary merges with or into such Person; provided, however, that such Capital Stock was not issued by such Person in anticipation of the type of transaction contemplated by clauses (a), (b) or (c) and (iii) Common Stock issued by Park Broadcasting or Park Newspapers in public offerings, in each case, so long as after giving effect thereto the Company or a Wholly Owned Restricted Subsidiary owns not less than a majority of the economic interest in and has the power to vote a majority of the voting power of the outstanding Voting Stock of such Subsidiary.

  Limitation on Lines of Business. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than television broadcasting or newspaper publishing and businesses directly related thereto; provided, however, that the Company and the Restricted Subsidiaries may engage in the radio broadcasting business solely by continuing to operate the Radio Station Assets until the disposition of all Radio Station Assets.

  Limitation on Amendments to the Tax Sharing Agreement. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, (i) amend, supplement or modify the Tax Sharing Agreement, unless any such amendment, supplement or modification is no less favorable to the Holders than the terms thereof on the Issue Date or (ii) assign the Tax Sharing Agreement or the benefits and obligations thereunder to any other Person.

  Pledge of Capital Stock of Park Broadcasting and Park Newspapers. The Indenture provides that immediately upon repayment in full of all amounts outstanding under the Senior Credit Facility and the termination of all commitments thereunder, the Company will execute and deliver a security pledge agreement substantially in the form attached as an exhibit to the Indenture (the "Pledge Agreement"). The Company executed and delivered the Pledge Agreement as of June 20, 1996 and took all further actions reasonably requested by the Trustee to effect a valid perfected first priority security interest in and lien on all of the Capital Stock of Park Broadcasting and Park Newspapers owned by the Company, whether outstanding on the Issue Date or thereafter issued, including the filing of all appropriate instruments and the delivery of an opinion of counsel to the Trustee. Upon the execution and delivery of the Pledge Agreement, the Company was deemed to represent and warrant that the Trustee acquired a valid perfected first priority security interest in and lien on such Capital Stock.

  Provision of Financial Statements. The Indenture provides that, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, commencing with the quarter ended September 30, 1996, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (i) within 15 days of each Required Filing Date, (a) transmit by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders and (b) file with the Trustee copies of the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) if filing such documents by the Company with the Commission is prohibited under the

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

Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost.

  Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) maintenance of corporate existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.

  Certain Exceptions for Capital Contributions. Any other provision of the Indenture to the contrary notwithstanding, any capital contribution made on the Issue Date in any Subsidiary of the Company to effect the repayment of the Prior Credit Agreement from the proceeds of the offering of the Notes and the consummation of the other financing transactions taking place on the Issue Date in connection therewith shall not be deemed to be a violation of any covenant of the Indenture (and the aggregate amount of any such capital contribution shall not be counted as a Restricted Investment).

MERGER, CONSOLIDATION AND SALE OF ASSETS

  The Indenture provides that the Company shall not, in any single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another Person, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person, unless (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and, if then in effect, the Registration Rights Agreement and the Pledge Agreement pursuant to a supplemental indenture or other written agreement, as the case may be, in a form reasonably satisfactory to the Trustee; (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (iv) the Surviving Person will (A) have Consolidated Net Worth (immediately after giving effect to the Disposition on a pro forma basis) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and (B) at the time of such Disposition and after giving pro forma effect thereto, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Certain Covenants-- Limitation on Incurrence of Indebtedness." The Surviving Person need not comply with clause (iv) (B) of the immediately preceding sentence in connection with any merger or consolidation of the Company with or into PAI if
(i) since its formation PAI shall not have incurred any Indebtedness or granted any Liens in respect of its property or assets (or entered into any agreement to do any of the foregoing) or conducted any business or operations other than owning the Capital Stock of the Company and performing its obligations under the Tax Sharing Agreement and any management agreement with respect to the Company and its Subsidiaries, except for Indebtedness incurred under the Prior Credit Agreement and Liens granted in connection therewith and Liens on the Capital Stock of the Company granted under the Senior Credit Facility, and (ii) all Indebtedness of PAI under the Prior Credit Agreement shall have been repaid in full and all Liens granted in connection therewith shall have been released.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes, the Indenture and, if then in effect, the Registration Rights Agreement pursuant to a supplemental indenture or other written agreement, as the case may be, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company would be discharged from its obligations under the Indenture, the Notes and the Registration Rights Agreement.

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

EVENTS OF DEFAULT

  The Indenture provides that each of the following constitutes an Event of
Default:

    (i) a default for 30 days in the payment when due of interest (including any "additional interest" (as described below under "The Exchange Offer-- Purpose and Effect of the Exchange Offer")) on any Note;

    (ii) a default in the payment when due of principal on any Note, whether upon maturity, acceleration, redemption, required repurchase or otherwise;

    (iii) failure to perform or comply with any covenant, agreement or warranty in the Indenture or the Pledge Agreement (other than the defaults specified in clauses (i) and (ii) above) which failure continues (A) in the case of any such covenant, agreement or warranty described herein under "-- Certain Covenants--Limitation on Incurrence of Indebtedness," "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants-- Limitation on Asset Sales," and "--Merger, Consolidation and Sale of Assets," for 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes and (B) in the case of any other such covenant, agreement or warranty contained in the Indenture, for 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;

    (iv) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5.0 million individually or in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated and such Indebtedness shall not have been repaid or such acceleration rescinded within 20 days;

    (v) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, either individually or in the aggregate (net of amounts covered by a reputable and creditworthy insurance company, or by bond, surety or similar instrument) shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed or stayed pending appeal for a period of 60 days after their entry;

    (vi) there shall have been entered by a court of competent jurisdiction
  (a) a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 days;

    (vii) (a) the Company or any Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,
  (c) the Company or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Restricted Subsidiary (x) consents to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the

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

  Company or any Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (vii); or

    (viii) after the date of execution and delivery thereof, the Pledge Agreement ceases to be in full force and effect (other than in accordance with its terms), or ceases to give the Trustee the Liens, rights, powers and privileges purported to be created thereby (other than in accordance with its terms), or is declared null and void, or the Company denies any of its obligations or any collateral purported to be pledged thereunder becomes subject to any Lien other than the Liens created or permitted by the Pledge Agreement.

  Within 30 days after the occurrence of any Default, the Trustee must give notice of the Default to the holders of the Notes; provided, however, that in the event of a Default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee is protected in withholding notice if and so long as a trust committee of Responsible Officers in good faith determines that the withholding of notice is in the best interest of the holders of the Notes. If any Event of Default (other than as specified in clauses (vi) or (vii) of the preceding paragraph, with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such holders shall, declare all the Notes to be due and payable immediately by notice in writing to the Company, and to the Company and the Trustee if by the holders, specifying the respective Event of Default and that such notice is a "notice of acceleration," and the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from the events specified in clauses (vi) or (vii) of the preceding paragraph with respect to the Company, the principal of, premium, if any, and any accrued interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

  The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each holder of Notes affected), or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  The Indenture provides that no director, officer, employee or stockholder of the Company shall have any liability for any obligation of the Company under the Indenture or the Notes. Each holder by accepting a Note waives and releases such Persons from all such liability and such waiver and release is part of the consideration for the issuance of the Notes. However, the holders of the Notes are not in any way waiving, releasing or otherwise altering their rights against any Person under federal securities laws.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and to have satisfied all other obligations under the Notes and the Indenture except for (i) the rights of holders of the outstanding

Notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and
(iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "--Events of Default" will no longer constitute Events of Default with respect to the Notes.

  In order to exercise either defeasance or covenant defeasance, (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (vi) and (vii) under the first paragraph under "--Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound (including without limitation the Warrant Agreement); (v) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness (other than holders of the Notes) and
(B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

  The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit; (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; (iii) the satisfaction and discharge of the Indenture shall not result in a breach or violation of, or constitute a Default or Event of Default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound (including without limitation the Warrant Agreement); and (iv) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

TRANSFER AND EXCHANGE

  The registered holder of a Note will be treated as the owner of it for all purposes. A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during a Change of Control Offer or an Asset Sale Offer if such Note is tendered pursuant to such Change of Control Offer or Asset Sale Offer and not withdrawn.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two paragraphs, the Indenture or the Notes may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, an amendment or waiver shall not: (i) reduce the principal amount of the Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, or alter the provisions with respect to the redemption or repurchase of the Notes in a manner adverse to the holders of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Notes, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except that holders of at least a majority in aggregate principal amount of the then outstanding Notes may (a) rescind an acceleration of the Notes that resulted from a non-payment default, and (b) waive the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults (other than to add sections of the Indenture subject thereto) or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on, the Notes, (vii) waive a redemption payment with respect to any Note, (viii) make any change in the obligation of the Company to make and consummate (a) a Change of Control Offer in the event of a Change of Control Triggering Event, (b) an Equity Proceeds Offer as and when required by "--Offer to Purchase on Public Equity Offering," (c) an Asset Sale Offer as and when required by "--Certain Covenants--Limitation on Asset Sales" or (d) an offer to purchase Notes as and when required by "--Certain Covenants--Limitation on Restricted Payments" or amend or modify any of the definitions relating to any thereof, or (ix) make any change in the foregoing amendment and waiver provisions (except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby).

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes
(i) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not adversely affect the rights of any holder, (ii) to comply with "--Merger, Consolidation and Sale of Assets,"
(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iv) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the rights of any such holder, (v) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust

Indenture Act, (vi) to add to the covenants of the Company for the benefit of the holders, or to surrender any right or power herein conferred upon the Company, or (vii) to secure the Notes as provided in "--Certain Covenants-- Limitation on Liens."

THE TRUSTEE

  In the event that the Trustee becomes a creditor of the Company, the Indenture contains certain limitations on the rights of the Trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign.

  The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default has occurred and has not been cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

  "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

  "Applicable Premium" means, with respect to a Note, the greater of (i) (a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating thereto assuming a redemption date of May 15, 1999, computed using a discount rate equal to the Treasury Rate plus 75 basis points minus (b) the then outstanding principal amount of such Note minus (c) accrued interest paid on the date of redemption and (ii) the redemption price applicable to the twelve-month period beginning May 15, 1999.

  "Asset Sale" means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary (but not the Capital Stock of any Unrestricted Subsidiary), in the case of each of (i) and
(ii), whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary); provided, however, that for purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" above, Asset Sales shall not include: (a) a transaction or series of related transactions for which the Company or the applicable Restricted Subsidiary receives aggregate consideration of less than $500,000 in any fiscal year; (b) transactions complying with the covenant described under "--Merger, Consolidation and Sale of Assets" above; (c) any Lien securing Indebtedness to the extent that such Lien is granted in compliance with the covenant described under "--Certain Covenants--Limitation on Liens" above; (d) any Restricted Payment (or Permitted Investment) permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" above; and (e) any disposition of assets or property to the extent such property or assets are obsolete, worn out or no longer useful in the Company's or any Restricted Subsidiary's business; provided, however, that the fair market value (determined reasonably and in good faith by the Board of Directors of the Company) of any assets or property so disposed shall not exceed $500,000 in the aggregate in any given year. Notwithstanding anything herein or in the Indenture to the contrary, (A) no sale, lease, conveyance or other disposition of all or any portion of the Radio Station Assets or dividend from the operations of, or from any sale or disposition of, any Radio Station Assets (unless received in repayment of a Radio Station Note) and (B) no sale, lease, conveyance or other disposition of all or any portion of the property or assets used in or related to television station WUTR (including by way of sale of the Capital Stock of the Subsidiary owning such property or assets) shall be deemed an Asset Sale, provided that any transaction (or series of transactions) described in this clause (B) is in the aggregate for fair market value.

  "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, or any amendment to, succession to or change in any such law.

  "Broadcasting Notes" means the $241.0 million aggregate principal amount of 11 3/4% Senior Notes due 2004 of Park Broadcasting issued under an indenture dated May 13, 1996 between Park Broadcasting and IBJ Schroder Bank & Trust Company, as trustee, including the Series B 11 3/4% Senior Notes due 2004 of Park Broadcasting issued in exchange therefor.

  "Capital Lease Obligation" of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

  "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued, fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition, (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Corporation or at least P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition, and (d) money market accounts or funds with or issued by Qualified Issuers.

  "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the voting power of the total outstanding Voting Stock of the Company or PAI, as the case may be; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or PAI, as the case may be (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company or PAI, as the case may be, was approved by a vote of the Permitted Holders who at the time of the vote are stockholders of the Company or PAI, as the case may be, or either (A) 66 2/3% or (B) all remaining members of the Board of Directors of the Company or PAI, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors of the Company or PAI, as the case may be, then in office;
(iii) the sale or other disposition of all or substantially all of the Capital Stock or assets of the Company or PAI, as the case may be, to any Person or Group (as defined in Rule 13d-5 of the Exchange Act), other than to the Permitted Holders, as an entirety or substantially as an entirety in a single transaction or a series of related transactions or (iv) the Company or PAI, as the case may be, consolidates with or merges with or into another Person, or any Person consolidates with or merges with or into the Company or PAI, other than in any such transaction where immediately after such transaction the "beneficial owners" of the Voting Stock of the Company or PAI, as the case may be, immediately prior to such transaction or the Permitted Holders own at least a majority of the voting power of the outstanding Voting Stock of the Surviving Person immediately after the consummation of such transaction. For purposes of the foregoing definition of Change of Control, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. The foregoing definition of Change of Control includes a phrase relating to the sale or other disposition of all or substantially all of the Capital Stock or assets of the Company or PAI, and a phrase relating to all or substantially all of the properties or assets of one or more of the Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require the Company to repurchase the Notes as a result of a sale or other disposition of less than all of such Capital Stock, assets or properties to another Person or group may be uncertain.

  "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

  "Company" means Park Communications, Inc., a Delaware corporation, unless and until a successor replaces it in accordance with the Indenture and thereafter means such successor.

  "Consolidated Interest Expense" means, with respect to any period, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) amortization of debt discount, (b) the net payments, if any, under Interest Rate Agreement Obligations (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of all Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period, and all capitalized interest of the Company and the Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied and adjusted, (i) by adding the amount of management advisory fees paid by the Company to PAI for such period and deducted in calculating such net income (or loss) and (ii) to the extent included in calculating such net income (or loss), by excluding, without duplication, (a) all extraordinary gains but not losses (less all fees and expenses relating thereto) together with any related provisions for taxes, (b) the portion of net income (or loss) of the Company and the Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid in cash to the Company or the Restricted Subsidiaries by such other Person during such period (subject in the case of any such dividend or distribution to any Restricted Subsidiary to the limitations set forth in clause (e) below, (c) net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (d) net gains but not losses (less all fees and expenses relating thereto) in respect of dispositions of assets (including, without limitation, pursuant to sale-and-leaseback transactions) other than in the ordinary course of business, together with any related

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provisions for taxes and (e) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (regardless of any waiver in respect thereof).

  "Consolidated Net Worth" means, with respect to any Person on any date, the equity of the common and preferred stockholders of such Person and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP consistently applied.

  "Cumulative Interest Expense" means, as of any date of determination, the amount from the Issue Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period of the sum of (i) the interest expense of the Company for such period, determined in accordance with GAAP consistently applied, including, without limitation,
(a) amortization of debt discount, (b) the net payments, if any, under Interest Rate Agreement Obligations (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of all Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period, and all capitalized interest of the Company, in each case determined in accordance with GAAP consistently applied.

  "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow from the Issue Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

  "Debt to Operating Cash Flow Ratio" means, with respect to any date of determination, the ratio of (i) the aggregate principal amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference or redemption amount of all Disqualified Stock of the Company and the Restricted Subsidiaries (other than any Disqualified Stock owned by the Company or any Wholly Owned Restricted Subsidiary) determined in accordance with GAAP, to (ii) Operating Cash Flow of the Company and the Restricted Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending on or immediately prior to such date, determined on a pro forma basis (without giving effect to clause (ii)(c) of the definition of Consolidated Net Income) after giving pro forma effect to (A) the incurrence of any Indebtedness being incurred on such date of determination and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness; (B) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such four-quarter period; and (C) any acquisition or disposition by the Company and the Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated, with respect to any acquisition, on the first day of, and with respect to any disposition, immediately prior to the first day of, such four-quarter period.

  "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

  "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

  "Disqualified Stock" means (i) any Preferred Stock of any Restricted Subsidiary and (ii) any Capital Stock of the Company that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on or prior to the stated maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to purchase

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

or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions described under "--Change of Control" and such Capital Stock specifically provides that the Company will not purchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the provisions described under "--Change of Control."

  "Dollars" and "$" means lawful money of the United States of America.

  "Equity Market Capitalization" of any Person means the aggregate market value of the outstanding Capital Stock (other than Preferred Stock and excluding any Capital Stock held in treasury by such Person) of such Person of a class that is listed or admitted to unlisted trading privileges on a United States national securities exchange or included for trading on the Nasdaq National Market System. For purposes of this definition the "market value" of any such Capital Stock shall be the average of the high and low sale prices, or if no sales are reported, the average of the high and low bid prices, as reported on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on a national securities exchange, as reported by Nasdaq, for each trading day in a 20 consecutive trading day period ending not more than 45 days prior to the date such Person commits to make an investment in the Capital Stock of the Company.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means, as of any date, generally accepted accounting principles in the United States and not including any interpretations or regulations that have been proposed but that have not become effective.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person, (iv) all Interest Rate Agreement Obligations of such Person, (v) all liabilities secured by any Lien (other than any Permitted
Lien) on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the lesser of the amount of the debt secured thereby or the value of the property subject to such Lien (it being understood that if such debt exceeds the value of such property, the full amount thereof shall be included in this definition), (vi) all obligations to purchase, redeem, retire, or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (vii) to the extent not included in (vi), all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends thereon, and (viii) to the extent not otherwise included, any guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (i) through (vii) above. "Indebtedness" of the Company and the Restricted Subsidiaries (i) shall be determined in accordance with GAAP and (ii) shall not include current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, film contracts and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business which are not more than 90 days past due. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the fair market value of, such Disqualified Stock, such fair market value is to be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Stock.

  "Indenture Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's or in the event S&P or Moody's shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

  "Independent Director" means a director of the Company other than a director
(i) who (apart from being a director of the Company or any Subsidiary) is an employee, associate or Affiliate of the Company or a Subsidiary or has held any such position during the previous five years, or (ii) who is a director, employee, associate or Affiliate of another party (other than the Company or any of its Subsidiaries) to the transaction in question.

  "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

  "Interest Rate Agreement Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates of such Person) in the form of loans, Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Issue Date" means May 13, 1996, the date on which the Notes were first issued under the Indenture.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of
(i) the cash received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such Person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller's indemnities to purchaser in respect of such Asset Sale undertaken by the Company or any of the Restricted Subsidiaries in connection with such Asset Sale, plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such Asset Sale.

  "Newspapers Notes" means the $155.0 million aggregate principal amount of 11 7/8% Senior Notes due 2004 of Park Newspapers issued under an indenture dated May 13, 1996 between Park Newspapers and IBJ Schroder Bank & Trust Company, as trustee, including the Series B 11 7/8% Senior Notes due 2004 of Park Newspapers issued in exchange therefor.

  "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Company and the Restricted Subsidiaries for such period, plus, without duplication, (i) extraordinary net losses and net losses realized on any sale or other disposition of assets during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus
(ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause
(i) hereof, plus (iii) Consolidated Interest Expense of the Company and the Restricted Subsidiaries for such period, plus (iv) depreciation, amortization and all other non-cash charges (excluding non-cash charges associated with changes in working capital and other balance sheet changes in the ordinary course of business), to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (including amortization of goodwill and other intangibles), plus (v) the difference of (A) the amount of cash payments actually received by the Company under its network affiliation agreements less (B) the actual amount of revenue recognized thereunder in accordance with GAAP.

  "Permitted Holders" means (i) each of (A) Gary B. Knapp, (B) Donald R. Tomlin, Jr. and (C) PAI so long as PAI is controlled by Persons who would otherwise be Permitted Holders hereunder; (ii) the spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) of (A) any of the Persons described in clause (i) or (B) any spouse, ancestor, sibling or descendent (including children or grandchildren by adoption) of any of the Persons described in clause (i); (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company; (iv) any trusts created for the benefit of the Persons described in clause (i), (ii) or (iii) or any trust for the benefit of any such trust; or
(v) any Person controlled by any of the Persons described in clause (i), (ii),
(iii) or (iv). For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to elect or appoint not less than a majority of the members of the Board of Directors of such Person.

  "Permitted Investments" means (i) any Investment in the Company or any Wholly Owned Restricted Subsidiary; (ii) any Investment in Cash Equivalents;
(iii) any Investment in a Person (an "Acquired Person") if, as a result of such Investment, (a) the Acquired Person becomes a Wholly Owned Restricted Subsidiary, or (b) the Acquired Person either (1) is merged or consolidated with or into the Company or any Wholly Owned Restricted Subsidiary and the Company or such Wholly Owned Restricted Subsidiary is the Surviving Person, or
(2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Restricted Subsidiary; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale that complies with the covenant described under "--Certain Covenants--Limitation on Asset Sales" above; provided, however, the fair market value of such securities does not exceeds 15% of the aggregate consideration received at the time of such Asset Sale; (vi) Interest Rate Agreement Obligations permitted pursuant to the second paragraph of the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness" above; (vii) any other Investments that do not exceed $5.0 million in amount in the aggregate at any one time outstanding; (viii) Investments for which the sole consideration provided is Capital Stock (other than Disqualified Stock) of the Company; and
(ix) Investments existing on the Issue Date.

  "Permitted Liens" means (i) Liens permitted by the indentures governing the Broadcasting Notes and the Newspapers Notes as in effect on the Issue Date;
(ii) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary, provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person; (iii) Liens on property acquired by the Company or a Restricted Subsidiary, provided, however, that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property; (iv) Liens arising from Capital Lease Obligations permitted under the Indenture; (v) Liens arising from Purchase Money Indebtedness permitted under the Indenture; (vi) Liens in respect of Interest Rate Agreement Obligations permitted under the Indenture; (vii) Liens in favor of the Company or any Restricted Subsidiary; (viii) Liens incurred, or pledges and deposits in connection with, workers' compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary in the ordinary course of business; (ix) Liens imposed by law, including, without limitation, mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, incurred by the Company or any Restricted Subsidiary in the ordinary course of business; (x) Liens for ad valorem, income or property taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Company has set aside on its books reserves to the extent required by GAAP; (xi) easements, reservations, licenses, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(xii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and (xiii) any Lien to secure the refinancing of any Indebtedness described in the foregoing clauses; provided, however, that to the extent any such clause limits the amounts secured or the assets subject to such Liens, no refinancing shall increase the assets subject to such Liens or the amounts secured thereby beyond the assets or amounts set forth in such clause.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

  "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company or PAI, pursuant to an effective registration statement filed under the Securities Act; provided, however, that with respect to any such public equity offering by PAI, cash proceeds from such public equity offering equal to not less than (i) with respect to any redemption prior to December 31, 1997, 112.0% and (ii) with respect to any redemption on or after December 31, 1997, 113.0% of the aggregate principal amount of the Notes to be redeemed is received by the Company as a capital contribution immediately prior to such redemption and, with respect to any Public Equity Offering by the Company or PAI, to the extent that the proceeds therefrom are not used to effect a redemption of the Broadcasting Notes or the Newspapers Notes.

  "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with the purchase of property or assets for the business of the Company and its Restricted Subsidiaries.

  "Qualified Issuer" means (A) any lender that is a party to the Senior Credit Facility; and (B) any commercial bank (i) which has capital and surplus in excess of $80,000,000, and (ii) the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor's Corporation or at least P-2 by Moody's Investors Service, Inc., or carry an equivalent rating by nationally recognized rating agency if both the two named rating agencies cease publishing ratings of investments.

  "Radio Station Assets" means all property and assets used in the radio broadcasting operations of Park Broadcasting as of the Issue Date as more particularly set forth in the indenture governing the Broadcasting Notes.

  "Rating Agency" means any of (i) S&P, (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a security rating agency or agencies, as the case may be, nationally recognized in the United States, selected by the Company which shall be substituted for S&P or Moody's or both, as the case may be.

  "Rating Category" means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories:
Aaa, Aa, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and - - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

  "Rating Decline" means the occurrence on, or within 60 days after, the date of public notice of the occurrence of a Change of Control or of the intention of the Company or Persons controlling the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of the following: (i) if the Notes are rated by either Rating Agency as Indenture Grade immediately prior to the beginning of such period, the rating of the Notes by both Rating Agencies shall be below Indenture Grade; or (ii) if the Notes are rated below Indenture Grade by both Rating Agencies immediately prior to the beginning of such period, the rating of the Notes by either (or both) Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Payment" means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary); (ii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any Capital Stock owned by the Company or any Wholly Owned Restricted Subsidiary);
(iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness"; or (iv) any Restricted Investment. Notwithstanding anything in the Indenture to the contrary, any transaction consummated by Park Broadcasting or Park Newspapers which would otherwise be a Restricted Investment under the Indenture shall not be prohibited by the Indenture (but shall still count as a Restricted Investment) if made in accordance with the provisions of the indenture governing the Broadcasting Notes (with respect to Park Broadcasting) or the indenture governing Newspapers Notes (with respect to Park Newspapers) as in effect on the Issue Date.

  "Restricted Payment Basket" means as of any date an amount equal to (a) the cumulative amount of cash dividends received by the Company from its Subsidiaries since the Issue Date (other than dividends of the proceeds of the Broadcasting Notes and the Newspapers Notes) minus (b) the sum of (i) the Cumulative Interest Expense of the Company and (ii) the cumulative amount of provision for taxes based on income of the Company since the Issue Date.

  "Restricted Subsidiary" means each direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Senior Credit Facility" means the Credit Agreement dated as of May 10, 1996 between the Company, the Subsidiaries of the Company named therein and the lenders named therein, as the same may be amended, modified, renewed, refunded, replaced or refinanced (collectively, "refinanced") from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification or refinancing; provided, however, that (A) no amendment, modification or refinancing shall be permitted unless the terms thereof require substantially the same application of the proceeds of the sale or other disposition of the Radio Station Assets (including amount and timing) to the repayment of Indebtedness under the Senior Credit Facility (and do not require prepayment from the sale or other disposition of, or any different restriction (as compared to the terms in effect in the Issue Date) in respect of, KEZX-AM and KWJZ-FM) and (B) after such time as the $58.0 million aggregate principal amount outstanding under the Senior Credit Facility on May 13, 1996 is first repaid other than through a refinancing, the Senior Credit Facility shall be deemed not to exist for purposes of any exception to the covenants in the Indenture.

  "Strategic Equity Investment" means the issuance and sale of Capital Stock (other than Disqualified Stock) of the Company or PAI to a Person substantially engaged in the television broadcasting or newspaper publishing business or any other business reasonably related to the Company's business that has an Equity Market Capitalization of at least $350.0 million; provided, however, that with respect to any such issuance by PAI, cash proceeds from such issuance equal to not less than (i) with respect to any redemption prior to December 31, 1997, 112.0% and (ii) with respect to any redemption on or after December 31, 1997, 113.0% of the aggregate principal amount of Notes to be redeemed is received by the Company as a capital contribution immediately prior to any such redemption and, with respect to any issuance by the Company or PAI, to the extent that the proceeds therefrom are not used to effect a redemption of the Broadcasting Notes or the Newspapers Notes.

  "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
(ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

  "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to May 15, 1999; provided, however, that if the then remaining term to May 15, 1999 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to May 15, 1999 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" means (a) each Subsidiary listed on an officers' certificate delivered to the Trustee on the Closing Date and (b) any Subsidiary of the Company designated as an Unrestricted Subsidiary by

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the Board of Directors of the Company; provided, however, that for purposes of this clause (b) (i) the Subsidiary to be so designated (x) (I) has total assets with a fair market value at the time of such designation of $1,000 or less or (II) is being so designated prior to the acquisition by the Company of such Subsidiary by merger or consolidation with an Unrestricted Subsidiary, and (y) does not own any Capital Stock of the Company or any Restricted Subsidiary, (ii) if such Subsidiary is acquired by the Company, such Subsidiary is designated as an Unrestricted Subsidiary prior to the consummation of such acquisition, (iii) no Default or Event of Default shall have occurred and be continuing, (iv) no portion of any Indebtedness or any other Obligation (contingent or otherwise) of such Subsidiary (a) is guaranteed by, or is otherwise the subject of credit support provided by the Company or any of its Restricted Subsidiaries, (b) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way, or (c) subjects any property or asset of the Company or any of its Restricted Subsidiaries directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness or other obligation, (v) neither the Company nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding with such Subsidiary other than on terms as favorable to the Company or such Restricted Subsidiary as those that might be obtained at the time from Persons that are not Affiliates of the Company, and (vi) neither the Company nor any of its Restricted Subsidiaries has any obligations (a) to subscribe for additional shares of Capital Stock of such Subsidiary, or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Company's Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certificate stating that such designation complies with the foregoing conditions. The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, including, without limitation, under the covenants described above under the captions "-- Limitation on Incurrence of Indebtedness" and "--Limitation on Liens," assuming the incurrence by the Company and its Restricted Subsidiaries at the time of such designation of all existing Indebtedness and Liens of the Unrestricted Subsidiary to be so designated as a Restricted Subsidiary. In the event of any Disposition involving the Company in which the Company is not the Surviving Person, the Board of Directors of the Surviving Person may (x) prior to such Disposition, designate any of its Subsidiaries, and any of the Company's Subsidiaries being acquired pursuant to such Disposition that are not Restricted Subsidiaries, as Unrestricted Subsidiaries, and (y) after such Disposition, designate any of its direct or indirect Subsidiaries as an Unrestricted Subsidiary under the same conditions and in the same manner as the Company under the terms of the Indenture.

  "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Warrant Agreement" means the Warrant Agreement dated as of May 13, 1996 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent.

  "Warrant Registration Rights Agreement" means the Registration Rights Agreement dated as of May 13, 1996 between the Company and the Initial Purchasers.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary with respect to which all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company or a Surviving Person of any Disposition involving the Company, as the case may be.

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

                          DESCRIPTION OF THE WARRANTS

GENERAL

  The Initial Warrants were, and the Contingent Warrants will be, issued under a Warrant Agreement dated as May 13, 1996 (the "Warrant Agreement") between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summaries of certain provisions of the Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Warrant Agreement are referred to, such sections or defined terms are incorporated by reference.

  Each Warrant will entitle the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, after the Exercisability Date and prior to 5:00 p.m., New York City time, on May 15, 2004 (the "Warrant Expiration Date"), to purchase at a price of $0.01 per Warrant Share (the "Exercise Price") from the Company one (or such other number as may result from adjustments as provided in the Warrant Agreement) share of Common Stock. Each Warrant may be exercised on any business day on or after the Exercisability Date and on or prior to the Warrant Expiration Date. Any Warrant not exercised before the close of business on the Warrant Expiration Date shall become void, and all rights of the holder under the Warrant Certificate evidencing such Warrant and under the Warrant Agreement shall cease.

EXERCISE

  Warrants may be exercised on or after the Exercisability Date by surrendering the Warrant Certificate evidencing such Warrants with the form of election to purchase Common Stock set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for such Warrants at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Each Warrant may only be exercised in whole and the Exercise Price may be paid (i) in cash or by certified or official bank check or (ii) by the surrender (which surrender shall be evidenced by cancellation of the number of Warrants represented by any Warrant Certificate presented in connection with a Cashless Exercise (as defined below)) of a Warrant or Warrants (represented by one or more relevant Warrant Certificates), and without the payment of the Exercise Price in cash, for such number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock for which such Warrant is exercisable with payment in cash of the Exercise Price as of the date of exercise and (2) the Cashless Exercise Ratio. For purposes of the Warrant Agreement, the "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value (as defined below) per share of Common Stock on the date of exercise over the Exercise Price Per Share (as defined below) as of the date of exercise and the denominator of which is the Current Market Value per share of the Common Stock on the date of exercise (calculated as set forth in the Warrant Agreement). An exercise of a Warrant in accordance with the immediately preceding sentences is herein called a "Cashless Exercise." Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of Warrants that the holder specifies is to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to an exercise of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. If, pursuant to the Securities Act, the Company is not able to effect the registration under the Securities Act of the sale of the Warrant Shares by the Company to the holders of the Warrants upon the exercise thereof as required by the Warrant Agreement, the holders of the Warrants will be required, if the Company is not then able to rely on an exemption from the registration requirements of the Securities Act in connection with the sale of the Warrant Shares or exercise of the Warrants, to effect the exercise of the Warrants solely pursuant to the Cashless Exercise option to the extent that such Cashless Exercise is not adverse to the interests of the holders of the Warrants.

  The Company shall as soon as practicable after the occurrence of an Exercise Event send to each holder of Warrants and to each beneficial owner of the Warrants to the extent that the Warrants are held of record by a

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

depository or other agent, by first-class mail, at the addresses appearing on the Warrant Register, a notice of the Exercise Event which has occurred, which notice shall describe the type of Exercise Event and the date of the occurrence thereof and the date of expiration of the right to exercise the Warrants prominently set forth on the face of such notice.

  Subject to the terms of the Warrant Agreement, the Warrant Certificates evidencing the Warrants comprising part of the Units may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued either in global form or in registered form as definitive Warrant Certificates. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

REPURCHASE ELECTION OF HOLDERS

  In the event that a Public Equity Offering shall not have occurred on or prior to May 15, 2001 resulting in net proceeds to the Company of at least $40.0 million, the Company shall give notice (the "Notice of Election Right") to the holders of Warrants within 60 days after May 15, 2001 of the holders' right to the election described herein, with a certificate of election (the "Certificate of Election") attached thereto describing with reasonable detail the holders' right to election and the First Valuation Report described below. Within 60 days after receipt of such Notice of Election Right, the election (as evidenced by the choice elected in the Notice of Election Right) of the holders of not less than a majority of Warrants who complete and return their Certificates of Election to the Warrant Agent (the "Electing Majority Holders") shall be deemed to be notice (which notice shall be irrevocable) (such notice, the "Election Notice" and the date the Election Notice is given, the "Notice Date") to the Company of the holders' election to require the Company to either (i) offer to purchase all outstanding Warrants at a price per Warrant (the "Warrant Purchase Price") equal to the fair market value thereof, as determined in accordance with the procedures described below, on the Warrant Purchase Date (as defined below) or (ii) effect the registration (the "Registration Election") of the offering and sale of the Warrants and/or the Warrant Shares on behalf of the holders of the Warrants pursuant to the Warrant Agreement and the Warrant Registration Rights Agreement. If such notice shall be given for the Registration Election, the date of such notice shall be deemed the "Registration Election Date." If no holder responds by such 60th day after receipt of such Notice of Election Right or the responding holders are deadlocked, the Company shall have the option, in its sole discretion, to deem the election of the holders to have been for the Registration Election or the repurchase of the Warrants on the terms set forth herein. The decision of the Electing Majority Holders (or of the Company pursuant to the immediately preceding sentence) shall bind all holders of Warrants.

  The Company shall, in connection with sending the Notice of Election Right, select an independent investment banking or appraisal firm of national standing (an "Independent Financial Expert") and cause such Independent Financial Expert to deliver to the Company a written report (the "First Valuation Report") stating the methods of valuation considered or used and the fair market value of each of the Warrants as of March 31, 2001 (the "Valuation Date") and containing a statement as to the nature and scope of the examination or investigation upon which the determination of fair market value was made and the factors and bases underlying such determination.

  If the Election Notice is for the repurchase of the Warrants, in the Election Notice, the Electing Majority Holders holding not less than 66 2/3% of the Warrants held by the Electing Majority Holders may elect to appoint a second Independent Financial Expert to make a determination of the fair market value of the Warrants as of the Valuation Date. If they so elect, the Electing Majority Holders who hold a majority of the Warrants held by the Electing Majority Holders shall cause such Independent Financial Expert, within 45 days of such election, to deliver to the Company (with a copy to the Warrant Agent) a written report (the "Second Valuation Report") of the fair market value of each of the Warrants as of the Valuation Date substantially similar in content as to methods, nature and scope of examination and factors and bases underlying valuation to the First Valuation Report.

  The Company shall have ten business days after receipt of the Second Valuation Report to object to the fair market value of the Warrants as set forth in the Second Valuation Report. If the Company does not object, such fair market value shall be the Warrant Purchase Price. If the Company does object, the majority of the Electing Majority Holders and the Company shall, within 20 business days after the Company so objects, select a third Independent Financial Expert mutually acceptable to both parties to prepare a written report (the "Third Valuation Report") of its determination of the fair market value of the Warrants as of the Valuation Date, which report shall be delivered to the Company and the holders (with a copy to the Warrant Agent) within 30 days after the selection of such Independent Financial Expert. Such valuation shall contain a statement as to the nature and scope of the examination or investigation upon which the determination of fair market value was made and the factors and bases underlying such determination. If the holders and the Company cannot agree to the selection of an Independent Financial Expert, the New York office of the following firms (or their successor firms) shall serve as the Independent Financial Expert in the following order of priority; provided, however, that such firm has not, for the prior three years, rendered professional services to the Company or its
Affiliates:

      (1) Arthur Andersen & Co.
      (2) Price Waterhouse & Co.
      (3) Deloitte & Touche
      (4) KPMG Peat Marwick
      (5) Ernst & Young LLP
      (6) Coopers & Lybrand L.L.P.

  The fair market value determined in the Third Valuation Report shall constitute the Warrant Purchase Price; provided, however, that if the Warrant Purchase Price contained in the Third Valuation Report is more than the higher of the first two valuations, the higher of the first two valuations shall constitute the Warrant Purchase Price; provided, further, however, that if the Warrant Purchase Price contained in the Third Valuation Report is less than the lower of the first two valuations, the lower of the first two valuations shall constitute the Warrant Purchase Price. If any Independent Financial Expert becomes aware of any material changes since the Valuation Date, after reasonable inquiry with respect thereto, in the business or financial condition or prospects of the Company and its Subsidiaries, such Independent Financial Expert shall specify such material changes in its written report and shall revise its valuation as it deems appropriate. The fees and other costs of each of the first two Independent Financial Experts shall be borne by the party appointing such Independent Financial Expert, and the fees and other costs of the third Independent Financial Expert shall be shared equally by the Company and the holders of Warrants; provided, however, that all indemnities in respect of any Independent Financial Expert shall be for the account of the Company.

  Within 20 business days after the Warrant Purchase Price has been determined in accordance with the above, the Company shall provide notice of its offer to purchase (the "Purchase Offer") to the holders of Warrants by mailing by first class mail a notice of such offer (the "Purchase Notice") to their addresses as set forth on the Warrant Register. The date of the mailing of the Purchase Notice is hereafter called the "Purchase Notice Date." The Purchase Offer must remain open for 20 business days after the Purchase Notice Date (or such longer period as may be required by law) and the date set for the purchase of the Warrants shall be the "Warrant Purchase Date."

  The Company shall only be obligated to offer to purchase for cash Warrants (at the Warrant Purchase Price) to the extent that it is able to do so in accordance with covenants in the agreements evidencing its indebtedness, in which event Warrants shall be purchased from tendering holders pro rata in accordance with the number of Warrants tendered by each holder and to the extent that tendering holders are not paid the Warrant Purchase Price for all Warrants tendered because of such restrictions, the Company shall repurchase the tendered Warrants by issuing, pursuant to a registration statement declared effective under the Securities Act (which shall be filed not later than the Purchase Notice Date), Notes (valued at 100% of the face amount thereof), up to a maximum aggregate principal amount of Notes so issued equal to 50% of the aggregate Warrant Purchase Price of all Warrants tendered. If on or prior to each of May 15, 2002 and May 15, 2003 a Public Equity Offering resulting in net proceeds of at least $40.0 million shall not have occurred and the Company shall not have purchased for

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

cash all Warrants tendered pursuant to the immediately preceding Purchase Offer, then the Company shall be obligated to effect offers to purchase the outstanding Warrants on the same terms and subject to the same limitations as set forth above (such limitation independently applicable to each such date), with the Warrant Purchase Price to be based on a new determination of fair market value as of March 31, 2002 or March 31, 2003, as the case may be, pursuant to the procedures set forth in the Warrant Agreement.

  The Company shall not and shall not cause any Subsidiary to directly or indirectly enter into any agreement or instrument which would prohibit the Company from issuing Notes to repurchase Warrants, other than the Indenture and the Senior Credit Facility, each as in effect on the Issue Date.

REGISTRATION OF ISSUANCE OF WARRANT SHARES

  Immediately prior to the occurrence of an Exercise Event arising as a result of a Public Equity Offering or the Registration Election Date, the Company will, if permitted by applicable law, take all such action as is necessary to cause the offer and sale by the Company of the shares of Common Stock issuable upon exercise of the Warrants to be registered or otherwise qualified under the provisions of the Securities Act and pursuant to all applicable state securities laws and to provide for the issuance of all shares of Common Stock delivered upon exercise of the Warrants pursuant to an effective registration statement under the Securities Act. So long as any unexpired Warrants which have become exercisable due to the occurrence of such an Exercise Event remain outstanding, the Company will file such amendments and/or supplements to any registration statement under the Securities Act or under any state securities laws covering the issuance of such shares and supplement and keep current any prospectus forming a part of such registration statement as may be necessary to permit the Company to deliver to each person exercising a Warrant a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act (a "Prospectus") and the regulations of the Commission and otherwise complying with the Securities Act and regulations thereunder, and as may be necessary to comply with any applicable state securities laws.

  The Company will file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations adopted by the Commission thereunder in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act, and if at any time the Company is not required to file such reports, it will, upon the request of any holder or beneficial owner of Warrants, make available such information as necessary to permit sales pursuant to Rule 144A under the Securities Act.

DISTRIBUTION RIGHTS; ADJUSTMENT TO EXERCISE RATE; MERGER OR CONSOLIDATION

  In general, holders of Warrants will not be entitled, by virtue of being such holders, to receive notice of any meetings of shareholders or otherwise have any right of shareholders of the Company. However, if at any time the Company grants, issues or sells options, convertible securities, or rights to purchase stock, warrants or other securities pro rata to the record holders of the Common Stock of the Company ("Distribution Rights") or, without duplication, makes any dividend or otherwise makes any distribution ("Distribution") on shares of the Common Stock of the Company, then the Company shall grant, issue, sell or make to each registered holder of Warrants the aggregate Distribution Rights or Distribution, as the case may be, which such holder would have acquired if such holder had held the maximum number of shares of Common Stock acquirable upon complete exercise of each holder's Warrants (regardless of whether the Warrants are then exercisable and without giving effect to the Cashless Exercise option) immediately before the record date for the grant, issuance or sale of such Distribution Rights or Distribution, as the case may be, or, if there is no such record date, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Distribution Rights or Distribution, as the case may be.

  The number of shares of Common Stock issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events, including (a) certain dividends or distributions on Common Stock of the Company payable in Common Stock of the Company or certain other

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

capital stock of the Company; (b) subdivisions, combinations or certain reclassifications of the Common Stock of the Company; (c) certain tender offers or exchange offers for the Common Stock of the Company; and (d) sales by the Company of Common Stock of the Company or of securities convertible into or exchangeable or exercisable for Common Stock of the Company at less than the then Current Market Value (other than (1) pursuant to the exercise of the Warrants, (2) any security convertible into, or exchangeable or exercisable for, the Common Stock as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement, and (3) the issuance of Common Stock upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of the Company outstanding on the date of issuance of the Warrants (to the extent in accordance with the terms of such securities as in effect on such date)).

  If the Company, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than the Company or the person to whom such transfer has been made (the "Surviving Person") shall enter into a supplemental warrant agreement. The supplemental warrant agreement shall provide that the holder of a Warrant then outstanding may exercise it for the kind and amount of securities, cash or other assets which such holder would have received immediately after the consolidation, merger, binding share exchange or transfer if such holder had exercised the Warrant immediately before the effective date of the transaction (whether or not the Warrants were then exercisable and without giving effect to the Cashless Exercise option), assuming (to the extent applicable) that such holder (i) was not a constituent person or an affiliate of a constituent person to such transaction; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing holders. The Surviving Person shall mail to holders of Warrants at the addresses appearing on the Warrant Register a notice briefly describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants is an affiliate of the Surviving Person, that issuer shall join in the supplemental warrant agreement.

  If, pursuant to the Indenture, any person is required to enter into a supplemental indenture assuming all of the Company's obligations under the Notes, then as a condition to entering into such transaction, the Company shall require such person to enter into a supplemental warrant agreement. Such supplemental warrant agreement shall provide that such person shall succeed to and be substituted for every right and obligation of the Company in respect of the Contingent Warrants.

  In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which such a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Consequences."

  Fractional shares of Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof the Company will pay a cash adjustment.

  The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the holders of Warrant Certificates representing a majority in number of then outstanding Warrants.

CERTAIN DEFINITIONS

  "Current Market Value" per share of Common Stock of the Company or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm's-length transaction between the Company and a person other than an Affiliate of the

Company and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices for each business day during the period commencing 15 business days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 15 consecutive business days before such date, then the average of the daily closing bid prices for all of the business days before such date for which daily closing bid prices are available. If the closing bid price is not determinable for at least ten business days in such period, the Current Market Value of the security shall be determined as if the security were not registered under the Exchange Act.

  "Exercisability Date" is defined in the Warrant Agreement as the date on or after the Separability Date on which there shall have occurred an Exercise Event.

  "Exercise Event" means the date of the occurrence of the earliest of: (1) immediately prior to the occurrence of a Change of Control (as defined in the Warrant Agreement, which definition is substantially similar to the definition of "Change of Control" as set forth in "Description of the Notes--Certain Definitions"), (2) the 180th day (or such fewer number of days as determined by the Company in its sole discretion) after the consummation of a Public Equity Offering, (3) the 90th day after the Registration Election Date, (4) the approval by the holders of Capital Stock of the Company of any Plan of Liquidation of the Company and (5) the 180th day prior to May 15, 2004.

  "Exercise Price Per Share" means the Exercise Price divided by the number of shares of Common Stock for which a Warrant is then exercisable (without giving effect to the Cashless Exercise option). No payment or adjustment shall be made on account of any dividends on the shares of Common Stock issued upon exercise of a Warrant.

  "Plan of Liquidation" means, with respect to the Company, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the Company to holders of Capital Stock of the Company.

  "Public Equity Offering" means a primary public offering (whether or not underwritten, but excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act pertaining to an issuance of shares of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) of capital stock of the Company pursuant to an effective registration statement under the Securities Act.

REGISTRATION RIGHTS OF WARRANT HOLDERS

  The Company and the Initial Purchasers are parties to an agreement for the registration of the Warrants and/or the Warrant Shares (the "Warrant Registration Rights Agreement") pursuant to which the Company has agreed to provide the holders of the Warrants and/or the Warrant Shares (the "Warrant Holders") certain registration rights for the Warrants and/or the Warrant Shares. Under the Warrant Registration Rights Agreement, (i) on or after the 180th day after the consummation of a Public Equity Offering, or (ii) on or after the 90th day after the Registration Election Date, the holders of at least 50% of the Warrants and/or Warrant Shares (the "Registrable Securities") are entitled to request the Company to effect one registration (including pursuant to an underwritten offering) subject to certain conditions and limitations; provided, however, that if such holders have requested such registration and it has been effected prior to issuance of the Contingent Warrants, then the holders of at least 50% of the Registrable Securities will be entitled to request the Company to effect one additional registration after the issuance of the Contingent Warrants. The Company shall have (i) 12 months after any such request for registration arising as a result of a Public Equity Offering or (ii) 90 days after any such request for registration arising as a result of a Registration Election, to effect such registration. In addition, the Company shall not be required to effect a requested registration for the period set forth in the Warrant Registration Rights Agreement immediately following the effective date of a registered offering of securities for its own account. In the event that the underwriter of any such offering deems it necessary to reduce the total number of Registrable Securities and other securities proposed to be included in any such registration (an "underwriter's cut back"), such other securities shall be reduced to zero before the Registrable Securities are reduced. In addition, the holders of Registrable Securities may require the Company on one occasion to register the Registrable Securities on Form S-3 when such form becomes available to the Company (which shall not count as a requested registration), provided the aggregate proceeds of each such registration is reasonably expected to exceed $1,000,000 and subject to certain other conditions and limitations. Other holders of securities of the Company may participate in such registration.

  If the Company proposes to register any of its equity securities for its own account or for the account of any of its securityholders (other than a registration statement on Form S-4 or S-8 (or any other publicly registered offering pursuant to the Securities Act pertaining to the issuance of shares of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) or a registration statement filed in connection with an offer of securities solely to existing securityholders), the holders of Registrable Securities will be entitled to notice of such proposed registration and the opportunity to include Registrable Securities in such proposed registration (a "Piggy-Back Registration"); provided, however, in the event an underwriter's cut back is necessary the number of Registrable Securities requested to be included therein is subject to reduction, with securities offered for the account of the Company and securities of any other securityholder initiating such registration entitled to priority and the Warrant Holders and all of the holders of securities of the Company being subject to reduction on a pro rata basis. Under the Warrant Registration Rights Agreement, the Company has agreed not to cause or permit the public sale of its Common Stock during the 30-day period prior to and during the 90-day period beginning on the commencement of any underwritten offering pursuant to a request by the Warrant Holders, or a Piggy-Back Registration which has been scheduled, prior to the Company publicly announcing its intention to effect a public offering. Registration rights will terminate as to any Warrants and/or Warrant Shares when such Registrable Securities may be sold without limitation under Rule 144.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Series A Notes were originally sold by the Company on May 13, 1996 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Series A Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to institutional accredited investors in a manner exempt from the registration requirements of the Securities Act. As a condition to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed, for the benefit of the holders, that it would, at its own cost, (i) use its best efforts to file, within 45 days after May 13, 1996, the original issue date of the Series A Notes (the "Issue Date"), a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer for the Series B Notes and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Series B Notes in exchange for surrender of the Series A Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Series A Notes. For each of the Series A Notes surrendered pursuant to the Exchange Offer, the holder who surrendered such Series A Note will receive a Series B Note having a principal amount equal to that of the surrendered Series A Note. Based on no-action letters issued by the staff of the Commission to third

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

parties, the Company believes the Series B Notes will be freely transferable by holders thereof and any person who receives the Series B Notes after the Exchange Offer without further registration under the Securities Act only if
(i) the Series B Notes were acquired in the ordinary course of business of such holder or such other person, (ii) neither such holder nor such other person is engaging in or intends to engage in a distribution of the Series B Notes and (iii) neither such holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the Series B Notes. However, any purchaser of Series A Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Notes (i) will not be able to rely on the position of the staff of the Commission, (ii) will not be able to tender its Series A Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Series A Notes who wishes to exchange the Series A Notes for Series B Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) the Series B Notes are to be acquired by the holder or the person receiving such Series B Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging, and does not intend to engage, in the distribution of the Series B Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Series B Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Series B Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Series B Notes and cannot rely on those no-action letters. As indicated above, in connection with any resales of Series B Notes, any Participating Broker-Dealer who acquired the Series A Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Series B Notes (other than a resale of an unsold allotment from the original sale of the Series A Notes) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Series B Notes.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or, under certain other circumstances, including if for any other reason the Exchange Offer is not consummated within 150 days after the Issue Date, the Company will, at its cost, (a) use its best efforts to file, as promptly as practicable and, in any event, within 45 days after such Shelf Registration Event Date (as defined in the Registration Rights Agreement), a shelf registration statement covering resales of the Series A Notes (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and
(c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of three years after the Issue Date and such time as all of the applicable Series A Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Series A Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series A Notes. A holder that sells its Series A Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  If, on or prior to 45 days following the Issue Date, an Exchange Offer Registration Statement has not been filed with the Commission, additional interest will accrue on the Series A Notes from and including the 46th day

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

following the Issue Date until, but excluding, the date such registration statement is filed. In addition, if, on or prior to 120 days following the Issue Date, such Exchange Offer Registration Statement is not declared effective, additional interest will accrue on the Series A Notes from and including the 121st day following the Issue Date until, but excluding, the date such registration statement is declared effective. Further, if, on or prior to 150 days following the Issue Date, the Exchange Offer is not consummated, additional interest will accrue on the Series A Notes from and including the 151st day following the Issue Date until, but excluding, the date of consummation of the Exchange Offer. If a Shelf Registration Event (as defined in the Registration Rights Agreement) shall have occurred, and if, by 150 days after the Issue Date, a Shelf Registration Statement is not declared effective, additional interest will accrue on the Series A Notes not exchanged as a result of such law or interpretation from and including the 151st day after the Issue Date, until the effective date of the Shelf Registration Statement. In each case, additional interest will be payable semi-annually in arrears, with the first semiannual payment due on the first interest payment date in respect of the Series A Notes following the date from which additional interest begins to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount of the Series A Notes upon the occurrence of each such circumstance, which rate will increase by one-quarter of one percent (0.25%) for each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate per annum equal to one percent (1.00%).

  If applicable, in the event that the Shelf Registration Statement ceases to be effective prior to the third anniversary of the Issue Date for a period in excess of 45 days, whether or not consecutive, in any given year, then the interest rate borne by the Series A Notes shall increase by an additional one-quarter of one percent (0.25%) per annum on the 46th day in the applicable year such Shelf Registration Statement ceases to be effective. Such interest rate will increase by an additional one-quarter of one percent (0.25%) per annum for each additional 90 days that such Shelf Registration Statement is not effective, subject to the same aggregate maximum increase in the interest rate per annum of one percent (1.00%) referred to above. Upon the filing of the Exchange Offer Registration Statement, the effectiveness of the Exchange Offer Registration Statement, or the consummation of the Exchange Offer, as the case may be, the interest rate borne by the Notes will be reduced by the full amount of any such increase to the extent that such increase related to the failure of any such event to have occurred. Upon the effectiveness of a Shelf Registration Statement, the interest rate borne by the Series A Notes shall be reduced to the original interest rate of the Series A Notes unless and until increased as described above.

  Any amounts of additional interest due as described above will be payable in cash or, at the Company's option, by the issuance of additional Notes to the extent permitted under the Indenture, on the same interest payment dates as the Series A Notes.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

  Following the consummation of the Exchange Offer, holders of Series A Notes who were eligible to participate in the Exchange Offer but who did not tender their Series A Notes will not have any further registration rights, and such Series A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Series A Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Series A Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Series B Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer. However, Series A Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes except that (i) the Series B Notes bear a "Series B" designation and a different CUSIP Number from the Series A Notes, (ii) the Series B Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Series B Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is terminated. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $80,000,000 aggregate principal amount of Series A Notes were outstanding. The Company has fixed the close of business
on     , 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Series A Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Series B Notes from the Company.

  If any tendered Series A Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Series A Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Series A Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
    , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE SERIES B NOTES

  The Series B Notes will bear interest from their date of issuance. Holders of Series A Notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the

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

Series B Notes. Such interest will be paid (in cash or, at the option of the Company, by the issuance of additional Notes) with the first interest payment on the Series B Notes on November 15, 1996. Interest on the Series A Notes accepted for exchange will cease to accrue upon issuance of the Series B Notes. Interest on the Series B Notes is payable semi-annually on each May 15 and November 15, commencing on November 15, 1996.

PROCEDURES FOR TENDERING

  Only a holder of Series A Notes may tender such Series A Notes in the Exchange Offer. To tender in the Exchange Offer, a holder much complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Series A Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Series A Notes, Letter of Transmittal and other required documents much be completed and received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Series A Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the second paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute the agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Series A Notes with the signature thereon guaranteed by an Eligible Institution.


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

  If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Series A Notes by causing such Book-Entry Transfer Facility to transfer such Series A Notes into the Exchange Agent's account with respect to the Series A Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Series A Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Series A Notes and withdrawal of tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available, (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Notes (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the

  Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Series A Notes in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series A Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Series A Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate number(s) and principal amount of such Series A Notes, or, in the case of Series A Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Series A Notes register the transfer of such Series A Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Series B Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Any Series A Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Series B Notes for, any Series A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

    (b) any law, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer and as contemplated hereby.

  If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Series A Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn. All of these conditions, other than the receipt of certain governmental approvals, must be satisfied or waived prior to the termination of the Exchange Offer.

EXCHANGE AGENT

  IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                 For Information by Telephone: (212) 858-2103


By Registered or Certified Mail: IBJ            By Hand or Overnight Delivery
Schroder Bank & Trust Company P.O.              Service: IBJ Schroder Bank &
Box 84 Bowling Green Station New                Trust Company One State Street
York, New York 10274-0084 Attention:            New York, New York 10004
Reorganization Operations Department            Attention: Securities
                                                Processing Window
                                                        Subcellar One (SC-1)

                   By Facsimile Transmission: (212) 858-2611

                    (Facsimile Confirmation) (212) 858-2103

  Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service. Delivery to an address or transmission of instructions via facsimile other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses includes fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.


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ACCOUNTING TREATMENT

  The Series B Notes will be recorded at the same carrying value as the Series A Notes as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the Series B Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Series A Notes that are not exchanged for Series B Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Series A Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, (iii) in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iv) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or
(v) pursuant to an effective registration 220543.1 statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE SERIES B NOTES

  With respect to resales of Series B Notes, based on no-action letters issued by the staff of the Commission to third parties, the Company believes that a holder or other person who receives Series B Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who receives Series B Notes in exchange for Series A Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Series B Notes, will be allowed to resell the Series B Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Series B Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Series B Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Series B Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Series B Notes are to be acquired by the holder or the person receiving such Series B Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging, and does not intend to engage, in the distribution of the Series B Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Series B Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Series B Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Series B Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a Series B Note for its own account in exchange for Series A Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

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

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The federal income tax discussion set forth below is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant and is generally limited to those persons who are original purchasers of the Units, Notes and Initial Warrants and who hold the Units, Notes and Initial Warrants as capital assets ("Holders"). The discussion does not include special rules that may apply to certain Holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign persons and persons in special situations such as those who hold the Units, Notes and Initial Warrants as part of a straddle, hedge or conversion transaction), and does not address the tax consequences of the laws of any state, locality or foreign jurisdiction. The discussion (including the opinion of counsel described below) is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administration rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. The discussion is based upon the legal opinion of Eckert Seamans Cherin & Mellott.

  THE FOLLOWING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF UNITS, NOTES OR WARRANTS IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF UNITS, NOTES OR WARRANTS SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE UNITS, NOTES OR WARRANTS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              THE EXCHANGE OFFER

  The exchange of the Series A Notes for Series B Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Series B Notes will not be considered to differ materially in kind or extent from the Series A Notes. Rather, the Series B Notes received by a holder will be treated as a continuation of the Series A Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Series A Notes for Series B Notes pursuant to the Exchange Offer. Therefore, the same tax consequences apply to the Series B Notes as are applicable to the Series A Notes.

                          TAX TREATMENT OF THE NOTES

ORIGINAL ISSUE DISCOUNT

  The Series A Notes were issued with original issue discount for federal income tax purposes. The amount of original issue discount ("OID") on a Note is the excess of its "stated redemption price at maturity" (the sum of all payments to be made on the Note, other than "additional interest" and Contingent Warrants discussed below, whether denominated as interest or principal) over its "issue price." Each Holder (whether a cash or accrual method taxpayer) will be required to include in income such OID as it accrues, in advance of the receipt of some or all of the related cash payments. The "issue price" of each Note has been determined by allocating the issue price of the Unit between the Note and the Initial Warrants comprising such Unit based on their relative fair market values. For this purpose, the issue price of a Unit is the initial offering price at which a substantial amount of the Units were sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers). The Company has allocated $965.00 to the Note and $35.00 to the Initial Warrants comprising each Unit. The Company's allocation reflects its best judgment as to the relative values of each of those instruments at the time of issuance, but will not be binding on the Internal Revenue Service. The Company's allocation will be binding on each Holder of a Unit that does not explicitly disclose that its allocation of the issue price of the Unit is different than the Company's allocation. Such disclosure must be made on a statement attached to such Holder's timely filed federal income tax return for its taxable year that includes the acquisition date of the Unit.

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

  The amount of OID includable in income by a Holder is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year on which such Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual periods for a Note will be periods that are selected by the Holder that are no longer than one year, provided that each scheduled payment occurs either on the final day or on the first day of an accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period (if any) and the final accrual period is an amount equal to the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price of the Note at the beginning of the final accrual period. The amount of OID allocable to any initial short accrual period may be computed under any reasonable method. In general, the adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and, except as described below under "Treatment of Additional Notes," reduced by any prior payments, or payments on the first day of the current accrual period (in either case, other than any payments of "additional interest" or Contingent Warrants described below) with respect to such Note. The Company is required to report the amount of OID accrued on Notes held of record by persons other than corporations and other exempt Holders, which may be based on accrual periods other than those chosen by the Holder.

  Treatment of Additional Notes. The issuance of additional notes ("Additional Notes") in lieu of cash interest is not treated as a payment of interest. Instead, the underlying Note and any Additional Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, because the terms of the Additional Notes and underlying Note are identical so that the two are fungible in all respects, the issuance of an Additional Note should be treated simply as a division of the underlying Note, so that the Holder's tax basis and adjusted issue price in the underlying Note should be allocated between the underlying Note and the Additional Notes in proportion to their relative principal amounts.

  For purposes of determining the stated redemption price at maturity and the rate at which OID accrues on a Note, applicable regulations require that it be assumed that the Company will pay interest in the form of Additional Notes to the maximum extent permitted under the terms of the Notes because doing so would reduce the yield to maturity on the Notes. If the Company elects to pay in cash an interest payment payable in cash or Additional Notes, the cash payment will be treated as a pro rata prepayment on the Notes. As a result, the Holder generally will recognize gain in an amount equal to the excess of the cash payment over the portion of the Holder's tax basis that would have been allocated to such Additional Notes. The Holder's tax basis in the Notes held would be reduced by such allocated portion of the Holder's tax basis but would not be reduced by the cash payment in lieu of Additional Notes, and the issue price of the Notes would be similarly reduced.

  Applicable High Yield Discount Obligations. Each Note is to be treated as an "applicable high yield discount obligation" ("AHYDO") under the rules of Sections 163(e) and 163(i) of the Code, because the Notes have a maturity date more than five years from the date of issue, have a yield to maturity more than five percentage points higher than the applicable Federal rate and bear "significant OID." The Notes bear significant OID because, assuming (as is required for this purpose), that the Company issues Additional Notes to the maximum extent permitted, instead of making cash payments of interest on the Notes and Additional Notes, as of the close of an accrual period ending more than five years after issuance the cumulative amount of income includible by a Holder with respect to a Note (including the Additional Notes derived from the Note) will exceed the cumulative amount of interest paid to the Holder (in cash or property other than an obligation or stock of the Company or a related party) by an amount that is greater than the product of the issue price of the Note multiplied by its yield to maturity.

  A portion of OID accruing on the Note (the "disqualified portion") will be treated in respect of corporate Holders as a dividend eligible for the dividends received deduction (provided the Company has adequate current or accumulated earnings and profits); and the Company will be denied a deduction for the disqualified portion.

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

In addition, the remainder of the OID accruing will not be deductible by the Company until paid in cash. The disqualified portion of the OID is proportionate to the portion of the yield to maturity of the Note in excess of six percentage points over the applicable Federal rate. A Holder of a Note must include in income all of the OID accruing on the Note, including any amount paid in Additional Notes rather than in cash.

TAX BASIS

  The initial tax basis for a Note is determined by allocating the purchase price paid for the Unit between the Note and the Initial Warrants comprising such Unit based on their relative fair market values. In general, the tax basis of a Note in the hands of the Holder will be increased by the amount of OID, if any, on the Note that is included in the Holder's income and, except as described above under "Treatment of Additional Notes," will be decreased by the amount of any payments (other than payments of "additional interest" or Contingent Warrants described below) made with respect to the Note.

ADDITIONAL INTEREST PURSUANT TO REGISTRATION RIGHTS AGREEMENT

  The Company is obligated to pay additional interest to the Holder under certain circumstances described under "The Exchange Offer--Purpose and Effect of the Exchange Offer" above. Any such payments should be treated for tax purposes as interest, taxable to Holders, in the case of an accrual method taxpayer as such payments become fixed and determinable and in the case of a cash method taxpayer, as such amounts are paid or made available to the taxpayer.

MARKET DISCOUNT

  If a Note is acquired at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange, as well as a cash payment of interest in lieu of the issuance of Additional Notes) or payment at maturity of such Note may be treated as ordinary income. In general, "market discount" with respect to a Note is, subject to a de minimis exception, the excess of (1) the adjusted issue price of the Note disregarding any adjustments for "acquisition premium," discussed below (the "revised issue price") over (2) such Holder's tax basis in the Note immediately after its acquisition. The amount of market discount treated as having accrued will be determined either on a straight-line basis, or, if the Holder so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of such Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by such Holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount in income at the time of disposition, a Holder may elect to include market discount in income currently. Unless a Holder so elects, such Holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the Holder disposes of the Note.

ACQUISITION PREMIUM

  If a Holder's purchase price for the Note exceeds the "revised issue price" at the time of acquisition, the excess (referred to as "acquisition premium") is offset ratably against the amount of OID otherwise includible in such Holder's taxable income.

DISPOSITION OF NOTES

  A Holder generally will recognize gain or loss upon the sale, redemption (including a deemed redemption on any payment in cash of an interest payment payable in cash or Additional Notes, as described above), retirement or other disposition of a Note equal to the difference between the amount realized on the disposition and the Holder's adjusted tax basis in the Note. Subject to the market discount rules discussed above, gain or loss recognized will be long-term capital gain or loss, provided the Note was a capital asset in the hands of the Holder, and had been held (or treated as held) for longer than one year.


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

INTEREST ELECTION

  A Holder, subject to certain limitations, may elect to include all interest that accrues on a Note in gross income under the constant yield-to-maturity method. For this purpose, interest includes stated and unstated interest, acquisition discount, de minimis OID and OID, de minimis market discount and market discount, as adjusted by any acquisition premium. Such election, if made in respect of a market discount obligation, will constitute an election to include market discount in income currently on all market discount obligations acquired by such Holder on or after the first taxable year to which the election applies. See "Market Discount" above.

BACKUP WITHHOLDING

  A Holder may be subject to backup withholding at the rate of 31% with respect to interest paid on a Note unless such Holder (a) is a corporation or other exempt recipient and, when required, demonstrates this fact or (b) provides, when required, a correct taxpayer identification number, certifies that backup withholding is not in effect and otherwise complies with applicable requirements of the backup withholding rules. Furthermore, a Holder that does not provide the Company with the Holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding generally will be creditable against the Holder's federal income tax liability.

                         TAX TREATMENT OF THE WARRANTS

TREATMENT OF CONTINGENT WARRANTS

  Although in the absence of applicable final Treasury regulations the treatment is not free from doubt, the right of Holders of Notes and Additional Notes to receive Contingent Warrants in certain circumstances should be treated for tax purposes as a right to receive a contingent payment of interest, the amount and likelihood of payment of which cannot be estimated with any reasonable accuracy at the time the Notes are issued. Such contingent interest should not be included in the stated redemption price at maturity of the Notes (or Additional Notes) for purposes of determining the amount of OID on the Notes and the rate at which OID accrues, but upon any issuance of the Contingent Warrants, such warrants should be treated as interest income to the Holder in the amount of the fair market value of the Contingent Warrants at that time. The tax basis of the Contingent Warrants received by a Holder would equal the fair market value of the Contingent Warrants at the time they are issued.

EXERCISE OF WARRANTS

  Generally, a Holder of a Warrant will not recognize any gain or loss upon exercise of the Warrant. The tax basis of the Warrant Shares received generally will be equal to the tax basis, as adjusted, in the Warrant so exercised, plus the exercise price. Except as discussed below, the holding period of the Warrant Shares received upon exercise of a Warrant will not include the period during which the Warrant was held.

  Because, among other things, the exercise price of each Warrant is a nominal amount, a Warrant may be considered to be constructively exercised for federal income tax purposes on the day on which the Warrant first becomes exercisable, or possibly on the day of its issuance. In that event, (i) no gain or loss will be recognized to a Holder upon either such deemed exercise or actual exercise of the Warrant; (ii) the adjusted tax basis of a Warrant Share deemed received will be equal to the adjusted tax basis of the Warrant until the Warrant is actually exercised, at which time the adjusted tax basis of such Warrant Share would be increased by the exercise price paid; (iii) the holding period of a Warrant Share deemed received will begin on the day of such constructive exercise; and (iv) the federal income tax consequences of the ownership and disposition of a Warrant will be the same as if the Warrant actually was a Warrant Share.

SALE OR EXCHANGE OF WARRANTS

  As described under "Tax Treatment of the Notes--Original Issue Discount" above, the basis for federal income tax purposes of an Initial Warrant is determined by reference to the proportion which the fair market

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

value of such Warrant bears to the fair market value of the Unit. As described under "--Treatment of Contingent Warrants" above, the basis of a Contingent Warrant will equal its fair market value at the time the Contingent Warrant is issued. Upon a sale or exchange of a Warrant (including a purchase by the Company with Notes), a Holder thereof will recognize long-term or short-term gain or loss, depending\ upon whether the holding period is one year or more. Such gain or loss generally will be a capital gain or loss, provided that the Warrant Shares issuable upon exercise of the Warrant would have been capital assets if acquired by the Holder. The amount of gain or loss will be the difference between the amount realized and the tax basis, as adjusted, of the Warrant sold. Any loss realized by a Holder of a Warrant due to the failure to exercise prior to the expiration date will be treated as a capital loss provided that the Warrant Shares issuable upon exercise of the Warrant would have been capital assets if acquired by the Holder. Such capital loss will be long-term if the Warrant was held for more than one year.

  Notwithstanding the above, it is possible that a redemption of a Warrant by the Company would not be treated as a sale or exchange of a capital asset. For example, in the event the Warrants are treated as constructively exercised for federal income tax purposes (as described above under "--Exercise of Warrants"), the redemption of Warrants by the Company would be governed by the stock redemption provisions of Section 302 of the Code, and the Holder of a Warrant might recognize ordinary income or loss on such redemption. See "-- Warrant Shares" below.

WARRANT SHARES

  In general, any gain or loss realized on the sale or exchange of Warrant Shares acquired upon exercise of Warrants will be capital gain or loss (provided that the Warrant Shares are capital assets in the hands of the Holder at the time of such sale or exchange), and will be long-term if the Warrant Shares were held for more than one year. Distributions on Warrant Shares generally will be taxable to a Holder as ordinary income to the extent of the Company's current and accumulated earnings and profits. Corporate Holders may be entitled to a dividends received deduction with respect to such distributions and are urged to consult their tax advisors in this regard.

  A redemption of Warrant Shares by the Company will be treated, under Section 302 of the Code, as a dividend to the Holder taxed as ordinary income to the extent of the Company's current and accumulated earnings and profits, unless, taking into account certain constructive ownership rules, the redemption terminates the Holder's entire equity interest in the Company or the redemption is "substantially disproportionate" or "not essentially equivalent to a dividend." In a published ruling, the Internal Revenue Service has indicated that a holder whose actual and constructive stock ownership in an issuer was minimal and who exercised no control over corporate affairs was entitled to capital gain or loss treatment upon the redemption of the holder's stock so long as the holder's percentage stock ownership was thereby reduced.

WARRANT PURCHASE NOTES

  The following summary of the anticipated tax consequences resulting from the issuance of Notes to purchase Warrants (the "Purchase Notes") will be amended or supplemented as necessary in the registration statement pursuant to which the Purchase Notes will be issued. Under applicable authorities, Purchase Notes should be indebtedness of the Company for federal income tax purposes, although such determination may be affected by facts in existence at the time of the purchase. Accordingly, the remainder of the discussion assumes that the Purchase Notes will constitute indebtedness for federal income tax purposes.

  Holders will generally be required to take into account stated interest on the Purchase Notes in accordance with their usual method of accounting. In addition, if the principal amount of a Purchase Note exceeds its issue price by more than a de minimis amount, a portion of such excess will generally be includable in a holder's gross income as OID, in a manner similar to the inclusion of OID with respect to the Notes discussed above.

  If the Purchase Notes are considered traded on an established securities market within the 60-day period ending 30 days after the exchange date, the issue price of the Purchase Notes will be their fair market value as of their issue date. If the Purchase Notes are not considered traded on an established securities market, but the Warrants are considered to be traded on such a market during that 60-day period, then the issue price of the Purchase Notes will be the fair market value of the Warrants purchased therewith as of the issue date. If neither the Purchase Notes nor the Warrants are considered to be publicly traded, the issue price of the Purchase Notes would generally equal their stated principal amount unless either (i) the Purchase Notes do not provide "adequate stated interest" within the meaning of section 1274 of the Code, which is unlikely, or (ii) it is determined that the Purchase Notes are issued in a so-called "potentially abusive situation" as defined in the Treasury Regulations under section 1274 of the Code (including a situation involving a recent sales transaction), in which case the issue price of such Purchase Notes will be the fair market value of the Warrants that are purchased therewith.

  The rules applicable to Notes discussed above under "Tax Treatment of the Notes" in "--Original Issue Discount," "--Tax Basis," "--Market Discount," "-- Acquisition Premium," "--Disposition of Notes," "--Interest Election" and "-- Backup Withholding" are also generally applicable to the Purchase Notes, except that (i) interest on the Purchase Notes cannot be paid with Additional Notes, (ii) interest on a Purchase Note will not be included in its stated redemption price at maturity for purposes of determining the amount of OID,
(iii) in determining the amount of OID accruing during an accrual period, the product of the adjusted issue price and the yield to maturity will be reduced by the amount of stated interest on the Purchase Note allocable to the accrual period, (iv) a holder's tax basis and adjusted issue price in a Purchase Note will not be reduced by the amounts of the stated interest payments and (v) whether a Purchase Note is an AHYDO will depend on facts in existence at the time of its issuance including whether the Purchase Note bears significant OID. Further, if a holder's tax basis in a Purchase Note exceeds the principal amount of such Purchase Note, such excess generally will constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from the acquisition date to the maturity date of the Purchase Note.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.0001 per share, of which 10,628,571.43 shares are issued and outstanding.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including election of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any other series or class of capital stock, the holders of such Common Stock will exclusively possess all voting power. The Company's Certificate of Incorporation does not provide for cumulative voting for the election of directors. The Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. The holders of Common Stock are entitled to dividends when and as declared from time to time by the Board of Directors from funds legally available therefor. Upon liquidation of the Company, holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to all holders of Common Stock. The Company does not expect to pay any dividends on the Common Stock in the foreseeable future.

WARRANTS

  On May 13, 1996, the Company sold, as part of the Units, 800,000 Initial Warrants to purchase an aggregate of 800,000 shares of Common Stock at an exercise price of $0.01 per share. In addition, the Company is obligated, under certain circumstances, to issue Contingent Warrants to the holders of the Notes exercisable for 3.0% of the Common Stock on a fully-diluted basis as of the date of such issuance after giving effect to the issuance of the Contingent Warrants. The number of shares subject to the Warrants is subject to certain anti-

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

dilution adjustments. The Warrants will be exercisable at any time on or after the occurrence of an Exercise Event, provided, however, that the Warrants will expire on May 15, 2004. See "Description of the Warrants."

REGISTRATION RIGHTS

  The holders of Warrants are entitled to certain rights with respect to the registration of their Warrants and/or Warrant Shares under the Securities Act. If the Company proposes to register any of its equity securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include such Warrants and/or Warrant Shares in such registration statement, subject to certain conditions and limitations. In addition, the holders benefiting from these rights may request that the Company on various occasions file a registration statement under the Securities Act with respect to such Warrants and/or Warrant Shares, and the Company is required to use its best efforts to effect such registration subject to certain conditions and limitations. See "Description of the Warrants--Registration Rights of Warrant Holders."

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any
such resale. In addition, until     , 1996, all dealers effecting transactions
in the Series B Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of Series B Notes by Participating Broker- Dealers. Series B Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Series B Notes. Any Participating Broker-Dealer that resells the Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Series B Notes offered hereby, including certain federal income tax consequences, will be passed upon for the Company by Eckert Seamans Cherin & Mellott, Pittsburgh, Pennsylvania. Stephen
I. Burr, a partner in such firm, is the Secretary of each of PAI, Park Communications, Park Broadcasting and each of its subsidiaries and Park Newspapers and each of its subsidiaries.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1995 and the consolidated statements of income and retained earnings and cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995 of Park Communications, Inc. and Subsidiaries, Park Broadcasting, Inc. and Subsidiaries and Park Newspapers, Inc. and Subsidiaries, included in this Prospectus, have been included herein in reliance on the reports, which include a paragraph explaining certain financial reporting implications related to the Acquisition, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and schedules of Park Communications, Inc. and Subsidiaries, Park Broadcasting, Inc. and Subsidiaries and Park Newspapers, Inc. and Subsidiaries as of December 31, 1994 and for the two years then ended, appearing in this Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Series B Notes offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each such contact, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20459, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20459, at prescribed rates. The Company is filing this Registration Statement with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

  The Company intends, and is required by the terms of the Indenture, to furnish the holders of the Series B Notes with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                  INDEX

  Set forth below is a list of terms defined in this Prospectus and the page numbers on which such terms are defined:

TERM                                                               PAGE
- ----                                                               ----
AAR............................................................... 109
ABC............................................................... 3
Accrued OID....................................................... 158
Acquired Debt..................................................... 131
Acquired Person................................................... 131, 137
Acquisition....................................................... 3
Acquisition Premium............................................... 159
Additional Notes.................................................. 158
Affiliate......................................................... 131
AHYDO............................................................. 158
Applicable Premium................................................ 131
Asset Sale........................................................ 131
Asset Sale Offer.................................................. 122
Asset Sale Offer Purchase Date.................................... 122
Asset Sale Offer Trigger Date..................................... 122
ATV............................................................... 86
Bankruptcy Code................................................... 32
Bankruptcy Law.................................................... 132
BIA............................................................... 65
Book-Entry Transfer Facility...................................... 153
Broadcasting Indenture............................................ 111
Broadcasting Notes................................................ 9, 132
Capital Lease Obligation.......................................... 132
Capital Stock..................................................... 132
Cash Equivalents.................................................. 132
CBS............................................................... 3
Cashless Exercise................................................. 142
Cashless Exercise Ratio........................................... 142
Central Corporate Overhead........................................ 21
Certificate of Election........................................... 143
Change of Control................................................. 132
Change of Control Offer........................................... 118
Change of Control Purchase Date................................... 118
Change of Control Triggering Event................................ 133
Code.............................................................. 157
Commission........................................................ Cover
Communications Act................................................ 28, 80
Company........................................................... Cover, 3, 133
Consolidated Interest Expense..................................... 133
Consolidated Net Income........................................... 133
Consolidated Net Worth............................................ 134
Contingent Warrants............................................... 17
Contingent Warrant Shares......................................... 17
Covenant defeasance............................................... 129
CTA............................................................... 82
Cumulative Interest Expense....................................... 134
Cumulative Operating Cash Flow.................................... 134

TERM                                                              PAGE
- ----                                                              ----
Current Market Value............................................. 146
DBS.............................................................. 78, 88
Debt to Operating Cash Flow Ratio................................ 134
Default.......................................................... 134
Defeasance....................................................... 128
Depositary....................................................... Cover
Depositor........................................................ 154
Disposition...................................................... 134
Disqualified portion............................................. 158
Disqualified Stock............................................... 134
Distribution..................................................... 145
Distribution Rights.............................................. 145
DMA.............................................................. 67
Dollars.......................................................... 135
EBI.............................................................. 70
EEO.............................................................. 84
Electing Majority Holders........................................ 143
Electing Notice.................................................. 143
Eligible Institution............................................. 152
Equity Market Capitalization..................................... 135
Equity Offer Purchase Date....................................... 116
Equity Offer Trigger Date........................................ 116
Equity Proceeds Offer............................................ 116
Exchange Act..................................................... 31, 135, 145
Exchange Agent................................................... 13
Exchange Offer................................................... Cover
Exchange Offer Registration Statement............................ 148
Exercisability Date.............................................. 147
Exercise Event................................................... 147
Exercise Price................................................... 142
Exercise Price Per Share......................................... 147
Exercise Rate.................................................... 145
Existing Broadcasters............................................ 86
Expiration Date.................................................. Cover, 151
FCC.............................................................. 8, 80
Fin-syn.......................................................... 83
First Equity Offering Optional Redemption Price.................. Cover, 14, 116
First Valuation Report........................................... 143
GAAP............................................................. 52, 135
Guarantee........................................................ 135
Holders.......................................................... 157
Hughes........................................................... 88
Incur............................................................ 119
Independent Financial Expert..................................... 143
Indebtedness..................................................... 135
Indenture........................................................ Cover, 114
Indenture Grade.................................................. 136
Independent Director............................................. 136
Initial Purchasers............................................... 10
Initial Warrants................................................. 10
Initial Warrant Shares........................................... 17

TERM                                                              PAGE
- ----                                                              ----
Insolvency or Liquidation Proceeding............................. 136
Interest Rate Agreement Obligations.............................. 136
Investments...................................................... 136
Issue Date....................................................... 114, 136, 148
Letter of Transmittal............................................ Cover
Lien............................................................. 136
LMAs............................................................. 84
LMDS............................................................. 78
LPTV............................................................. 78
Media General.................................................... 8
Merger Agreement................................................. 8
Merger Sub....................................................... 8
MMDS............................................................. 78
Montgomery Acquisition........................................... 3
NAA.............................................................. 91
NBC.............................................................. 3
Net Proceeds..................................................... 136
Network compensation............................................. 68
Newspaper Notes.................................................. 9, 136
Newspapers Indenture............................................. 112
Nielsen.......................................................... 3
Notes............................................................ Cover
Notice Date...................................................... 143
Notice of Election Right......................................... 143
Obligations...................................................... 136
OID.............................................................. 157
One-to-a-market rule............................................. 81
Operating Cash Flow.............................................. 137
Optional Redemption Price........................................ Cover, 15, 116
PAI.............................................................. 3
Paramount........................................................ 67
Participating Broker Dealer...................................... Cover
Prospectus....................................................... Cover
Park Broadcasting................................................ Cover, 3
Park Communications.............................................. 3
Park Newspaper................................................... Cover, 3
Permitted Holders................................................ 137
Permitted Indebtedness........................................... 119
Permitted Investments............................................ 137
Permitted Liens.................................................. 137
Permitted Payments............................................... 121
Person........................................................... 138
Piggy-Back Registration.......................................... 148
Plan of Liquidation.............................................. 147
Pledge Agreement................................................. 125
Post-Petition Interest........................................... 138
Preferred Stock.................................................. 138
Prior Credit Agreement........................................... 9
Prior Term Loan.................................................. 34
Prospectus....................................................... 145
PTAR............................................................. 83

TERM                                                                   PAGE
- ----                                                                   ----
Public Equity Offering................................................ 138, 147
Purchase Agreement.................................................... 10
Purchase Money Indebtedness........................................... 138
Purchase Notice....................................................... 144
Purchase Notice Date.................................................. 144
Purchase Notes........................................................ 161
Purchase Offer........................................................ 144
Qualified Issuer...................................................... 138
Radio Station Assets.................................................. 3, 139
Radio Station Note.................................................... 122
Rating................................................................ 67
Rating Agency......................................................... 139
Rating Category....................................................... 139
Rating Decline........................................................ 139
Refinanced............................................................ 140
Refinancing........................................................... 119
Refinancing Indebtedness.............................................. 120
Refinancing Transactions.............................................. 9
Registrable Securities................................................ 147
Registration Election................................................. 17, 143
Registration Election Date............................................ 18, 143
Registration Rights Agreement......................................... 10
Registration Statement................................................ 164
Reportable stations................................................... 69
Revised issue price................................................... 159
RHP................................................................... 108
Required Filing Dates................................................. 125
Restricted Investment................................................. 139
Restricted Payment.................................................... 139
Restricted Payment Basket............................................. 139
Restricted Subsidiary................................................. 140
Senior Credit Facility................................................ 140
Share................................................................. 67, 69
Second Equity Offering Optional Redemption Price...................... Cover, 15
Second Valuation Report............................................... 143
Securities Act........................................................ Cover
Series A Notes........................................................ Cover
Series B Notes........................................................ Cover
Shelf Registration Statement.......................................... 12, 149
Shoppers.............................................................. 88
Sign-on to sign-off................................................... 69
Subgroup.............................................................. 100
Subparent............................................................. 100
Strategic Equity Investment........................................... 140
Subsidiary............................................................ 140
Surviving Person...................................................... 140, 146
Telecom Act........................................................... 80
Third Valuation Report................................................ 144
Time Warner........................................................... 67
Treasury Rate......................................................... 140
Trustee............................................................... 114

TERM                                                                    PAGE
- ----                                                                    ----
Trust Indenture Act.................................................... 114
UAB.................................................................... 70
UHF.................................................................... 67
Underwriter's cut back................................................. 148
Unit Agent............................................................. 114
Unit Agreement......................................................... 114
Units.................................................................. Cover, 9
Unrestricted Subsidiary................................................ 140
USSB................................................................... 88
Valuation Date......................................................... 143
VDT.................................................................... 85
VHF.................................................................... 67
Voting Stock........................................................... 141
Warrant Agent.......................................................... 142
Warrant Agreement...................................................... 141, 142
Warrant Expiration Date................................................ 18, 142
Warrant Holders........................................................ 147
Warrant Purchase Date.................................................. 144
Warrant Purchase Price................................................. 18, 143
Warrant Registration Rights Agreement.................................. 141, 147
Warrant Shares......................................................... 17
Weekly cumulative audience............................................. 69
Wholly Owned Restricted Subsidiary..................................... 141
Wireless Cable......................................................... 78
1992 Cable Act......................................................... 85
$...................................................................... 135

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                        --------
PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
  Reports of Independent Accountants................................... F-2, 3
  Consolidated Balance Sheets as of December 31, 1995 and 1994......... F-4
  Consolidated Statements of Income and Retained Earnings for the
   period from May 11, 1995 to December 31, 1995, the period from
   January 1, 1995 to May 10, 1995 and the years ended December 31,
   1994 and 1993....................................................... F-5
  Consolidated Statements of Cash Flows for the period from May 11,
   1995 to December 31, 1995, the period from January 1, 1995 to May
   10, 1995 and the years ended December 31, 1994 and 1993............. F-6
  Notes to Consolidated Financial Statements........................... F-7
  Unaudited Interim Financial Statements:
   Condensed Consolidated Balance Sheets as of June 30, 1996 and
    December 31, 1995.................................................. F-18
   Condensed Consolidated Statements of Income and Retained Earnings
    for the six months ended June 30, 1996, the period from January 1,
    1995 to May 10, 1995 and the period from May 11, 1995 to June 30,
    1995............................................................... F-19
   Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1996, the period from January 1, 1995 to May 10,
    1995 and the period from May 11, 1995 to June 30, 1995............. F-20
   Notes to Condensed Consolidated Unaudited Financial Statements...... F-21
PARK BROADCASTING, INC. AND SUBSIDIARIES
  Reports of Independent Accountants................................... F-23, 24
  Consolidated Balance Sheets as of December 31, 1995 and 1994......... F-25
  Consolidated Statements of Income and Retained Earnings for the
   period from May 11, 1995 to December 31, 1995, the period from
   January 1, 1995 to May 10, 1995 and the years ended December 31,
   1994 and 1993....................................................... F-26
  Consolidated Statements of Cash Flows for the period from May 11,
   1995 to December 31, 1995, the period from January 1, 1995 to May
   10, 1995 and the years ended December 31, 1994 and 1993............. F-27
  Notes to Consolidated Financial Statements........................... F-28
  Unaudited Interim Financial Statements:
   Condensed Consolidated Balance Sheets as of June 30, 1996 and
    December 31, 1995.................................................. F-37
   Condensed Consolidated Statements of Income and Retained Earnings
    for the six months ended June 30, 1996, the period from January 1,
    1995 to May 10, 1995 and the period from May 11, 1995 to June 30,
    1995............................................................... F-38
   Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1996, the period from January 1, 1995 to May 10,
    1995 and the period from May 11, 1995 to June 30, 1995............. F-39
   Notes to Condensed Consolidated Unaudited Financial Statements...... F-40
PARK NEWSPAPERS, INC. AND SUBSIDIARIES
  Reports of Independent Accountants................................... F-42, 43
  Consolidated Balance Sheets as of December 31, 1995 and 1994......... F-44
  Consolidated Statements of Income and Retained Earnings for the
   period from May 11, 1995 to December 31, 1995, the period from
   January 1, 1995 to May 10, 1995 and the years ended December 31,
   1994 and 1993....................................................... F-45
  Consolidated Statements of Cash Flows for the period from May 11,
   1995 to December 31, 1995, the period from January 1, 1995 to May
   10, 1995 and the years ended December 31, 1994 and 1993............. F-46
  Notes to Consolidated Financial Statements........................... F-47
  Unaudited Interim Financial Statements:
   Condensed Consolidated Balance Sheets as of June 30, 1996 and
    December 31, 1995.................................................. F-55
   Condensed Consolidated Statements of Income and Retained Earnings
    for the six months ended June 30, 1996, the period from January 1,
    1995 to May 10, 1995 and the period from May 11, 1995 to June 30,
    1995............................................................... F-56
   Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1996, the period from January 1, 1995 to May 10,
    1995 and the period from May 11, 1995 to June 30, 1995............. F-57
   Notes to Condensed Consolidated Unaudited Financial Statements...... F-58

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
 Park Communications, Inc.

  We have audited the accompanying consolidated balance sheet of Park Communications, Inc. and Subsidiaries (a wholly-owned subsidiary of Park Acquisitions, Inc.) as of December 31, 1995 and the related consolidated statements of income and retained earnings and cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  As discussed in Note 2 to the consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company and as a result, the post-acquisition consolidated financial statements are not comparable to the pre-acquisition consolidated financial statements.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Communications, Inc. and Subsidiaries as of December 31, 1995 and the consolidated results of their operations and their cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Lexington, Kentucky
February 2, 1996, except for Note
13, as to which the date is May 6,
1996

               REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

Board of Directors
 Park Communications, Inc.

  We have audited the accompanying consolidated balance sheet of Park Communications, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of income and retained earnings, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Communications, Inc. and subsidiaries at December 31, 1994 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the financial statements, in 1993 the Company changed its method of accounting for income taxes, as required by FASB Statement No. 109, "Accounting for Income Taxes."

                                          Ernst & Young LLP

Syracuse, New York
January 27, 1995

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                        DECEMBER 31 DECEMBER 31
                                                                                                        ----------- -----------
                                                                                                         NEW PARK    OLD PARK
                                                                                                        ----------- -----------
                                                                                                           1995        1994
                                                                                                        ----------- -----------
ASSETS (NOTE 6)
Current Assets:
 Cash..................................................................................................  $ 19,026    $ 84,069
 Short-term investments................................................................................        --      59,431
 Accounts receivable, less allowance for doubtful accounts of $807 in 1995
  and $1,598 in 1994...................................................................................    26,544      22,235
 Inventory.............................................................................................     1,265       1,170
 Film contracts........................................................................................     2,717       2,446
 Consulting/non-compete contracts......................................................................        --         825
 Other.................................................................................................     2,844       3,597
                                                                                                         --------    --------
  Total current assets.................................................................................    52,396     173,773
                                                                                                         --------    --------
Property, Plant & Equipment:
 Land and improvements.................................................................................    13,475      13,431
 Buildings and leasehold improvements..................................................................    19,110      31,522
 Newspaper equipment...................................................................................    12,037      23,752
 Broadcast equipment...................................................................................    37,080      61,455
 Furniture and fixtures................................................................................     6,655      10,535
 Autos and trucks......................................................................................     2,106       3,956
                                                                                                         --------    --------
                                                                                                           90,463     144,651
 Less accumulated depreciation and amortization........................................................    (6,068)    (68,909)
                                                                                                         --------    --------
                                                                                                           84,395      75,742
Intangible assets, net.................................................................................   635,447     109,797
Film contracts.........................................................................................     2,787       2,777
Consulting/non-compete contracts.......................................................................        --       3,390
Other assets...........................................................................................     7,757       1,307
                                                                                                         --------    --------
  Total assets.........................................................................................  $782,782    $366,786
                                                                                                         ========    ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities of long-term debt..................................................................  $    465    $    713
 Current maturities of film contracts..................................................................     2,619       2,521
 Accounts payable......................................................................................     3,313       2,539
 Consulting/non-compete contracts......................................................................       849         877
 Interest..............................................................................................    26,391         944
 Income taxes..........................................................................................     2,124       2,959
 Accrued liabilities...................................................................................     4,075       4,027
 Deferred income.......................................................................................     3,156       2,909
                                                                                                         --------    --------
  Total current liabilities............................................................................    42,992      17,489
Long-term debt.........................................................................................   584,085      49,248
Deferred income........................................................................................     4,549          --
Consulting/non-compete contracts.......................................................................     2,851       3,718
Deferred income taxes..................................................................................   165,733      10,601
                                                                                                         --------    --------
  Total liabilities....................................................................................   800,210      81,056
                                                                                                         --------    --------
Commitments
Stockholder's Equity:
 Common stock--$0.0001 par value in 1995 and no par value in 1994:
  Authorized 15,000,000 shares in 1995 and 32,000,000 shares in 1994
  Issued and outstanding 10,628,571 shares in 1995 and 20,961,205 in 1994..............................        --       3,494
 Paid in capital.......................................................................................        --      18,701
 Retained earnings.....................................................................................   (17,428)    263,535
                                                                                                         --------    --------
 Total stockholder's equity............................................................................   (17,428)    285,730
                                                                                                         --------    --------
  Total liabilities and stockholder's equity...........................................................  $782,782    $366,786
                                                                                                         ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                      PRO FORMA        PERIOD          YEAR ENDED DECEMBER 31
                                                                     ----------- --------------------  ------------------------
                                                                                 NEW PARK   OLD PARK          OLD PARK
                                                                                 ---------  ---------  ------------------------
                                                                                 05/11/95-  01/01/95-
                                                                        1995     12/31/95   05/10/95        1994         1993
                                                                     ----------- ---------  ---------  -----------  -----------
                                                                     (UNAUDITED)
Revenue:
 Broadcasting revenue...............................................  $ 76,769   $ 50,033   $ 26,736   $    77,749  $    62,460
 Newspaper revenue..................................................    78,904     51,723     27,181        76,810       84,751
                                                                      --------   --------   --------   -----------  -----------
 Gross revenue......................................................   155,673    101,756     53,917       154,559      147,211
 Less agency and national representative commissions................    11,361      7,360      4,001        12,128        9,867
                                                                      --------   --------   --------   -----------  -----------
Net revenue.........................................................   144,312     94,396     49,916       142,431      137,344
                                                                      --------   --------   --------   -----------  -----------
Operating expenses:
 Cost of sales (exclusive of depreciation and
  amortization).....................................................    53,593     33,278     20,315        50,380       55,518
 Selling, general and administrative................................    36,069     24,561     11,508        37,051       39,561
 Depreciation.......................................................     8,083      5,164      2,499         6,524        6,268
 Amortization.......................................................     8,756      5,594        786         2,541        2,725
 Amortization of excess of cost over net assets acquired............     7,197      4,598        715         1,972        2,095
                                                                      --------   --------   --------   -----------  -----------
                                                                       113,698     73,195     35,823        98,468      106,167
                                                                      --------   --------   --------   -----------  -----------
  Operating income..................................................    30,614     21,201     14,093        43,963       31,177
Interest expense....................................................   (65,689)   (41,968)       (67)         (279)        (233)
Interest income.....................................................     1,355        866      3,181         5,561        4,952
Other expense.......................................................      (280)      (179)   (10,693)       (2,352)        (431)
                                                                      --------   --------   --------   -----------  -----------
  (Loss) income before income taxes.................................   (34,000)   (20,080)     6,514        46,893       35,465
Provision (benefit) for income taxes................................   (10,880)    (6,494)     5,954        19,519       14,849
                                                                      --------   --------   --------   -----------  -----------
  (Loss) income from continuing operations..........................  $(23,120)   (13,586)       560        27,374       20,616
                                                                      ========
  (Loss) income from discontinued operations,
   net of income taxes (benefit) of $(2,114),
   $243, $400 and ($597) respectively...............................               (3,842)       125           (69)      (1,836)
                                                                                 --------   --------   -----------  -----------
  Net (loss) income.................................................              (17,428)       685        27,305       18,780
Retained earnings, beginning of period..............................                   --    263,535       236,230      217,450
                                                                                 --------   --------   -----------  -----------
Retained earnings, end of period....................................             $(17,428)  $264,220   $   263,535  $   236,230
                                                                                 ========   ========   ===========  ===========
Loss per share:
 Continuing operations..............................................  $  (2.18)  $  (1.28)
                                                                      ========
 Discontinued operations............................................                (0.36)
                                                                                 --------
 Net loss...........................................................             $  (1.64)
                                                                                 ========

   The accompanying notes are an integral part of the consolidated financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                         PERIOD          YEAR ENDED DECEMBER 31
                                                                                   --------------------  ------------------------
                                                                                   NEW PARK   OLD PARK          OLD PARK
                                                                                   ---------  ---------  ------------------------
                                                                                   05/11/95-  01/01/95-
                                                                                   12/31/95   05/10/95        1994         1993
                                                                                   ---------  ---------  -----------  -----------
Operating Activities:
 Net (loss) income................................................................ $(17,428)  $    685   $    27,305  $   18,780
 Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization...................................................   18,678      5,485        14,443      14,787
  Amortization of film contract rights and consulting/
   non-compete contracts included in operating expenses...........................    1,799      2,352         4,194       3,842
  Payments on film contract liabilities...........................................   (1,889)    (2,117)       (2,955)     (2,757)
  Payments on consulting/non-compete contracts....................................     (544)      (351)         (932)     (1,225)
  Provision for losses on accounts receivable.....................................     (183)       (69)          897         919
  Provision for deferred income taxes.............................................   (8,591)      (369)          982         272
  Loss (gain) on sale of property, plant and equipment............................      (30)       856            48         291
  Changes in operating assets and liabilities net of effects from the purchase and disposal of companies:
   Accounts receivable............................................................   (1,706)    (2,351)       (2,126)     (1,738)
   Inventory and other assets.....................................................     (821)       605           181         277
   Accounts payable and accrued liabilities.......................................   25,729       (295)       (1,055)     (1,139)
   Deferred income................................................................    4,464        332           128         169
                                                                                   --------   --------   -----------  ----------
   Net cash provided by operating activities......................................   19,478      4,763        41,110      32,478
                                                                                   --------   --------   -----------  ----------
Investing Activities:
 Purchase of short term-investments...............................................  (38,400)        --      (241,954)    (62,586)
 Proceeds from short term-investments.............................................   38,400     59,431       277,843      66,929
 Purchases of property, plant and equipment.......................................   (6,174)    (2,000)      (12,517)     (5,621)
 Purchase of acquired companies, net of cash acquired.............................                                --     (19,184)
 Proceeds from sale of property, plant, and equipment.............................       39         --           448          86
 Proceeds from sales of companies.................................................                                --       6,336
 (Increase) decrease in other assets..............................................   (6,120)       671           455        (464)
                                                                                   --------   --------   -----------  ----------
   Net cash provided by (used in) investing activities............................  (12,255)    58,102        24,275     (14,504)
                                                                                   --------   --------   -----------  ----------
Financing Activities:
 Additional loan proceeds.........................................................    6,758         --            --          --
 Principal payments on long-term debt.............................................   (3,622)      (267)       (2,757)     (2,570)
 Distribution to parent company................................................... (138,000)        --            --          --
 Proceeds from issuance of common stock...........................................       --         --           209         144
                                                                                   --------   --------   -----------  ----------
   Net cash used in financing activities.......................................... (134,864)      (267)       (2,548)     (2,426)
                                                                                   --------   --------   -----------  ----------
   Increase (decrease) in cash.................................................... (127,641)    62,598        62,837      15,548
Cash and cash equivalents, beginning of period....................................  146,667     84,069        21,232       5,684
                                                                                   --------   --------   -----------  ----------
Cash and cash equivalents, end of period.......................................... $ 19,026   $146,667   $    84,069  $   21,232
                                                                                   ========   ========   ===========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

  The consolidated financial statements of Park Communications, Inc. (the "Company" or "PCI") include the accounts of the Company and its subsidiaries, all of which are wholly owned. The Company is a wholly owned subsidiary of Park Acquisitions, Inc. ("Parent" or "PAI") (see Note 2) as of May 11, 1995. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions (such as estimated lives of assets and allowance for doubtful accounts) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

  Cash and Cash Equivalents

  For purposes of reporting consolidated cash flows, the Company considers cash, balances with banks, and interest-bearing cash deposits in other depository institutions with maturities of three months or less to be cash equivalents.

  Inventory Valuation

  Inventories, consisting primarily of newsprint, are stated at the lower of cost (primarily last-in; first-out method) or market. The effect of using the last-in; first-out method (compared with the first-in; first-out inventory method) is not considered significant.

  Property, Plant, Equipment and Depreciation

  Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated useful lives of the asset except for leasehold improvements, which are amortized on the straight-line method over the lease period or the lives of the improvements, whichever is shorter. Accelerated methods are used for income tax reporting purposes whenever available. Deferred income taxes are provided for this temporary difference between financial and income tax reporting methods.

  Investments

  Effective January 1, 1994 the Company adopted Statement of Financial Accounting Standard Board Statements No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). SFAS No. 115 requires that all investments in debt securities that management has the positive intent and ability to hold until maturity be classified as held to maturity. All other debt securities are classified as available for sale. Securities classified as available for sale are carried at market value. Unrealized holding gains and losses for available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Investments classified as held to maturity are carried at amortized cost. The Company has analyzed its debt securities portfolio at December 31, 1994 and based on this analysis has determined to classify all debt securities as held to maturity due to management's intent and ability to hold all debt securities so classified until maturity.

  Film Contract Rights

  Film contract rights and the related liabilities are recorded at full contract prices when purchased. The costs are charged to operations based on a straight line basis over the life of the contracts.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

  Consulting/Non-Compete Contracts

  Certain subsidiary companies have consulting/non-compete contracts expiring through 2010. Prior to May 11, 1995, costs were amortized on a straight-line basis over the terms of the related agreements. In connection with the Acquisition, separate value was not assigned to those contracts. New Park would not have entered into such contracts at the date of Acquisition (see
  Note 2).

  Intangible Assets

  Intangible assets are stated at cost and consist primarily of advertising contracts, subscription lists and excess of cost over net assets acquired. Intangible assets are being amortized by the straight-line method over estimated lives ranging primarily from 7 to 40 years.

  In the financial statements of Old Park, network contracts ($8,238,000) acquired prior to October 31, 1970 were assigned a cost upon acquisition and were not amortized since, in the opinion of management, there had been no diminution of value of these acquired contracts. Also, excess of cost ($1,214,000) of businesses acquired prior to October 31, 1970 was not amortized since, in the opinion of management, there had been no diminution of value of these acquired businesses. Excess of cost incurred since October 31, 1970 was amortized by the straight-line method over a period of 40 years.

  Carrying Value of Long Lived Asset

  The Company has adopted the provisions of FASB Statement No. 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." The carrying value of long lived assets (tangible and intangible) is reviewed if the facts and circumstances suggest that they may be impaired. For purposes of this review, assets are grouped at the operating company level which is the lowest level for which there are identifiable cash flows. If this review indicates that such assets carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value.

  Income Taxes

  Effective January 1, 1993 the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." The cumulative effect of the accounting change was not material to net income for 1993.

  Deferred Income

  Deferred income is recorded on subscriptions prepaid by customers. Such income is recognized when earned.

2.ACQUISITION AND BASIS OF PRESENTATION

  On May 11, 1995, PCI was sold to PAI (the Acquisition), a private investment concern (organized August 4, 1994) owned by Gary B. Knapp and the Tomlin Family Trust II, of which Donald R. Tomlin, Jr. is a trustee. A significant portion of the purchase price was paid from the proceeds of a $573,427,000 loan. The remainder of the purchase price ($138,000,000) was derived from existing cash-on-hand at PCI at closing of the Acquisition. On May 11, 1995, additional loan proceeds of $2,629,000 were utilized to pay Acquisition related expenses and $2,758,000 was placed in escrow to be utilized for retirement of other long-term debt.

  As a consequence of the change in ownership of PCI, under generally accepted accounting principles, the Company is deemed, for financial reporting purposes, to have become a new reporting entity effective with the change in ownership. The portion of the debt allocable to the Company has been "pushed down" to the financial statements of the Company, and the assets and liabilities have been adjusted to reflect their fair market value as of May 11, 1995.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

  The accompanying financial statements reflect the operations of PCI prior to the acquisition on May 11, 1995 (Old Park). Subsequent to that date the financial statements reflect the operations of the Company utilizing the new basis accounting (New Park).

  The pro forma income statement for 1995 reflects the operations of the Company under the new basis of accounting and assumes the transaction closed on January 1, 1995. Depreciation, amortization and interest expense reflect those costs that would be charged to operations for a full year based on the revised balance sheet amounts at May 11, 1995 for property, plant and equipment, intangible assets and the long-term debt "push down" to PCI. Historical interest income in the pro forma presentation has been reduced to give effect to the $138,000,000 paid to PCI stockholders as a portion of the consideration for the Acquisition. Historical other expenses have been adjusted to eliminate incremental expenses for selling the Company incurred by Old Park. Pro forma income tax benefit has been computed at an effective rate of 32%. Following is a summary of adjustments made to historical costs of the assets and liabilities of the Company as of May 10, 1995, as a result of applying "push down" acquisition accounting at that date to arrive at the new basis for the Company:

                                                      MAY 10, 1995
                                         --------------------------------------
                                               PARK COMMUNICATIONS, INC.
                                         --------------------------------------
                                         WITHOUT MERGER   MERGER    WITH MERGER
                                          ADJUSTMENTS   ADJUSTMENTS ADJUSTMENTS
                                         -------------- ----------- -----------
                                            OLD PARK                 NEW PARK
                                         --------------             -----------
                                                 (DOLLARS IN THOUSANDS)
   ASSETS
   Current assets
    Cash................................    $146,667     $(135,242)  $ 11,425
    Accounts receivable, net............      24,655            --     24,655
    Inventory...........................       1,137            --      1,137
    Film contracts......................       2,557            --      2,557
    Consulting/non-compete contracts....         792          (792)        --
    Other...............................       2,553            --      2,553
                                            --------     ---------   --------
     Total current assets...............     178,361      (136,034)    42,327
                                            --------     ---------   --------
   Property, plant & equipment..........     135,346       (51,168)    84,178
     Less accumulated depreciation and
      amortization......................      61,551       (61,551)        --
                                            --------     ---------   --------
    Net property, plant & equipment.....      73,795        10,383     84,178
   Intangible assets, net...............     107,403       540,431    647,834
   Film contracts.......................       2,453            --      2,453
   Consulting/non-compete contracts.....       3,110        (3,110)        --
   Other assets.........................         637         1,000      1,637
                                            --------     ---------   --------
     Total assets.......................    $365,759      $412,670   $778,429
                                            ========     =========   ========
   LIABILITIES AND STOCKHOLDER'S EQUITY
   Current liabilities:
    Current maturities of long-term
     debt...............................    $  1,877            --   $  1,877
    Current maturities of film con-
     tracts.............................       2,229            --      2,229
    Accounts payable....................       3,467            --      3,467
    Consulting/non-compete contracts....         898            --        898
    Interest............................          29            --         29
    Income taxes........................       2,820     $   1,012      3,832
    Accrued liabilities.................       3,276           582      3,858
    Deferred income.....................       3,241            --      3,241
                                            --------     ---------   --------
     Total current liabilities..........      17,837         1,594     19,431

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                 MAY 10, 1995
                                    --------------------------------------
                                          PARK COMMUNICATIONS, INC.
                                    --------------------------------------
                                    WITHOUT MERGER   MERGER    WITH MERGER
                                     ADJUSTMENTS   ADJUSTMENTS ADJUSTMENTS
                                    -------------- ----------- -----------
                                       OLD PARK                 NEW PARK
                                    --------------             -----------
                                            (DOLLARS IN THOUSANDS)
   Long-term debt..................    $  2,467     $578,814    $581,281
   Consulting/non-compete con-
    tracts.........................       3,346           --       3,346
   Deferred income taxes...........      10,232      164,139     174,371
                                       --------     --------    --------
     Total liabilities.............      33,882      744,547     778,429
                                       --------     --------    --------
   Stockholder's Equity:
    Common stock...................       3,889       (3,889)         --
    Paid in capital................      63,768      (63,768)         --
    Retained earnings..............     264,220     (264,220)         --
                                       --------     --------    --------
   Total stockholder's equity......     331,877     (331,877)         --
                                       --------     --------    --------
     Total liabilities and stock-
      holder's equity..............    $365,759     $412,670    $778,429
                                       ========     ========    ========

3.LOSS PER SHARE

  Loss per share of common stock is computed on the weighted average number of common shares outstanding during each year (dollars and shares in thousands except per share amounts):

                                                           PRO FORMA  NEW PARK
                                                          ----------- ---------
                                                           NEW PARK    PERIOD
                                                          ----------- ---------
                                                             1995
                                                          ----------- 05/11/95-
                                                          (UNAUDITED) 12/31/95
                                                          ----------- ---------
   Primary:
    Average shares.......................................    10,629     10,629
                                                           ========   ========
    Continuing operations................................  $(23,120)  $(13,586)
    Discontinued operations..............................    (6,014)    (3,842)
                                                           --------   --------
    Net loss.............................................  $(29,134)  $(17,428)
                                                           ========   ========
   Loss per share:
    Continuing operations................................  $  (2.18)  $  (1.28)
    Discontinued operations..............................     (0.56)     (0.36)
                                                           --------   --------
    Net loss.............................................  $  (2.74)  $  (1.64)
                                                           ========   ========

  Earnings per share has not been shown prior to May 11, 1995 because such information is not meaningful.

4.INTANGIBLE ASSETS

  Intangible assets are comprised of the following (dollars in thousands):

                                                DECEMBER 31        DECEMBER 31
                                          ------------------------ -----------
                                                  NEW PARK          OLD PARK
                                          ------------------------ -----------
                                          ESTIMATED LIVES   1995      1994
                                          --------------- -------- -----------
   Advertiser and subscriber
    relationships........................  14 - 40 years  $289,258  $ 42,240
   Network contracts.....................       40          14,183    10,688
   FCC licenses and other intangibles....       40         138,174    30,956
   Excess of cost over net assets
    acquired.............................       40         206,219   102,813
                                                          --------  --------
    Total intangibles....................                  647,834   186,697
   Less accumulated amortization.........                   12,387    76,900
                                                          --------  --------
                                                          $635,447  $109,797
                                                          ========  ========

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

5.DISPOSITIONS AND DISCONTINUED OPERATIONS

  On December 26, 1995, the Company announced its intention to sell all of its radio station operations on an individual basis. The segment has produced operating profits before interest expense, depreciation and amortization, and the Company estimates that the stations will each generate operating profit before interest expense, depreciation and amortization through the date of disposition. The Company currently has signed agreements to sell each of its radio station operations. The Company will realize gain on the dispositions assuming the contemplated transactions receive FCC approval and are consummated at the price and terms as set forth in the definitive agreements/letters of intent which total approximately $230.0 million net of selling expenses but before taxes. The Company estimates that all stations will be sold by October 31, 1996. The results of operations of the radio station operations are included in the single line of the income statement labeled "(loss) income from discontinued operations." The corporate operating expenses allocated to radio are $325,676 for the period of 5/11/95--12/31/95, $184,078 for the period of 1/1/95--5/10/95, $475,338 for 1994 and $403,021 for 1993. The
  following is a summary of identifiable assets, liabilities and equity and the related revenues and operating income of the radio station operations (dollars in thousands):

  Radio Station Operations:

                                                 PERIOD
                                           -------------------
                                           NEW PARK  OLD PARK  OLD PARK OLD PARK
                                           --------- --------- -------- --------
                                           05/11/95- 01/01/95-
                                           12/31/95  05/10/95    1994     1993
                                           --------- --------- -------- --------
   Revenues...............................  $21,932   $11,137  $30,305  $24,861
                                            =======   =======  =======  =======
   Operating income.......................  $ 2,184   $   903  $ 3,698  $ 1,102
                                            =======   =======  =======  =======

                                                                        NEW PARK
                                                                        --------
                                                                        12/31/95
                                                                        --------
   Assets:
    Current assets..................................................... $ 13,446
    Property, plant, and equipment.....................................   21,171
    Intangibles, net...................................................  120,103
    Other assets.......................................................        9
                                                                        --------
   Total assets........................................................  154,729
                                                                        --------
   Liabilities:
    Current liabilities................................................   16,100
    Long-term debt.....................................................  109,978
    Deferred income taxes..............................................   33,410
                                                                        --------
   Total liabilities...................................................  159,488
                                                                        --------
   Net liabilities..................................................... $  4,759
                                                                        ========

  On December 31, 1993, the Company sold newspaper publications in 13 of its smaller markets. Of these, 11 were daily newspapers, all with paid circulation under 6,000. The impact of the sale of these publications was not material to net income in 1993. In 1995, the Company discontinued its Research Triangle Park, Raleigh, North Carolina publication. The operating losses (before depreciation and amortization) for these newspaper publications were $145,000 in 1995 (pro forma), $235,000 in 1994 and $273,000 in 1993.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

6.LONG-TERM DEBT

  The Company's long-term debt is comprised of the following:

                                                         DECEMBER 31 DECEMBER 31
                                                         ----------- -----------
                                                          NEW PARK    OLD PARK
                                                         ----------- -----------
                                                            1995        1994
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
   Existing Credit Agreement...........................   $580,632          --
   Subordinated notes of certain newspaper subsidiaries
   due to former owners................................        360    $    744
   Promissory notes....................................      1,077       1,400
   6 7/8% Convertible subordinated debentures..........         --      45,351
   Film contracts......................................      5,100       4,987
                                                          --------    --------
         Total debt....................................    587,169      52,482
   Less:Current maturities of long-term debt...........        465         713
     Current maturities of film contracts..............      2,619       2,521
                                                          --------    --------
   Long-term debt......................................   $584,085    $ 49,248
                                                          ========    ========

  On May 11, 1995, PAI entered into an agreement (Existing Credit Agreement) to borrow up to $593.8 million the proceeds of which were utilized to finance the Acquisition and pay related expenses. The loan required that the debt be directly assumed by PCI and its subsidiary companies and that they be jointly and severally liable for the loan agreement. PAI, PCI and PCI's subsidiaries' assets are pledged as collateral for the loan made pursuant to the Existing Credit Agreement and PCI and its subsidiaries' cash flow is utilized for debt service. Interest accrues at a base interest rate (Base Rate) of 9.5% per annum, an additional interest rate (Additional
  Rate) of 1.0% per annum, plus a yield maintenance interest rate (YMI) of 3.0% per annum. The Base Rate and Additional Rate interest are payable on October 1 and April 1. Principal payments are required only to the extent that PAI's cash balances, as defined in the Existing Credit Agreement, exceeds $8.0 million (declining to $6.0 million at October 1, 1997) at each interest payment date through October 1, 1997. Following is a table that outlines these requirements:

            INTEREST
            PAYMENT                         CASH
            DATE                       RESERVE AMOUNT
            --------               ----------------------
                                   (DOLLARS IN THOUSANDS)
            October 1, 1995.......         $8,000
            April 1, 1996.........          8,000
            October 1, 1996.......          7,000
            April 1, 1997.........          7,000
            October 1, 1997 and
             thereafter...........          6,000

  Prepayment, in part or wholly, can be made at any time without penalty. Ninety percent (90%) of the after tax proceeds as defined in the Existing Credit Agreement of any asset sales of the Company are required to be applied to the principal.

  The YMI, which the Company is accruing, is payable upon achievement by PAI, on or prior to May 11, 1998, of a Loan to Value Ratio (LTV) of 70% or less (as defined in the Existing Credit Agreement). If the Company elects not to pay the YMI when payable, then PAI would be required to issue to the lender an exercisable warrant having the right to acquire non-voting common stock in PAI in a sufficient amount to equal an 80% stockholder's equity interest. On the earliest date that the Debt Service Coverage Ratio (DSC) as defined in the Existing Credit Agreement is met, and either the LTV ratio is met or by reason of non-payment of the YMI, the warrant is required to be issued, the loan will become fully amortizable in equal annual amounts over the remaining term ending on a maturity date of April 15, 2015 with interest at 10.5% per annum.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

  Substantially all of the Company's and its subsidiaries' tangible and intangible assets are collateralized under the Existing Credit Agreement. The Existing Credit Agreement contains covenants which, among other things, limit or restrict payment of cash dividends, additional debt, repurchase of common stock, capital expenditures, sales of the Company's common stock, mergers, consolidations and sales of the Company's assets.

  The subordinated notes are payable in various installments through 1998 with interest primarily from 6% to 9%. The promissory notes are payable in various installments through 1998 with interest at 8%.

  On March 11, 1986, the Company issued $50,000,000 principal amount of 6 7/8% convertible subordinated debentures due March 15, 2011 (the debentures). The debentures were convertible at anytime prior to maturity, unless previously redeemed, into shares of common stock of the Company at a conversion ratio of 52.1739 shares of common stock for each $1,000 principal amount of debentures. The debentures were called for redemption by the Company on January 9, 1995, and subsequently redeemed.

  Cash payments of interest were $24,049,000 for the period of May 11 to December 31, 1995, $44,000 for the period of January 1 to May 10, 1995, $3,788,000 in 1994 and $3,787,000 in 1993.

  The aggregate annual maturities on long-term debt, assuming the Company meets the LTV on May 11, 1998, payable over the next five years are as follows (dollars in thousands):

   YEAR                                                                  AMOUNT
   ----                                                                 --------
   1996................................................................ $  3,084
   1997................................................................    2,074
   1998................................................................  181,006
   1999................................................................    9,985
   2000................................................................   10,969

  The fair value of the Company's long-term debt approximates $628,537,000. The fair value is estimated based on current rates offered to the Company for debt of the same remaining maturities.

7.INCOME TAXES

  The Company determines its income tax expense on the separate return method. Federal and state income tax expense (benefit) is summarized as follows (dollars in thousands):


                                                  PERIOD        YEAR ENDED DEC 31
                                            ------------------- -----------------
                                            NEW PARK  OLD PARK       OLD PARK
                                            --------- --------- -----------------
                                            05/11/95- 01/01/95-
                                            12/31/95  05/10/95    1994     1993
                                            --------- --------- -------- --------
   Federal:
    Current................................       --   $5,176   $15,357   $11,989
    Deferred...............................  $(5,743)    (347)      847       240
                                             -------   ------   -------  --------
                                              (5,743)   4,829    16,204    12,229
                                             -------   ------   -------  --------
   State:
    Current................................       --    1,146     3,119     2,588
    Deferred...............................     (751)     (21)      196        32
                                             -------   ------   -------  --------
                                                (751)   1,125     3,315     2,620
                                             -------   ------   -------  --------
   Total income tax expense................  $(6,494)  $5,954   $19,519   $14,849
                                             =======   ======   =======  ========

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

  The items comprising the differences in taxes on income computed at the U.S. statutory rate and the amount provided by the Company are as follows (dollars in thousands):

                                             NEW PARK  OLD PARK     OLD PARK
                                             --------  --------  ---------------
                                             05/11/95- 01/01/95-
                                             12/31/95  05/10/95   1994    1993
                                             --------  --------  ------- -------
   Computed tax expense at U.S. statutory
   rate....................................  $(7,028)   $2,280   $16,485 $12,413
    Increase in tax expense resulting from:
     State income taxes, net of federal in-
      come tax.............................     (488)      731     2,155   1,703
     Amortization not tax deductible.......    1,022       250       879     733
     Non-deductible merger related expense.       --     2,693        --      --
                                             -------    ------   ------- -------
      Total income tax expense (benefit)...  $(6,494)   $5,954   $19,519 $14,849
                                             =======    ======   ======= =======

  Significant components of the Company's deferred tax liabilities and assets are as follows (dollars in thousands):

                                                         DECEMBER 31 DECEMBER 31
                                                         ----------- -----------
                                                          NEW PARK    OLD PARK
                                                         ----------- -----------
                                                            1995        1994
                                                         ----------- -----------
   Components of deferred taxes:
    Network revenue.....................................  $ (1,820)         --
    Property, plant & equipment, intangible assets......   172,933    $ 10,728
    Net operating loss carry forwards...................    (5,380)         --
    Allowance for doubtful accounts and other...........      (196)       (699)
                                                          --------    --------
     Net deferred tax liabilities.......................  $165,537    $ 10,029
                                                          ========    ========
   Classification of deferred taxes:
    Non-current liabilities.............................  $165,733    $ 10,601
    Current assets......................................      (196)       (572)
                                                          --------    --------
                                                          $165,537    $ 10,029
                                                          ========    ========

  The Company has federal tax loss carryforwards of approximately $16.0 million that expire in 2010. Total cash payments of Federal and state income taxes were $2,604,000 for the period May 11 to December 31, 1995, $4,434,000 for the period January 1 to May 10, 1995, $20,011,000 in 1994 and $14,030,000 in 1993.

8.LEASES

  Certain operating facilities and equipment (see Note 9) are leased under noncancellable operating agreements. Certain of the leases require the Company or its subsidiaries to pay property taxes, insurance and maintenance costs.

  Lease expense related to the above and charged to operations was approximately $739,000 for the period May 11 through December 31, 1995, $417,000 for the period January 1 through May 10, 1995, $1,743,000 in 1994 and $2,019,000 in 1993.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

  The aggregate minimum rentals through dates of expiration amount to approximately $6,179,574 and the amounts payable over the next five years are as follows (dollars in thousands):

      YEAR                                                                AMOUNT
      ----                                                                ------
      1996............................................................... $  796
      1997...............................................................    708
      1998...............................................................    660
      1999...............................................................    562
      2000...............................................................    397
      Thereafter.........................................................  3,057
                                                                          ------
                                                                          $6,180
                                                                          ======

9.RELATED PARTY TRANSACTIONS

  In 1993 and 1994, the Company, in the ordinary course of business, leased and rented certain operating facilities and equipment from RHP Incorporated and its subsidiaries. RHP Incorporated is wholly owned by the estate of Roy
  H. Park, formerly the Chairman of the Board of PCI, who died on October 25, 1993. Such lease and rent payments were $977,000 in 1994 and $1,265,000 in 1993. In connection with these operating facilities, in 1994 the Company purchased ten buildings and one tower from RHP Incorporated and its subsidiaries at the appraised fair market value of $4,415,000 and such lease and rent payments ceased as of the date of purchase.

  Additionally, certain officers of the Company were compensated by RHP Incorporated for the performance of part-time management services.

  During 1994, the Company placed $85,298 of promotional advertising with Park Outdoor Advertising of New York, Inc. which is controlled by Roy H. Park, Jr., a Director of the Company prior to May 11, 1995.

10.ACQUISITIONS

  In December 1995, the Company entered into an agreement in principle to purchase WHOA-TV, the ABC affiliate in Montgomery, Alabama. The purchase price, which will not be material, will be accounted for under the purchase method, and accordingly, its results of operations will be included in the Consolidated Financial Statements from the date of acquisition (which is anticipated in 1996).

11.BUSINESS SEGMENTS

  The Company operates in two business segments: television broadcasting and newspaper publishing. The Company operates a third segment, radio station operations, which the Company has determined to divest and has presented as a discontinued operation (see Note 5). Television broadcasting operations involve the sale of time to advertisers, network revenue and other revenue arising primarily from programming and production. Newspaper operations involve the publication and distribution of both paid daily and paid non-daily newspapers and advertising publications (shoppers) from which revenue is derived primarily from the sale of advertising lineage and circulation revenue.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

  The following is a summary of information by segment:

                                              PERIOD
                                        --------------------
                             PRO FORMA  NEW PARK   OLD PARK  OLD PARK OLD PARK
                            ----------- ---------  --------- -------- --------
                            (UNAUDITED) 05/11/95-  01/01/95-
                               1995     12/31/95   05/10/95    1994     1993
                            ----------- ---------  --------- -------- --------
                                         (DOLLARS IN THOUSANDS)
   Gross Revenue:
    Television broadcast-
     ing...................  $ 76,769   $ 50,033   $ 26,736  $ 77,749 $ 62,460
    Newspaper publishing...    78,904     51,723     27,181    76,810   84,751
                             --------   --------   --------  -------- --------
                             $155,673   $101,756   $ 53,917  $154,559 $147,211
                             ========   ========   ========  ======== ========
   Depreciation and
    amortization:
    Television
     broadcasting..........  $ 15,869   $ 10,138   $  1,979  $  5,221 $  4,193
    Newspaper publishing...     8,167      5,218      2,021     5,816    6,895
                             --------   --------   --------  -------- --------
                             $ 24,036   $ 15,356   $  4,000  $ 11,037 $ 11,088
                             ========   ========   ========  ======== ========
   Operating income:
    Television
     broadcasting..........  $ 15,556   $ 10,586   $  8,722  $ 27,549 $ 19,697
    Newspaper publishing...    15,058     10,615      5,371    16,414   11,480
                             --------   --------   --------  -------- --------
                             $ 30,614   $ 21,201   $ 14,093  $ 43,963 $ 31,177
                             ========   ========   ========  ======== ========
   Additions to property,
    plant and equipment:
    Television broadcast-
     ing...................  $  3,160   $  2,145   $  1,015  $  7,794 $ 11,956
    Newspaper publishing...     2,122      1,691        431     3,458    1,512
                             --------   --------   --------  -------- --------
                             $  5,282   $  3,836   $  1,446  $ 11,252 $ 13,468
                             ========   ========   ========  ======== ========
   Identifiable assets:
    Television
     broadcasting..........             $412,233   $ 95,146  $ 84,114 $ 81,733
    Newspaper publishing...              223,772    167,960    92,653   97,583
    Discontinued
     operations............              154,727     46,668    47,446   47,742
    Corporate..............               (7,950)    55,985   142,573  115,563
                                        --------   --------  -------- --------
                                        $782,782   $365,759  $366,786 $342,621
                                        ========   ========  ======== ========

  Operating income is gross revenue less agency and national representative commissions and operating expenses. Interest expense, interest income, income taxes and other income (expense) have been excluded in computing operating income.

  Identifiable assets by industry segment represent those assets used in the Company's operation of that segment. Corporate assets under Old Park consisted principally of cash, cash equivalents and short-term investments.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

12.STOCKHOLDER'S EQUITY

  Following is a reconciliation of stockholder's equity:

                                 COMMON STOCK
                              -------------------  PAID IN  RETAINED
                                SHARES     AMOUNT  CAPITAL  EARNINGS   TOTAL
                              -----------  ------  -------  --------  --------
                                         (DOLLARS IN THOUSANDS)
   Balance, January 1, 1993..  20,700,167  $3,451  $13,781  $217,450  $234,682
   Issue common stock........       8,810       1      143        --       144
   Net income................          --      --       --    18,780    18,780
                              -----------  ------  -------  --------  --------
   Balance, December 31,
    1993.....................  20,708,977   3,452   13,924   236,230   253,606
   Issue common stock........       9,950       2      208        --       210
   Conversion of debentures..     242,278      40    4,569        --     4,609
   Net income................          --      --       --    27,305    27,305
                              -----------  ------  -------  --------  --------
   Balance, December 31,
    1994.....................  20,961,205   3,494   18,701   263,535   285,730
   Conversion of debentures..   2,366,168     395   45,067        --    45,462
   Net income................          --      --       --       685       685
                              -----------  ------  -------  --------  --------
   Balance, May 10, 1995.....  23,327,373   3,889   63,768   264,220   331,877
   Merger adjustments (New
    Park).................... (23,327,373) (3,889) (63,768) (264,220) (331,877)
   Issue common stock........  10,628,571      --       --        --        --
   Net loss..................          --      --       --   (17,428)  (17,428)
                              -----------  ------  -------  --------  --------
   Balance, December 31,
    1995.....................  10,628,571  $   --  $    --  $(17,428) $(17,428)
                              ===========  ======  =======  ========  ========

13.SUBSEQUENT EVENT

  On May 6, 1996, the Company's Board of Directors and sole stockholder approved an amendment to the Company's certificate of incorporation to authorize 15,000,000 shares of its Common Stock, and declare a stock split of 106,285.7143 to 1. Such amendment will become effective on May 7, 1996. All references in the consolidated financial statements to number of shares, average number of shares outstanding and per share amounts have been restated to reflect this amendment.

                PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                                                NEW PARK
                                                          ---------------------
                                                          JUNE 30   DECEMBER 31
                                                            1996       1995
                                                          --------  -----------
ASSETS
Current Assets:
 Cash and cash equivalents............................... $ 47,120   $ 19,026
 Accounts receivable, less allowance for doubtful
  accounts of $664 in 1996 and $807 in 1995..............   24,202     26,544
 Inventory...............................................      951      1,265
 Film contracts..........................................    2,356      2,717
 Notes receivable related party..........................      600         --
 Other...................................................    2,889      2,844
                                                          --------   --------
  Total current assets...................................   78,118     52,396
                                                          --------   --------
Property, Plant & Equipment:
 Property Plant & Equipment..............................   76,561     90,463
 Less accumulated depreciation and amortization..........   (9,945)    (6,068)
                                                          --------   --------
                                                            66,616     84,395
Intangible assets, net...................................  517,873    635,447
Film contracts...........................................    1,984      2,787
Other assets.............................................   24,907      7,757
                                                          --------   --------
                                                          $689,498   $782,782
                                                          ========   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities of long-term debt.................... $    474   $    465
 Current maturities of film contracts....................    2,091      2,619
 Accounts payable........................................    6,197      3,313
 Consulting/non-compete contracts........................      837        849
 Interest................................................    7,688     26,391
 Income taxes............................................   34,514      2,124
 Accrued liabilities.....................................    4,261      4,075
 Deferred income.........................................    3,163      3,156
                                                          --------   --------
  Total current liabilities..............................   59,225     42,992
Long-term debt...........................................  467,914    581,604
Long-term film contracts.................................    1,835      2,481
Deferred income..........................................    6,822      4,549
Consulting/non-compete contracts.........................    2,446      2,851
Deferred income taxes....................................  133,257    165,733
Other liabilities........................................      731         --
                                                          --------   --------
  Total liabilities......................................  672,230    800,210
                                                          --------   --------
Commitments
Stockholder's Equity:
 Common Stock--$.0001 par value:
  Authorized 15,000,000 shares; Issued and outstanding
  10,628,571 shares......................................        1         --
 Paid in capital.........................................    2,532         --
 Retained earnings (deficit).............................   14,735    (17,428)
                                                          --------   --------
Total stockholder's equity...............................   17,268    (17,428)
                                                          --------   --------
                                                          $689,498   $782,782
                                                          ========   ========

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS (UNAUDITED)

        (DOLLARS AND SHARES IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                            NEW PARK
                                       -------------------
                                        SIX MONTHS ENDED         PERIOD
                                       -------------------  ------------------
                                                 PRO FORMA  NEW PARK  OLD PARK
                                                 ---------  --------  --------
                                       JUNE 30    JUNE 30   5/11/95-  1/01/95-
                                         1996      1995     6/30/95   5/10/95
                                       --------  ---------  --------  --------
Revenue:
 Broadcasting revenue................  $ 38,074  $ 38,045   $11,310   $ 26,735
 Newspaper revenue...................    38,804    38,490    11,309     27,181
                                       --------  --------   -------   --------
 Gross revenue.......................    76,878    76,535    22,619     53,916
 Less agency and national
  representative commissions.........     5,591     5,708     1,707      4,001
                                       --------  --------   -------   --------
  Net revenue........................    71,287    70,827    20,912     49,915
Operating expenses:
 Cost of sales (exclusive of
  amortization and depreciation).....    30,258    29,634     9,319     20,315
 Selling, general and administrative.    20,416    14,929     3,420     11,509
 Depreciation........................     4,579     4,068     1,130      2,499
 Amortization........................     5,384     5,663     1,573        786
 Amortization of excess of cost over
  net assets acquired................     2,171     1,976       549        715
                                       --------  --------   -------   --------
                                         62,808    56,270    15,991     35,824
                                       --------  --------   -------   --------
  Operating income...................     8,479    14,557     4,921     14,091
Interest expense.....................   (31,778)  (33,322)   (9,256)       (67)
Interest income......................       547       677       300      3,181
Other income (expense)...............      (216)     (140)      263    (10,693)
                                       --------  --------   -------   --------
  (Loss) income from continuing
   operations and before
   income taxes......................   (22,968)  (18,228)   (3,772)     6,512
Provision (benefit) for income taxes.    (8,180)   (6,451)   (1,536)     5,954
                                       --------  --------   -------   --------
  (Loss) income from continuing
   operations........................   (14,788) $(11,777)   (2,236)       558
                                                 ========
(Loss) income from discontinued
 operations, net of income taxes
 (benefit) of $(3,547) in 1996 and
 $(1,911) in 1995....................    (6,722)               (782)       125
Gain on sale of discontinued
 operations, net of income taxes of
 $45,739 in 1996.....................    53,673                  --         --
                                       --------             -------   --------
Net income (loss)....................    32,163              (3,018)       683
Retained earnings (deficit),
beginning of period..................   (17,428)                 --    263,535
                                       --------             -------   --------
Retained earnings (deficit), end of
period...............................  $ 14,735             $(3,018)  $264,218
                                       ========             =======   ========
Earnings (loss) per share:
 Continuing operations...............  $  (1.39) $  (1.11)
 Discontinued operations.............      4.42        --
                                       --------  --------
 Net earnings........................  $   3.03  $  (1.11)
                                       ========  ========
Average shares.......................    10,629    10,629

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                            SIX MONTHS ENDED      PERIOD
                                                                                            ---------------- ------------------
                                                                                                NEW PARK     NEW PARK  OLD PARK
                                                                                            ---------------- --------  --------
                                                                                                JUNE 30      5/11/95-  1/01/95-
                                                                                                  1996       6/30/95   5/10/95
                                                                                            ---------------- --------  --------
Operating Activities:
 Net income (loss).........................................................................    $  32,163     $(3,018)  $    683
 Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Gain on sale of discontinued operations, exclusive of income tax.........................      (99,412)
  Depreciation and amortization............................................................       14,468       4,064      5,485
  Amortization of film contract rights and consulting/non-compete contracts included in
   operating expenses......................................................................        1,552         514      2,352
  Amortization of debt issue costs, debt discounts and warrants............................        2,418
  Payments on film contract liabilities....................................................       (1,562)       (530)    (2,117)
  Payments on consulting/non-compete contracts.............................................         (418)       (103)      (351)
  Provision for losses on accounts receivable..............................................          342         324        (69)
  Provision for deferred income taxes......................................................      (32,476)         25       (369)
  Loss (gain) on sale of property, plant and equipment.....................................         (173)                   856
  Changes in operating assets and liabilities net of effects from the purchase and disposal of companies:
   Accounts receivable.....................................................................        1,334       2,268     (2,351)
   Inventory and other assets..............................................................         (334)        987        607
   Accounts payable and accrued liabilities................................................       27,010       4,610       (295)
   Deferred income.........................................................................        2,280        (139)       332
                                                                                               ---------     -------   --------
    Net cash provided by (used in) operating activities....................................      (52,808)      9,002      4,763
                                                                                               ---------     -------   --------
Investing Activities:
 Proceeds from (purchase of) short term investments........................................           --      (8,900)    59,431
 Purchases of property, plant and equipment................................................       (6,853)       (714)    (2,000)
 Proceeds from sale of property, plant, and equipment......................................          189                     --
 Advance to related party..................................................................         (600)
 Proceeds from sales of discontinued operations, net of selling expenses...................      218,456                     --
 Increase in other assets..................................................................         (270)                   671
                                                                                               ---------     -------   --------
    Net cash provided by (used in) investing activities....................................      210,922      (9,614)    58,102
                                                                                               ---------     -------   --------
Financing Activities:
 Proceeds from issuance of warrants........................................................        2,800
 Proceeds from new debt....................................................................      525,151
 Debt issue costs..........................................................................      (19,643)
 Principal payments on long-term debt......................................................     (638,328)     (1,013)      (267)
                                                                                               ---------     -------   --------
    Net cash used in financing activities..................................................     (130,020)     (1,013)      (267)
                                                                                               ---------     -------   --------
  (Decrease) increase in cash..............................................................       28,094      (1,625)    62,598
Cash and cash equivalents beginning of period..............................................       19,026      11,425     84,069
                                                                                               ---------     -------   --------
Cash and cash equivalents end of period....................................................    $  47,120     $ 9,800   $146,667
                                                                                               =========     =======   ========

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying condensed interim financial statements are unaudited; however, in the opinion of the Company's management, all adjustments (which comprise only normal and recurring accruals) necessary for a fair presentation of the interim financial results have been included. The results for the interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's audited annual consolidated financial statements for the year ended December 31, 1995.

  As discussed in the December 31, 1995 consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company's wholly owned subsidiaries, Park Broadcasting, Inc. and Park Newspapers, Inc., and as a result, the post-acquisition (New
  Park) consolidated financial statements are not comparable to the pre-acquisition (Old Park) consolidated financial statements.

2. DISCONTINUED OPERATIONS

  As of June 30, 1996, the Company has sold 18 of its 22 radio stations. It expects to sell the remaining four stations by August 1996. The results of the radio division are included in the single line on the income statement labeled "(loss) income from discontinued operations." The gain on the sale is included in the single line on the income statement labeled "Gain from sale of discontinued operations, net of tax." The corporate operating expenses allocated to radio are $428,000 for the six-month period ended June 30, 1996 and $183,000 for the period of 1/1/95--5/10/95, and $72,000 for the period of 5/11/95--6/30/95. The following is a summary of revenue and operating income (loss) of the radio broadcasting properties for the six months ended June 30 (dollars in thousands):

                                                                 1996    1995
                                                                ------- -------
   Revenue..................................................... $13,310 $12,404
                                                                ======= =======
   Operating income (loss)..................................... $ (602) $ 1,128
                                                                ======= =======

3. REFINANCING

  On May 13, 1996, the Company refinanced its existing debt through the issuance of three separate debt offerings and a short term Senior Credit Facility. The Company issued $80.0 million in principal amount of 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Offering"). Interest on such notes (the "Notes") will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1996. Through May 15, 1999, interest is payable at the option of the Company by the issuance of additional notes in lieu of cash. After May 15, 1999, interest is payable in cash. The Notes were issued with warrants entitling the holder to purchase one share of Common Stock, par value $0.0001 per share, of the Company at an exercise price of $0.01 per share. Upon exercise, the holders would be entitled in the aggregate to purchase 7% of the Common Stock of the Company on a fully diluted basis. In addition, in the event the Company does not consummate a Public Equity Offering or one or any series of substantially concurrent Strategic Equity Investments on or prior to December 31, 1997, resulting in net proceeds to the Company of at least $40.0 million, the Company will be obligated to issue warrants (contingent warrants) to the holders of the Notes exercisable for 3% of the Common Stock of the Company on a fully diluted basis as of the date of such issuance. The proceeds of the Offering were allocated to the Notes and warrants based on their relative fair values in the amounts of $77.2 and $2.8 million, respectively. The $2.8 million

                  PARK COMMUNICATIONS, INC. AND SUBSIDIARIES allocated to the warrants was recorded as additional paid in capital on the Company's financial statements. Concurrently with the Offering, Park Newspapers, Inc. issued $155.0 million in principal amount of 11 7/8% Senior Notes due 2004 ("Newspapers Notes") at an offering price of 100%, and Park Broadcasting, Inc. issued $241.0 million in principal amount of 11 3/4% Senior Notes due 2004 ("Broadcasting Notes") at an offering price of 97.49% or $235.0 million. Such discount on the Broadcasting Notes will be amortized over the life of the Broadcasting Notes using the effective yield method. Interest on the Broadcasting Notes and the Newspapers Notes will be payable in cash semi-annually on May 15 and November 15 of each year commencing November 15, 1996.

  The Company will be obligated to make an offer to repurchase all or a portion of the Notes then outstanding at a price equal to 112% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net proceeds of any Public Equity Offering or Strategic Equity Investment consummated on or prior to December 31, 1997, to the extent that the proceeds therefrom have not been (or will not be pursuant to a notice of redemption given) utilized to effect a redemption of the Notes and the amount not so utilized exceeds $2.0 million. Upon a Change of Control Triggering Event, each holder of the Notes will have the right to require the Company to offer to purchase such holder's Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales.

  The Notes were issued under an indenture containing covenants which, among other things, limit or restrict the Company's ability to incur additional indebtedness, pay cash dividends or make other payments affecting restricted subsidiaries, sell assets, incur liens, make capital contributions, change lines of business and enter into transactions with affiliates.

  In addition to the above offerings, the Company entered into a short term $58.0 million Senior Credit Facility with a consortium of lenders. Interest was payable at a variable rate and the debt was due on November 13, 1996. Such amount borrowed under the Senior Credit Facility was repaid entirely in May and June of 1996 with the proceeds of the sale of certain Radio Station Assets. Interest expense under the Senior Credit Facility of $2,594,000 has been included in discontinued operations.

4. SUBSEQUENT EVENTS

  On July 19, 1996, the stockholders of Park Acquisitions, Inc., the sole stockholder of the Company, agreed to sell 100% of their stock in a cash merger to Media General, Inc. for total consideration of approximately $710.0 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
 Park Broadcasting, Inc.

  We have audited the accompanying consolidated balance sheet of Park Broadcasting, Inc. and Subsidiaries (a wholly-owned subsidiary of Park Communications, Inc.) as of December 31, 1995 and the related consolidated statements of income and retained earnings and cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  As discussed in Note 2 to the consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company and as a result, the post-acquisition consolidated financial statements are not comparable to the pre-acquisition consolidated financial statements.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Broadcasting, Inc. and Subsidiaries as of December 31, 1995 and the consolidated results of their operations and their cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Lexington, Kentucky
February 2, 1996

               REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

Board of Directors
 Park Broadcasting, Inc.

  We have audited the accompanying consolidated balance sheet of Park Broadcasting, Inc. and subsidiaries (a wholly-owned subsidiary of Park Communications, Inc.) as of December 31, 1994 and the related consolidated statements of income and retained earnings, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Broadcasting, Inc. and subsidiaries at December 31, 1994 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the financial statements, in 1993 the Company changed its method of accounting for income taxes, as required by FASB Statement No. 109, "Accounting for Income Taxes."

                                          Ernst & Young LLP
Syracuse, New York
January 27, 1995

                    PARK BROADCASTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                        DECEMBER 31 DECEMBER 31
                                                                                                        ----------- -----------
                                                                                                         NEW PARK    OLD PARK
                                                                                                        ----------- -----------
                                                                                                           1995        1994
                                                                                                        ----------- -----------
ASSETS (NOTE 6)
Current Assets:
 Cash..................................................................................................  $  1,305    $  2,373
 Accounts receivable, less allowance for doubtful accounts of $544 in 1995
  and $1,284 in 1994...................................................................................    18,844      15,544
 Film contracts........................................................................................     2,717       2,446
 Consulting/non-compete contracts......................................................................        --          62
 Other.................................................................................................     1,190       1,239
                                                                                                         --------    --------
  Total current assets.................................................................................    24,056      21,664
                                                                                                         --------    --------
Property, plant & equipment:
 Land and improvements.................................................................................     9,994      11,162
 Buildings and leasehold improvements..................................................................     9,171      15,791
 Broadcast equipment...................................................................................    37,071      61,691
 Furniture and fixtures................................................................................     4,421       7,134
 Autos and trucks......................................................................................     1,657       3,038
                                                                                                         --------    --------
  Total property, plant and equipment..................................................................    62,314      98,816
 Less accumulated depreciation and amortization........................................................    (4,358)    (44,434)
                                                                                                         --------    --------
 Net property, plant and equipment.....................................................................    57,956      54,382
Intangible assets, net.................................................................................   465,672      52,325
Film contracts.........................................................................................     2,787       2,777
Consulting/non-compete contracts.......................................................................        --         124
Other assets...........................................................................................       419         390
                                                                                                         --------    --------
  Total assets.........................................................................................  $550,890    $131,662
                                                                                                         ========    ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities of long-term debt..................................................................  $    339    $    322
 Current maturities of film contracts..................................................................     2,619       2,521
 Accounts payable......................................................................................     1,129       1,087
 Consulting/non-compete contracts......................................................................        62          62
 Interest..............................................................................................    18,750          12
 Income taxes..........................................................................................       377       2,029
 Accrued liabilities...................................................................................     1,959       2,316
                                                                                                         --------    --------
  Total current liabilities............................................................................    25,235       8,349
Long-term debt.........................................................................................   415,780       3,537
Deferred income........................................................................................     4,549          --
Consulting/non-compete contracts.......................................................................        74         136
Deferred income taxes..................................................................................   124,605       8,521
                                                                                                         --------    --------
  Total liabilities....................................................................................   570,243      20,543
                                                                                                         --------    --------
Commitments
Stockholder's Equity:
 Common stock--no par value:
  Authorized 25,974 shares
  Issued and outstanding 25,974 shares in 1995 and 1994................................................     2,598       2,598
 Paid in capital.......................................................................................    (2,598)         --
 Intercompany receivables from parent..................................................................    (5,412)    (32,109)
 Retained earnings.....................................................................................   (13,941)    140,630
                                                                                                         --------    --------
Total stockholder's equity.............................................................................   (19,353)    111,119
                                                                                                         --------    --------
  Total liabilities and stockholders' equity...........................................................  $550,890    $131,662
                                                                                                         ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                    PARK BROADCASTING, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                              YEAR ENDED DEC.
                                                                                             PERIOD                 31
                                                                                       --------------------  ------------------
                                                                            PRO FORMA  NEW PARK   OLD PARK       OLD PARK
                                                                           ----------- ---------  ---------  ------------------
                                                                                       05/11/95-  01/01/95-
                                                                              1995     12/31/95   05/10/95     1994      1993
                                                                           ----------- ---------  ---------  --------  --------
                                                                           (UNAUDITED)
Revenue:
 Broadcasting revenue.....................................................  $ 76,769   $ 50,034   $ 26,735   $ 77,749  $ 62,460
  Less: agency and national representative commissions....................    11,361      7,360      4,001     12,128     9,867
                                                                            --------   --------   --------   --------  --------
 Net revenue..............................................................    65,408     42,674     22,734     65,621    52,593
                                                                            --------   --------   --------   --------  --------
Operating expenses:
 Cost of sales (exclusive of depreciation and
  amortization)...........................................................    19,783     12,495      7,288     18,016    16,297
 Selling, general and administrative......................................    14,200      9,454      4,746     14,835    12,406
 Depreciation.............................................................     5,560      3,552      1,655      4,232     3,660
 Amortization.............................................................     5,068      3,238        245        765       329
 Amortization of excess of cost over net
  assets acquired.........................................................     5,610      3,584         68        190       173
                                                                            --------   --------   --------   --------  --------
                                                                              50,221     32,323     14,002     38,038    32,865
                                                                            --------   --------   --------   --------  --------
  Operating income........................................................    15,187     10,351      8,732     27,583    19,728
Interest expense..........................................................   (40,856)   (26,102)       (34)      (185)      (37)
Interest income...........................................................       327        209         --         --        --
Other expense.............................................................      (341)      (218)    (1,117)      (393)     (225)
                                                                            --------   --------   --------   --------  --------
  (Loss) income before income taxes.......................................   (25,683)   (15,760)     7,581     27,005    19,466
Provision (benefit) for income taxes......................................    (8,335)    (5,661)     3,176     10,457     7,370
                                                                            --------   --------   --------   --------  --------
  (Loss) income from continuing operations................................  $(17,348)   (10,099)     4,405     16,548    12,096
                                                                            ========
  (Loss) income from discontinued operations, net of income taxes (bene-
   fit) of $(2,114), $243, $400 and $(597), respectively..................               (3,842)       125        (69)   (1,836)
                                                                                       --------   --------   --------  --------
Net (loss) income.........................................................              (13,941)     4,530     16,479    10,260
Retained earnings, beginning of period....................................                   --    140,630    124,151   113,891
                                                                                       --------   --------   --------  --------
Retained earnings, end of period..........................................             $(13,941)  $145,160   $140,630  $124,151
                                                                                       ========   ========   ========  ========
Loss per share:
Continuing operations.....................................................  $(667.90)  $(388.81)
                                                                            ========
Discontinued operations...................................................              (147.92)
                                                                                       --------
Net loss..................................................................             $(536.73)
                                                                                       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                    PARK BROADCASTING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                               PERIOD         YEAR ENDED DEC. 31
                                         -------------------- ------------------
                                         NEW PARK   OLD PARK       OLD PARK
                                         ---------  --------- ------------------
                                         05/11/95-  01/01/95-
                                         12/31/95   05/10/95    1994      1993
                                         ---------  ---------  -------  --------
Operating Activities:
 Net (loss) income...................... $(13,941)   $ 4,530   $16,479  $ 10,260
 Adjustments to reconcile net (loss)
  income to net cash provided by
  operating activities:
  Depreciation and amortization.........   13,695      3,454     8,594     7,861
  Amortization of film contract rights
   and consulting/non-compete contracts
   included in operating expenses.......    1,799      2,062     3,053     2,680
  Payments on film contract liabilities.   (1,889)    (2,117)   (2,955)   (2,757)
  Payments on consulting/non-compete
   contracts............................      (31)       (31)      (62)      (50)
  Provision for losses on accounts
   receivable...........................     (311)      (153)      605       573
  Provision for deferred income taxes...   (7,725)      (339)    1,788       608
  (Gain) loss on sale of property, plant
   and equipment........................       (2)       648       (68)      257
  Changes in operating assets and
   liabilities net of effects from the
   purchase and disposal of companies:
  Accounts receivable...................   (1,386)    (1,450)   (2,615)   (1,209)
  Inventory and other assets............       65        429      (106)     (292)
  Accounts payable and accrued
   liabilities..........................   15,252      1,589    (4,683)      590
  Deferred income.......................    4,549         --        --        --
                                         --------    -------   -------  --------
   Net cash provided by operating
    activities..........................   10,075      8,622    20,030    18,521
                                         --------    -------   -------  --------
Investing Activities:
 Purchases of property, plant and
  equipment.............................   (4,483)    (1,566)   (9,026)   (4,082)
 Purchases of acquired companies........       --         --        --   (19,184)
 Proceeds from sale of property, plant,
  and equipment.........................        8         --       246        72
                                         --------    -------   -------  --------
   Net cash used in investing
    activities..........................   (4,475)    (1,566)   (8,780)  (23,194)
                                         --------    -------   -------  --------
Financing Activities:
 Additional loan proceeds...............    3,378         --        --        --
 Principal payments on long-term debt...   (2,261)      (146)   (2,315)     (990)
 Net intercompany transfers to parent...   (5,412)    (9,283)   (9,674)    6,850
                                         --------    -------   -------  --------
   Net cash (used in) provided by
    financing activities................   (4,295)    (9,429)  (11,989)    5,860
                                         --------    -------   -------  --------
 Increase (decrease) in cash............    1,305     (2,373)     (739)    1,187
Cash beginning of period................       --      2,373     3,112     1,925
                                         --------    -------   -------  --------
Cash end of period...................... $  1,305    $    --   $ 2,373  $  3,112
                                         ========    =======   =======  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

  Park Broadcasting, Inc. (the Company or PBI), through wholly-owned subsidiary companies, operates television and radio stations. Substantially all of the Company's broadcast revenues are derived from advertising. Advertising rates and rate structures vary among the stations and are based, among other things, on the market and the time slot the advertisement is to run.

  Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. The Company, which is a wholly-owned subsidiary of Park Communications, Inc. (Parent or PCI), became an indirect wholly owned subsidiary of Park Acquisitions, Inc. (PAI) (see Note 2) as of May 11, 1995. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions (such as estimated lives of assets and allowance for doubtful accounts) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

  Property, Plant, Equipment and Depreciation

  Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated useful lives of the assets except for leasehold improvements, which are amortized on the straight-line method over the lease period or the lives of the improvements, whichever is shorter. Accelerated methods are used for income tax reporting purposes whenever available. Deferred income taxes are provided for this temporary difference between financial and income tax reporting methods.

  Film Contract Rights

  Film contract rights and the related liabilities are recorded at full contract prices when purchased. The costs are charged to operations based on a straight-line basis over the life of the contracts.

  Consulting/Non-Compete Contracts

  Certain subsidiary companies have consulting/non-compete contracts expiring through 2010. Prior to May 11, 1995, costs were amortized on a straight-line basis over the terms of the related agreements. In connection with the Acquisition, separate value was not assigned to those contracts. New Park would not have entered into such contracts at the date of Acquisition (see
  Note 2).

  Intangible Assets

  Intangible assets are stated at cost and consist primarily of advertising contracts, subscription lists and excess of cost over net assets acquired. Intangible assets other than excess of cost over net assets acquired, are being amortized by the straight-line method over estimated lives ranging primarily from 7 to 40 years.

  In the financial statements of Old Park, network contracts ($8,238,000) acquired prior to October 31, 1970 were assigned a cost upon acquisition and were not amortized since, in the opinion of management, there had been no diminution of value of these acquired contracts. Also, excess of cost ($1,214,000) of businesses acquired prior to October 31, 1970 was not amortized since, in the opinion of management, there had been

                   PARK BROADCASTING, INC. AND SUBSIDIARIES no diminution of value of these acquired businesses. Excess of cost incurred since October 31, 1970 was amortized by the straight-line method over a period of 40 years.

  Carrying Value of Long Lived Assets

  The Company has adopted the provisions of FASB Statement No. 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." The carrying value of long lived assets (tangible and intangible) is reviewed if the facts and circumstances suggest that they may be impaired. For purposes of this review, assets are grouped at the operating company level which is the lowest level for which there are identifiable cash flows. If this review indicates that such assets carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value.

  Income Taxes

  Effective January 1, 1993 the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." The cumulative effect of the accounting change was not material to net income for 1993.

  Deferred Income

  Deferred income consists of revenue which is prepaid to certain television stations by CBS and NBC. Such income is recognized on a straight-line basis, over the 10-year life of the contracts.

  Intercompany Accounts

  The amount receivable from the Parent included in the balance sheet represents a net balance as the result of various transactions between the Company and its Parent. Since May 11, 1995 interest charges have been associated with the account balance. The Company has recognized interest income from the Parent in the amount of $177,000 in the accompanying statement of income for the period May 11, 1995 to December 31, 1995 on this account balance. The balance is primarily the result of the Company's participation in the Parent's central cash management program, wherein some of the Company's cash receipts are remitted to the Parent and some of the cash disbursements are funded by the Parent. Other transactions include the transfer to the Parent for payment of the Company's prior year federal income tax liability, and miscellaneous other administrative expenses incurred by the Parent on behalf of the Company.

  Intercompany Expense Allocation

  The Company's Parent provides various administrative services to the Company including legal assistance, acquisitions analysis, and marketing and advertising services. It is the Parent's policy to charge these expenses and all other operating expense, on both a direct and indirect cost basis. These expenses incurred by the Parent and allocated to the Company (which are included in operating expenses) were $830,000 for the period May 11 to December 31, 1995 and $312,000 from January 1 to May 10, 1995, $1,287,000 in 1994 and $1,280,000 in 1993. Allocation of indirect costs to the Company is based on the proportion of Company employees to total employees which, in the opinion of the Company's management, is a reasonable method of allocation since it approximates the expense that would have been incurred on a stand alone basis.

2.ACQUISITION AND BASIS OF PRESENTATION

  On May 11, 1995, the Company's parent, PCI, was sold to PAI (the Acquisition), a private investment concern (organized August 4, 1994) owned by Gary B. Knapp and the Tomlin Family Trust II, of which Donald R. Tomlin, Jr. is a trustee. A significant portion of the purchase price was paid from the proceeds of

                   PARK BROADCASTING, INC. AND SUBSIDIARIES a $573,427,000 loan. The remainder of the purchase price ($138,000,000) was derived from existing cash-on-hand at PCI at closing of the Acquisition.

  As a consequence of the change in ownership of PCI, under generally accepted accounting principles, the Company is deemed for financial reporting purposes, to have become a new reporting entity effective with the change in ownership. The portion of the debt allocable to the Company has been "pushed down" to the financial statements of the Company, and the assets and liabilities have been adjusted to reflect their fair market value as of May 11, 1995.

  The accompanying financial statements reflect the operations of PBI prior to the acquisition on May 11, 1995 (Old Park). Subsequent to that date the financial statements reflect the operations of the Company utilizing the new basis accounting (New Park).

  The pro forma income statement for 1995 reflects the operations of the Company under the new basis of accounting and assumes the transaction closed on January 1, 1995. Depreciation, amortization and interest expense reflect those costs that would be charged to operations for equipment, intangible assets and the long-term debt "push down" to PBI. Pro forma income tax benefit has been computed at an effective rate of 32%.

  Following is a summary of adjustments made to historical costs of the assets and liabilities of the Company as of May 10, 1995, as a result of applying "push down" acquisition accounting at that date to arrive at the new basis for the Company.

                                                      MAY 10, 1995
                                         --------------------------------------
                                                PARK BROADCASTING, INC.
                                         --------------------------------------
                                         WITHOUT MERGER             WITH MERGER
                                          ADJUSTMENTS               ADJUSTMENTS
                                         --------------   MERGER    -----------
                                            OLD PARK    ADJUSTMENTS  NEW PARK
                                         -------------- ----------- -----------
                                                 (DOLLARS IN THOUSANDS)
   ASSETS
   Current assets
    Accounts receivable, net............    $ 17,147           --    $ 17,147
    Film contracts......................       2,557           --       2,557
    Consulting/non-compete contracts....          62     $    (62)         --
    Other...............................         782           --         782
                                            --------     --------    --------
      Total current assets..............      20,548          (62)     20,486
                                            --------     --------    --------
   Property, plant & equipment..........      92,986      (34,974)     58,012
     Less accumulated depreciation and
      amortization......................      39,947      (39,947)         --
                                            --------     --------    --------
    Net property, plant & equipment.....      53,039        4,973      58,012
   Intangible assets, net...............      51,133      424,167     475,300
   Film contracts.......................       2,453           --       2,453
   Consulting/non-compete contracts.....         101         (101)         --
   Other assets.........................         418           --         418
                                            --------     --------    --------
      Total assets......................    $127,692     $428,977    $556,669
                                            ========     ========    ========

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

                                                      MAY 10, 1995
                                         --------------------------------------
                                                PARK BROADCASTING, INC.
                                         --------------------------------------
                                         WITHOUT MERGER             WITH MERGER
                                          ADJUSTMENTS               ADJUSTMENTS
                                         --------------   MERGER    -----------
                                            OLD PARK    ADJUSTMENTS  NEW PARK
                                         -------------- ----------- -----------
                                                 (DOLLARS IN THOUSANDS)
   LIABILITIES AND STOCKHOLDER'S EQUITY
   Current liabilities:
    Current maturities of long-term
     debt...............................    $  1,247            --   $  1,247
    Current maturities of film con-
     tracts.............................       2,229            --      2,229
    Accounts payable....................       1,829            --      1,829
    Consulting/non-compete contracts....          62            --         62
    Interest............................           2            --          2
    Income taxes........................       3,053            --      3,053
    Accrued liabilities.................       2,079            --      2,079
                                            --------     ---------   --------
      Total current liabilities.........      10,501            --     10,501
   Long-term debt.......................       2,468     $ 411,274    413,742
   Consulting/non-compete contracts.....         105            --        105
   Deferred income taxes................       8,182       124,139    132,321
                                            --------     ---------   --------
      Total liabilities.................      21,256       535,413    556,669
                                            --------     ---------   --------
   Stockholder's Equity:
    Common stock........................    $  2,598     $  (2,598)        --
    Paid in capital.....................          --            --         --
    Intercompany receivables from par-
     ent................................     (41,322)       41,322         --
    Retained earnings...................     145,160      (145,160)        --
                                            --------     ---------   --------
   Total stockholder's equity...........     106,436      (106,436)        --
                                            --------     ---------   --------
      Total liabilities and stockhold-
       er's equity......................    $127,692     $ 428,977   $556,669
                                            ========     =========   ========

3.LOSS PER SHARE

  Loss per share of common stock is computed on the weighted average number of common shares outstanding during each year (dollars and shares in thousands except per share amounts):

                                                                      NEW PARK
                                                                      ---------
                                                           PRO FORMA   PERIOD
                                                          ----------- ---------
                                                           NEW PARK
                                                          ----------- 05/11/95-
                                                             1995     12/31/95
                                                          ----------- ---------
                                                          (UNAUDITED)
   Primary:
    Average shares.......................................        26         26
                                                           ========   ========
    Loss from continuing operations......................  $(17,348)  $(10,099)
    Loss from discontinued operations....................    (6,014)    (3,842)
                                                           --------   --------
    Net loss.............................................  $(23,362)  $(13,941)
                                                           ========   ========
   Loss per share:
    Continuing operations................................  $(667.90)  $(388.81)
    Discontinued operations..............................   (231.54)   (147.92)
                                                           --------   --------
    Net loss.............................................  $(899.44)  $(536.73)
                                                           ========   ========

  Earnings per share has not been shown prior to May 11, 1995 because such information is not meaningful.

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

4.INTANGIBLE ASSETS

  Intangible assets are comprised of the following (dollars in thousands):

                                                   DECEMBER 31       DECEMBER 31
                                               --------------------  -----------
                                                     NEW PARK         OLD PARK
                                               --------------------  -----------
                                                ESTIMATED
                                                  LIVES      1995       1994
                                               ----------- --------  -----------
   Advertiser relationships................... 30-31 years $179,955   $  7,004
   Network contracts..........................     40        14,183     10,688
   FCC license................................     40       138,174     11,441
   Excess of cost over net assets acquired....     40       142,988     46,142
                                                           --------   --------
    Total intangibles.........................              475,300     75,275
   Less accumulated amortization..............               (9,628)   (22,950)
                                                           --------   --------
                                                           $465,672   $ 52,325
                                                           ========   ========

5.DISCONTINUED OPERATIONS

  On December 26, 1995, the Company announced its intention to sell all of its radio station operations on an individual basis. The segment has produced operating profits before interest expense, depreciation and amortization, and the Company estimates that the stations will each generate operating profit before interest expense, depreciation and amortization through the date of disposition. The Company currently has signed agreements and/or letters of intent to sell each of its radio station operations. The Company will realize gain on the dispositions assuming the contemplated transactions receive FCC approval and are consummated at the price and terms as set forth in the definitive agreements which total approximately $230.0 million net of selling expenses but before taxes. The Company estimates that all stations will be sold by October 31, 1996. The results of the radio station operations are included in the single line of the income statement labeled "(loss) income from discontinued operations." The corporate operating expenses allocated to radio are $325,676 for the period of 5/11/95--12/31/95, $184,078 for the period of 1/1/95--5/10/95, $475,338 for 1994 and $403,021 for 1993. The
  following is a summary of identifiable assets, liabilities and equity and the related revenues and operating income of the radio station operations (dollars in thousands):

  Radio Station Operations:

                                                   PERIOD
                                             -------------------
                                             NEW PARK  OLD PARK     OLD PARK
                                             --------- --------- ---------------
                                             05/11/95- 01/01/95-
                                             12/31/95  05/10/95   1994    1993
                                             --------- --------- ------- -------
   Revenues.................................  $21,932   $11,137  $30,305 $24,861
                                              =======   =======  ======= =======
   Operating income.........................  $ 2,184   $   903  $ 3,698 $ 1,102
                                              =======   =======  ======= =======

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

                                                                       NEW PARK
                                                                       --------
                                                                       12/31/95
                                                                       --------
   Assets:
    Current assets...................................................  $ 13,446
    Property, plant, and equipment...................................    21,171
    Intangibles, net.................................................   120,103
    Other assets.....................................................         9
                                                                       --------
   Total assets......................................................   154,729
                                                                       --------
   Liabilities:
    Current liabilities..............................................    16,100
    Long-term debt...................................................   109,978
    Deferred income taxes............................................    33,410
                                                                       --------
   Total liabilities.................................................   159,488
                                                                       --------
   Net liabilities...................................................  $  4,759
                                                                       ========

6.LONG-TERM DEBT

  The Company's long-term debt is comprised of the following:

                                                         DECEMBER 31 DECEMBER 31
                                                         ----------- -----------
                                                          NEW PARK    OLD PARK
                                                         ----------- -----------
                                                            1995        1994
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
   Existing Credit Agreement...........................   $412,566          --
   Promissory notes....................................      1,072     $ 1,393
   Film contracts......................................      5,100       4,987
                                                          --------     -------
   Total debt..........................................    418,738       6,380
   Less: Current maturities of long-term debt..........        339         322
   Current maturities of film contracts................      2,619       2,521
                                                          --------     -------
   Long-term debt......................................   $415,780     $ 3,537
                                                          ========     =======

  On May 11, 1995, PAI entered into an agreement (Existing Credit Agreement) to borrow up to $593.8 million, the proceeds of which were utilized to finance the Acquisition and pay related expenses. The loan required that the debt be directly assumed by PCI and its subsidiary companies and that they be jointly and severally liable for the loan agreement. PAI, PCI and PCI's subsidiaries' assets are pledged as collateral for the loan made pursuant to the Existing Credit Agreement and PCI and its subsidiaries' cash flow is utilized for debt service. Interest accrues at a base interest rate (Base Rate) of 9.5% per annum, an additional interest rate ("Additional Rate") of 1.0% per annum, plus a yield maintenance interest rate (YMI) of 3.0% per annum. The Base Rate and Additional Rate interest are payable on October 1 and April 1. Principal payments are required only to the extent that PAI's cash balance, as defined in the Existing Credit Agreement, exceeds $8.0 million (declining to $6.0 million at October 1,
  1997) at each interest payment date through October 1, 1997. Following is a table that outlines these requirements:

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

      INTEREST PAYMENT DATE                                CASH RESERVE AMOUNT
      ---------------------                               ----------------------
                                                          (DOLLARS IN THOUSANDS)
      October 1, 1995....................................         $8,000
      April 1, 1996......................................          8,000
      October 1, 1996....................................          7,000
      April 1, 1997......................................          7,000
      October 1, 1997 and thereafter.....................          6,000

  Prepayment, in part or wholly, can be made at any time without penalty. Ninety percent (90%) of the after tax proceeds as defined in the Existing Credit Agreement of any asset sales of the Company are required to be applied to the principal.

  The YMI, which the Company is accruing, is payable upon achievement by PAI, on or prior to May 11, 1998, of a Loan to Value Ratio (LTV) of 70% or less (as defined in the Existing Credit Agreement). If the Company elects not to pay the YMI when payable, then PAI would be required to issue to the lender an exercisable warrant having the right to acquire non-voting common stock in PAI in a sufficient amount to equal an 80% shareholder's equity interest. On the earliest date that the Debt Service Coverage Ratio (DSC) as defined in the Existing Credit Agreement is met, and either the LTV ratio is met or by reason of non-payment of the YMI, the warrant is required to be issued, the loan will become fully amortizable in equal annual amounts over the remaining term ending on a maturity date of April 15, 2015 with interest at 10.5% per annum.

  Substantially all of the Company's and its subsidiaries' tangible and intangible assets are collateralized under the Existing Credit Agreement. The Existing Credit Agreement contains covenants which, among other things, limit or restrict payment of cash dividends, additional debt, repurchase of common stock, capital expenditures, sales of the Company's common stock, mergers, consolidations and sales of the Company's assets.

  The promissory notes are payable in various installments through 1998 with interest at 8%.

  Cash payments of interest were $15,458,000 for the period of May 11 - December 31, 1995, $35,000 for the period of January 1 - May 10, 1995, $3,690,000 in 1994 and $3,602,000 in 1993.

  The aggregate annual maturities on long-term debt, assuming the Company meets the LTV on May 11, 1998, payable over the next five years are as follows (dollars in thousands):

      YEAR                                                               AMOUNT
      ----                                                              --------
      1996............................................................. $  2,958
      1997.............................................................    1,954
      1998.............................................................  128,851
      1999.............................................................    7,127
      2000.............................................................    7,803

  The fair value of the Company's long-term debt approximates $448,132,478. The fair value is estimated based on current rates offered to the Company for debt of the same remaining maturities.

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

7.INCOME TAXES

  The Company determines its income tax expense on the separate return method. Federal and state income tax expense (benefit) is summarized as follows (dollars in thousands):

                                                                    YEAR ENDED
                                                    PERIOD           DEC. 31
                                              ------------------- --------------
                                              NEW PARK  OLD PARK     OLD PARK
                                              --------- --------- --------------
                                              05/11/95- 01/01/95-
                                              12/31/95  05/10/95   1994    1993
                                              --------- --------- ------- ------
   Federal:
    Current taxes transferred to the Parent.        --   $2,836   $ 8,098 $6,080
    Deferred................................   $(4,412)    (245)      915    524
                                               -------   ------   ------- ------
                                                (4,412)   2,591     9,013  6,604
                                               -------   ------   ------- ------
   State:
    Current.................................        --      589     1,243    692
    Deferred................................    (1,249)      (4)      201     74
                                               -------   ------   ------- ------
                                                (1,249)     585     1,444    766
                                               -------   ------   ------- ------
       Total income tax expense.............   $(5,661)  $3,176   $10,457 $7,370
                                               =======   ======   ======= ======

  The items comprising the differences in taxes on income computed at the U.S. statutory rate and the amount provided by the Company are as follows (dollars in thousands):

                                                                   YEAR ENDED
                                                   PERIOD           DEC. 31
                                             ------------------- --------------
                                             NEW PARK  OLD PARK     OLD PARK
                                             --------- --------- --------------
                                             05/11/95- 01/01/95-
                                             12/31/95  05/10/95   1994    1993
                                             --------- --------- ------- ------
   Computed tax expense at U.S. statutory
    rate....................................  $(5,516)  $2,777   $ 9,451 $6,811
   Increase in tax expense resulting from:
    State income taxes, net of federal in-
     come tax...............................     (812)     380       939    498
    Amortization not tax deductible.........      667       19        67     61
                                              -------   ------   ------- ------
       Total income tax expense.............  $(5,661)  $3,176   $10,457 $7,370
                                              =======   ======   ======= ======

  Significant components of the Company's deferred tax liabilities and assets are as follows (dollars in thousands):

                                                                DECEMBER 31
                                                             ------------------
                                                             NEW PARK  OLD PARK
                                                             --------  --------
                                                               1995      1994
                                                             --------  --------
   Components of deferred taxes:
    Property, plant & equipment, intangible assets.......... $129,205  $ 8,521
    Net operating loss carry forwards.......................   (4,600)      --
    Allowance for doubtful accounts and other...............     (105)     (96)
                                                             --------  -------
     Net deferred tax liabilities........................... $124,500  $ 8,425
                                                             ========  =======
   Classification of deferred taxes:
    Non-current liabilities................................. $124,605  $ 8,521
    Current assets..........................................     (105)     (96)
                                                             --------  -------
                                                             $124,500  $ 8,425
                                                             ========  =======

  Total cash payments of state income taxes were $443,000 for the period May 11 to December 31, 1995, $282,000 for the period January 1 to May 10, 1995, $1,528,000 in 1994 and $1,221,000 in 1993. Federal tax payments are made by the Parent (see Note 1).

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

8.LEASES

  Certain operating facilities and equipment (see Note 9) are leased under noncancellable operating agreements. Certain of the leases require the Company or its subsidiaries to pay property taxes, insurance and maintenance costs.

  Lease expense related to the above and charged to operations was approximately $476,000 for the period May 11 through December 31, 1995, $269,000 for the period January 1 through May 10, 1995, $463,000 in 1994 and $749,000 in 1993.

  The aggregate minimum rentals through dates of expiration amount to approximately $3,958,000 and the amounts payable over the next five years are as follows (dollars in thousands):

      YEAR                                                                AMOUNT
      ----                                                                ------
      1996............................................................... $  495
      1997...............................................................    440
      1998...............................................................    427
      1999...............................................................    356
      2000...............................................................    191
      Thereafter.........................................................  2,049

9.RELATED PARTY TRANSACTIONS

  In 1993 and 1994, the Company, in the ordinary course of business, leased and rented certain operating facilities and equipment (included in Note 8) from RHP Incorporated and its subsidiaries. RHP Incorporated is wholly owned by the estate of Roy H. Park, formerly the Chairman of the Board of PCI, who died on October 25, 1993. Such lease and rent payments were $519,000 in 1994 and $558,000 in 1993. In connection with these operating facilities, in 1994 the Company purchased five buildings and one tower from RHP Incorporated and its subsidiaries at the appraised fair market value of $3,815,000 and such lease and rent payments ceased as of the date of purchase.

  Additionally, certain officers of the Company were compensated by RHP Incorporated for the performance of part-time management services.

  During 1994, the Company placed $85,298 of promotional advertising with Park Outdoor Advertising of New York, Inc. which is controlled by Roy H. Park, Jr., a Director of the Company prior to May 11, 1995.

                 PARK BROADCASTING, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                                                 NEW PARK
                                                           ---------------------
                                                           JUNE 30   DECEMBER 31
                                                           --------  -----------
                                                             1996       1995
                                                           --------  -----------
ASSETS
Current Assets:
  Cash...................................................  $ 35,416     $1,305
  Accounts receivable, less allowance for doubtful
   accounts of $371 in 1996 and
   $544 in 1995..........................................    17,299     18,844
  Film contracts.........................................     2,356      2,717
  Other..................................................     1,630      1,190
                                                           --------   --------
   Total current assets..................................    56,701     24,056
                                                           --------   --------
Property, plant & equipment:
  Property, plant and equipment..........................    47,620     62,314
  Less accumulated depreciation and amortization.........    (6,653)    (4,358)
                                                           --------   --------
                                                             40,967     57,956
  Intangible assets, net.................................   350,515    465,672
  Film contracts.........................................     1,984      2,787
  Other assets...........................................    12,929        419
                                                           --------   --------
                                                           $463,096   $550,890
                                                           ========   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Current maturities of long-term debt...................  $    348   $    339
  Current maturities of film contracts...................     2,091      2,619
  Accounts payable.......................................     2,830      1,129
  Consulting/non-compete contracts.......................        62         62
  Interest...............................................     3,773     18,750
  Income taxes...........................................    33,634        377
  Accrued liabilities....................................     2,602      1,959
                                                           --------   --------
   Total current liabilities.............................    45,340     25,235
Long-term debt...........................................   235,568    413,299
Long-term film contracts.................................     1,835      2,481
Deferred income..........................................     6,822      4,549
Consulting/non-compete contracts.........................        43         74
Deferred income taxes....................................    90,635    124,605
                                                           --------   --------
   Total liabilities.....................................   380,243    570,243
                                                           --------   --------
Commitments
Stockholder's Equity:
  Common Stock-no par value:
  Authorized 25,974 shares; Issued and outstanding 25,974
   shares in 1996 and 1995...............................     2,598      2,598
  Paid in capital........................................    56,063     (2,598)
  Intercompany receivables from Parent...................        --     (5,412)
  Retained earnings (deficit)............................    24,192    (13,941)
                                                           --------   --------
Total stockholder's equity...............................    82,853    (19,353)
                                                           --------   --------
                                                           $463,096   $550,890
                                                           ========   ========

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                 PARK BROADCASTING, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS (UNAUDITED)
        (DOLLARS AND SHARES IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                             NEW PARK
                                        --------------------
                                         SIX MONTHS ENDED          PERIOD
                                        --------------------  ------------------
                                                   PRO FORMA  NEW PARK  OLD PARK
                                                   ---------  --------  --------
                                         JUNE 30    JUNE 30   5/11/95-  1/01/95-
                                          1996       1995     6/30/95   5/10/95
                                        ---------  ---------  --------  --------
Revenue:
  Broadcasting revenue................. $  38,074  $ 38,045   $11,310   $ 26,735
  Less: agency and national
   representative commissions..........     5,591     5,708     1,707      4,001
                                        ---------  --------   -------   --------
    Net revenue........................    32,483    32,337     9,603     22,734
                                        ---------  --------   -------   --------
Operating expenses:
  Cost of sales (exclusive of
   depreciation and amortization)......    11,053    10,286     2,998      7,288
  Selling, general and administrative..     8,971     6,701     1,955      4,746
  Depreciation.........................     2,970     2,804       779      1,655
  Amortization.........................     3,577     3,834     1,065        245
  Amortization of excess of cost over
   net assets acquired.................     1,314     1,166       324         68
                                        ---------  --------   -------   --------
                                           27,885    24,791     7,121     14,002
                                        ---------  --------   -------   --------
    Operating income...................     4,598     7,546     2,482      8,732
Interest expense.......................   (18,418)  (21,816)   (6,060)       (34)
Interest income........................        73       163        (3)        --
Other income (expense).................       (17)     (170)     (107)    (1,117)
                                        ---------  --------   -------   --------
    (Loss) income from continuing
     operations before income taxes....   (13,764)  (14,277)   (3,688)     7,581
Provision (benefit) for income taxes...    (4,946)   (5,185)   (1,371)     3,176
                                        ---------  --------   -------   --------
    (Loss) income from continuing
     operations........................    (8,818) $ (9,092)   (2,317)     4,405
                                                   ========
(Loss) income from continuing
 operations, net of income taxes
 (benefit) of $(3,547) in 1996 and
 $(1,911) in 1995......................    (6,722)               (782)       125
Gain from sale of discontinued
 operations, net of income taxes of
 $45,739 in 1996.......................    53,673                  --         --
                                        ---------             -------   --------
Net income (loss)......................    38,133              (3,099)     4,530
Retained earnings (deficit), beginning
of period..............................   (13,941)                 --    140,630
                                        ---------             -------   --------
Retained earnings (deficit), end of
period................................. $  24,192             $(3,099)  $145,160
                                        =========             =======   ========
Earnings (loss) per share:
  Continuing operations................  $(339.49) $(350.04)
  Discontinued operations..............  1,807.61        --
                                        ---------  --------
  Net loss............................. $1,468.12  $(350.04)
                                        =========  ========
Average shares.........................      26.0      26.0

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                      PARK BROADCASTING, INC. AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (DOLLARS IN
                                THOUSANDS)

                                                                                            SIX MONTHS ENDED      PERIOD
                                                                                            ---------------- ------------------
                                                                                                NEW PARK     NEW PARK  OLD PARK
                                                                                            ---------------- --------  --------
                                                                                                JUNE 30      5/11/95-  1/01/95-
                                                                                                  1996       6/30/95   5/10/95
                                                                                            ---------------- --------  --------
Operating Activities:
 Net income................................................................................    $  38,133     $(3,099)   $4,530
 Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
    Gain on sale of discontinued operations, exclusive of income tax.......................      (99,595)         --        --
    Corporate allocation of overhead.......................................................          178          --        --
    Depreciation and amortization..........................................................       10,195       2,980     3,454
    Amortization of film contract rights and consulting/non-compete contracts included in
     operating expenses....................................................................        1,552         514     2,062
    Payments on film contract liabilities..................................................       (1,562)       (530)   (2,117)
    Payments on consulting/non-compete contracts...........................................          (31)         --       (31)
    Provision for losses on accounts receivable............................................          194         281      (153)
    Provision for deferred income taxes....................................................      (30,939)        (20)     (339)
    (Gain) loss on sale of property, plant, & equipment....................................          (12)         --       648
    Amortization of debt issue costs and debt discount.....................................        2,300          --        --
    Changes in operating assets and liabilities net of effects from the purchase and disposal of companies:
      Accounts receivable..................................................................          685       1,086    (1,450)
      Other current assets.................................................................       (1,043)        249       429
      Accounts payable and accrued liabilities.............................................       31,430       4,884     1,589
      Deferred income......................................................................        2,274          --        --
                                                                                               ---------     -------    ------
        Net cash (used in) provided by operating activities................................      (46,241)      6,345     8,622
                                                                                               ---------     -------    ------
Investing Activities:
 Purchases of property, plant and equipment................................................       (6,009)       (396)   (1,566)
 Proceeds from sale of property, plant and equipment.......................................           19          --        --
 Proceeds from sale of discontinued operations, net of selling expenses....................      218,456          --        --
 Increase in other long-term assets........................................................       (5,018)         --        --
                                                                                               ---------     -------    ------
    Net cash (used in) provided by investing activities....................................      207,448        (396)   (1,566)
                                                                                               ---------     -------    ------
Financing Activities:
 Proceeds from new debt....................................................................      290,889          --        --
 Debt issue costs..........................................................................       (9,731)         --        --
 Principal payments on long-term debt......................................................     (470,743)        (13)     (146)
 Net intercompany transfers from Parent....................................................       60,489      (4,089)   (9,283)
                                                                                               ---------     -------    ------
    Net cash used in financing activities..................................................     (129,096)     (4,102)   (9,429)
                                                                                               ---------     -------    ------
 Increase (decrease) in cash...............................................................       32,111       1,847    (2,373)
Cash beginning of period...................................................................        1,305          --     2,373
                                                                                               ---------     -------    ------
Cash end of period.........................................................................    $  33,416     $ 1,847    $   --
                                                                                               =========     =======    ======
Non-Cash Financing Activities:
 Capitalization of intercompany receivable from Parent.....................................    $ (52,046)
                                                                                               =========

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                   PARK BROADCASTING, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION

  The accompanying condensed interim financial statements are unaudited; however, in the opinion of the Company's management, all adjustments (which comprise only normal and recurring accruals) necessary for a fair presentation of the interim financial results have been included. The results for the interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's audited annual consolidated financial statements for the year ended December 31, 1995.

  As discussed in the December 31, 1995 consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company and, as a result, the post-acquisition (New Park) consolidated financial statements are not comparable to the pre-acquisition (Old Park) consolidated financial statements.

2. DISCONTINUED OPERATIONS

  As of June 30, 1996, the Company has sold 18 of its 22 radio stations. It expects to sell the remaining four stations by August 1996. The results of the radio division are included in the single line on the income statement labeled "(loss) income from discontinued operations." The gain on the sale is included in the single line on the income statement labeled "Gain from sale of discontinued operations, net of tax." The corporate operating expenses allocated to radio are $428,000 for the six-month period ended June 30, 1996 and $183,000 for the period of 1/1/95 - 5/10/95, and $72,000 for the period of 5/11/95--6/30/95. The following is a summary of revenue and operating income (loss) of the radio broadcasting properties for the six months ended June 30 (dollars in thousands):

                                                                1996     1995
                                                               -------  -------
   Revenue.................................................... $13,310  $12,404
                                                               =======  =======
   Operating income (loss).................................... $  (602) $ 1,128
                                                               =======  =======

3. REFINANCING

  On May 13, 1996, Park Communications, Inc. ("PCI") refinanced its existing debt through the issuance of three separate debt offerings and a short term Senior Credit Facility. PCI issued $80.0 million in principal amount of 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Offering"). Interest on such notes (the "PCI Notes") will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1996. Through May 15, 1999, interest is payable at the option of PCI by the issuance of additional notes in lieu of cash. After May 15, 1999, interest is payable in cash. The PCI Notes were issued with warrants entitling the holder to purchase one share of Common Stock, par value $0.0001 per share, of PCI at an exercise price of $0.01 per share. Upon exercise, the holders would be entitled in the aggregate to purchase 7% of the Common Stock of PCI on a fully diluted basis. In addition, in the event PCI does not consummate a Public Equity Offering or one or any series of substantially concurrent Strategic Equity Investments on or prior to December 31, 1997, resulting in net proceeds to PCI of at least $40.0 million, PCI will be obligated to issue warrants (contingent warrants) to the holders of the PCI Notes exercisable for 3% of the Common Stock of PCI on a fully diluted basis as of the date of such issuance. The proceeds of the Offering were allocated to the PCI Notes and warrants based on their relative fair values in the amounts of $77.2 and $2.8 million, respectively. The $2.8 million allocated to the warrants was recorded as additional paid in capital on PCI's financial statements. Concurrently with the Offering, Park Newspapers, Inc. issued $155.0 million in principal amount of 11 7/8% Senior Notes due 2004 ("Newspapers Notes") at

                   PARK BROADCASTING, INC. AND SUBSIDIARIES an offering price of 100%, and the Company issued $241.0 million in principal amount of 11 3/4% Senior Notes due 2004 ("Broadcasting Notes") at an offering price of 97.49% or $235.0 million. Such discount on the Broadcasting Notes will be amortized over the life of the Broadcasting Notes using the effective yield method. Interest on the Broadcasting Notes and the Newspapers Notes will be payable in cash semi-annually on May 15 and November 15 of each year commencing November 15, 1996.

  Upon a Change of Control Triggering Event, each holder of the Broadcasting Notes will have the right to require the Company to offer to purchase such holder's Broadcasting Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. In addition, the Company will be obligated to offer to purchase the Broadcasting Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales.

  The Broadcasting Notes were issued under an indenture containing covenants which, among other things, limit or restrict the Company's ability to incur additional indebtedness, pay cash dividends or make other payments affecting restricted subsidiaries, sell assets, incur liens, make capital contributions, change lines of business and enter into transactions with affiliates.

  In addition to the above offerings, PCI entered into a short term $58.0 million Senior Credit Facility with a consortium of lenders. Interest was payable at a variable rate and the debt was due on November 13, 1996. Such amount borrowed under the Senior Credit Facility was repaid entirely in May and June of 1996 with the proceeds of the sale of certain Radio Station Assets. Interest expense under the Senior Credit Facility of $2,594,000 has been included in discontinued operations.

4. CORPORATE OVERHEAD ALLOCATED

  Corporate overhead was allocated to the Company as follows: $926,000 for the period 1/1/96--6/30/96, $312,000 for the period 1/1/95--5/10/95, and
  $276,000 for the period of 5/11/95--6/30/95.

5. SUBSEQUENT EVENTS

  On July 19, 1996, the stockholders of Park Acquisitions, Inc., the sole stockholder of PCI which is the sole stockholder of the Company, agreed to sell 100% of their stock in a cash merger to Media General, Inc. for total consideration of approximately $710.0 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
 Park Newspapers, Inc.

  We have audited the accompanying consolidated balance sheet of Park Newspapers, Inc. and Subsidiaries (a wholly-owned subsidiary of Park Communications, Inc.) as of December 31, 1995 and the related consolidated statements of income and retained earnings and cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  As discussed in Note 2 to the consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company and as a result, the post-acquisition consolidated financial statements are not comparable to the pre-acquisition consolidated financial statements.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Newspapers, Inc. and Subsidiaries as of December 31, 1995 and the consolidated results of their operations and their cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Lexington, Kentucky
February 2, 1996

               REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

Board of Directors
 Park Newspapers, Inc.

  We have audited the accompanying consolidated balance sheet of Park Newspapers, Inc. and subsidiaries (a wholly-owned subsidiary of Park Communications, Inc.) as of December 31, 1994 and the related consolidated statements of income and retained earnings, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Newspapers, Inc. and subsidiaries at December 31, 1994 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1993 the Company changed its method of accounting for income taxes, as required by FASB Statement No. 109, "Accounting for Income Taxes."

                                          Ernst & Young LLP
Syracuse, New York
January 27, 1995

                     PARK NEWSPAPERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                        DECEMBER 31 DECEMBER 31
                                                        ----------- -----------
                                                         NEW PARK    OLD PARK
                                                        ----------- -----------
                                                           1995        1994
                                                        ----------- -----------
ASSETS (NOTE 6)
Current Assets:
 Cash..................................................  $    710    $  1,937
 Accounts receivable, less allowance for doubtful ac-
  counts of $289 in 1995 and $314 in 1994..............     7,563       6,691
 Inventory.............................................     1,089       1,000
 Consulting/non-compete contracts......................        --         763
 Other.................................................       912         508
                                                         --------    --------
  Total current assets.................................    10,274      10,899
                                                         --------    --------
Property, Plant & Equipment:
 Land and improvements.................................     3,481       2,269
 Buildings and leasehold improvements..................     9,939      15,731
 Newspaper equipment...................................    12,045      23,516
 Furniture and fixtures................................     1,879       3,051
 Autos and trucks......................................       449         918
                                                         --------    --------
                                                           27,793      45,485
 Less accumulated depreciation and amortization........    (1,562)    (24,266)
                                                         --------    --------
                                                           26,231      21,219
Intangible assets, net.................................   183,029      57,472
Consulting/non-compete contracts.......................        --       3,267
Other assets...........................................       204         203
                                                         --------    --------
  Total assets.........................................  $219,738    $ 93,060
                                                         ========    ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities of long-term debt..................  $    126    $    392
 Accounts payable......................................       900         718
 Consulting/non-compete contracts......................       787         815
 Interest..............................................     7,642           9
 Income taxes..........................................        --          63
 Accrued liabilities...................................     1,072       1,209
 Deferred income.......................................     3,157       2,909
                                                         --------    --------
  Total current liabilities............................    13,684       6,115
Long-term debt.........................................   168,305         360
Consulting/non-compete contracts.......................     2,778       3,582
Deferred income taxes..................................    41,972       1,490
                                                         --------    --------
  Total liabilities....................................   226,739      11,547
                                                         --------    --------
Commitments
Stockholder's Equity:
 Common Stock-no par value:
  Authorized 44,150 shares
  Issued and outstanding 44,150 shares in 1995 and
   1994................................................     4,150       4,150
 Paid in capital.......................................    (4,150)     46,665
 Intercompany receivables from parent..................    (3,355)    (47,192)
 Retained earnings.....................................    (3,646)     77,890
                                                         --------    --------
  Total stockholder's equity...........................    (7,001)     81,513
                                                         --------    --------
  Total liabilities and stockholder's equity...........  $219,738    $ 93,060
                                                         ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     PARK NEWSPAPERS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                              PRO FORMA        PERIOD          YEAR ENDED DEC. 31
                             ----------- --------------------  ------------------
                                         NEW PARK   OLD PARK        OLD PARK
                                         ---------  ---------  ------------------
                                         05/11/95-  01/01/95-
                                1995     12/31/95   05/10/95     1994      1993
                             ----------- ---------  ---------  --------  --------
                             (UNAUDITED)
Revenue:
 Newspaper revenue.........   $ 78,904   $ 51,723   $ 27,181   $ 76,810  $ 84,751
                              --------   --------   --------   --------  --------
Operating expenses:
 Cost of sales (exclusive
  of depreciation and
  amortizations)...........     33,810     20,783     13,027     32,364    39,221
 Selling, general and ad-
  ministrative.............     21,869     15,107      6,762     22,216    27,155
 Depreciation..............      2,537      1,621        833      2,260     2,577
 Amortization..............      3,688      2,356        524      1,775     2,395
 Amortization of excess of
  cost over net assets
  acquired.................      1,942      1,241        664      1,781     1,923
                              --------   --------   --------   --------  --------
                                63,846     41,108     21,810     60,396    73,271
                              --------   --------   --------   --------  --------
   Operating income........     15,058     10,615      5,371     16,414    11,480
Interest expense...........    (24,810)   (15,851)       (23)       (76)     (177)
Interest income............        291        186          3         11        45
Other expense..............       (511)       (26)      (485)      (832)     (204)
                              --------   --------   --------   --------  --------
   (Loss) income before in-
    come taxes.............     (9,972)    (5,076)     4,866     15,517    11,144
Provision (benefit) for in-
 come taxes................     (2,792)    (1,430)     2,222      7,007     5,335
                              --------   --------   --------   --------  --------
   Net (loss) income.......   $ (7,180)    (3,646)     2,644      8,510     5,809
                              ========
Retained earnings, begin-
 ning of period............                    --     77,890     69,380    63,571
                                         --------   --------   --------  --------
Retained earnings, end of
 period....................              $ (3,646)  $ 80,534   $ 77,890  $ 69,380
                                         ========   ========   ========  ========
Loss per share.............   $(162.63)  $ (82.58)
                              ========   ========


   The accompanying notes are an integral part of the consolidated financial statements.

                     PARK NEWSPAPERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                               PERIOD         YEAR ENDED DEC. 31
                                                                                         -------------------- ------------------
                                                                                         NEW PARK   OLD PARK       OLD PARK
                                                                                         ---------  --------- ------------------
                                                                                         05/11/95-  01/01/95-
                                                                                         12/31/95   05/10/95     1994     1993
                                                                                         ---------  --------- --------  --------
Operating Activities:
 Net (loss) income...................................................................... $ (3,646)   $ 2,644  $ 8,510    $ 5,809
 Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Depreciation and amortization.........................................................    5,218      2,021    5,816      6,895
  Amortization of consulting/non-compete contracts
   included in operating expenses.......................................................       --        292    1,142      1,161
  Payments on consulting/non-compete contracts..........................................     (513)      (320)    (869)    (1,175)
  Provision for losses on accounts receivable...........................................      127         85      292        347
  Provision for deferred income taxes...................................................   (1,430)      (122)     (59)      (326)
  Loss on sale of property, plant and equipment.........................................       --        199      116         34
  Changes in operating assets and liabilities net of effects from the disposal of companies:
   Accounts receivable..................................................................     (182)      (902)     488       (524)
   Inventory and other assets...........................................................     (628)       134      488        625
   Accounts payable and accrued liabilities.............................................    5,057        984   (6,214)       995
   Deferred income......................................................................      (84)       332      128        169
                                                                                         --------    -------  -------    -------
    Net cash provided by operating activities...........................................    3,919      5,347    9,838     14,010
                                                                                         --------    -------  -------    -------
Investing Activities:
 Purchases of property, plant and equipment.............................................   (1,691)      (431)  (3,458)    (1,512)
 Proceeds from sale of property, plant and equipment....................................        8         --      202         15
 Proceeds from sales of companies.......................................................       --         --       --      6,336
                                                                                         --------    -------  -------    -------
    Net cash provided by (used in) investing activities.................................   (1,683)      (431)  (3,256)     4,839
                                                                                         --------    -------  -------    -------
Financing Activities:
 Additional loan proceeds...............................................................    1,447         --       --         --
 Principal payments on long-term debt...................................................   (1,185)      (122)    (451)    (1,580)
 Net intercompany transfers to parent...................................................   (3,355)    (5,164)  (6,400)   (18,636)
                                                                                         --------    -------  -------    -------
    Net cash used in financing activities...............................................   (3,093)    (5,286)  (6,851)   (20,216)
                                                                                         --------    -------  -------    -------
  Decrease in cash......................................................................     (857)      (370)    (269)    (1,367)
Cash beginning of period................................................................    1,567      1,937    2,206      3,573
                                                                                         --------    -------  -------    -------
Cash end of period...................................................................... $    710    $ 1,567  $ 1,937    $ 2,206
                                                                                         ========    =======  =======    =======

   The accompanying notes are an integral part of the consolidated financial statements.

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

  Park Newspapers, Inc. (the Company or PNI), through wholly owned subsidiary companies, publishes paid circulation newspapers and non-paid controlled distribution publications (shoppers). Substantially all of the Company's newspaper revenues are derived from advertising and circulation. Advertising rates and rate structures vary among the publications and are based, among other things, on circulation and type of advertising.

  Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. The Company, which is a wholly owned subsidiary of Park Communications, Inc. (Parent or PCI), became an indirect wholly owned subsidiary of Park Acquisitions, Inc. (PAI) (see Note 2) as of May 11, 1995. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions (such as estimated lives of assets and allowance for doubtful accounts) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

  Inventory Valuation

  Inventories, consisting primarily of newsprint, are stated at the lower of cost (primarily last-in; first-out method) or market. The effect of using the last-in; first-out method (compared with the first-in; first-out inventory method) is not considered significant.

  Property, Plant, Equipment and Depreciation

  Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated useful lives of the assets except for leasehold improvements, which are amortized on the straight-line method over the lease period or the lives of the improvements, whichever is shorter. Accelerated methods are used for income tax reporting purposes whenever available. Deferred income taxes are provided for this temporary difference between financial and income tax reporting methods.

  Consulting/Non-Compete Contracts

  Certain subsidiary companies have consulting/non-compete contracts expiring through 2010. Prior to May 11, 1995, costs were amortized on a straight-line basis over the terms of the related agreements. In connection with the Acquisition, separate value was not assigned to those contracts. New Park would not have entered into such contracts at the date of Acquisition (see
  Note 2).

  Intangible Assets

  Intangible assets are stated at cost and consist primarily of advertising contracts, subscription lists and excess of cost over net assets acquired. Intangible assets are being amortized by the straight-line method over estimated lives ranging primarily from 7 to 40 years.

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

  Carrying Value of Long Lived Assets

  The Company has adopted the provisions of FASB Statement No. 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." The carrying value of long lived assets (tangible and intangible) is reviewed if the facts and circumstances suggest that they may be impaired. For purposes of this review, assets are grouped at the operating company level which is the lowest level for which there are identifiable cash flows. If this review indicates that such assets carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value.

  Income Taxes

  Effective January 1, 1993 the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." The cumulative effect of the accounting change was not material to net income for 1993.

  Deferred Income

  Deferred income is recorded on subscriptions prepaid by customers. Such income is recognized when earned.

  Intercompany Accounts

  The amount receivable from the Parent included in the balance sheet represents a net balance as the result of various transactions between the Company and its Parent. Since May 11, 1995 interest charges have been associated with the account balance. The Company has recognized interest income from the Parent in the amount of $195,000 in the accompanying statement of income for the period May 11, 1995 to December 31, 1995 on this account balance. The balance is primarily the result of the Company's participation in the Parent's central cash management program, wherein some of the Company's cash receipts are remitted to the Parent and some of the cash disbursements are funded by the Parent. Other transactions include the transfer to the Parent for payment of the Company's prior year federal income tax liability, and miscellaneous other administrative expenses incurred by the Parent on behalf of the Company.

  Intercompany Expense Allocation

  The Company's Parent provides various administrative services to the Company including legal assistance, acquisitions analysis, and marketing and advertising services. It is the Parent's policy to charge these expenses and all other operating expense, on both a direct and indirect cost basis. These expenses incurred by the Parent and allocated to the Company (which are included in operating expenses) were $1,416,000 for the period May 11 to December 31, 1995, $801,000 for the period January 1 to May 10, 1995, $1,988,000 in 1994 and $2,102,000 in 1993. Allocation of
  indirect costs to the Company is based on the proportion of Company employees to total employees which, in the opinion of the Company's management, is a reasonable method of allocation since it approximates the expense that would have been incurred on a stand alone basis.

2.ACQUISITION AND BASIS OF PRESENTATION

  On May 11, 1995, the Company's parent, PCI, was sold to PAI (the Acquisition), a private investment concern (organized August 4, 1994) owned by investors Gary B. Knapp and the Tomlin Family Trust II, of which Donald
  R. Tomlin, Jr. is a trustee. A significant portion of the purchase price was paid from the proceeds of a $573,427,000 loan made to the acquiror, the remainder of the purchase price ($138,000,000) was derived from existing cash-on-hand at PCI at closing of the Acquisition.

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

  As a consequence of the change in ownership of PCI, under generally accepted accounting principles, the Company is deemed, for financial reporting purposes, to have become a new reporting entity effective with the change in ownership. The portion of the debt allocable to the Company has been "pushed down" to the financial statements of the Company, and the assets and liabilities have been adjusted to reflect their fair market value as of May 11, 1995.

  The accompanying financial statements reflect the operations of PNI prior to the acquisition on May 11, 1995 (Old Park). Subsequent to that date the financial statements reflect the operations of the Company utilizing the new basis accounting (New Park).

  The pro forma income statement for 1995 reflects the operations of the Company under the new basis of accounting and assumes the transaction closed on January 1, 1995. Depreciation, amortization and interest expense reflect those costs that would be charged to operations for a full year based on the revised balance sheet amounts at May 11, 1995 for property, plant and equipment, intangible assets and the long-term debt "push down" to PNI. Pro forma income tax benefit has been computed at an effective rate of 28%.

  Following is a summary of adjustments made to historical costs of the assets and liabilities of the Company as of May 10, 1995, as a result of applying "push down" acquisition accounting at that date to arrive at the new basis for the Company.

                                                      MAY 10, 1995
                                         --------------------------------------
                                                 PARK NEWSPAPERS, INC.
                                         --------------------------------------
                                         WITHOUT MERGER             WITH MERGER
                                          ADJUSTMENTS               ADJUSTMENTS
                                         --------------   MERGER    -----------
                                            OLD PARK    ADJUSTMENTS  NEW PARK
                                         -------------- ----------- -----------
                                                 (DOLLARS IN THOUSANDS)
   ASSETS
   Current assets
    Cash................................    $ 1,567            --    $  1,567
    Accounts receivable, net............      7,508            --       7,508
    Inventory...........................        972            --         972
    Consulting/non-compete contracts....        730      $   (730)         --
    Other...............................        406            --         406
                                            -------      --------    --------
      Total current assets..............     11,183          (730)     10,453
                                            -------      --------    --------
   Property, plant & equipment..........     42,092       (15,926)     26,166
     Less accumulated depreciation and
      amortization......................     21,474       (21,474)         --
                                            -------      --------    --------
    Net property, plant & equipment.....     20,618         5,548      26,166
   Intangible assets, net...............     56,269       130,357     186,626
   Consulting/non-compete contracts.....      3,009        (3,009)         --
   Other assets.........................        199            --         199
                                            -------      --------    --------
                                            $91,278      $132,166    $223,444
                                            =======      ========    ========
   LIABILITIES AND STOCKHOLDER'S EQUITY
   Current liabilities:
    Current maturities of long-term
     debt...............................    $   630            --    $    630
    Accounts Payable....................      1,540            --       1,540
    Consulting/non-compete contracts....        836            --         836
    Interest............................         20            --          20
    Income taxes........................        487            --         487
    Accrued liabilities.................      1,019            --       1,019
    Deferred income.....................      3,241            --       3,241
                                            -------      --------    --------
     Total current liabilities..........      7,773            --       7,773

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

                                                 MAY 10, 1995
                                    --------------------------------------
                                            PARK NEWSPAPERS, INC.
                                    --------------------------------------
                                    WITHOUT MERGER             WITH MERGER
                                     ADJUSTMENTS               ADJUSTMENTS
                                    --------------   MERGER    -----------
                                       OLD PARK    ADJUSTMENTS  NEW PARK
                                    -------------- ----------- -----------
                                            (DOLLARS IN THOUSANDS)
   Long term debt..................         --      $167,539     167,539
   Consulting/non-compete
    contracts......................      3,241            --       3,241
   Deferred income taxes...........      1,271        43,620      44,891
                                       -------      --------    --------
      Total liabilities............     12,285       211,159     223,444
                                       -------      --------    --------
   Stockholder's Equity:
    Common stock...................      4,150            --       4,150
    Paid in capital................     46,665       (50,815)     (4,150)
    Intercompany receivables from
     parent........................    (52,356)       52,356          --
    Retained earnings..............     80,534       (80,534)         --
                                       -------      --------    --------
   Total stockholder's equity......     78,993       (78,993)         --
                                       -------      --------    --------
                                       $91,278      $132,166    $223,444
                                       =======      ========    ========

3.LOSS PER SHARE

  Earnings per share of common stock is computed on the weighted average number of common shares outstanding during each period (dollars and shares in thousands except per share amounts):

                                             PRO FORMA    NEW PARK
                                          --------------- ---------
                                             NEW PARK      PERIOD
                                          --------------- ---------
                                                          05/10/95-
                                               1995       12/31/95
                                          --------------- ---------
                                            (UNAUDITED)
                                          ---------------
   Average shares........................             44        44
                                           =============  ========
   Net loss..............................  $      (7,180) $ (3,646)
                                           =============  ========
   Per share amount......................  $     (162.63) $ (82.58)
                                           =============  ========
  Earnings per share has not been shown prior to May 11, 1995 because such information is not meaningful.

4.INTANGIBLE ASSETS

  Intangible assets are comprised of the following (dollars in thousands):

                                                 DECEMBER 31         DECEMBER 31
                                          -------------------------  -----------
                                                  NEW PARK            OLD PARK
                                          -------------------------  -----------
                                          ESTIMATED LIVES   1995        1994
                                          --------------- ---------  -----------
   Advertiser and subscriber relation-
    ships................................  14 - 40 years  $109,303    $ 35,236
   Other intangibles.....................       --              --       3,960
   Excess of cost over net assets ac-
    quired...............................       40          77,323      72,226
                                                          --------    --------
     Total intangibles...................                  186,626     111,422
   Less accumulated amortization.........                    3,597      53,950
                                                          --------    --------
                                                          $183,029    $ 57,472
                                                          ========    ========

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

5.DISPOSITIONS AND DISCONTINUED PUBLICATION

  On December 31, 1993, the Company sold newspaper publications in 13 of its smaller markets. Of these, 11 were daily newspapers, all with paid circulation under 6,000. The impact of the sale of these publications was not material to net income in 1993. In 1995, the Company discontinued its Research Triangle Park, Raleigh, North Carolina publication. The operating losses for these newspaper publications (before depreciation and amortization) were $145,000 in 1995 (pro forma unaudited), $235,000 in 1994 and $273,000 in 1993.

6.LONG-TERM DEBT

  The Company's long-term debt is comprised of the following:

                                                         DECEMBER 31 DECEMBER 31
                                                         ----------- -----------
                                                          NEW PARK    OLD PARK
                                                         ----------- -----------
                                                            1995        1994
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
   Existing Credit Agreement...........................   $168,065         --
   Subordinated notes of certain newspaper subsidiaries
    due to former owners...............................        360      $ 744
   Promissory notes....................................          6          8
                                                          --------      -----
   Total debt..........................................    168,431        752
   Less:Current maturities of long-term debt...........        126        392
                                                          --------      -----
   Long-term debt......................................   $168,305      $ 360
                                                          ========      =====

  On May 11, 1995, PAI entered into an agreement (Existing Credit Agreement) to borrow up to $593.8 million, the proceeds of which were utilized to finance the Acquisition and pay related expenses. The loan required that the debt be directly assumed by PCI and its subsidiary companies and that they be jointly and severally liable for the loan agreement. PAI, PCI and PCI's subsidiaries' assets are pledged as collateral for the loan made pursuant to the Existing Credit Agreement and PCI and its subsidiaries' cash flow is utilized for debt service. Interest accrues at a base interest rate (Base Rate) of 9.5% per annum, an additional interest rate (Additional
  Rate) of 1.0% per annum, plus a yield maintenance interest rate (YMI) of 3.0% per annum. The Base Rate and Additional Rate interest are payable on October 1 and April 1. Principal payments are required only to the extent that PAI's cash balance, as defined in the Existing Credit Agreement, exceeds $8.0 million (declining to $6.0 million at October 1, 1997) at each interest payment date through October 1, 1997. Following is a table that outlines these requirements:

       INTEREST PAYMENT DATE                               CASH RESERVE AMOUNT
       ---------------------                              ----------------------
                                                          (DOLLARS IN THOUSANDS)
       October 1, 1995...................................         $8,000
       April 1, 1996.....................................          8,000
       October 1, 1996...................................          7,000
       April 1, 1997.....................................          7,000
       October 1, 1997 and thereafter....................          6,000

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

  Prepayment, in part or wholly, can be made at any time without penalty. Ninety percent (90%) of the after tax proceeds as defined in the Existing Credit Agreement of any asset sales of the Company are required to be applied to the principal.

  The YMI, which the Company is accruing, is payable upon achievement by PAI, on or prior to May 11, 1998, of a Loan to Value Ratio (LTV) of 70% or less (as defined in the Existing Credit Agreement). If the Company elects not to pay the YMI when payable, then PAI would be required to issue to the lender an exercisable warrant having the right to acquire non-voting common stock in PAI in a sufficient amount to equal an 80% shareholders' equity interest. On the earliest date that the Debt Service Coverage Ratio (DSC) as defined in the Existing Credit Agreement is met, and either the LTV ratio is met or by reason of non-payment of the YMI, the warrant is required to be issued, the loan will become fully amortizable in equal annual amounts over the remaining term ending on a maturity date of April 15, 2015 with interest at 10.5% per annum.

  Substantially all of the Company's and its subsidiaries' tangible and intangible assets are collateralized under the Existing Credit Agreement. The Existing Credit Agreement contains covenants which, among other things, limit or restrict payment of cash dividends, additional debt, repurchase of common stock, capital expenditures, sales of the Company's common stock, mergers, consolidations and sales of the Company's assets.

  The subordinated notes are payable in various installments through 1998 with interest primarily from 6% to 9%. The promissory notes are payable in various installments through 1998 with interest at 8%.

  Cash payments of interest were $8,255,974 for the period of May 11 to December 31, 1995, $43,552 for the period of January 1 to May 10, 1995, $97,930 in 1994 and $185,041 in 1993.
  The aggregate annual maturities on long-term debt, assuming the Company meets the LTV on May 11, 1998, payable over the next five years are as follows (dollars in thousands):

      YEAR                                                               AMOUNT
      ----                                                               -------
      1996.............................................................. $   126
      1997..............................................................     120
      1998..............................................................  52,155
      1999..............................................................   2,858
      2000..............................................................   3,166

  The fair value of the Company's long-term debt approximates $180,405,000. The fair value is estimated based on current rates offered to the Company for debt of the same remaining maturities.

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

7.INCOME TAXES

  The Company determines its income tax expense on the separate return method. Federal and state income tax expense (benefit) is summarized as follows (dollars in thousands):

                                            PERIOD        YEAR ENDED DEC. 31
                                      ------------------- --------------------
                                      NEW PARK  OLD PARK       OLD PARK
                                      --------- --------- --------------------
                                      05/11/95- 01/01/95-
                                      12/31/95  05/10/95     1994       1993
                                      --------- --------- ---------  ---------
   Federal:
    Current taxes transferred to the
     Parent..........................       --   $1,904   $   5,662  $   4,466
    Deferred.........................  $(1,208)    (106)        (58)      (284)
                                       -------   ------   ---------  ---------
                                       $(1,208)   1,798       5,604      4,182
                                       -------   ------   ---------  ---------
   State:
    Current..........................       --      440       1,404      1,195
    Deferred.........................     (222)     (16)         (1)       (42)
                                       -------   ------   ---------  ---------
                                          (222)     424       1,403      1,153
                                       -------   ------   ---------  ---------
     Total income tax expense (bene-
      fit)...........................  $(1,430)  $2,222   $   7,007  $   5,335
                                       =======   ======   =========  =========

  The items comprising the differences in taxes on income computed at the U.S. statutory rate and the amount provided by the Company are as follows (dollars in thousands):


                                                  PERIOD         YEAR ENDED DEC. 31
                                            -------------------- -----------------
                                            NEW PARK   OLD PARK       OLD PARK
                                            ---------  --------- -----------------
                                            05/11/95-  01/01/95-
                                            12/31/95   05/10/95     1994     1993
                                            ---------  ---------  -------  -------
   Computed tax expense at U.S. statutory
    rate................................... $ (1,777)   $ 1,703   $ 5,431  $ 3,900
   Increase in tax expense resulting from:
    State income taxes, net of federal in-
     come tax..............................     (144)       276       912      749
    Amortization not tax deductible........      434        231       623      673
    Miscellaneous, net.....................       57         12        41       13
                                            --------    -------   -------  -------
     Total income tax expense (benefit).... $ (1,430)   $ 2,222   $ 7,007  $ 5,335
                                            ========    =======   =======  =======

  Significant components of the Company's deferred tax liabilities and assets are as follows (dollars in thousands):

                                                         DECEMBER 31 DECEMBER 31
                                                         ----------- -----------
                                                          NEW PARK    OLD PARK
                                                         ----------- -----------
                                                            1995        1994
                                                         ----------- -----------
   Components of deferred taxes:
    Property, plant & equipment, intangible assets......  $ 42,742     $ 1,490
    Net operating loss carry forwards...................      (770)         --
    Allowance for doubtful accounts and other...........       (77)        (96)
                                                          --------     -------
     Net deferred tax liabilities.......................  $ 41,895     $ 1,394
                                                          ========     =======
   Classification of deferred taxes:
    Non-current liabilities.............................  $ 41,972     $ 1,490
    Current assets......................................       (77)        (96)
                                                          --------     -------
                                                          $ 41,895     $ 1,394
                                                          ========     =======

                    PARK NEWSPAPERS, INC. AND SUBSIDIARIES

  Total cash payments of state income taxes were $135,000 for the period May 11 through December 31, 1995, $352,000 for the period January 1 through May 10, 1995, $1,391,143 in 1994 and $1,212,969 in 1993. Federal tax payments are made by the Parent (see Note 1).

8. LEASES

  Certain operating facilities and equipment (see Note 9) are leased under noncancellable operating agreements. Certain of the leases require the Company or its subsidiaries to pay property taxes, insurance and maintenance costs.

  Lease expense related to the above and charged to operations was approximately $135,380 for the period May 11 through December 31, 1995, $76,519 for the period January 1 through May 10, 1995, $463,000 in 1994 and $749,000 in 1993.

  The aggregate minimum rentals through dates of expiration amount to approximately $227,076 and the amounts payable over the next five years are as follows (dollars in thousands):

       YEAR                                                               AMOUNT
       ----                                                               ------
       1996..............................................................  $112
       1997..............................................................    76
       1998..............................................................    36
       1999..............................................................     3
       2000..............................................................    --

9. RELATED PARTY TRANSACTIONS

  In 1993 and 1994, the Company, in the ordinary course of business, leased and rented certain operating facilities and equipment (included in Note 8) from RHP Incorporated and its subsidiaries. RHP Incorporated is wholly owned by the estate of Roy H. Park, formerly the Chairman of the Board of PCI, who died on October 25, 1993. Such lease and rent payments were $271,476 in 1994 and $527,949 in 1993. In connection with these operating facilities, in 1994 the Company purchased five buildings from RHP Incorporated and its subsidiaries at the appraised fair market value of $600,000 and such lease and rent payments ceased as of the date of purchase.

                  PARK NEWSPAPERS, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                                                NEW PARK
                                                          ---------------------
                                                          JUNE 30   DECEMBER 31
                                                            1996       1995
                                                          --------  -----------
ASSETS
Current Assets:
 Cash.................................................... $  4,210   $    710
 Accounts receivable, less allowance for doubtful
  accounts of $293 in 1996 and $314 in 1995..............    6,900      7,563
 Inventory...............................................      824      1,089
 Other...................................................      513        912
                                                          --------   --------
  Total current assets...................................   12,447     10,274
                                                          --------   --------
Property, Plant & Equipment:
 Property, plant & equipment.............................   28,522     27,793
 Less accumulated depreciation and amortization..........   (3,127)    (1,562)
                                                          --------   --------
                                                            25,395     26,231
Intangible assets, net...................................  180,442    183,029
Other assets.............................................    5,699        204
                                                          --------   --------
                                                          $223,983   $219,738
                                                          ========   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities of long-term debt.................... $    126   $    126
 Accounts payable........................................    1,277        900
 Consulting/non-compete contracts........................      775        787
 Interest................................................    2,452      7,642
 Income taxes............................................       --         --
 Accrued liabilities.....................................    1,184      1,072
 Deferred income.........................................    3,162      3,157
                                                          --------   --------
  Total current liabilities..............................    8,976     13,684
Long-term debt...........................................  155,120    168,305
Consulting/non-compete contracts.........................    2,403      2,778
Deferred income taxes....................................   39,807     41,972
                                                          --------   --------
  Total liabilities......................................  206,306    226,739
                                                          --------   --------
Commitments
Stockholder's Equity:
 Common Stock--no par value:
  Authorized 44,150 shares, issued and outstanding 44,150
   shares in
   1996 and 1995.........................................    4,150      4,150
 Paid in capital.........................................   21,184     (4,150)
 Intercompany receivables from Parent....................       --     (3,355)
 Retained earnings (deficit).............................   (7,657)    (3,646)
                                                          --------   --------
Total stockholder's equity...............................   17,677     (7,001)
                                                          --------   --------
                                                          $223,983   $219,738
                                                          ========   ========

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                  PARK NEWSPAPERS, INC. AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                (UNAUDITED)

        (DOLLARS AND SHARES IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                               NEW PARK
                                           ------------------
                                           SIX MONTHS ENDED         PERIOD
                                           ------------------  ------------------
                                                       PRO
                                                      FORMA    NEW PARK  OLD PARK
                                                     --------  --------  --------
                                           JUNE 30   JUNE 30   5/11/95-  1/01/95-
                                             1996      1995    6/30/95   5/10/95
                                           --------  --------  --------  --------
Revenue:
 Newspaper revenue.......................  $ 38,804  $ 38,490  $11,309   $27,181
                                           --------  --------  -------   -------
Operating expenses:
 Cost of sales (exclusive of depreciation
  and amortization)......................    19,205    19,348    6,321    13,027
 Selling, general and administrative.....    10,714     8,228    1,466     6,762
 Depreciation............................     1,584     1,278      355       833
 Amortization............................     1,807     1,825      507       524
 Amortization of excess of cost over net
  assets acquired........................       989       979      272       664
                                           --------  --------  -------   -------
                                             34,299    31,658    8,921    21,810
                                           --------  --------  -------   -------
  Operating income.......................     4,505     6,832    2,388     5,371
Interest expense.........................   (10,850)  (11,495)  (3,193)      (23)
Interest income..........................       127       145      (17)        3
Other income (expense)...................       (24)     (255)      25      (485)
                                           --------  --------  -------   -------
  (Loss) income before income taxes......    (6,242)   (4,773)    (797)    4,866
Provision (benefit) for income taxes.....    (2,231)   (1,500)    (207)    2,222
                                           --------  --------  -------   -------
  Net (loss) income......................    (4,011) $ (3,273)    (590)    2,644
                                                     ========
Retained earnings (deficit), beginning of
period...................................    (3,646)                 0    77,890
                                           --------            -------   -------
Retained earnings (deficit), end of
period...................................  $ (7,657)           $  (590)  $80,534
                                           ========            =======   =======
Loss per share...........................  $ (90.85) $ (74.13)
                                           ========  ========
Average shares...........................      44.2      44.2

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                  PARK NEWSPAPERS, INC. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                                                                            SIX MONTHS ENDED      PERIOD
                                                                                            ---------------- -----------------
                                                                                                NEW PARK     NEW PARK OLD PARK
                                                                                            ---------------- -------- --------
                                                                                                JUNE 30      5/11/95- 1/01/95-
                                                                                                  1996       6/30/95  5/10/95
                                                                                            ---------------- -------- --------
   Operating Activities:
    Net (loss) income......................................................................     $ (4,011)     $ (590)  $2,644
    Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
     Depreciation and amortization.........................................................        4,380       1,134    2,021
     Amortization of consulting/non-compete contracts included in operating expenses.......           --          --      292
     Amortization of debt issue costs......................................................           55
     Payments on consulting/non-compete contracts..........................................         (387)       (103)    (320)
     Provision for losses on accounts receivable...........................................          148          43       85
     Provision for deferred income taxes...................................................         (313)         49     (122)
     Corporate overhead allocation.........................................................          216          --       --
     Loss (gain) on sale of property, plant and equipment..................................         (161)         --      199
     Changes in operating assets and liabilities:
      Accounts receivable..................................................................          515       1,184     (902)
      Inventory and other assets...........................................................          572         200      134
      Accounts payable and accrued liabilities.............................................       (4,701)      3,481      984
      Deferred income......................................................................            5        (139)     332
                                                                                                --------      ------   ------
       Net cash (used in) provided by operating activities.................................       (3,682)      5,259    5,347
                                                                                                --------      ------   ------
   Investing Activities:
    Purchases of property, plant and equipment.............................................         (780)       (313)    (431)
    Proceeds from sale of property, plant, and equipment...................................          169          --       --
    Increase in long-term other assets.....................................................         (100)         --       --
                                                                                                --------      ------   ------
       Net cash used in investing activities...............................................         (711)       (313)    (431)
                                                                                                --------      ------   ------
   Financing Activities:
    Proceeds from new debt.................................................................      155,000          --       --
    Debt issue costs.......................................................................       (5,449)         --       --
    Principal payments on long-term debt...................................................     (168,185)         --     (122)
    Net intercompany transfers from Parent.................................................       26,527      (5,095)  (5,164)
                                                                                                --------      ------   ------
       Net cash provided by (used in) financing activities.................................        7,893      (5,095)  (5,286)
                                                                                                --------      ------   ------
     Increase (decrease) in cash...........................................................        3,500        (149)    (370)
   Cash beginning of period................................................................          710       1,567    1,937
                                                                                                --------      ------   ------
   Cash end of period......................................................................     $  4,210      $1,418   $1,567
                                                                                                ========      ======   ======
   Non-Cash Financing Activities:
    Capitalization of intercompany receivable from Parent..................................     $(21,320)
                                                                                                ========

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                  PARK NEWSPAPERS, INC. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying condensed interim financial statements are unaudited; however, in the opinion of the Company's management, all adjustments (which comprise only normal and recurring accruals) necessary for a fair presentation of the interim financial results have been included. The results for the interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's audited annual consolidated financial statements for the year ended December 31, 1995.

  As discussed in the December 31, 1995 consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company and, as a result, the post-acquisition (New Park) consolidated financial statements are not comparable to the pre-acquisition (Old Park) consolidated financial statements.

2. REFINANCING

  On May 13, 1996, Park Communications, Inc. ("PCI") refinanced its existing debt through the issuance of three separate debt offerings and a short term Senior Credit Facility. PCI issued $80.0 million in principal amount of 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Offering"). Interest on such notes (the "PCI Notes") will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1996. Through May 15, 1999, interest is payable at the option of PCI by the issuance of additional notes in lieu of cash. After May 15, 1999, interest is payable in cash. The PCI Notes were issued with warrants entitling the holder to purchase one share of Common Stock, par value $0.0001 per share, of PCI at an exercise price of $0.01 per share. Upon exercise, the holders would be entitled in the aggregate to purchase 7% of the Common Stock of PCI on a fully diluted basis. In addition, in the event PCI does not consummate a Public Equity Offering or one or any series of substantially concurrent Strategic Equity Investments on or prior to December 31, 1997, resulting in net proceeds to PCI of at least $40.0 million, PCI will be obligated to issue warrants (contingent warrants) to the holders of the PCI Notes exercisable for 3% of the Common Stock of PCI on a fully diluted basis as of the date of such issuance. The proceeds of the Offering were allocated to the PCI Notes and warrants based on their relative fair values in the amounts of $77.2 and $2.8 million, respectively. The $2.8 million allocated to the warrants was recorded as additional paid in capital on PCI's financial statements. Concurrently with the Offering, the Company issued $155.0 million in principal amount of 11 7/8% Senior Notes due 2004 ("Newspapers Notes") at an offering price of 100%, and Park Broadcasting, Inc. issued $241.0 million in principal amount of 11 3/4% Senior Notes due 2004 ("Broadcasting Notes") at an offering price of 97.49% or $235.0 million. Such discount on the Broadcasting Notes will be amortized over the life of the Broadcasting Notes using the effective yield method. Interest on the Broadcasting Notes and the Newspapers Notes will be payable in cash semi-annually on May 15 and November 15 of each year commencing November 15, 1996.

  Upon a Change of Control Triggering Event, each holder of the Newspapers Notes will have the right to require the Company to offer to purchase such holder's Newspapers Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. In addition, the Company will be obligated to offer to repurchase the Newspapers Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales.

  The Newspapers Notes were issued under an indenture containing covenants which, among other things, limit or restrict the Company's ability to incur additional indebtedness, pay cash dividends or make other payments affecting restricted subsidiaries, sell assets, incur liens, make capital contributions, change lines of business and enter into transactions with affiliates.

                  PARK NEWSPAPERS, INC. AND SUBSIDIARIES

  In addition to the above offerings, PCI entered into a short term $58.0 million Senior Credit Facility with a consortium of lenders. Interest was payable at a variable rate and the debt was due on November 13, 1996.

  Such amount borrowed under the Senior Credit Facility was repaid entirely in May and June of 1996 with the proceeds of the sale of certain Radio Station Assets.

3. CORPORATE OVERHEAD ALLOCATED

  Corporate overhead was allocated to the Company as follows: $1,322,000 for the period 1/1/96--6/30/96, $801,000 for the period 1/1/95--5/10/95, and
  $212,000 for the period of 5/11/95--6/30/95.

4. SUBSEQUENT EVENTS

  On July 19, 1996, the stockholders of Park Acquisitions, Inc., the sole stockholder of PCI which is the sole stockholder of the Company, agreed to sell 100% of their stock in a cash merger to Media General, Inc. for total consideration of approximately $710.0 million.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   26
The Company...............................................................   33
Use of Proceeds...........................................................   34
Capitalization............................................................   35
Unaudited Pro Forma Condensed Consolidated Financial Statements...........   36
Selected Historical and Pro Forma Consolidated Financial Data.............   46
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   52
Business..................................................................   64
Management................................................................  103
Securities Ownership of Certain Beneficial Owners.........................  110
Description of Certain Indebtedness.......................................  111
Description of the Units..................................................  114
Description of the Notes..................................................  114
Description of the Warrants...............................................  142
The Exchange Offer........................................................  148
Certain Federal Income Tax Consequences...................................  157
Description of Capital Stock..............................................  162
Plan of Distribution......................................................  163
Legal Matters.............................................................  164
Experts...................................................................  164
Available Information.....................................................  164
Index.....................................................................  165
Index to Financial Statements.............................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  $80,000,000

                                     LOGO

                           PARK COMMUNICATIONS, INC.

 OFFER TO EXCHANGE SERIES B 13 3/4% SENIOR PAY-IN-KIND NOTES DUE 2004 FOR ALL
             OUTSTANDING 13 3/4% SENIOR PAY-IN-KIND NOTES DUE 2004

                           -------------------------

                                  PROSPECTUS

                           -------------------------


                                         , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145 of the DGCL also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

  Article Seventh of the Company's Amended and Restated Certificate of Incorporation, as amended, provides as follows:

    The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Article VII, Section 2(b) of the Company's Bylaws provides as follows:

    In addition to mandatory indemnification under Section 145 of the DGCL, as set forth above, the Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under Section 145 of the DGCL, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, in such amounts and to the fullest extent permitted under applicable law.

  The Company has purchased and maintains insurance to protect persons entitled to indemnification pursuant to its Bylaws and the DGCL against expenses, judgments, fines and amounts paid in settlement, to the fullest extent permitted by the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

 EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBIT
 --------                         ----------------------
  2.1     Asset Purchase Agreement dated as of February 14, 1996 among Roy H.
          Park Broadcasting of Oregon, Inc., Contemporary FM, Inc. and Fisher
          Broadcasting Inc. regarding sale of KWJJ- AM and FM*
  2.2     Asset Purchase Agreement dated as of February 29, 1996 among Roy H.
          Park Broadcasting of Minnesota, Inc., Roy H. Park Broadcasting of the
          Lake Country, Inc. and Nationwide Communications Inc. regarding sale of KSGS-AM and KMJZ-FM*
  2.3     Asset Purchase Agreement dated as of March 27, 1996 between Park
          Radio of Iowa, Inc. and KXEL Broadcasting Company, Inc. regarding sale of KWLO-AM and KFMW-FM*
  2.4     Asset Purchase Agreement dated as of March 27, 1996 between Roy H.
          Park Broadcasting of Tennessee, Inc. and Jackson Telecasters, Inc.
          regarding sale of WDEF-AM and FM*
  2.5     Asset Purchase Agreement dated as of February 29, 1996 among
          Montgomery Alabama Channel 32 Operating Limited Partnership, WHOA-TV,
          Inc. and Park of Montgomery I, Inc. regarding acquisition of WHOA-TV*
  3(i)(a) Amended and Restated Certificate of Incorporation of the Company*
  3(i)(b) Certificate of Amendment of Certificate of Incorporation of the
          Company*
  3(ii)   Bylaws of the Company*
  4.1     Indenture dated as of May 13, 1996 between the Company and IBJ
          Schroder Bank & Trust Company, as Trustee, with the forms of Series A
          Note and Series B Note attached thereto*
  4.2     Warrant Agreement dated as of May 13, 1996 between the Company and
          IBJ Schroder Bank & Trust Company, as Warrant Agent, with the form of
          Warrant attached thereto*
  4.3     Unit Agreement dated as of May 13, 1996 between the Company and IBJ
          Schroder Bank and Trust Company, as Unit Agent*
  5.1     Opinion of Eckert Seamans Cherin & Mellott regarding the validity of the Series B Notes, including consent
  8.1     Opinion of Eckert Seamans Cherin & Mellott regarding certain Federal income tax matters, including consent
 10.1     Registration Rights Agreement dated as of May 13, 1996 among the
          Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and
          Goldman, Sachs & Co.*
 10.2     Warrant Registration Rights Agreement dated as of May 13, 1996 among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and
          Goldman, Sachs & Co.*
 10.3     Indenture dated as of May 13, 1996 between Park Broadcasting, Inc.
          and IBJ Schroder Bank & Trust Company, as Trustee*
 10.4     Indenture dated as of May 13, 1996 between Park Newspapers, Inc. and
          IBJ Schroder Bank & Trust Company, as Trustee*
 10.5     Credit Agreement dated as of May 10, 1996 among the Company, Merrill
          Lynch & Co., as Arranger and Syndication Agent, First Union National
          Bank of North Carolina, as Administrative Agent and Collateral Agent,
          and the lending institutions listed therein*
 10.6     Tax Sharing Agreement executed as of May 13, 1996 among Park
          Acquisitions, Inc., the Company, Park Broadcasting, Inc., Park
          Newspapers, Inc. and certain of the Company's other subsidiaries*
 10.7     Management Services Agreement dated as of May 13, 1996 among Park
          Acquisitions, Inc., the Company, Park Broadcasting, Inc. and Park
          Newspapers, Inc.*

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.8    Affiliation Agreement dated as of October 1, 1995 between Roy H. Park
         Broadcasting, Inc. and CBS Television Network, a division of CBS Inc.
         ("CBS")*
 10.9    Affiliation Agreement dated as of October 1, 1995 between Roy H. Park
         Broadcasting of Tennessee, Inc. and CBS*
 10.10   Affiliation Agreement dated as of October 1, 1995 between Roy H. Park
         Broadcasting of the Tri-Cities, Inc. and CBS*
 10.11   Affiliation Agreement dated as of October 1, 1995 between Roy H. Park
         Broadcasting of Virginia, Inc. and CBS*
 10.12   Affiliation Agreement dated as of October 1, 1995 between Birmingham
         Television Corporation and CBS*
 10.13   Affiliation Agreement dated January 19, 1996 between Park Broadcasting of Louisiana Inc. and National Broadcasting Company, Inc. ("NBC")*
 10.14   Affiliation Agreement dated January 19, 1996 between Roy H. Park of
         Roanoke, Inc. and NBC*
 10.15   Affiliation Agreement dated June 3, 1996 between Roy H. Park
         Broadcasting of Utica-Rome, Inc. and American Broadcasting Companies,
         Inc. ("ABC")
 10.16   Affiliation Agreement dated June 3, 1996 between Park Broadcasting of
         Kentucky, Inc. and ABC
 10.17   Employment Agreement dated July 20, 1994 between the Company and
         Wright M. Thomas*
 10.18   Agreement dated May 1, 1986 between the Company and Wright M. Thomas regarding deferred compensation arrangement*
 10.19   Letter Agreement dated February 16, 1979 between the Company and
         Wright M. Thomas regarding contingent retirement benefits*
 10.20   Park Communications, Inc. Retention Incentive Plan*
 10.21   Park Communications, Inc. Defined Benefit Plan*
 10.22   Description of Supplemental Retirement Benefit to W. Randall Odil*
 10.23   Letter dated December 21, 1995 from the Company to Rick Prusator regarding compensation matters*
 10.24   Letter Agreement dated June 29, 1995 between the Company and Robert J.
         Rossi regarding consulting/non-competition arrangements*
 12.1    Ratio of Earnings to Fixed Charges*
 21.1    Subsidiaries of the Company
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2    Consent of Ernst & Young LLP
 23.3    Consents of Eckert Seamans Cherin & Mellott (included in Exhibits 5.1 and 8.1)
 24.1    Power of Attorney (included in the Signature Page)*
 25.1    Statement of Eligibility on Form T-1 of Trustee*
 27.1    Financial Data Schedule for 1993 and 1994*
 27.2    Financial Data Schedule for 1995*
 27.3    Financial Data Schedule for six months ended June 30, 1995 and 1996
 99.1    Form of Letter of Transmittal with respect to the Exchange Offer*
 99.2    Form of Exchange Agency Agreement between the Company and IBJ Schroder
         Bank & Trust Company, as Exchange Agent*

- --------

*Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES

  The following financial statement schedules are included in Part II of this Registration Statement and should be read in conjunction with the Financial Statements and notes thereto included elsewhere herein.

          See Index to Financial Statement Schedules (page S-1)

  Financial statement schedules other than those listed above are omitted as not required or not applicable or because the information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) hereunder the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on August 16, 1996.

                                          PARK COMMUNICATIONS, INC.

                                               /s/ Wright M. Thomas
                                          By:  ________________________________
                                              Wright M. Thomas, President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                           TITLE                       DATE
      ---------                           -----                       ----

/s/ Wright M. Thomas          President (principal executive      August 16, 1996
- -------------------------     officer)
Wright M. Thomas


/s/ Randel N. Stair           Vice President and Chief            August 16, 1996
- -------------------------     Financial Officer (principal
Randel N. Stair               financial officer and
                              principal accounting officer)


            *                 Director                            August 16, 1996
- -------------------------
Gary B. Knapp


            *                 Director
- -------------------------
Donald R. Tomlin, Jr.                                             August 16, 1996



* By: /s/ Wright M. Thomas
      -------------------------
      Wright M. Thomas
      Attorney-in-Fact

                    INDEX TO FINANCIAL STATEMENT SCHEDULES*

SCHEDULE                      DESCRIPTION                           SEQUENTIALLY
 NUMBER                       OF SCHEDULE                           NUMBERED PAGE
- --------                      -----------                           -------------
  II.        Valuation and Qualifying Accounts:
                Reports of Independent Accountants                  S-2, 3, 4, 5
                Park Communications, Inc. and Subsidiaries          S-6
                Park Broadcasting, Inc. and Subsidiaries            S-7
                Park Newspapers, Inc. and Subsidiaries              S-8

- --------
* All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

In connection with our audits of the consolidated financial statements of Park Communications, Inc. and Subsidiaries, Park Broadcasting, Inc. and Subsidiaries and Park Newspapers, Inc. and Subsidiaries as of December 31, 1995 and for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in Item 21(b) herein.

In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.

Lexington, Kentucky
February 2, 1996

Board of Directors
Park Communications, Inc.

We have audited the consolidated financial statements of Park Communications, Inc. and Subsidiaries as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, and have issued our report thereon dated January 27, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Syracuse, New York
January 27, 1995

Board of Directors
Park Broadcasting, Inc.

We have audited the consolidated financial statements of Park Broadcasting, Inc. and Subsidiaries as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, and have issued our report thereon dated January 27, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Syracuse, New York
January 27, 1995

Board of Directors
Park Newspapers, Inc.

We have audited the consolidated financial statements of Park Newspapers, Inc. and Subsidiaries as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, and have issued our report thereon dated January 27, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Syracuse, New York
January 27, 1995

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                       COLUMN A        COLUMN B    COLUMN C   COLUMN D   COLUMN E
                                      BALANCE AT  CHARGED TO            BALANCE AT
                                     BEGINNING OF   COST &                END OF
                      DESCRIPTION       PERIOD     EXPENSES  DEDUCTIONS   PERIOD
                      -----------    ------------ ---------- ---------- ----------
Year Ended         Allowance for      1,011,448    919,418    531,716   1,399,150
December 31, 1993  Doubtful Accounts


Year Ended         Allowance for      1,399,150    896,917    697,734   1,598,333
December 31, 1994  Doubtful Accounts


Period Ended       Allowance for      1,598,333       --      155,849   1,442,484
May 10, 1995       Doubtful Accounts

Period Ended       Allowance for      1,442,484       --      635,138     807,346
December 31, 1995  Doubtful Accounts


                    PARK BROADCASTING, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                        COLUMN A        COLUMN B    COLUMN C   COLUMN D   COLUMN E
                                       BALANCE AT  CHARGED TO            BALANCE AT
                                      BEGINNING OF   COST &                END OF
                       DESCRIPTION       PERIOD     EXPENSES  DEDUCTIONS   PERIOD
                       -----------    ------------ ---------- ---------- ----------
Year Ended          Allowance for        662,226    572,847    200,989   1,034,084
December 31, 1993   Doubtful Accounts


Year Ended          Allowance for      1,034,084    605,349    355,571   1,283,862
December 31, 1994   Doubtful Accounts


Period Ended        Allowance for      1,283,862       --      169,073   1,114,789
May 10, 1995        Doubtful Accounts

Period Ended        Allowance for      1,114,789       --      570,103     544,686
December 31, 1995   Doubtful Accounts


                     PARK NEWSPAPERS, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                       COLUMN A        COLUMN B    COLUMN C   COLUMN D   COLUMN E
                                      BALANCE AT  CHARGED TO            BALANCE AT
                                     BEGINNING OF   COST &                END OF
                      DESCRIPTION       PERIOD     EXPENSES  DEDUCTIONS   PERIOD
                      -----------    ------------ ---------- ---------- ----------
Year Ended         Allowance for       349,222     346,571    330,727    365,066
December 31, 1993  Doubtful Accounts


Year Ended         Allowance for       365,066     291,568    342,163    314,471
December 31, 1994  Doubtful Accounts


Period Ended       Allowance for       314,471      84,557     71,333    327,695
May 10, 1995       Doubtful Accounts

Period Ended       Allowance for       327,695     127,636    192,671    262,660
December 31, 1995  Doubtful Accounts


                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
 NUMBER                       DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
 2.1     Asset Purchase Agreement dated as of February 14, 1996 among
         Roy H. Park Broadcasting of Oregon, Inc., Contemporary FM, Inc.
         and Fisher Broadcasting Inc. regarding sale of KWJJ- AM and FM*
 2.2     Asset Purchase Agreement dated as of February 29, 1996 among
         Roy H. Park Broadcasting of Minnesota, Inc., Roy H. Park
         Broadcasting of the Lake Country, Inc. and Nationwide
         Communications Inc. regarding sale of KSGS-AM and KMJZ-FM*
 2.3     Asset Purchase Agreement dated as of March 27, 1996 between
         Park Radio of Iowa, Inc. and KXEL Broadcasting Company, Inc.
         regarding sale of KWLO-AM and KFMW-FM*
 2.4     Asset Purchase Agreement dated as of March 27, 1996 between Roy
         H. Park Broadcasting of Tennessee, Inc. and Jackson
         Telecasters, Inc. regarding sale of WDEF-AM and FM*
 2.5     Asset Purchase Agreement dated as of February 29, 1996 among
         Montgomery Alabama Channel 32 Operating Limited Partnership,
         WHOA-TV, Inc. and Park of Montgomery I, Inc. regarding
         acquisition of WHOA-TV*
 3(i)(a) Amended and Restated Certificate of Incorporation of the
         Company*
 3(i)(b) Certificate of Amendment of Certificate of Incorporation of the
         Company*
 3(ii)   Bylaws of the Company*
 4.1     Indenture dated as of May 13, 1996 between the Company and IBJ
         Schroder Bank & Trust Company, as Trustee, with the forms of
         Series A Note and Series B Note attached thereto*
 4.2     Warrant Agreement dated as of May 13, 1996 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent, with the form of Warrant attached thereto*
 4.3     Unit Agreement dated as of May 13, 1996 between the Company and
         IBJ Schroder Bank and Trust Company, as Unit Agent*
 5.1     Opinion of Eckert Seamans Cherin & Mellott regarding the
         validity of the Series B Notes, including consent
 8.1     Opinion of Eckert Seamans Cherin & Mellott regarding certain
         Federal income tax matters, including consent
 10.1    Registration Rights Agreement dated as of May 13, 1996 among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated
         and Goldman, Sachs & Co.*
 10.2    Warrant Registration Rights Agreement dated as of May 13, 1996 among the Company, Merrill Lynch, Pierce, Fenner & Smith
         Incorporated and Goldman, Sachs & Co.*
 10.3    Indenture dated as of May 13, 1996 between Park Broadcasting,
         Inc. and IBJ Schroder Bank & Trust Company, as Trustee*
 10.4    Indenture dated as of May 13, 1996 between Park Newspapers,
         Inc. and IBJ Schroder Bank & Trust Company, as Trustee*
 10.5    Credit Agreement dated as of May 10, 1996 among the Company,
         Merrill Lynch & Co., as Arranger and Syndication Agent, First
         Union National Bank of North Carolina, as Administrative Agent
         and Collateral Agent, and the lending institutions listed
         therein*
 10.6    Tax Sharing Agreement executed as of May 13, 1996 among Park
         Acquisitions, Inc., the Company, Park Broadcasting, Inc., Park
         Newspapers, Inc. and certain of the Company's other
         subsidiaries*
 10.7    Management Services Agreement dated as of May 13, 1996 among
         Park Acquisitions, Inc., the Company, Park Broadcasting, Inc.
         and Park Newspapers, Inc.*
 10.8    Affiliation Agreement dated as of October 1, 1995 between Roy
         H. Park Broadcasting, Inc. and CBS Television Network, a
         division of CBS Inc. ("CBS")*

 EXHIBIT                                                                  PAGE
 NUMBER                      DESCRIPTION OF EXHIBIT                       NO.
 -------                     ----------------------                       ----
 10.9    Affiliation Agreement dated as of October 1, 1995 between Roy
         H. Park Broadcasting of Tennessee, Inc. and CBS*
 10.10   Affiliation Agreement dated as of October 1, 1995 between Roy
         H. Park Broadcasting of the Tri-Cities, Inc. and CBS*
 10.11   Affiliation Agreement dated as of October 1, 1995 between Roy
         H. Park Broadcasting of Virginia, Inc. and CBS*
 10.12   Affiliation Agreement dated as of October 1, 1995 between
         Birmingham Television Corporation and CBS*
 10.13   Affiliation Agreement dated January 19, 1996 between Park
         Broadcasting of Louisiana Inc. and National Broadcasting
         Company, Inc. ("NBC")*
 10.14   Affiliation Agreement dated January 19, 1996 between Roy H.
         Park of Roanoke, Inc. and NBC*
 10.15   Affiliation Agreement dated June 3, 1996 between Roy H. Park
         Broadcasting of Utica-Rome, Inc. and American Broadcasting
         Companies, Inc. ("ABC")
 10.16   Affiliation Agreement dated June 3, 1996 between Park
         Broadcasting of Kentucky, Inc. and ABC
 10.17   Employment Agreement dated July 20, 1994 between the Company and Wright M. Thomas*
 10.18   Agreement dated May 1, 1986 between the Company and Wright M.
         Thomas regarding deferred compensation arrangement*
 10.19   Letter Agreement dated February 16, 1979 between the Company and Wright M. Thomas regarding contingent retirement benefits*
 10.20   Park Communications, Inc. Retention Incentive Plan*
 10.21   Park Communications, Inc. Defined Benefit Plan*
 10.22   Description of Supplemental Retirement Benefit to W. Randall
         Odil*
 10.23   Letter dated December 21, 1995 from the Company to Rick
         Prusator regarding compensation matters*
 10.24   Letter Agreement dated June 29, 1995 between the Company and
         Robert J. Rossi regarding consulting/non-competition
         arrangements*
 12.1    Ratio of Earnings to Fixed Charges*
 21.1    Subsidiaries of the Company
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2    Consent of Ernst & Young LLP
 23.3    Consents of Eckert Seamans Cherin & Mellott (included in
         Exhibits 5.1 and 8.1)
 24.1    Power of Attorney (included in Signature Page)*
 25.1    Statement of Eligibility on Form T-1 of Trustee*
 27.1    Financial Data Schedule for 1993 and 1994*
 27.2    Financial Data Schedule for 1995*
 27.3    Financial Data Schedule for six months ended June 30, 1995 and
         1996
 99.1    Form of Letter of Transmittal with respect to the Exchange
         Offer*
 99.2    Form of Exchange Agency Agreement between the Company and IBJ
         Schroder Bank & Trust Company, as Exchange Agent*

- --------

* Previously filed.